As filed with the Securities and Exchange Commission on May 24, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Focus Financial Partners Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6282 (Primary Standard Industrial Classification Code Number)	47-4780811 (IRS Employer Identification No.)

825 Third Avenue, 27th Floor
New York, NY 10022
(646) 519-2456
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

J. Russell McGranahan
General Counsel
825 Third Avenue, 27th Floor
New York, NY 10022
(646) 519-2456
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert Seber Brenda K. Lenahan Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, New York 10103 (212) 237-0000	Richard D. Truesdell, Jr. Derek J. Dostal Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided in Section 7(a)(2)(B) of the Securities Act.    ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Class A common stock, par value $0.01 per share	$100,000,000	$12,450

(1)
Includes Class A common stock issuable upon exercise of the underwriters' option to purchase additional shares of Class A common stock to cover overallotments, if any.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated May 24, 2018

P R O S P E C T U S

          Shares

Focus Financial Partners Inc.

Class A Common Stock

        This is Focus Financial Partners Inc.'s initial public offering. We are offering                shares of our Class A common stock.

        We expect the initial public offering price to be between $            and $            per share. Currently, no public market exists for our Class A common stock. We have applied to list our shares of Class A common stock on the NASDAQ Global Select Market under the symbol "FOCS."

        Investing in our Class A common stock involves risks that are described in the "Risk Factors" section beginning on page 29 of this prospectus.

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act and will therefore be subject to reduced reporting requirements. Please read "Prospectus Summary—Emerging Growth Company Status."

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us(1)	$	$

(1)
We have agreed to reimburse the underwriters for certain FINRA-related expenses. Please read "Underwriting (Conflicts of Interest)."

        The underwriters may also exercise their option to purchase up to an additional                shares of our Class A common stock from us, at the initial public offering price less the underwriting discount, for 30 days after the date of this prospectus to cover overallotments, if any.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares of Class A common stock will be ready for delivery on or about                        , 2018.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	BofA Merrill Lynch	KKR

BMO Capital Markets	RBC Capital Markets	SunTrust Robinson Humphrey

Co-Managers

Keefe, Bruyette & Woods A Stifel Company	Raymond James	William Blair

The date of this prospectus is                        , 2018.

Focus Financial Partners

Who We Are

Fiduciaries

fi-du-ci-ar-ies
fi-doo-shee-er-eez
noun, plural

Entrepreneurs

individuals who organize and manage any enterprise, especially a business, usually with considerable initiative and risk

en.tre.pre.neurs
ahn-truh-pruh-nurz
noun, plural

Partners

people who share or are associated with each other in some action or endeavor; sharers; associates

part.ners
pahrt-nerz
noun, plural

History of Growth

(Revenues, $ in millions)

20% Revenue CAGR
$132
$125
$154
$179
$209
$269
$326
$382
$485
$663
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017

Positive Industry Tailwinds

FOCUS
FINANCIAL PARTNERS
$0.7bn
$56bn
TAM[1]

25%
Market Share for RIA Advisors by 2021[2]

+230bps
from
2016[2]

Value Enhancer

Strategic
Partner Firm M&A
Tactical
Succession Planning
Recruiting
Talent Management
Operational
Leverage with Vendors
Operational Efficiency
Marketing Support
Client Segmentation
Client Events, CIO Strategy Co-Branding
Legal & Regulatory

Average of **4** Focus valued-added services utilized by 55 partner firms

~70 Focus professionals dedicated for value-added support

Multiple Shields of Defense

Revenue Shield
90%+ fee based recurring revenue
Expense Shield
Highly variable expense base
Cash Flow Shield
Earnings Preference
Legal Shield
Enterprise Protective Provisions

1. *Represents 2017 Financial Planning & Advice Market Revenue. Source: IBISWorld, December 2017.*
2. *Represents RIA Advisors and dually registered firms' asset market share. Source: Cerulli U.S. Advisor Metrics 2017 Report.*
3. *As of May 1, 2018.*

Leading Partnership

55

Partner Firms[3]

$663 million

2017 Revenue

90%+

Fee-Based Recurring Revenue

10%

5 Year Average Organic Revenue Growth

Entire Partnership Operating Under Fiduciary Model

        Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus and any free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell shares of our Class A common stock and seeking offers to buy shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time

i

of any sale of the Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

        This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

Industry and Market Data

        Unless otherwise indicated, industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications. Certain information contained in "Prospectus Summary" and "Business" is based on studies, analyses and surveys prepared by Cerulli Associates, Inc., Capgemini/RBC Wealth Management, IBISWorld Inc. and other third-party sources. The industry data presented herein involves uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors," "Special Note Regarding Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Trademarks and Trade Names

        We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties' trademarks, service marks or trade names in this prospectus is not intended to, and does not, imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

ii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision, including the information under the headings "Risk Factors," "Special Note Regarding Forward-Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and the historical and pro forma consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus. The information presented in this prospectus assumes (i) an initial public offering price of $            per share of Class A common stock (the midpoint of the price range set forth on the cover of this prospectus) and (ii) unless otherwise indicated, that the underwriters do not exercise their option to purchase additional shares of Class A common stock to cover overallotments, if any.

        Unless otherwise indicated or the context otherwise requires, all references in this prospectus to "we," "us," "our," the "Company," "Focus" and similar terms refer (i) for periods prior to giving effect to the reorganization transactions described under "Internal Reorganization," to Focus Financial Partners, LLC and its consolidated subsidiaries and (ii) for periods beginning on the date of and after giving effect to such reorganization transactions, to Focus Financial Partners Inc. and its consolidated subsidiaries. Also, unless otherwise indicated or the context otherwise requires, all information in this prospectus gives effect to the reorganization transactions. "Focus LLC" refers to Focus Financial Partners, LLC, a Delaware limited liability company and a consolidated subsidiary of ours following the reorganization transactions. The term "partner firms" refers to our consolidated subsidiaries engaged in wealth management and related services, the businesses of which are typically managed by the principals. The term "principals" refers to the wealth management professionals who manage the businesses of our partner firms pursuant to the relevant management agreement. The term "our partnership" refers to our business and relationship with our partner firms and is not intended to describe a particular form of legal entity or a legal relationship. For explanations of certain terms used in this prospectus, please read "Glossary" beginning on page A-1.

 Our Company

        We are a leading partnership of independent, fiduciary wealth management firms operating in the highly fragmented registered investment advisor ("RIA") industry, with a footprint of over 50 partner firms across the country. We have achieved this market leadership by positioning ourselves as the partner of choice for many firms in an industry where a number of secular trends are driving RIA consolidation. Our partner firms primarily service high net worth individuals and families by providing highly differentiated and comprehensive wealth management services. Our partner firms benefit from our intellectual and financial resources, operating in a scaled business model with aligned interests, while retaining their entrepreneurial culture and independence.

        Our partnership is built on the following principles, which enable us to attract and retain high-quality wealth management firms and accelerate their growth:

  •
  Entrepreneurship:  Emphasis on the entrepreneurial spirit, independence and unique culture of each partner firm.

  •
  Fiduciary Standard:  Partnership with wealth management firms that are held to the fiduciary standard in serving their clients.

  •
  Alignment of Interests:  Alignment of principals' interests with the interests of Focus through our differentiated partnership and economic model.

  •
  Value-Add Program:  Empowerment of our partner firms through collaboration on strategy, growth and acquisition opportunities, marketing, technology and operational expertise, best practices and access to world-class intellectual resources and capital to fund expansion and acquisitions.

        We were founded by entrepreneurs and began revenue-generating and acquisition activities in 2006. Since that time, we have:

  •
  created a partnership of over 50 partner firms, the substantial majority of which are RIAs registered with the Securities and Exchange Commission (the "SEC") pursuant to the Investment Advisers Act of 1940 (the "Advisers Act");

  •
  built a business with revenues of $662.9 million for the year ended December 31, 2017 and $196.2 million for the three months ended March 31, 2018;

  •
  established an attractive revenue model whereby in excess of 90% of our revenues for the year ended December 31, 2017 and the three months ended March 31, 2018 were fee-based and recurring in nature;

  •
  built a partnership model currently comprised of over 2,700 wealth management-focused principals and employees; and

  •
  established a national footprint across the United States and expanded our international footprint into the United Kingdom, Canada and Australia.

        We are in the midst of a fundamental shift in the growing wealth management services industry. According to the Capgemini 2017 World Wealth Report (the "2017 World Wealth Report"), the population of high net worth individuals continues to grow globally and has reached record levels in the United States since 2010, which is driving increased demand for wealth management services. In addition, due to the significant increase in retirees in the United States, the industry is witnessing significant growth in the flow of retirement assets from company-sponsored plans into flexible investment accounts. For example, rollovers, primarily from employer-sponsored retirement plans, to traditional IRAs grew significantly from $114.0 billion in 1996 to $423.9 billion in 2014 according to The IRA Investor Profile: Traditional IRA Investors' Activity, 2007-2015 ICI Research Report (June 2017) by Sarah Holden and Steven Bass (the "June 2017 ICI Report"). Additionally, the delivery of wealth management services is moving from traditional brokerage, commission-based platforms to a fiduciary, open architecture and fee-based structure. This shift has resulted in a significant transfer of client assets and wealth management professionals out of traditional brokerage, commission-based platforms to independent wealth management practices. We believe that our leading partnership of independent, fiduciary wealth management firms positions us to benefit from these trends.

        The independent wealth management industry, including RIAs, is highly fragmented, which we believe enables us to continue our growth strategy of acquiring high-quality wealth management firms, directly and through acquisitions by our partner firms. We have a track record of enhancing the competitive position of our partner firms by providing them with access to the resources of our large organization. Our scale enables us to help our partner firms achieve operational efficiencies and ensure organizational continuity. Additionally, our scale, resources and value-added services increase our partner firms' ability to achieve growth through a variety of tactical, operational and strategic initiatives, as well as the consummation of their own acquisitions. As our existing partner firms benefit from these growth initiatives, we continue to focus on acquisitions of new partner firms.

        Our partnership is comprised of trusted professionals providing comprehensive wealth management services under a largely recurring, fee-based model, which differentiates our partner firms from the traditional brokerage platforms whose revenues are largely derived from commissions. We derive a substantial majority of our revenues from wealth management fees for investment advice, financial and tax planning, consulting, tax return preparation, family office services and other services. We also generate other revenues from recordkeeping and administration service fees, commissions and distribution fees.

        For the year ended December 31, 2017, we generated total revenues of $662.9 million, net loss of $48.4 million, Adjusted EBITDA of $145.2 million and Adjusted Net Income of $96.6 million. For the three months ended March 31, 2018, we generated total revenues of $196.2 million, net loss of $12.1 million, Adjusted EBITDA of $44.2 million and Adjusted Net Income of $28.3 million. Over the last three fiscal years, our total revenues, our net income, our Adjusted EBITDA and our Adjusted Net Income have changed at compounded annual growth rates ("CAGR") of 26.7%, (259.2)%, 28.9% and 20.0%, respectively. We expect our growth to continue as a result of the growth of our partner firms, attractive market and industry tailwinds and ongoing acquisition opportunities within the fragmented wealth management industry. For additional information regarding our non-GAAP financial measures, including a reconciliation of Adjusted EBITDA and Adjusted Net Income to the most directly comparable GAAP financial measure, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Business."

        The following chart shows key aspects of our differentiated business model versus the typical investment manager and broker dealer.

 Our Partnership Model

        Our differentiated partnership model has allowed us to grow and enhance our leadership position in the wealth management industry. The hallmarks of our model include:

  •
  Selective Approach.  We are highly selective in choosing our partner firms and conduct extensive financial, legal, tax, operational and business due diligence. We evaluate a variety of criteria including the quality of the wealth management professionals, historical revenues and cash flows, the recurring nature of the revenues, compliance policies and procedures and the alignment of interests between wealth management professionals and clients. We focus on firms with owners who are committed to the long-term management and growth of their business.

  •
  Alignment of Interests.  We have to date, with limited exceptions, acquired substantially all of the assets of the firms we chose to partner with but only a portion of the underlying economics in order to align the principals' interests with our own objectives. To determine the acquisition price, we first estimate the operating cash flow of the business based on current and projected levels of revenue and expense, before compensation and benefits to the selling principals or other individuals who become principals. We refer to the operating cash flow of the business as Earnings Before Partner Compensation ("EBPC") and to this estimate as Target Earnings ("Target Earnings"). In economic terms, we typically purchase only 40% to 60% of the partner firm's EBPC. The purchase price is a multiple of the corresponding percentage of Target Earnings and consists of cash and Focus LLC equity and the right to receive contingent consideration and may in the future include our Class A common stock. We refer to the corresponding percentage of Target Earnings on which we base the purchase price as Base Earnings ("Base Earnings"). We create downside protection for ourselves by retaining a cumulative preferred position in Base Earnings, with the excess of Base Earnings up to Target Earnings being retained by the principals via a management agreement as described below. We refer to our cumulative preferred position in Base Earnings as Acquired Base Earnings ("Acquired Base Earnings"). EBPC in excess of the Target Earnings is shared typically in accordance with the same economic percentages, creating an incentive for the principals to grow earnings above the Target Earnings.

  •
  Entrepreneurial Management.  Our partner firms are primarily overseen by the principals who own a new management company formed concurrently with the acquisition. The newly formed operating subsidiary, the management company and the principals enter into a long-term management agreement pursuant to which the management company provides the personnel responsible for overseeing the day-to-day operations of the partner firm. The management company is entitled to management fees typically consisting of all EBPC in excess of Base Earnings up to Target Earnings, plus a percentage of EBPC in excess of Target Earnings. This ownership and management structure allows the principals to maintain an entrepreneurial spirit through autonomous day-to-day decision making, while gaining access to our extensive resources and preserving the principals' long-term economic incentive to continue to grow the business. The management company structure provides both flexibility to us and stability to our partner firms by permitting the principals to continue to build equity value in the management company as the partner firm grows and to control their internal economics and succession plans within the management company.

        Since 2006 when we began revenue generating and acquisition activities, we have grown to a partnership with over 50 partner firms. Acquisitions of partner firms to date have been structured as illustrated below, with limited exceptions. Subsidiary mergers at the partner firm level have been structured differently, and in the future we may structure acquisitions in foreign jurisdictions differently depending on legal and tax considerations.

(1)
Focus LLC forms a wholly owned subsidiary.

(2)
In exchange for a combination of cash and Focus LLC equity and the right to receive contingent consideration, the operating subsidiary acquires substantially all of the assets of the target firm, which is owned by the selling principals, and becomes the successor firm. Following this offering, acquisition consideration may also include our Class A common stock.

(3)
The selling principals form a management company. In addition to the selling principals, the management company may include non-selling principals who become newly admitted in connection with the acquisition or thereafter.

(4)
The successor firm, the principals and the management company enter into a management agreement which typically has an initial term of six years subject to automatic renewals for consecutive one-year terms, unless earlier terminated by either the management company or us in certain limited situations. Under the management agreement, the management company is entitled to management fees typically consisting of all future EBPC of the successor firm in excess of Base Earnings up to Target Earnings, plus a percentage of any EBPC in excess of Target Earnings. Pursuant to the management agreement, the management company provides the personnel who conduct the day-to-day operations of the successor firm. Through the management agreement, we create downside protection for ourselves by retaining a cumulative preferred position in Base Earnings.

Our Market Opportunity

Overview of the Wealth Management Industry

        The market we serve is significant and expanding. The Financial Planning and Advice market in the United States, as defined by an IBISWorld report dated December 2017, is estimated to have a total revenue pool of $56.0 billion in 2017, up from $37.9 billion in 2012. Furthermore, the total revenue pool for the Financial Planning and Advice market is expected to reach $78.5 billion by 2023. The U.S. wealth management market is generally categorized into six distinct channels, including the RIA channel we focus on and five broker-dealer channels (independent broker-dealer, wirehouse, regional, bank and insurance). We believe that the RIA channel and channels with similar characteristics in other countries provide a superior structure through which to deliver wealth management services, which leads to attractive growth opportunities and a high-quality client base relative to other channels.

        The high net worth population worldwide grew at a 7.2% annual rate from 2010 to 2016, according to the 2017 World Wealth Report. In addition, globally, the wealth of high net worth individuals is expected to grow at a 5.9% annual rate from 2016 to 2025, according to the same report. We believe this trend is increasing overall demand for wealth management services and provides an attractive underlying growth trajectory for our business. Within the larger wealth management industry, we have focused primarily on the United States to date. Between 2014 and 2016, the U.S. high net worth population increased at an annual rate of approximately 5.0% from 4.4 million to 4.8 million, which represents approximately 29.0% of the global high net worth population, according to the 2017 World Wealth Report.

Overview of the RIA Channel in the United States

        RIAs are generally focused on providing high net worth clients a full suite of wealth management services under a fee-based model. RIAs are registered with the SEC or a state's securities agency and therefore have a legal obligation to adhere to the fiduciary standard, whereas broker-dealers operate under a client suitability standard of conduct, which requires only that investment recommendations be based on a reasonable inquiry into a client's situation. In addition, while RIAs are required by the fiduciary standard to make full and fair disclosure to clients of all material facts, including any potential conflicts of interest, broker-dealers have more limited disclosure obligations. Lastly, whereas broker-dealers generally operate under a commission-based system, RIAs generally operate under a fee-based system, which leads to more recurring and visible revenue streams.

        In 2016, RIAs grew 6.5% to 36,959 total advisors, according to the Cerulli U.S. Advisor Metrics 2017 Report (the "Cerulli 2017 Advisor Report"). In addition, from 2007 to 2016, RIAs increased their share of total advisors across all channels from 7.0% to 11.9%. The number of advisors in the RIA channel is expected to reach 42,523 advisors with an advisor headcount share of 14.1% by 2021, based on estimates from the Cerulli 2017 Advisor Report. In addition to a growing number of advisors, the RIA channel is fragmented with 14,693 RIAs as of December 31, 2016, according to the Cerulli 2017 Advisor Report. As a leading partnership of RIAs, we believe this gives us a competitive advantage for further expansion in this growing, yet fragmented, channel.

Key Trends Driving Growth of RIAs and Hybrid RIA Firms

        We believe there are several key factors driving the growth of RIAs and hybrid RIA firms:

  •
  Advisors Moving Toward Independent Advisor Model.  As of December 31, 2016, 20.7% of advisors across all channels worked for RIAs or hybrid RIA firms (those firms that can act either in a fiduciary-based advisory capacity or a suitability-based broker capacity), collectively, and such percentage is expected to grow to 23.2% by the end of 2021, according to the Cerulli U.S. RIA Marketplace 2017 Report (the "Cerulli 2017 RIA Report"). One of the key factors driving the shift of financial advisors to the RIA channel is the ability to garner a greater share of the economics associated with the wealth management services they provide. Advisors also enjoy the increased autonomy associated with running their own firms as they can offer their customers a wider array of investment strategies and services, all of which are aligned with the clients' best interest through the fiduciary standard.

  •
  From time to time, we offer teams of wealth management professionals at traditional brokerages and wirehouses with attractive track records and books of business access to the Focus Independence program, which is designed to actively help teams of wealth management professionals transition from traditional brokerages and wirehouses to the RIA model by providing assistance with business planning, staffing and transition management to minimize disruption and best position them for future growth.

  •
  Increased Demand for Independent Advice.  Recent market trends indicate a preference by clients for the independent wealth management advice provided by RIAs and hybrid RIA firms. Wirehouse asset market share fell from 42.6% to 36.1% between 2007 and 2016 and is expected to fall further to 32.5% by 2021, according to the Cerulli 2017 Advisor Report. Conversely, RIAs and hybrid RIA firms saw an increase in their collective asset market share from 16.8% to 22.7% between 2007 and 2016 and are expected to have an asset market share of 25.0% by 2021, according to the Cerulli 2017 Advisor Report. As a leading partnership of RIAs, we believe we are poised to benefit from such trends.

  •
  Lack of Succession Planning in RIA Channel.  According to the Cerulli 2017 Advisor Report, 20% of all RIAs are unsure who their practice successor will be. The Cerulli 2017 Advisor Report found that the average age of an RIA advisor was 53.3 years and 24% of RIA advisors planned to exit the industry in the next nine years. We believe we are well-positioned to capture this growing need for RIAs to prepare their firms for the next generation of leadership through Focus Successions, which consists of a standardized agreement pursuant to which an RIA can transition its business upon the retirement of its principal advisors or the occurrence of a key person event to one of our existing partner firms.

  •
  Projected Growth of Managed Accounts.  The United States is in the midst of a generational shift where baby boomers, born between 1946 and 1964, are beginning to retire. The U.S. population aged 65 years and over is expected to increase by 72% from 2015 to 2040, increasing from 14.9% to an estimated 21.7% of the total U.S. population in 2040, according to data from the U.S. Census Bureau. Accompanying this shift is an expected increase in demand for wealth management services as assets are moved out of 401(k) accounts and company-sponsored plans into managed accounts. This influx of retirement assets into flexible investment accounts represents a growth opportunity for the independent wealth management sector, specifically the growing RIA channel.

Expanding International Opportunities

        We believe that there are similar business and regulatory trends in several key international jurisdictions that are driving wealth management professionals toward independent, fee-based business models consistent with our partner firms' approach. In particular, in addition to targeting the RIA-led wealth management industry in the United States, we believe the heightened regulatory scrutiny and proliferating awareness of the fiduciary standard for wealth management as well as the growing population of high net worth clients in various regions globally will provide us with an increasing number of acquisition targets abroad. We have identified Canada, the United Kingdom, Western Europe and Australia as attractive markets where we expect our philosophy of fiduciary alignment and independence to resonate with potential partner firms. We also believe that Asia in the medium term is an attractive market for wealth management services and presents growth opportunities in the future given the growth of the high net worth population in the region. We believe that we are well-positioned to take advantage of the growth opportunities in these and other international markets.

  •
  International Regulatory Changes Favor Our Model.  Regulators across the globe are continuing to focus on, and to increasingly mandate, the provision of independent advice by wealth management professionals. In the United Kingdom, the Retail Distribution Review ("RDR") has created a set of rules clarifying the independence, compensation and professional standards for advisors. In particular, the RDR rules ban the payment of commissions by third-party managers for sales of investment products by advisors. These rules provide a strong incentive for advisors to adopt fee-based models. A similar prohibition is in the process of being adopted across the European Union with the implementation of the Markets in Financial Instruments Directive II ("MiFID II"), which was entered into law in July 2014 and is in the process of being adopted by member states. A similar regulatory initiative in Australia, the Future of Financial Advice reforms, became mandatory in July 2013 and provides formal guidelines that provide structural tailwinds for the independent wealth management model.

  •
  Ongoing Wealth Creation in Asia.  The Asia-Pacific region experienced 8.2% growth in high net worth wealth in 2016 to a total of $18.8 trillion, according to the 2017 World Wealth Report. The Asia-Pacific region surpassed North America in high net worth wealth in 2015 according to the same study. We believe that the rate of wealth creation in Asia will provide opportunities for fiduciary wealth management that aligns with our model. Additionally, jurisdictions across Asia, including China, are increasingly opening up to international ownership and participation in the provision of wealth management advice.

        Our future international acquisitions may not be structured like our typical partner firm acquisitions. For example, we have a minority equity investment in Australia. A variety of structures may be used for future international investments and acquisitions.

Our Competitive Strengths

        As a leading partnership of independent, fiduciary wealth management firms led by entrepreneurs, we believe the following strengths provide us with a sustainable competitive advantage:

A Leading Partnership of Fiduciary Wealth Management Firms

        We strategically built a leading partnership of independent, fiduciary wealth management firms led by entrepreneurs through a unique, disciplined and proven acquisition strategy. Our partnership delivers key innovative features that clients are increasingly seeking in today's environment, such as adoption of the fiduciary standard and a lack of dependence on cross-selling and commission-based revenues. Our position as a large-scale partnership of wealth management firms provides significant tangible benefits to our partner firms, including acquisition opportunities. Today, we have over 50 partner firms that operate under the fiduciary standard with open-architecture access. Our model allows our partner firms to use each other as business development resources and drives innovation through Centers of Competence, our program through which we share best practices among our partner firms and provide them with value-added services. We believe we have a proven model for transitioning new wealth management firms into the partnership with minimal disruption to the operations of the firm.

Unique Value Proposition for Entrepreneurial Wealth Management Professionals

        We are actively involved in providing strategic advice and other value-added services to our partner firms without compromising their autonomy, client service or culture. As early as the acquisition due diligence process, we identify areas where we believe we can add value to a potential partner firm, and upon acquisition, we assign a relationship leader to each partner firm who is responsible for collaborating with that firm to drive business strategy and growth. Each relationship leader is tasked with intimately understanding the partner firm, identifying opportunities for growth and coordinating our value-added services to assist that partner firm in accelerating its growth. In the interest of emphasizing the independence of our partner firms, we do not impose business decisions on them but rather consult and advise.

        Our operating model ensures financial alignment between us and our partner firms allowing each of us to benefit from the adoption of new value add services and growth strategies. We have a team of approximately 70 professionals who support our partner firms by providing value-added services including marketing and business development support, advisor coaching and development and structuring compensation and incentive models along with career path planning, succession planning advice, operational and technology expertise, legal and regulatory support and providing negotiating leverage with vendors. Our value-added services also include acquisition opportunities for our partner firms through a proactive outreach program, structuring transactions and providing guidance to partner firms to facilitate their integration into our partnership. Additionally, we offer offsite meetings, seminars and other opportunities for partner firms to learn and adopt best practices. We host semiannual meetings of our partner firms, as well as periodic summits for the chief investment officers, chief compliance officers, chief operating officers and chief marketing officers of our partner firms where our partner firms can gather and share industry expertise and business development practices. Our partner firms are encouraged to share best practices regularly in order to enhance their collective ability to better serve their clients. We believe the strong growth across our partner firms is evidence of the impact of our value-added services.

Proven Acquisition Expertise

        Growth through acquisitions of new partner firms by us and acquisitions by our partner firms is integral to and a core competency of our business. Since 2006, we have completed over 140 acquisitions, both directly and through acquisitions by our partner firms. In the past three years, we have averaged approximately 21 transactions per year. Our senior leadership team, along with all of our other headquarters personnel, spend a significant portion of their time on sourcing and executing acquisitions. Our value-added services professionals have acquisition, legal, financial, tax, compliance and operational experience and are devoted to our acquisition strategy. We are disciplined about both the types of wealth management firms we acquire and the terms at which we are willing to transact. Our areas of expertise include:

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  Sourcing.  We have an experienced team of professionals, including our co-founders and our business development associates, who have established deep industry relationships, which were developed through meetings with hundreds of wealth management professionals and attendance at industry events. Over the past 10+ years, through data analysis and research and with the benefit of well-established industry relationships, our co-founders and business development associates have developed a pipeline of potential acquisitions of new partner firms. Our team also assists in identifying potential acquisition targets for our partner firms. In addition, we have relationships with many recruiting and investment banking firms in our industry, which serves as an additional source for acquisition opportunities.

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  Comprehensive due diligence.  Having grown to a partnership with over 50 partner firms and conducted due diligence on many more target firms, we have developed expertise in identifying the highest quality wealth management firms. Our comprehensive due diligence process includes distinct qualitative and quantitative factors and, over time, we have developed a number of proprietary parameters to screen acquisition candidates and identify ways to add value to a target firm. Our partner firms benefit from this same level of expertise when we are identifying potential acquisitions on their behalf.

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  Structure.  Our acquisition structure aligns our interests with the interests of the principals by sharing EBPC of our partner firms with them. While we have to date, with limited exceptions, acquired substantially all of the assets of the firms we chose to partner with, as a result of the management agreement, the principals oversee the day-to-day operations of the partner firm, which promotes their entrepreneurial mindset.

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  Financing.  We benefit from access to significant capital resources which we believe provides us a competitive advantage. As of March 31, 2018, total capacity under our first lien revolving credit facility was $247.5 million, which allows us to execute acquisitions with speed and certainty.

        We believe that our disciplined acquisition strategy allows us to attract and execute acquisitions of high-quality, fiduciary wealth management firms that continue to support our growth. This is demonstrated by our track record to date, with over 50 partner firms and numerous acquisitions executed by our partner firms.

Attractive Financial Model

        Our attractive, differentiated financial model is evidenced by our proven track record of strong financial performance. Since 2008, we have generated a revenue growth CAGR of approximately 20%, achieved through executing our balanced strategy of acquiring new partner firms and supporting organic growth at our existing partner firms. In our most recent year ended December 31, 2017, our revenue grew by 36.6%, we had a net loss, our Adjusted EBITDA grew by 40.9% and our Adjusted Net Income grew by 24.6%, each as compared to the prior year. Further, our business generated net income (loss) margins of approximately 2.4%, 3.2% and (7.3)% for the years ended December 31, 2015, 2016 and 2017, respectively, and Adjusted EBITDA margins of approximately 20% for each of the years ended December 31, 2015, 2016 and 2017 and is capital light given our limited working and regulatory capital requirements, which together create substantial operating leverage and drive free cash flow generation. We believe our financial profile provides the flexibility to continue to execute our various growth initiatives.

        Our attractive financial model is further supported by certain elements that insulate our revenue and earnings streams from operational and market volatility:

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  Variable expense nature of management fees.  As a result of our contractual arrangements under our management agreements, 100% of management fees are variable expenses. Management fees are one of our largest operating expenses. Additionally, pursuant to the contractual terms of our management agreements, we have a cumulative preferred position in Base Earnings. This structural downside protection serves as a safeguard in our earnings from potential variability in the operating performance of our partner firms.

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  Fee-based and recurring revenues.  Our revenues are substantially fee-based and recurring in nature, including greater than 90% of our revenues for the year ended December 31, 2017 and the three months ended March 31, 2018. We believe that this provides us with a high degree of revenue stability and visibility into future earnings, and differentiates us from traditional brokerage-based platforms whose revenues are largely derived from commissions and thus more sensitive to broader market trends.

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  Diversified investment classes.  Our clients have portfolios that are allocated across equity, fixed income and other investment classes.

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  Client focus.  Clients increase their reliance on our partner firms for advice during times of market volatility.

Experienced Management Team with Proven Execution Track Record

        Our management team, which includes our co-founders, has played a significant role in building the business and has a deep, fundamental understanding of the company. Our executives have strong relationships in the wealth management industry and are actively involved in the day-to-day operations of the business and in sourcing acquisitions. Prior to joining Focus, members of our management team developed financial services and consultative expertise and leadership capabilities at organizations such as McKinsey & Company, The Boston Consulting Group, American Express ("AMEX"), Merrill Lynch, BlackRock and PricewaterhouseCoopers. Our management team is closely aligned with shareholders' interests as a result of its significant equity ownership in us.

Our Growth Strategy

        We believe we are well-positioned to take advantage of favorable trends in the wealth management industry, including the migration of wealth management professionals from traditional brokerage, commission-based platforms to a fiduciary, open-architecture and fee-based structure. We plan to grow our business through the growth of our existing partner firms and expansion of our partnership.

Growth of Our Existing Partner Firms

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  High-Quality, Growth-Oriented Partner Firms.  Our goal has been and continues to be to acquire high-quality, entrepreneurial wealth management firms that have built their businesses through a proven track record of growth. We believe that our partner firms will continue to take advantage of the shift in the market share of client assets to the RIA space and grow organically through acquisitions of wealth management practices and customer relationships, attracting new clients, additions of new wealth management professionals, increasing the amount of assets from existing clients and market-based growth over time. The economic arrangements put in place at the time of acquisition through our management agreements further incentivize the principals of our partner firms to continue executing on their growth plans.

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  Value-Added Services.  We have a team of approximately 70 professionals who support our partner firms by providing value-added services, including marketing and business development support, advisor coaching and development and structuring compensation and incentive models along with career path planning, succession planning advice, operational and technology expertise, legal and regulatory support and providing negotiating leverage with vendors. We assign a relationship leader to each partner firm who is tasked with coordinating our value-added services to assist that partner firm in accelerating its growth. These services are provided to our partner firms at no additional cost. Our partner firms have access to the resources of a large organization, which ultimately enhances their operations, enabling them to better serve their clients.

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  Acquisitions by Our Partner Firms.  We support acquisitions of wealth management practices and customer relationships by our partner firms to further expand their businesses. Partner firms pursue acquisitions for a variety of reasons, including geographic expansion, acquisition of new talent and/or specific expertise and succession planning. Acquisitions by our partner firms allow them to add new talent and services to better support their client base while simultaneously capturing synergies from the acquired businesses. We believe there are currently over 5,000 firms in the United States that are suitable targets for our partner firms. We have an experienced team of professionals with deep industry relationships to assist in identifying potential acquisition targets for our partner firms. Through our proprietary in-house sourcing effort, we frequently identify acquisition opportunities for our partner firms. Additionally, many of our partner firms are well-known in the industry and have developed extensive relationships. In recent years, principals and employees of our partner firms have identified attractive merger candidates, and we believe this trend will continue as our partner firms continue to build scale.

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  Succession Planning for Firms Outside of Our Partnership.  We enable unaffiliated wealth management firms to better plan for changes in personnel and unanticipated disruptions through Focus Successions, which consists of a standardized agreement for a third-party wealth management firm to transition its business upon retirement or a key person event to one of our existing partner firms. We facilitate this process by identifying and sourcing third-party firms in need of succession planning and matching them with a compatible partner firm within our partnership. Typically, we select an existing partner firm that is in the same geographical region and offers similar client services as the third-party firm. This is a unique opportunity to build acquisition pipelines for our partner firms.

Acquisitions of New Partner Firms

        Since inception, a fundamental aspect of our growth strategy has been the acquisition of high-quality, entrepreneurial wealth management firms to expand our partnership. We believe that there are over 500 firms in the United States that are high-quality targets for future acquisitions. While most of our acquisitions have taken place in the United States, we see opportunities in multiple international locations where market and regulatory trends toward the fiduciary standard and open-architecture access mirror those occurring in the United States. We have already begun expansion into the United Kingdom, Canada and Australia.

Risks Related to Our Partnership Model and Growth Strategy

        We face risks related to our partnership model and growth strategy. You should carefully read the section of this prospectus entitled "Risk Factors" for an explanation of these risks before investing in our Class A common stock. The principal risks we face related to our partnership model and growth strategy include:

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  The wealth management industry is very competitive.

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  Our success depends, in part, on our ability to make successful acquisitions.

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  Acquired businesses may not perform as expected, leading to an adverse effect on our earnings and revenue growth.

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  Our growth strategy depends, in part, upon continued growth from our existing partner firms. However, the significant growth we have experienced may be difficult to sustain in the future.

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  Our acquisition due diligence process may not reveal all facts that are relevant in connection with an acquisition, which could subject us to unknown liabilities.

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  The success of Focus Independence depends upon our ability to lift out teams of wealth management professionals from traditional brokerages and wirehouses.

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  We may encounter complications in implementing Focus Successions related to transitioning and administering client assets and obtaining required client consents.

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  We may face operational risks associated with expanding internationally.

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  Our partner firms' autonomy limits our ability to alter their management practices and policies, and our dependence on the principals who manage the businesses of our partner firms may have an adverse effect on our business.

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  We rely on our key personnel and principals.

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  If a management company terminates its management agreement with us, our financial condition and results could be negatively affected.

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  If our partner firms are unable to maintain their client-oriented, fiduciary-minded culture or compensation levels for wealth management professionals, they may be unable to attract, develop and retain talented wealth management professionals, which could negatively impact their financial results and their ability to grow.

Our Structure and Reorganization

Summary of Offering Structure

        This offering is conducted through an "Up-C" structure, which is often used by partnerships and limited liability companies when they go public. An Up-C structure allows the equity holders in an entity that is treated as a partnership for U.S. federal income tax purposes to retain and realize tax benefits associated with their continued ownership interest following an initial public offering.

        In connection with the closing of this offering, we will enter into the Fourth Amended and Restated Operating Agreement of Focus LLC (the "Fourth Amended and Restated Focus LLC Agreement"). Following this offering and the reorganization transactions described below, Focus will be a holding company and its sole material asset will be a membership interest in Focus LLC. Focus will be the sole managing member of Focus LLC, will be responsible for all operational, management and administrative decisions of Focus LLC and will consolidate the financial results of Focus LLC and its operating subsidiaries. All other membership interests in Focus LLC will be non-voting.

        Investors in this offering will purchase shares of our Class A common stock. Focus will use a portion of the proceeds to purchase outstanding Focus LLC units from certain existing owners other than our private equity investors (as defined below). In addition, certain existing owners will exchange all or a portion of their Focus LLC units for shares of our Class A common stock and, in some cases, receive either compensatory stock options or non-compensatory stock options and cash. Certain existing owners will continue to hold Focus LLC units representing economic, non-voting interests in Focus LLC and receive shares of our Class B common stock.

        Purchasers of our Class A common stock in this offering will experience immediate and substantial dilution in the net tangible book value per share of Class A common stock for accounting purposes. After giving effect to the sale of shares of Class A common stock in this offering and further assuming the receipt of the estimated net proceeds (assuming the midpoint of the price range set forth on the cover of this prospectus and after deducting the underwriting discount and estimated offering expenses payable by us), our adjusted pro forma net tangible book value as of March 31, 2018 would have been approximately $             million, or $            per share of Class A common stock. This represents an immediate increase in the net tangible book value of $            per share to our existing owners and immediate dilution (i.e., the difference between the offering price and the adjusted pro forma net tangible book value after this offering) to new investors purchasing shares of Class A common stock in this offering of $            per share. Please read "Risk Factors—Risks Relating to the Offering and Our Class A Common Stock—Investors in this offering will experience immediate and substantial dilution of $            per share." and "Dilution."

        The Class A and Class B common stock will generally vote together as a single class on all matters submitted to a vote of shareholders. The Class B common stock will not have any economic rights. Upon completion of this offering (assuming no exercise of the underwriters' option to purchase additional shares), existing owners, including our private equity investors and other shareholders, will own approximately      % of our Class A common stock (representing      % of the economic interest and      % of the voting power). The continuing owners will own 100% of our Class B common stock (representing 0% of the economic interest and    % of the voting power).

Reorganization Transactions

        In connection with this offering, we will effect an internal reorganization, which we refer to as the "reorganization transactions." The existing equity interests in Focus LLC consist of convertible preferred units, common units and incentive units. Each incentive unit has a hurdle amount, which is similar to the exercise price of a stock option. The owners of existing Focus LLC units, whom we refer to as the "existing owners," primarily include (i) affiliates of Stone Point Capital LLC (together with its affiliates, "Stone Point"), Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, "KKR") and Centerbridge Partners, L.P., whom we refer to as our "private equity investors," (ii) members of management, (iii) current and former principals and (iv) current and former employees of us and our partner firms.

        We will implement the following steps in connection with this offering:

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  Focus LLC will purchase, utilizing proceeds from existing working capital, all common units held by existing owners who are not accredited investors, as defined by Rule 501 of Regulation D, at a purchase price per unit equal to 1.25 times the gross IPO price. We refer to the initial public offering price per share of Class A common stock as the "gross IPO price."

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  Focus LLC will accelerate vesting of all unvested incentive units held by existing owners who are not accredited investors and convert the incentive units of each such holder into a number of common units equal to (i) the number of such incentive units times the gross IPO price, minus the aggregate hurdle amount of such incentive units, divided by (ii) the gross IPO price. We refer to the resulting number of common units as the "appropriate conversion number." Focus LLC will then purchase all common units issued upon such conversion at a purchase price per unit equal to 1.25 times the gross IPO price.

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  We refer to existing owners who are accredited investors and hold fewer than 85,000 common units and incentive units in the aggregate as "mandatorily exchanging owners." We will first convert all vested and unvested incentive units of mandatorily exchanging owners into the appropriate conversion number of vested and unvested common units, respectively. Mandatorily exchanging owners may sell up to 100% of their vested common units (after giving effect to such conversion) to Focus at the net IPO price, subject to cut-backs depending on the proceeds available from this offering. We refer to the initial public offering price per share of Class A common stock, less the underwriting discount, as the "net IPO price." Unless a mandatorily exchanging owner elects to sell all of its vested common units (after giving effects to such conversion), such mandatorily exchanging owner must sell at least 10,000 vested common units (after giving effect to such conversion). The remaining vested and unvested common units of a mandatorily exchanging owner will be exchanged for an equal number of shares of vested Class A common stock and unvested Class A common stock, which will vest in three equal installments on December 31, 2018, 2019 and 2020, respectively. Mandatorily exchanging owners of vested common units issued upon conversion of vested incentive units and not sold will also receive (i) vested non-compensatory stock options to purchase a number of shares of Class A common stock equal to (A) the number of vested incentive units that were converted into such vested common units minus (B) the number of shares of vested Class A common stock issued in such exchange and (ii) cash in an amount equal to 65% of the fair market value of such non-compensatory stock options, as determined by us. Mandatorily exchanging owners of unvested common units issued upon conversion of unvested incentive units and not sold will also receive unvested compensatory stock options, which will vest in three equal installments on December 31, 2018, 2019 and 2020, to purchase a number of shares of Class A common stock equal to (i) the number of unvested incentive units that were converted into such unvested common units minus (ii) the number of shares of unvested Class A common stock issued in such exchange. All of the foregoing stock options will have a term of ten (10) years and an exercise price per share of Class A common stock equal to the gross IPO price.

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  Existing owners who are accredited investors and hold 85,000 or more common units and incentive units in the aggregate may sell up to 100% of their vested common units and vested incentive units (after conversion into the appropriate conversion number of common units) to Focus at the net IPO price, subject to cut-backs depending on the proceeds available from this offering. Unless such existing owner elects to sell all of its vested common units and vested incentive units (after conversion into the appropriate conversion number of common units), such existing owner must sell at least 10,000 vested common units and vested incentive units (after conversion into the appropriate conversion number of common units). These existing owners may also elect to exchange all or a portion of their remaining common units and incentive units on the following terms: (i) common units will be exchanged for an equal number of shares of

    Class A common stock, (ii) vested incentive units will be converted into the appropriate conversion number of vested common units and exchanged for an equal number of shares of vested Class A common stock and (iii) unvested incentive units will be converted into the appropriate conversion number of unvested common units and exchanged for an equal number of shares of unvested Class A common stock, which will vest in three equal installments on December 31, 2018, 2019 and 2020. We refer to existing owners who elect such exchange as "optionally exchanging owners." Optionally exchanging owners may elect to exchange a portion of their common and incentive units only if they exchange at least 25,000 common units and incentive units in the aggregate and, after any elective sale and such exchange, they continue to hold at least 25,000 common units and incentive units in the aggregate in Focus LLC following this offering. These existing owners will continue to hold their common units and incentive units remaining after any such sale or exchange in Focus LLC.

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  We refer to direct or indirect owners of convertible preferred units that are treated as corporations for U.S. federal income tax purposes as "blockers". All outstanding convertible preferred units will be converted into common units on a one-for-one basis. The common units held by certain affiliates of our private equity investors will be distributed to their owners, some of which are blockers. Each blocker will then merge with a separate newly formed subsidiary of Focus, with the blocker as the surviving entity. Each owner of each blocker (a "blocker owner") will receive consideration in the merger equal to one share of Class A common stock for each common unit held.

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  The continuing owners affiliated with certain of our private equity investors will transfer a portion of their common units to Focus in exchange for an equal number of shares of Class A common stock. We refer to such private equity investors, solely with respect to the Class A common stock held by them following the reorganization transactions, as the "PE exchanging owners," and to mandatorily exchanging owners, optionally exchanging owners, and PE exchanging owners together as "exchanging owners."

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  We will not issue any fractional shares of Class A common stock or common units in the reorganization transactions.

        We refer to existing owners who will hold common units or incentive units in Focus LLC after the reorganization transactions, including common units converted from convertible preferred units, as "continuing owners." In connection with this offering, Focus will issue shares of its Class B common stock to the continuing owners who hold vested common units in exchange for their assignment to Focus of their voting rights in Focus LLC. Each such owner will receive one share of Class B common stock for each vested common unit held. Continuing owners holding unvested common units will receive Class B common stock only upon vesting of such units. Continuing owners holding incentive units will not receive any Class B common stock.

        Shares of Class B common stock will not entitle their holders to any economic rights. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law. Each share of Class B common stock will entitle its holder to one vote. We do not intend to list the Class B common stock on any stock exchange. Continuing owners holding unvested common units will not have any voting rights until such units vest. Continuing owners holding incentive units will not have any voting rights.

Structure Upon Completion of Offering

        From the proceeds received in this offering after deducting the underwriting discount and estimated offering expenses payable by us:

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  Focus will pay $           million to mandatorily exchanging owners of vested incentive units, pay $             million to exchanging owners who elect to sell their Focus LLC units and contribute $          million to Focus LLC (or $             million if the underwriters exercise their option to purchase additional shares in full) in exchange for common units.

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  Focus LLC will use $             million of such contribution amount to reduce indebtedness under our credit facilities.

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  The remaining $             million of such contribution amount (or $             million if the underwriters exercise their option to purchase additional shares in full) will be used by Focus LLC for acquisitions and general corporate business purposes and to pay the expenses of this offering.

        Upon completion of the reorganization transactions and this offering:

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  The outstanding capitalization of Focus will be as follows:

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            shares of Class A common stock (or                    shares of Class A common stock if the underwriters exercise their option to purchase additional shares in full) held by investors in this offering;

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            shares of Class A common stock held by the exchanging owners and blocker owners;

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            shares of Class B common stock held by the continuing owners;

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  vested non-compensatory stock options to purchase          shares of Class A common stock at the gross IPO price issued to mandatorily exchanging owners of vested incentive units; and

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  unvested compensatory stock options to purchase          shares of Class A common stock at the gross IPO price granted to mandatorily exchanging owners of unvested incentive units.

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  The outstanding capitalization of Focus LLC will be as follows:

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            common units held by Focus;

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            common units held by the continuing owners; and

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            incentive units held by the continuing owners, which will be convertible into                        common units (assuming an offering price at the midpoint of the range on the cover of this prospectus) in connection with the exercise of an exchange right, as described below.

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  The combined voting power in Focus will be as follows:

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            % for investors in this offering (or        % if the underwriters exercise their option to purchase additional shares in full) who will hold shares of Class A common stock;

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            % for the exchanging owners and blocker owners (or        % if the underwriters exercise their option to purchase additional shares in full) as a result of their holding shares of Class A common stock; and

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            % for the continuing owners holding vested common units in Focus LLC and a corresponding number of shares of Class B common stock.

        Each unitholder of Focus LLC (other than Focus) will, subject to certain limitations, have the right to cause Focus LLC to redeem all or a portion of its vested common units and vested incentive units, which we refer to as an "exchange right." Upon an exercise of an exchange right with respect to vested incentive units, such incentive units will first be converted into a number of common units that takes into account the then-current value of the common units and such incentive units' aggregate hurdle amount. Upon an exercise of an exchange right with respect to vested common units, and immediately after the conversion of vested incentive units into common units as described in the preceding sentence, Focus LLC will acquire each tendered common unit for, at its election, (i) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. In addition, in connection with any redemption of vested common units (other than common units received upon a conversion of incentive units as described in this paragraph), the corresponding shares of Class B common stock will be cancelled. Alternatively, upon the exercise of any exchange right, Focus (instead of Focus LLC) will have the right to acquire each tendered common unit (and corresponding share of Class B common stock, as applicable) from the exchanging unitholder for, at its election, (i) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash, which we refer to as our "call right." The exchange rights will be subject to certain limitations and restrictions intended to ensure that Focus LLC will continue to be treated as a partnership for U.S. federal income tax purposes. Please read "Certain Relationships and Related Party Transactions—Fourth Amended and Restated Focus LLC Agreement."

Liquidity Rights and Limitations

        All existing owners will, subject to certain exceptions, be restricted from selling or transferring any shares of Class A common stock or any other of our equity securities for 180 days after the date of this prospectus. Please read "Certain Relationships and Related Party Transactions—Fourth Amended and Restated Focus LLC Agreement—Transfer of Securities" and "Underwriting (Conflicts of Interest)—No Sales of Similar Securities."

        Following the expiration of this 180-day period and except as otherwise permitted by the Fourth Amended and Restated Focus LLC Agreement, continuing owners will be restricted in exchanging Focus LLC units beneficially owned by them at the closing of this offering, such that they may exchange only up to one-third of such beneficially owned units per year, with certain carry-forward rights, and subject to certain exceptions, all as described below. The foregoing volume restrictions will apply to the existing owners affiliated with our private equity investors ("PE Holders") as an aggregate limitation on their ability to sell Focus LLC units or the shares of Class A common stock received in connection with the reorganization transactions.

        Except for certain additional liquidity rights provided under the registration rights agreement described below and except as otherwise permitted by the Fourth Amended and Restated Focus LLC Agreement, continuing owners will only be permitted to exercise their exchange rights on quarterly exchange dates and with respect to one-twelfth of the units held by them at the closing of this offering, with an ability to carry forward unused exchange rights to subsequent exchange dates. The foregoing volume restrictions will apply to the PE Holders as an aggregate limitation on their ability to sell Focus LLC units or the shares of Class A common stock received in connection with the reorganization transactions.

        Pursuant to a registration rights agreement, we will file a shelf registration statement to permit the resale of shares of Class A common stock held by PE Holders or issuable upon the exercise of exchange rights by continuing owners as soon as practicable following the one year anniversary of this offering.

        The PE Holders will have the right to demand up to three secondary underwritten offerings per year. We may initiate one additional underwritten offering per year for the benefit of the other continuing owners.

        The PE Holders and the other continuing owners may have participation rights with respect to any such underwritten offerings. We may also participate on a primary basis and issue and sell shares of our Class A common stock for our own account. We will use the proceeds from any such offering to purchase outstanding Focus LLC units from continuing owners and pay related fees and expenses. In the event of any underwriter cutbacks, all participating holders will be treated equally and included pro rata based on their ownership of registrable shares at the closing of this offering.

        The PE Holders and the other continuing owners may also have piggyback registration rights with respect to other underwritten offerings by us under certain circumstances.

        We expect that future unitholders in certain instances may also be granted registration rights in connection with future acquisitions by Focus LLC, but on terms that are not superior to the registration rights of the continuing owners. Please read "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

        In addition, continuing owners will be subject to certain transfer restrictions under the Fourth Amended and Restated Focus LLC Agreement, which will be entered into in connection with the closing of this offering, intended to ensure that Focus LLC will continue to be treated as a partnership for U.S. federal income tax purposes.

Tax Receivable Agreements

        Focus's acquisition (or deemed acquisition for U.S. federal income tax purposes) of Focus LLC units in connection with this offering or pursuant to an exercise of an exchange right or the call right is expected to result in adjustments to the tax basis of the tangible and intangible assets of Focus LLC and such adjustments will be allocated to Focus. Moreover, following Focus's acquisition or deemed acquisition of Focus LLC units and of the blockers, Focus will be allocated adjustments to the tax basis of the tangible and intangible assets of Focus LLC as a result of the acquisition in July 2017 of convertible preferred units by our private equity investors and certain of the blockers owned by our private equity investors. These adjustments would not have been available to Focus absent its acquisition or deemed acquisition of Focus LLC units or its acquisition of the blockers and are expected to reduce the amount of cash tax that Focus would otherwise be required to pay in the future.

        In connection with the closing of this offering, Focus will enter into two tax receivable agreements (the "Tax Receivable Agreements"), the first of which will be entered into with the blocker owners and the PE Holders, and the second of which will be entered into with the continuing owners who are not PE Holders and certain other existing owners (the parties to the two agreements collectively, the "TRA holders"). The term of each Tax Receivable Agreement will commence upon the closing of this offering and will continue until all tax benefits that are subject to such Tax Receivable Agreement have been utilized or expired, unless we experience a change of control (as defined in the Tax Receivable Agreements, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreements terminate early (at our election or as a result of our breach), and we make the termination payments specified in the Tax Receivable Agreements. The Tax Receivable Agreements generally provide for the payment by Focus to each TRA holder of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that Focus actually realizes (computed using simplifying assumptions to address the impact of state and local taxes) or is deemed to realize in certain circumstances in periods after this offering as a result of, as applicable to the relevant TRA holder, (i) certain increases in tax basis that occur as a result of Focus's acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA holder's units in connection with this offering or pursuant to the exercise of an exchange right or the call right,

(ii) the increases in tax basis relating to the July 2017 acquisition by our private equity investors that will be available to Focus as a result of its acquisition of the blockers in connection with this offering and (iii) imputed interest deemed to be paid by Focus as a result of, and additional tax basis arising from, any payments Focus makes under the relevant Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these cash savings. For purposes of the Tax Receivable Agreements, cash savings in tax generally are calculated by comparing Focus's actual tax liability (using the actual applicable U.S. federal income tax rate and an assumed combined state and local income and franchise tax rate) to the amount it would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreements. In addition, if we elect to terminate the Tax Receivable Agreements early, or upon certain mergers, asset sales, other forms of business combinations or other changes of control, Focus's (or Focus's successor's) tax savings under the Tax Receivable Agreements would be based on certain assumptions, including the assumption that Focus has sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreements. Please read "Certain Relationships and Related Party Transactions—Tax Receivable Agreements" for a description of the Tax Receivable Agreements generally and for a discussion of circumstances in which Focus will be deemed to acquire units or realize net cash tax savings. We expect that future unitholders may become party to one or more tax receivable agreements entered into in connection with future acquisitions by Focus LLC.

        Because Focus is a holding company with no operations of its own, Focus's ability to make payments under the Tax Receivable Agreements is dependent on the ability of Focus LLC to make distributions to Focus in an amount sufficient to cover its obligations under the Tax Receivable Agreements. See "Risk Factors—Risks Related to Our Internal Reorganization and Resulting Structure—Focus is a holding company. Focus's sole material asset after completion of this offering will be its equity interest in Focus LLC and Focus will be accordingly dependent upon distributions from Focus LLC to pay taxes, make payments under the Tax Receivable Agreements and cover its corporate and other overhead expenses." If we experience a change of control (as defined under the Tax Receivable Agreements, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreements terminate early (at our election or as a result of our breach), Focus could be required to make a substantial, immediate lump-sum payment.

Organizational Structure

        The following diagram indicates our ownership structure immediately following the reorganization transactions and this offering (assuming the underwriters do not exercise their option to purchase additional shares).

(1)
Does not include          shares of our Class A common stock reserved for future issuance upon exercise of vested non-compensatory stock options or unvested compensatory stock options.

(2)
Does not include                        shares of our Class A common stock reserved for issuance upon redemption of vested common units and vested incentive units in Focus LLC.

(3)
Does not include             additional shares of Class A common stock reserved for future issuance under the Focus Financial Partners 2018 Omnibus Incentive Plan (the "Omnibus Plan"), which will become effective in connection with the completion of this offering.

(4)
Does not include             additional Focus LLC units reserved for future issuance under the Omnibus Plan, which will become effective in connection with the completion of this offering.

Risk Factors

        Investing in our Class A common stock involves risks and uncertainties. You should carefully read the section of this prospectus entitled "Risk Factors" for an explanation of these risks before investing in our Class A common stock. The principal risks we face include fluctuations in wealth management fees, our reliance on our partner firms and the principals who manage their businesses, our ability to make successful acquisitions, unknown liabilities of or poor performance by acquired businesses, harm to our reputation, our inability to facilitate smooth succession planning at our partner firms, our inability to compete, our reliance on key personnel, our inability to attract, develop and retain talented wealth management professionals, our inability to retain clients following an acquisition, write down of goodwill and other intangible assets, our failure to maintain and properly safeguard an adequate technology infrastructure, cyber-attacks, our inability to recover from business continuity problems, inadequate insurance coverage, the termination of management agreements by management companies, our inability to generate sufficient cash to service all of our indebtedness, the failure of our partner firms to comply with applicable U.S. and non-U.S. regulatory requirements, legal proceedings and governmental inquiries.

Emerging Growth Company Status

        We are an "emerging growth company" within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with certain requirements that are applicable to other public companies that are not "emerging growth companies," including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions until we are no longer an emerging growth company.

        In addition, Section 107 of the Jumpstart Our Business Startups Act (the "JOBS Act") also provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the "Securities Act") for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to "opt out" of such extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

        For a description of the qualifications and other requirements applicable to emerging growth companies, please read "Risk Factors—Risks Related to the Offering and our Class A Common Stock—For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies."

Our Offices

        We are a Delaware corporation. Our principal executive offices are located at 825 Third Avenue, 27th Floor, New York, NY 10022 and our telephone number at that address is (646) 519-2456. Our website address is www.                    . Information contained on our website does not constitute part of this prospectus.

The Offering

Class A common stock outstanding before this offering	shares.
Class A common stock offered by us	shares ( shares if the underwriters' option to purchase additional shares is exercised in full).
Class A common stock to be outstanding immediately after completion of this offering	shares ( shares if the underwriters' option to purchase additional shares is exercised in full).(1)
Option to purchase additional shares of Class A common stock	We have granted the underwriters a 30-day option to purchase up to an aggregate of additional shares of our Class A common stock.
Class B common stock to be outstanding immediately after completion of this offering shares, or one share for each vested common unit held by the continuing owners immediately following this offering. Each share of Class B common stock has no economic rights but entitles its holder to one vote. When a vested common unit is acquired pursuant to the exercise of an exchange right or the call right, a corresponding share of Class B common stock will be cancelled.

Voting power of Class A common stock immediately after giving effect to this offering(1)%
Voting power of Class B common stock immediately after giving effect to this offering	%

(1)
In this prospectus, the number of shares of our Class A common stock to be outstanding immediately after completion of this offering excludes:

•
             shares of our Class A common stock reserved for future issuance upon exercise of vested non-compensatory stock options or unvested compensatory stock options;

•
            shares of our Class A common stock issuable upon redemption of vested common units and vested incentive units in Focus LLC; and

•
            additional shares of Class A common stock reserved for future issuance under the Omnibus Plan, which will become effective in connection with the completion of this offering.

Voting rights	Each share of our Class A common stock entitles its holder to one vote. Each share of our Class B common stock entitles its holder to one vote. Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law. Please read "Description of Capital Stock."
Use of proceeds	We expect to receive approximately $ million of net proceeds from the sale of the Class A common stock offered by us, based upon the assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover of this prospectus), after deducting the underwriting discount and estimated offering expenses payable by us (or approximately $ million if the underwriters' option to purchase additional shares is exercised in full).
We intend to use the net proceeds from this offering as follows:

•

we intend to use the net proceeds from this offering to pay $             million to mandatorily exchanging owners of vested incentive units and pay $             million to exchanging owners who elect to sell their Focus LLC units; and

•

we intend to contribute $             million of the net proceeds from this offering to Focus LLC (or $         million if the underwriters exercise their option to purchase additional shares in full) in exchange for        common units. Focus LLC will use $             million of such contribution amount to reduce indebtedness under our credit facilities. The remaining $             million of such contribution amount (or $             million if the underwriters exercise their option to purchase additional shares in full) will be used by Focus LLC for acquisitions and general corporate business purposes and to pay the expenses of this offering.

Each $1.00 increase (decrease) in the public offering price would increase (decrease) our net proceeds by approximately $ million (assuming no exercise of the underwriters' option to purchase additional shares). An increase (decrease) of 1,000,000 shares from the expected number of shares of Class A common stock to be sold by us in this offering, assuming no change in the assumed initial public offering price per share (the midpoint of the price range set forth on the cover of this prospectus), would increase (decrease) our net proceeds by approximately $ million. Any increase or decrease in proceeds due to a change in the initial public offering price or number of shares issued would increase or decrease, respectively, the amount of net proceeds contributed to Focus LLC to be used by it for acquisitions and general corporate business purposes.
Exchange rights of continuing owners	Each unitholder of Focus LLC (other than Focus) will, subject to certain limitations, have the right to cause Focus LLC to redeem all or a portion of its vested common units and vested incentive units, which we refer to as an "exchange right." Upon an exercise of an exchange right with respect to vested incentive units, such incentive units will first be converted into a number of common units that takes into account the then-current value of the common units and such incentive units' aggregate hurdle amount. Upon an exercise of an exchange right with respect to vested common units, and immediately after the conversion of vested incentive units into common units as described in the preceding sentence, Focus LLC will acquire each tendered common unit for, at its election, (i) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. In addition, in connection with any redemption of vested common units (other than common units received upon a conversion of incentive units as described in this paragraph), the corresponding shares of Class B common stock will be cancelled. Alternatively, upon the exercise of any exchange right, Focus (instead of Focus LLC) will have the right to acquire each tendered unit (and corresponding share of Class B common stock, as applicable) from the exchanging unitholder for, at its election, (i) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash, which we refer to as our "call right." The exchange rights will be subject to certain limitations and restrictions intended to ensure that Focus LLC will continue to be treated as a partnership for U.S. federal income tax purposes. Please read "Certain Relationships and Related Party Transactions—Fourth Amended and Restated Focus LLC Agreement."

Tax Receivable Agreements	In connection with the closing of this offering, we will enter into two Tax Receivable Agreements with the TRA holders which generally provide for the payment by Focus to the TRA holders of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that Focus actually realizes (computed using simplifying assumptions to address the impact of state and local income taxes) or is deemed to realize in certain circumstances in periods after this offering as a result of certain increases in tax basis and certain tax benefits attributable to imputed interest. We will retain the benefit of the remaining 15% of these cash savings. Please read "Certain Relationships and Related Party Transactions—Tax Receivable Agreements" for a description of the Tax Receivable Agreements generally and for a discussion of circumstances in which Focus will be deemed to realize net cash tax savings.
Dividend policy	We do not anticipate paying any cash dividends on our Class A common stock. If we decide to pay cash dividends in the future, the declaration and payment of such dividends will be at the sole discretion of our board of directors and may be discontinued at any time. In determining the amount of any future dividends, our board of directors will take into account any legal or contractual limitations, our actual and anticipated future earnings, cash flow, debt service and capital requirements and the amount of distributions to us from Focus LLC. Because we are a holding company, our cash flow and ability to pay dividends depends upon the financial results and cash flows of our operating subsidiaries and the distribution or other payment of cash to us in the form of dividends or otherwise from Focus LLC. Please read "Dividend Policy."
Directed share program	The underwriters have reserved for sale at the initial public offering price up to % of the Class A common stock being offered by this prospectus for sale to our employees, executive officers, directors, business associates and related persons who have expressed an interest in purchasing Class A common stock in the offering. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Please read "Underwriting (Conflicts of Interest)."
Listing and trading symbol	We have applied to list our Class A common stock on the NASDAQ Global Select Market under the symbol "FOCS".
Risk factors	You should carefully read and consider the information beginning on page 29 of this prospectus set forth under the heading "Risk Factors" and all other information set forth in this prospectus before deciding to invest in our Class A common stock.

Conflicts of interest	Affiliates of KKR Capital Markets LLC own more than 10% of existing Focus LLC units. Because KKR Capital Markets LLC is an underwriter for this offering, it is deemed to have a "conflict of interest" within the meaning of FINRA Rule 5121(f)(5)(B). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Since KKR Capital Markets LLC is not primarily responsible for managing this offering, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary. KKR Capital Markets LLC will not confirm sales to discretionary accounts without the prior written approval of the customer. See "Underwriting (Conflicts of Interest)."

 Summary Historical and Pro Forma Consolidated Financial Data

        Focus Financial Partners Inc. was formed in July 2015 and does not have historical financial operating results. The following table shows summary historical and pro forma consolidated financial data of our accounting predecessor, Focus Financial Partners, LLC, for the periods and as of the dates presented. Focus Financial Partners, LLC was formed on November 30, 2004.

        The summary historical consolidated financial data as of December 31, 2016 and 2017 and for the years ended December 31, 2015, 2016 and 2017 were derived from the audited historical consolidated financial statements of our accounting predecessor included elsewhere in this prospectus. The summary historical consolidated financial data as of December 31, 2015 were derived from the audited historical consolidated financial statements of our accounting predecessor not included in this prospectus. The summary unaudited historical consolidated financial data for the three months ended March 31, 2017 and as of and for the three months ended March 31, 2018 were derived from the unaudited condensed consolidated financial statements of our accounting predecessor included elsewhere in this prospectus. The summary unaudited historical balance sheet data as of March 31, 2017 were derived from unaudited condensed consolidated financial statements of our accounting predecessor not included in this prospectus. The summary unaudited historical consolidated financial data has been prepared on a consistent basis with the audited consolidated financial statements of Focus Financial Partners, LLC. In the opinion of management, such summary unaudited historical consolidated financial data reflects all adjustments, consisting of normal recurring adjustments, considered necessary to present our financial position for the periods presented. The results for the three months ended March 31, 2018 are not necessarily indicative of the results that may be expected for the full year. Our historical results are not necessarily indicative of statements of financial position or results of operations as of any future date or for any future period.

        The summary unaudited pro forma consolidated statement of operations data for the year ended December 31, 2017 has been prepared to give pro forma effect to (i) the reorganization transactions described under "Internal Reorganization", (ii) this offering and the application of the net proceeds from this offering and (iii) the acquisition of the business of SCS Financial Services, LLC and subsidiaries on July 3, 2017 (the "SCS Acquisition") as if they had each been completed as of January 1, 2017. The summary unaudited pro forma consolidated statement of operations data for the three months ended March 31, 2018 has been prepared to give pro forma effect to these transactions as if they had been completed as of January 1, 2017, with the exception of the SCS Acquisition, which is included in the unaudited consolidated statement of operations data of our accounting predecessor for the three months ended March 31, 2018. The summary unaudited pro forma consolidated balance sheet data as of March 31, 2018 has been prepared to give pro forma effect to these transactions as if they had been completed as of March 31, 2018, with the exception of the SCS Acquisition, which is included in the unaudited balance sheet of our accounting predecessor as of March 31, 2018. The summary unaudited pro forma consolidated financial data are presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the reorganization transactions, this offering and the SCS Acquisition been consummated on the dates indicated and do not purport to be indicative of statements of financial position or results of operations as of any future date or for any future period.

        You should read the following table in conjunction with "Internal Reorganization," "Use of Proceeds," "Selected Historical and Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical consolidated financial statements of our accounting predecessor included elsewhere in this prospectus and the pro forma consolidated financial statements of Focus Financial Partners Inc. set forth under "Unaudited Pro Forma Consolidated Financial Information." Among other things, the historical and pro forma financial statements include more detailed information regarding the basis of presentation for the following information.

				Three Months Ended March 31,
						Focus Financial Partners Inc. Pro Forma
	Focus Financial Partners, LLC
	Year Ended December 31,						Three Months Ended March 31, 2018
						Year Ended December 31, 2017
	2015	2016	2017	2017	2018
	(dollars in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues	$382,347	$485,444	$662,887	$135,546	$196,229	$	$
Operating expenses	361,030	447,161	657,134	124,152	183,683

Income from operations	21,317	38,283	5,753	11,394	12,546
Other expense, net	(11,347)	(21,580)	(55,613)	(6,501)	(23,424)

Income (loss) before income tax	9,970	16,703	(49,860)	4,893	(10,878)
Income tax expense (benefit)	649	981	(1,501)	442	1,176

Net income (loss)	$9,321	$15,722	$(48,359)	$4,451	$(12,054)	$	$

Net income (loss) per share of Class A common stock:
Basic						$	$
Diluted						$	$
Consolidated Balance Sheets Data (at period end):
Cash and cash equivalents	$15,499	$16,508	$51,455	$17,815	$27,949	$	$
Total assets	550,670	752,941	1,234,837	814,765	1,254,519
Total liabilities	418,871	562,339	1,148,749	605,862	1,170,399
Total mezzanine equity	405,347	452,485	864,749	468,416	864,749
Total members' deficit/shareholders' equity	(273,548)	(261,883)	(778,661)	(259,513)	(780,629)
Other Financial Data:
Net income (loss) margin(1)	2.4%	3.2%	(7.3)%	3.3%	(6.1)%
Adjusted EBITDA(2)	$75,442	$103,038	$145,226	$28,198	$44,221	$	$
Adjusted EBITDA margin(3)	19.7%	21.2%	21.9%	20.8%	22.5%
Adjusted Net Income(4)	$60,538	$77,504	$96,553	$20,627	$28,302	$	$

(1)
Net income (loss) margin is defined as net income divided by revenues.

(2)
Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Business."

(3)
Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenues.

(4)
Adjusted Net Income is a non-GAAP financial measure. For a definition of Adjusted Net Income and a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Business."

RISK FACTORS

        Investing in our Class A common stock involves risks. You should carefully consider the information in this prospectus, including the matters addressed under "Special Note Regarding Forward-Looking Statements," and the following risks before making an investment decision. The trading price of our Class A common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Capital Markets and Competition

Our financial results largely depend on wealth management fees received by our partner firms, which are impacted by market fluctuations.

        The substantial majority of our revenues are derived from the wealth management fees charged by our partner firms for providing clients with investment advice, financial and tax planning, consulting, tax return preparation, family office services and other services. Wealth management fees may be adversely affected by prolonged declines in the capital markets because assets of clients may decline. Global economic conditions, exacerbated by changes in the equity or debt marketplaces, unanticipated changes in currency exchange rates, interest rates, inflation rates, the yield curve, financial crises, war, terrorism, natural disasters or other factors that are difficult to predict affect the capital markets. If unfavorable market conditions, actions taken by clients in response to market conditions (such as clients reducing or eliminating the amount of their assets with respect to which our partner firms provide advice) or volatility in the capital markets cause a decline in client assets overseen by our partner firms, such a decline could result in lower revenues from wealth management fees. If our partner firms' revenues decline without a commensurate reduction in their expenses, their net income will be reduced and their business will be negatively affected, which may have an adverse effect on our results of operations and financial condition.

The historical returns of existing investment strategies of our partner firms may not be indicative of their future results or of the future results of investment strategies they may develop in the future.

        The historical returns of our partner firms' existing investment strategies should not be considered indicative of the future results of these strategies or of the results of any other strategies that our partner firms may develop in the future. The investment performance that our partner firms achieve for their clients varies over time, and the variance can be wide. The performance that our partner firms achieve as of a future date and for a future period may be higher or lower, and the difference may be material. During times of negative economic and market conditions, our partner firms may not be able to identify investment opportunities within their current or future strategies.

Our partner firms may not be able to maintain their current wealth management fee structure as a result of poor investment performance or competitive pressures or as a result of changes in their mix of wealth management services, which could have an adverse effect on our partner firms' results of operations.

        Our partner firms may not be able to maintain their current wealth management fee structure for any number of reasons, including as a result of poor investment performance, competitive pressures or changes in their mix of wealth management services. In order to maintain their fee structure in a competitive environment, our partner firms must be able to continue to provide clients with investment services that their clients believe justify their fees. Our partner firms may not succeed in providing the investment services that will allow them to maintain their current fee structure. If our partner firms' investment strategies perform poorly, they may be forced to lower their fees in order to retain current, and attract additional, clients. Such decline in a partner firm's revenue could have an adverse effect on our results of operations and financial condition.

The wealth management industry is very competitive.

        We compete for clients, advisors and other personnel with a broad range of wealth management firms, including public and privately held investment advisors, firms associated with securities broker-dealers, financial institutions and insurance companies, many of whom have greater resources than we do. The wealth management industry is very competitive, with competition based on a variety of factors, including investment performance, wealth management fee rates, the quality of services provided to clients, the ability to attract and retain key wealth management professionals, the depth and continuity of client relationships, adherence to the fiduciary standard and reputation. A number of factors, including the following, serve to increase the competitive risks of our partner firms: (i) many competitors have greater financial, technical, marketing, name recognition and other resources and more personnel than our partner firms do, (ii) potential competitors have a relatively low cost of entering the wealth management industry, (iii) some competitors may invest according to different investment styles or in alternative asset classes that the markets may perceive as more attractive than the investment strategies our partner firms offer, (iv) some competitors charge lower fees for their wealth management services than our partner firms do and (v) some competitors may be able to engage in more widespread marketing activities or may have access to products and services to which our partner firms do not.

        If we are unable to compete effectively, our results of operations and financial condition may be adversely affected.

Risks Related to Our Operations

Because clients can terminate their client service contracts at any time, poor wealth management service or performance of the investment strategies that our partner firms recommend may have an adverse effect on our results of operations and financial condition.

        Our clients can generally terminate their client service contracts with us at any time. We cannot be certain that we will be able to retain our existing clients or attract new clients, and these client service contracts and client relationships may be terminated or not renewed for any number of reasons. In particular, poor wealth management service or performance of the investment strategies that our partner firms recommend relative to the performance of other wealth management firms could result in the loss of accounts. Moreover, certain clients specify guidelines regarding investment allocation and strategy that our partner firms are required to follow in managing their portfolios, and the failure to comply with any of these guidelines and other limitations could result in losses to clients, which could result in the obligation to make clients whole for such losses. If we believe that the circumstances do not justify a reimbursement, or our client believes that the reimbursement it was offered was insufficient, the client could seek to recover damages from us in addition to terminating its client service contract. Any of these events could adversely affect our results of operations and financial condition and harm our reputation.

Our results of operations could be adversely affected if we are unable to facilitate smooth succession planning.

        We cannot predict with certainty how long the principals or employees of our partner firms will continue working, and upon the retirement or exit of a principal or employee, a partner firm's business may be adversely affected. If we are not successful in facilitating succession planning of our partner firms, our results of operations and financial condition could be adversely affected.

If our reputation is harmed, we could suffer losses in our business and financial results.

        Our business depends on earning and maintaining the trust and confidence of our partner firms. Our reputation is critical to our business and is vulnerable to threats that may be difficult or impossible to control and costly or impossible to remediate. For example, failure to comply with applicable laws, rules or regulations, errors in our public reports or litigation or the publicity surrounding these events, even if satisfactorily addressed, could adversely impact our reputation, our relationships with our partner firms and our ability to negotiate acquisitions and partner firm-level acquisitions with wealth management firms, as well as adversely affect our results of operations and financial condition.

Our reliance on our partner firms to report their results to us may make it difficult to respond quickly to negative business developments, which could adversely affect our results of operations and financial condition.

        We rely on our partner firms to report their results to us on a monthly basis. We have implemented common general ledger, payroll and cash management systems that allow us to monitor the financial performance and overall operations of our partner firms. However, if our partner firms delay reporting results or informing us of negative business developments, we may not be able to address the situation on a timely basis, which could have an adverse effect on our results of operations and financial condition.

Our controls and procedures may fail or be circumvented, our risk management policies and procedures may be inadequate and operational risks could adversely affect our reputation and financial condition.

        We and our partner firms have adopted various controls, procedures, policies and systems to monitor and manage risk in our business. Some of our risk evaluation methods depend upon information provided by our partner firms and others and public information regarding markets, clients or other matters. In some cases, however, that information may not be accurate, complete or up-to-date. While we currently believe that our operational controls are effective, we cannot provide assurance that those controls, procedures, policies and systems will always be adequate to identify and manage the internal and external risks in our business in a timely manner. Furthermore, we may have errors in our business processes or fail to implement proper procedures in operating our business, which may expose us to risk of financial loss. We are also subject to the risk that our employees or contractors, the employees or contractors of our partner firms or other third parties may deliberately seek to circumvent established controls to commit fraud or act in ways that are inconsistent with our and our partner firms' controls, policies and procedures. The financial and reputational impact of control failures could be significant.

        In addition, our businesses and the markets in which we operate are continuously evolving. If our risk framework is ineffective, either because it fails to keep pace with changes in the financial markets, regulatory requirements or our business, counterparties, clients or service providers or for other reasons, we could incur losses, suffer reputational damage or fall out of compliance with applicable regulatory or contractual mandates or expectations. Any of these events could adversely affect our reputation and financial condition.

Failure to maintain and properly safeguard an adequate technology infrastructure and to protect against cyber-attacks may limit our growth, result in losses or disrupt our business.

        Our business is reliant upon financial, accounting and technology systems and networks to process, transmit and store information, including sensitive client and proprietary information, and to conduct many business activities and transactions with clients, advisors, vendors and other third parties. The failure to implement, maintain and safeguard an infrastructure commensurate with the size and scope of our business could impede our productivity and growth, which could adversely impact our results of operations and financial condition. Further, we rely heavily on third parties for certain aspects of our business, including financial intermediaries and technology infrastructure and service providers, and these parties are also susceptible to similar risks.

        Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software, networks and mobile devices, and those of third parties on whom we rely, may be vulnerable to cyber-attacks, breaches, unauthorized access, theft, misuse, computer viruses or other malicious code and other events that could have a security impact. Further, our back-up procedures, cyber defenses and capabilities in the event of a failure, interruption or breach of security may not be adequate. If any such events occur, it could jeopardize our, as well as our clients', employees' or counterparties' confidential, proprietary and other sensitive information processed and stored in, and transmitted through, our or third-party computer systems, networks and mobile devices or otherwise cause interruptions or malfunctions in our, as well as our clients', employees' or counterparties' operations. Despite our efforts to ensure the integrity of our systems and networks, it is possible that we may not be able to anticipate or to implement effective preventive measures against all threats, especially because the techniques used change frequently and can originate from a wide variety of sources. As a result, we could experience business disruptions, significant losses, increased costs, reputational harm, regulatory actions or legal liability, any of which could have an adverse effect on our results of operations and financial condition. We may in the future be required to spend significant additional resources to modify existing protective measures or to investigate and remediate vulnerabilities or other exposures, including hiring third-party technology service providers and additional information technology staff. Additionally, we may be subject to litigation and financial losses that are either not insured against fully or not fully covered through any insurance that we maintain.

Our inability to successfully recover from a disaster or other business continuity problem could cause material financial loss, regulatory actions, reputational harm or legal liability.

        Should we experience a local or regional disaster or other business continuity problem, such as a terrorist attack, pandemic, security breach, power loss, telecommunications failure, earthquake, hurricane or other natural or man-made disaster, our continued success will depend, in part, on the availability of personnel and office facilities, and the proper functioning of computer, telecommunication and other related systems and operations. Further, we could potentially lose client data or experience adverse interruptions to our operations or delivery of services to clients in a disaster recovery scenario, which could result in material financial loss, regulatory action, reputational harm or legal liability.

Our insurance coverage may be inadequate or expensive.

        We maintain voluntary and required insurance coverage, including, among others, general liability, property, director and officer, errors and omissions, network security and privacy, fidelity bond and fiduciary liability insurance and insurance required under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Such entity insurance costs were approximately $4.8 million and $1.3 million for the year ended December 31, 2017 and the three months ended March 31, 2018, respectively. Recently in the insurance industry, premiums and deductible costs associated with certain insurance coverage have increased, and the number of insurers has decreased. While we endeavor to purchase coverage that is appropriate to our assessment of our risk, we are unable to predict with certainty the frequency, nature or magnitude of claims for direct or consequential damages. Our business may be negatively affected if in the future our insurance proves to be inadequate or unavailable. In addition, insurance claims may harm our reputation or divert management resources away from operating our business.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Class A common stock.

        Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes-Oxley Act. For example, Section 404 will require us, among other things, to annually review and report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal controls over financial reporting. We must comply with Section 404 (except for the requirement for an auditor's attestation report) beginning with our second annual report on Form 10-K after becoming a public company. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could adversely affect our results of operations and financial condition or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our Class A common stock.

Risks Related to Our Partnership Model and Growth Strategy

Our success depends, in part, on our ability to make successful acquisitions.

        Our continued success will depend, in part, upon our ability to find suitable partner firms to acquire, our ability to acquire such firms on acceptable terms and our ability to raise the capital necessary to finance such transactions. We compete with banks, outsourced service providers, private equity firms and other wealth management and advisory firms to acquire high-quality wealth management firms. Some of our competitors may be able to outbid us for these acquisition targets. If we identify suitable acquisition targets, we may not be able to complete any such acquisition on terms that are commercially acceptable to us. If we are not successful in acquiring suitable acquisition candidates, it may have an adverse effect on our business and on our earnings and revenue growth.

Acquired businesses may not perform as expected, leading to an adverse effect on our earnings and revenue growth.

        Acquisitions involve a number of risks, including the following, any of which could have an adverse effect on our partner firms' and our earnings and revenue growth: (i) incurring costs in excess of what we anticipated; (ii) potential loss of key wealth management professionals or other team members of the predecessor firm; (iii) inability to generate sufficient revenue to offset transaction costs; (iv) inability to retain clients following an acquisition; (v) incurring expenses associated with the amortization or impairment of intangible assets, particularly for goodwill and other intangible assets; and (vi) payment of more than fair market value for the assets of the partner firm.

        While we intend that our completed acquisitions will improve profitability, past or future acquisitions may not be accretive to earnings or otherwise meet operational or strategic expectations. The failure of any partner firm to perform as expected after acquisition may have an adverse effect on our earnings and revenue growth.

Contingent consideration payments could result in a higher than expected impact on our future earnings.

        We have typically incorporated into our acquisition structure contingent consideration paid to the sellers upon the achievement of specified financial thresholds. The contingent consideration is paid upon the satisfaction of specified growth thresholds typically over a six-year period. This arrangement may result in the payment of additional purchase price consideration to the sellers for periods following the closing of an acquisition. We anticipate that future acquisitions will continue to include contingent consideration. For business acquisitions, we recognize the fair value of estimated contingent consideration at the acquisition date and contingent consideration is remeasured to fair value at each reporting period until the contingency is resolved. Since the contingent consideration to be paid is based on the growth of forecasted financial performance levels over a number of years, we cannot calculate the maximum contingent consideration that may be payable under these arrangements. Contingent consideration payments could result in a higher than expected impact on our future earnings.

We may incur debt, issue additional equity or use cash on hand to pay for future acquisitions, each of which could adversely affect our financial condition or the market price of our Class A common stock.

        We may finance future acquisitions through debt financing, including significant draws on our first lien revolving credit facility, issuance of additional term debt, the issuance of equity securities, the use of existing cash or cash equivalents or any combination of the foregoing. Acquisitions financed with debt could require us to dedicate a substantial portion of our cash flow to principal and interest payments. Acquisitions financed with the issuance of our equity securities would be dilutive to the share value and voting power of our existing Class A common stock, which could affect the market price of our Class A common stock. Future acquisitions financed with our own cash could deplete the cash and working capital available to fund our operations adequately. Difficulty borrowing funds, selling securities or generating sufficient cash from operations to finance our activities may have a material adverse effect on our results of operations and financial condition.

Our growth strategy depends, in part, upon continued growth from our existing partner firms. However, the significant growth we have experienced may be difficult to sustain in the future.

        Over the last three years, our total revenues, our net income, our Adjusted EBITDA and our Adjusted Net Income CAGRs were 26.7%, (259.2)%, 28.9% and 20.0%, respectively. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Business" for a reconciliation of Adjusted EBITDA and Adjusted Net Income to the most directly comparable GAAP financial measure. The continued growth of our business will depend on, among other things, the ability of our partner firms to grow through acquisitions, to retain key wealth management professionals and to devote sufficient resources to maintaining existing client relationships and developing new client relationships. Our business growth will also depend on their success in providing high-quality wealth management services, as well as their ability to deal with changing market conditions, to maintain adequate financial and business controls and to comply with new regulatory requirements arising in response to both the increased sophistication of the wealth management industry and the significant market and economic events of the last few years. In the future, our partner firms may not contribute to our growth at their historical or currently anticipated levels.

Our acquisition due diligence process may not reveal all facts that are relevant in connection with an acquisition, which could subject us to unknown liabilities.

        In connection with our acquisitions of new partner firms and acquisitions by existing partner firms, we conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances applicable to such transactions and expect to use our resources to enhance the risk management functions and diligence of our business and our partner firms' businesses going forward. When conducting due diligence, we evaluate important and complex business, financial, tax, accounting, legal and compliance issues. Outside consultants, legal advisers, accountants, regulatory experts and other third parties may be involved in the due diligence process in varying degrees depending on the type, size and complexity of the acquisition. When conducting due diligence and making an assessment regarding a transaction, we have and will continue to rely on the resources available to us, including information provided by third parties. Our diligence efforts with respect to RIAs that were newly formed in connection with our Focus Independence program may be limited due to the short operating history of such firms.

        Since commencing acquisition activities in 2006, there were certain instances where we discovered matters about acquired partner firms that were not uncovered during the due diligence process. These instances did not have a material impact on our financial position, results of operations or cash flows, and our acquisition agreements include standard sellers' representations and warranties and indemnification provisions that provide us with some financial protection in the event of an undiscovered or undisclosed matter. However, the due diligence investigations that we have carried out or will carry out with respect to any transaction may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating the transaction, which could subject us or our partner firms to unknown liabilities that could adversely affect our or our partner firms' results of operations and financial condition.

The success of Focus Independence depends upon our ability to lift out teams of wealth management professionals from traditional brokerages and wirehouses.

        Our ability to lift out teams of wealth management professionals from traditional brokerages and wirehouses depends on our ability to offer more favorable opportunities than those provided by their current employers, many of which have substantially greater financial resources and may be able to entice their current employees to stay. If we are not successful in attracting and lifting out suitable wealth management professionals for our Focus Independence program, it may have an adverse effect on the growth of our revenues and earnings.

We may encounter complications in implementing Focus Successions related to transitioning and administering client assets and obtaining required client consents.

        We have succession agreements with prospective advisors as part of Focus Successions. No succession transition has been initiated to date, but several of the succession plans have been converted into acquisitions by our partner firms. In the future, we may encounter complications as we implement these succession agreements, including problems transitioning and administering client assets at the custodians and difficulties in obtaining any required client consent. Furthermore, because we are unable to predict when any particular agreement might take effect or what acquired assets would be transferred at such time, we are unable to quantify the potential cost of completing succession transactions in the future. Difficulties implementing Focus Successions could have an adverse effect on the growth of our partner firms.

We may face operational risks associated with expanding internationally.

        Our business strategy includes expanding our presence in non-U.S. markets through acquisitions. This strategy presents a number of risks, including: (i) greater difficulties in supporting, or the need to hire additional personnel to support, the operations of foreign partner firms, (ii) language and cultural differences, (iii) unfavorable fluctuations in foreign currency exchange rates, (iv) higher operating costs, (v) unexpected changes in wealth management policies and other regulatory requirements, (vi) adverse tax consequences and (vii) more complex acquisition structures. If our international business increases relative to our total business, these factors could have a more pronounced effect on our results of operations and financial condition.

Risks Related to Our Business Model and Key Professionals

Our partner firms' autonomy limits our ability to alter their management practices and policies, and our dependence on the principals who manage the businesses of our partner firms may have an adverse effect on our business.

        Under the management agreements between our partner firms and the new management companies formed by the principals, the management companies provide the personnel who manage the partner firm's day-to-day operations and oversee the provision of wealth management services, the implementation of employment policies, the negotiation, execution and delivery of contracts in connection with the management and operation of the partner firm's business in the ordinary course and the implementation of policies and procedures to ensure compliance with all applicable laws, rules and regulations. Such individuals also maintain the primary relationships with clients and vendors. As a consequence, we are exposed to losses resulting from day-to-day decisions of the principals who manage our partner firm, and our financial condition and results of operations may be adversely affected by problems stemming from the day-to-day operations of a partner firm, where weaknesses or failures in internal processes or systems could lead to a disruption of the partner firm's operations, liability to its clients or exposure to disciplinary action. Unsatisfactory performance by the principals could also hinder the partner firms' ability to grow and could have an adverse effect on our business. Further, there is a risk of reputational harm to us if any of our partner firms, among other things, have engaged in, or in the future were to engage in, poor business practices or were to experience adverse results.

We rely on our key personnel and principals.

        We depend on the efforts of our executive officers, other management team members, employees and principals. Our executive officers, in particular, play an important role in the stability and growth of our business, including the growth and stability of existing partner firms and in identifying potential acquisition opportunities for us. However, there is no guarantee that these officers will remain with us. In addition, our partner firms depend heavily on the services of key principals, who in many cases have managed their predecessor firms for many years. Although we use a combination of economic incentives, transfer restrictions and non-solicitation and non-competition agreements in an effort to retain key management personnel, there is no guarantee that these principals will remain with the respective partner firms. The loss of key management personnel at our partner firms could have an adverse impact on our business.

        In addition, compliance with public company requirements will place significant additional demands on our senior management and will require us to enhance our investor relations, legal, financial reporting, corporate communications and certain other functions. These additional efforts may strain our resources and divert management's attention from other business concerns, which could adversely affect our business.

If a management company terminates its management agreement with us, our financial condition and results could be negatively affected.

        At the time of the acquisition of a partner firm, we enter into a management agreement with the management company that is substantially owned by the selling principals. Pursuant to the management agreement, the management company provides the personnel who conduct the day-to-day management and operation of the partner firm. These management agreements can be terminated by the management company at the end of the initial term, which is typically six years. Termination of a management agreement could lead to a disruption of the partner firm's operations, which could negatively affect our financial condition and results of operations.

If our partner firms are unable to maintain their client-oriented, fiduciary-minded culture or compensation levels for wealth management professionals, they may be unable to attract, develop and retain talented wealth management professionals, which could negatively impact their financial results and their ability to grow.

        Attracting, developing and retaining talented wealth management professionals are essential components of the business strategy of our partner firms. To do so, it is critical that they continue to foster an environment and provide compensation that is attractive for their existing and prospective wealth management professionals. If they are unsuccessful in maintaining such an environment (for instance, because of changes in management structure, corporate culture or corporate governance arrangements) or compensation levels for any reason, their existing wealth management professionals may leave the firm or fail to produce their best work on a consistent, long-term basis and/or our partner firms may be unsuccessful in attracting talented new wealth management professionals, any of which could negatively impact their financial results and their ability to grow and may have an adverse effect on our results of operations and financial condition.

Risks Related to Our Internal Reorganization and Resulting Structure

Our internal reorganization may adversely affect our relationship with certain principals and employees.

        Our performance is largely dependent on the efforts and motivation of our principals and employees. One element of our partnership is an alignment of interests of principals and employees with our goals through their ownership of common units and incentive units in Focus LLC. In connection with the reorganization transactions, Focus LLC will purchase all common and incentive units held by existing owners who are not accredited investors. Many of these existing owners, who will cease to be members of Focus LLC, are principals or employees. Current and future principals and employees may receive grants of restricted Class A common stock or stock options under the Omnibus Plan. The incentives to attract, retain and motivate principals and employees provided by their ownership of Class A common stock and stock options or by future arrangements may not be as effective as the status as, or opportunity to become, a member in Focus LLC.

Focus is a holding company. Focus's sole material asset after completion of this offering will be its equity interest in Focus LLC, and Focus will be accordingly dependent upon distributions from Focus LLC to pay taxes, make payments under the Tax Receivable Agreements and cover its corporate and other overhead expenses.

        Focus is a holding company and will have no material assets other than its equity interest in Focus LLC. Please read "Internal Reorganization—Structure Upon Completion of Offering." Focus has no independent means of generating revenue. To the extent Focus LLC has available cash and subject to the terms of Focus LLC's credit agreements and any other debt instruments, we intend to cause Focus LLC to make (i) generally pro rata distributions to its unitholders, including Focus, in an amount generally intended to allow the Focus LLC unitholders to satisfy their respective income tax liabilities with respect to their allocable share of the income of Focus LLC, based on certain assumptions and conventions, provided that the distribution will be sufficient to allow Focus to satisfy its actual tax liabilities and to make payments under the Tax Receivable Agreements that it will enter into with the TRA holders in connection with the closing of this offering and any subsequent tax receivable agreements that it may enter into in connection with future acquisitions and (ii) non pro rata distributions to Focus in an amount at least sufficient to reimburse Focus for its corporate and other overhead expenses. Focus LLC may make tax distributions to its existing owners or tax payments on their behalf before or shortly after the consummation of this offering with respect to the taxable income of Focus LLC for the period ending on the date of such consummation. We are limited, however, in our ability to cause Focus LLC and its subsidiaries to make these and other distributions to Focus due to the restrictions under Focus LLC's credit facilities. To the extent that Focus needs funds and Focus LLC or its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of their financing arrangements or are otherwise unable to provide such funds, Focus's liquidity and financial condition could be adversely affected.

Focus will be required to make payments under the Tax Receivable Agreements for certain tax benefits it may claim, and the amounts of such payments could be significant.

        In connection with the closing of this offering, Focus will enter into two Tax Receivable Agreements with the TRA holders. The agreements generally provide for the payment by Focus to each TRA holder of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that Focus actually realizes (computed using simplifying assumptions to address the impact of state and local taxes) or is deemed to realize in certain circumstances in periods after this offering as a result of certain increases in tax basis and certain tax benefits attributable to imputed interest. We will retain the benefit of the remaining 15% of these cash savings.

        The term of each Tax Receivable Agreement will commence upon the completion of this offering and will continue until all tax benefits that are subject to such Tax Receivable Agreement have been utilized or expired, unless we experience a change of control (as defined under the Tax Receivable Agreements, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreements terminate early (at our election or as a result of our breach), and Focus makes the termination payments specified in the Tax Receivable Agreements. In addition, payments made under the Tax Receivable Agreements will be increased by any interest accrued from the due date (without extensions) of the corresponding tax return.

        The payment obligations under the Tax Receivable Agreements are Focus's obligations and not obligations of Focus LLC, and we expect that such payments required to be made under the Tax Receivable Agreements will be substantial. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreements is by its nature imprecise. For purposes of the Tax Receivable Agreements, cash savings in tax generally are calculated by comparing Focus's actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income and franchise tax rate) to the amount Focus would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreements. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreements, will vary depending upon a number of factors, including the timing of any redemption of units, the price of our Class A common stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount and timing of the taxable income we generate in the future, the U.S. federal income tax rates then applicable, and the portion of the payments under the Tax Receivable Agreements that constitute imputed interest or give rise to depreciable or amortizable tax basis.

        The payments under the Tax Receivable Agreements will not be conditioned upon a TRA holder having a continued ownership interest in Focus or Focus LLC. Please read "Certain Relationships and Related Party Transactions—Tax Receivable Agreements."

In certain cases, payments under the Tax Receivable Agreements may be accelerated and/or significantly exceed the actual benefits, if any, realized in respect of the tax attributes subject to the Tax Receivable Agreements.

        If we experience a change of control (as defined under the Tax Receivable Agreements, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreements terminate early (at our election or as a result of our breach), Focus could be required to make a substantial, immediate lump-sum payment. This payment would equal the present value of hypothetical future payments that could be required to be paid under the Tax Receivable Agreements (determined by applying a discount rate of one-year London Interbank Offered Rate ("LIBOR") plus        %). The calculation of hypothetical future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreements, including (i) that Focus has sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreements and (ii) any Focus LLC units (other than those held by Focus) outstanding on the termination date are deemed to be redeemed on the termination date. Any early termination payments may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the termination payments relate.

        If we experience a change of control (as defined under the Tax Receivable Agreements) or the Tax Receivable Agreements otherwise terminate early, Focus's obligations under the Tax Receivable Agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales or other forms of business combinations or changes of control. For example, if the Tax Receivable Agreements were terminated immediately after this offering, the estimated termination payments would, in the aggregate, be approximately $             million (calculated using a discount rate equal to one-year LIBOR plus        %, applied against an undiscounted liability of $             million); this amount could be substantially larger if Focus enters into additional tax receivable agreements in connection with future acquisitions by Focus LLC. The foregoing amounts are merely estimates and the actual payments could differ materially. There can be no assurance that we will be able to finance any payments required to be made under the Tax Receivable Agreements.

        Please read "Certain Relationships and Related Party Transactions—Tax Receivable Agreements."

In the event that payment obligations under the Tax Receivable Agreements are accelerated upon certain mergers, other forms of business combinations or other changes of control, the consideration payable to holders of our Class A common stock could be substantially reduced.

        If we experience a change of control (as defined under the Tax Receivable Agreements, which includes certain mergers, asset sales and other forms of business combinations), Focus would be obligated to make a substantial, immediate lump-sum payment, and such payment may be significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. As a result of this payment obligation, holders of our Class A common stock could receive substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Further, any payment obligations under the Tax Receivable Agreements will not be conditioned upon the TRA holders' having a continued interest in Focus or Focus LLC. Accordingly, the TRA holders' interests may conflict with those of the holders of our Class A common stock. Please read "Risk Factors—Risks Related to Our Internal Reorganization and Resulting Structure—In certain cases, payments under the Tax Receivable Agreements may be accelerated and/or significantly exceed the actual benefits realized, if any, in respect of the tax attributes subject to the Tax Receivable Agreements" and "Certain Relationships and Related Party Transactions—Tax Receivable Agreements."

We will not be reimbursed for any payments made under the Tax Receivable Agreements in the event that any tax benefits are subsequently disallowed.

        Payments under the Tax Receivable Agreements will be based on the tax reporting positions that we will determine. The TRA holders will not reimburse us for any payments previously made under the Tax Receivable Agreements if any tax benefits that have given rise to payments under the Tax Receivable Agreements are subsequently disallowed, except that excess payments made to any TRA holder will be netted against payments that would otherwise be made to such TRA holder, if any, after our determination of such excess. As a result, in such circumstances, we could make payments that are greater than our actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect our liquidity.

If Focus LLC were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result, and Focus would not be able to recover payments previously made by it under the Tax Receivable Agreements even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

        A number of aspects of our structure depend on the classification of Focus LLC as a partnership for U.S. federal income tax purposes. Subject to certain exceptions relating to the receipt of predominantly qualifying income for which we do not expect to qualify, a "publicly traded partnership" is taxable as a corporation for U.S. federal income tax purposes. The U.S. Treasury regulations provide that a "publicly traded partnership" is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, exchanges of Focus LLC units pursuant to an exchange right (or the call right) or other transfers of Focus LLC units could cause Focus LLC to be treated as a publicly traded partnership. The U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that exchanges or other transfers of Focus LLC units qualify for one or more such safe harbors. For example, we intend to limit the number of unitholders of Focus LLC, and the Fourth Amended and Restated Focus LLC Agreement, which will be entered into in connection with the closing of this offering, will provide for limitations on the ability of unitholders of Focus LLC to transfer their Focus LLC units and will provide us, as managing member of Focus LLC, with the right to impose limitations and restrictions (in addition to those already in place), subject to certain consent rights, on the ability of unitholders of Focus LLC to exchange their Focus LLC units pursuant to an exchange right to the extent we believe it is necessary to ensure that Focus LLC will continue to be treated as a partnership for U.S. federal income tax purposes.

        If Focus LLC were to become a publicly traded partnership, significant tax inefficiencies might result, including as a result of Focus's inability to file a consolidated U.S. federal income tax return with Focus LLC. In addition, Focus would no longer have the benefit of the increases in tax basis covered under the Tax Receivable Agreements, and Focus would not be able to recover any payments previously made under the Tax Receivable Agreements, even if the corresponding tax benefits (including any claimed increase in the tax basis of Focus LLC's assets) were subsequently determined to have been unavailable.

In certain circumstances, Focus LLC will be required to make tax distributions to the Focus LLC unitholders, including Focus, and the tax distributions that Focus LLC will be required to make may be substantial. To the extent Focus receives tax distributions in excess of its tax liabilities and obligations to make payments under the Tax Receivable Agreements and retains such excess cash, the continuing owners would benefit from such accumulated cash balances if they exercise their exchange right.

        Pursuant to the Fourth Amended and Restated Focus LLC Agreements, Focus LLC will make generally pro rata cash distributions, or tax distributions, to the Focus LLC unitholders, including Focus, in an amount generally intended to allow the Focus LLC unitholders to satisfy their respective income tax liabilities with respect to their allocable share of the income of Focus LLC, based on certain assumptions and conventions, provided that the distribution will be sufficient to allow Focus to satisfy its actual tax liabilities and to make payments under the Tax Receivable Agreements that it will enter into with the TRA holders in connection with the closing of this offering and any subsequent tax receivable agreements that it may enter into in connection with future acquisitions. Focus LLC may make tax distributions to its existing owners or tax payments on their behalf before or shortly after the consummation of this offering with respect to the taxable income of Focus LLC for the period ending on the date of such consummation. Under applicable tax rules, Focus LLC is required to allocate net taxable income disproportionately to its members in certain circumstances. Because tax distributions will be made pro rata based on ownership and based on an assumed tax rate, Focus LLC will be required to make tax distributions that, in the aggregate, will likely exceed the amount of taxes that Focus LLC would have paid if it were taxed on its net income at the assumed rate. The pro rata distribution amounts will also be increased to the extent necessary, if any, to ensure that the amount distributed to Focus is sufficient to enable Focus to pay its actual tax liabilities and any amounts payable under the Tax Receivable Agreements.

        Funds used by Focus LLC to satisfy its tax distribution obligations will not be available for reinvestment in our business. Moreover, the tax distributions Focus LLC will be required to make may be substantial, and may exceed (as a percentage of Focus LLC's income) the overall effective tax rate applicable to a similarly situated corporate taxpayer. In addition, because these payments will be calculated with reference to an assumed tax rate, and because of the disproportionate allocation of net taxable income, these payments may significantly exceed the actual tax liability for many of the existing owners of Focus LLC.

        As a result of potential differences in the amount of net taxable income allocable to Focus and to the other Focus LLC unitholders, as well as the use of an assumed tax rate in calculating Focus LLC's tax distribution obligations, Focus may receive distributions significantly in excess of its tax liabilities and obligations to make payments under the Tax Receivable Agreements. If Focus retains such cash balances, the continuing owners would benefit from any value attributable to such accumulated cash balances as a result of their exercise of an exchange right. We intend to cause Focus to take steps to eliminate any material cash balances. Such steps could include distributing such cash balances as dividends on our Class A common stock, reinvesting such cash balances in Focus LLC for additional Focus LLC units (with an accompanying stock dividend with respect to our Class A common stock), and using such cash balances to effect buybacks of shares of our Class A common stock (with an accompanying conversion rate adjustment with respect to the exchange right).

Risks Related to Financing and Liquidity

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under applicable debt instruments, which may not be successful.

        At March 31, 2018, we had outstanding borrowings under our credit facilities of $998.0 million at stated value. Our ability to make scheduled payments on or to refinance our indebtedness, including our credit facilities, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal and interest on our indebtedness.

        If our cash flows and capital resources are insufficient to fund debt service obligations, we may be forced to reduce or delay acquisitions or partner firm-level acquisitions and capital expenditures, sell assets, seek additional capital or restructure or refinance indebtedness. Our ability to restructure or refinance indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on outstanding indebtedness on a timely basis could harm our ability to incur additional indebtedness. In the absence of sufficient cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. Our credit facilities currently restrict our ability to dispose of assets and our use of the proceeds from such disposition. We may not be able to consummate those dispositions, and the proceeds of any such disposition may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet scheduled debt service obligations.

Restrictions in our existing and future debt agreements could limit our growth and our ability to engage in certain activities.

        Our credit facilities contain a number of customary covenants, including (i) incurring additional indebtedness or guarantees, (ii) creating liens or other encumbrances on property or granting negative pledges, (iii) entering into a merger or similar transaction, (iv) selling or transferring certain property and (v) declaring dividends or making other restricted payments.

        In addition, our credit facilities require us to maintain certain financial ratios. These restrictions may also limit our ability to obtain future financings, to withstand a future downturn in our business or the economy in general, or to otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of acquisitions or other business opportunities that arise because of the limitations that the restrictive covenants under our credit facility impose on us.

        A breach of any covenant in our credit facilities would result in a default under the applicable agreement after any applicable grace periods. A default, if not waived, could result in acceleration of the indebtedness outstanding under the credit facilities. The accelerated indebtedness would become immediately due and payable. If that occurs, we may not be able to make all of the required payments or borrow on short notice sufficient funds to refinance such indebtedness. Even if new financing were available at that time, it may not be on terms that are acceptable to us.

Lack of liquidity or access to capital could impair our business and financial condition.

        Liquidity, or ready access to funds, is essential to our business. We expend significant resources investing in our business, particularly with respect to acquisition activity. As a result, reduced levels of liquidity could have a significant negative effect on us and our partner firms. Some potential conditions that could negatively affect our liquidity or that of our partner firms include: (i) illiquid or volatile markets, (ii) diminished access to debt or capital markets, (iii) unforeseen cash or capital requirements or (iv) regulatory penalties or fines or adverse legal settlements or judgments.

        The capital and credit markets continue to experience varying degrees of volatility and disruption. In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity. Without sufficient liquidity, we could be required to curtail our operations.

        In the event current resources are insufficient to satisfy our needs or the needs of our partner firms, we may need to rely on financing sources such as bank debt. The availability of additional financing will depend on a variety of factors such as: (i) market conditions, (ii) the general availability of credit, including the availability of credit to the financial services industry, (iii) our credit ratings and credit capacity and (iv) the possibility that lenders could develop a negative perception of our or their long- or short-term financial prospects if the level of business activity decreases due to a market downturn. Similarly, our access to funds may be impaired if regulatory authorities or rating organizations take negative actions against us or our partner firms.

        Disruptions, uncertainty or volatility in the capital and credit markets may also limit our access to capital required to operate our businesses. Such market conditions may limit our ability to generate revenue to meet liquidity needs and access the capital necessary to grow our business. As such, we may be forced to delay raising capital, issue different types of capital than we would otherwise, less effectively deploy such capital or bear an unattractive cost of capital, which could decrease our profitability and significantly reduce our financial flexibility.

Risks Related to Regulation and Litigation

Our business is highly regulated.

        Our partner firms are subject to extensive regulation by various regulatory and self-regulatory authorities in the United States, the United Kingdom, Canada and Australia, as detailed in "Regulatory Environment." In the United States, our partner firms are subject to regulation primarily at the federal level, including regulation by the SEC under the Advisers Act, by the U.S. Department of Labor (the "DOL") under ERISA, regulation of broker-dealers by the SEC and the Financial Industry Regulatory Authority ("FINRA"), state insurance regulations and state securities regulation. As a publicly traded company with listed equity securities, we will be subject to the rules and regulations of the SEC and The NASDAQ Stock Market LLC ("NASDAQ").

        Providing investment advice to clients is regulated on both the federal and state level in the United States. Our partner firms are predominantly investment advisers registered with the SEC under the Advisers Act. Each firm that is a federally registered investment adviser is regulated and subject to examination by the SEC. The Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary duties, disclosure obligations, recordkeeping and reporting requirements, marketing restrictions and general anti-fraud prohibitions. The failure to comply with the Advisers Act could cause the SEC to institute proceedings and impose sanctions for violations, including censure or terminating their SEC registrations and could also result in litigation or reputational harm. In addition, our partner firms who are investment advisers are subject to notice filings and the anti-fraud rules of state securities regulators under applicable state securities laws.

        The U.S. Office of Foreign Assets Control ("OFAC") has also issued regulations requiring that we and our partner firms refrain from doing business in certain countries or with certain organizations or individuals on a list maintained by the U.S. government. Our partner firms rely on custodians to ensure compliance with OFAC. A partner firm's failure to comply with applicable laws or regulations could result in fines, censure, suspension of personnel or other sanctions, including revocation of the registration of the partner firm as an RIA.

        Our partner firms also rely on exemptions from various requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and ERISA. If for any reason these exemptions were to be revoked or challenged or otherwise become unavailable to us, our partner firms could be subject to regulatory action or third-party claims, and our business could be materially and adversely affected. To the extent any of our partner firms manage investment vehicles, those partner firms could also be subject to additional disclosure and compliance requirements. These laws and regulations impose requirements, restrictions and limitations on our business, and compliance with these laws and regulations results in significant cost and expense. If our partner firms were to fail to comply with applicable laws, rules or regulations or be named as a subject of an investigation or other regulatory action, the public announcement and potential publicity surrounding any such investigation or action could have an adverse effect on our stock price and result in increased costs even if our partner firms were found not to have violated such laws, rules or regulations. The failure of our partner firms to satisfy regulatory requirements could also result in the partner firms or us being subjected to civil liability, criminal liability or sanctions that might materially impact our business.

        Certain of our partner firms have affiliated SEC-registered broker-dealers. Broker-dealers and their personnel are regulated, to a large extent, by the SEC and self-regulatory organizations, principally FINRA. Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales practices, trading practices among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, recordkeeping and the conduct of directors, officers, employees and representatives. Continued efforts by market regulators to increase transparency by requiring the disclosure of conflicts of interest have affected, and could continue to impact, our partner firms' disclosures and our business.

        Certain of our partner firms have affiliated insurance brokers. State insurance laws grant supervisory agencies, including state insurance departments, broad administrative authority. State insurance regulators and the National Association of Insurance Commissioners continually review existing laws and regulations, some of which affect certain partner firms who engage in the sale of insurance products through affiliated or unaffiliated entities. These supervisory agencies regulate many aspects of the insurance business, including the licensing of insurance brokers and agents and other insurance intermediaries, and trade practices, such as marketing, advertising and compensation arrangements entered into by insurance brokers and agents.

Our international operations are subject to additional non-U.S. regulatory requirements.

        We have partner firms located in the United Kingdom, Canada and Australia. We may have partner firms located in other non-U.S. jurisdictions in the future. Failure to comply with the applicable laws, rules, regulations, codes, directives, notices or guidelines in any jurisdiction outside of the United States could result in a wide range of penalties and disciplinary actions, including fines, censures and the suspension or expulsion from a particular jurisdiction or market or the revocation of licenses, any of which could adversely affect our reputation and operations and our partner firms in those jurisdictions. Regulators in jurisdictions outside of the United States could also change their policies or laws in a manner that might restrict or otherwise impede the ability of such partner firms to offer wealth management services in their respective markets, or they may be unable to keep up with, or adapt to, changing, complex regulatory requirements in such jurisdictions or markets, which could further negatively impact our business.

        In the future, we may further expand our business outside of the markets in which we currently operate in such a way or to such an extent that we may be required to register with additional foreign regulatory agencies or otherwise comply with additional non-U.S. laws and regulations that do not currently apply to us. Lack of compliance with any such non-U.S. laws and regulations may increase our risk of becoming party to litigation and subject to regulatory actions. We are also subject to the enhanced risk that our differentiated partnership model might not be enforceable in some non-U.S. jurisdictions.

We and our partner firms are subject to anticorruption laws, including the U.S. Foreign Corrupt Practices Act ("FCPA"), the U.K. Bribery Act (the "Bribery Act") and the Canadian Corruption of Foreign Public Officials Act (the "CFPOA"). Certain of our partner firms are also subject to anti-money laundering ("AML") laws in the United States, the United Kingdom, Canada and Australia and may be subject to other anti-corruption laws and AML laws, as well as sanctions laws and other laws governing our and our partner firms' operations, to the extent our business expands to other non-U.S. jurisdictions. If our partner firms fail to comply with these laws, they and we could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect our results of operations and financial condition.

        We continue to pursue investment opportunities outside of the United States. We and our partner firms are currently subject to anti-corruption laws, including the FCPA, the Bribery Act and the CFPOA. To the extent we expand our international operations to other non-U.S. jurisdictions, our prospective partner firms may be subject to additional anti-corruption laws that apply in countries where they are doing business. The FCPA, the Bribery Act, the CFPOA and other applicable anti-corruption laws generally prohibit our partner firms, employees and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. Our partner firms may also participate in collaborations and relationships with third parties whose actions could potentially subject them to liability under the FCPA, the Bribery Act, the CFPOA or other jurisdictions' anti-corruption laws. In addition, we and our partner firms cannot predict the nature, scope or effect of future regulatory requirements to which their internal operations might be subject or the manner in which existing laws might be administered or interpreted.

        Our partner firms that are SEC-registered broker-dealers are also subject to AML laws and related compliance obligations under the USA PATRIOT Act and the Bank Secrecy Act ("BSA") that require that these partner firms maintain an AML compliance program covering certain of their business activities. While currently there are no AML laws and related compliance obligations with respect to the activities of RIAs, in August 2015, the Financial Crimes Enforcement Network ("FinCEN"), a bureau of the U.S. Department of the Treasury, proposed an AML rule that, if adopted, would subject our partner firms that are RIAs to the requirements of the BSA. Our partner firms that conduct business in non-U.S. jurisdictions, such as the United Kingdom and Canada, are also subject to specific AML and counter terrorist financing requirements that require them to develop and maintain AML and counter terrorist financing policies and procedures.

        There is no assurance that we will be completely effective in ensuring our partner firms' compliance with all applicable anti-corruption laws, including the FCPA, the Bribery Act and the CFPOA and AML laws in the United States, the United Kingdom, Canada and Australia. If we or our partner firms are not in compliance with the FCPA, the Bribery Act, the CFPOA or other anti-corruption laws or AML laws, they may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our results of operations and financial condition. Likewise, any investigation of any potential violations of the FCPA, the Bribery Act, the CFPOA or other anti-corruption laws or AML laws by authorities in the United States, the United Kingdom, Canada, Australia or other jurisdictions where we conduct business could also have an adverse impact on our reputation, results of operations and financial condition.

The regulatory environment in which our partner firms operate is subject to continuous change, and regulatory developments designed to increase oversight may adversely affect our business.

        The legislative and regulatory environment in which our partner firms operate has undergone significant changes in the recent past, including additional filings with the SEC required by investment advisory firms, which have resulted in increased costs to us. Regulatory review or the issuance of interpretations of existing laws and regulations may result in the enactment of new laws and regulations that could adversely affect our operations or our ability to conduct business profitably. We are unable to predict whether any such laws or regulations will be enacted and to what extent such laws and regulations would affect our business.

        In the United States, regulatory uncertainty continues to surround the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), which represented a comprehensive overhaul of the financial services regulatory environment and requires federal agencies to implement numerous new rules, which may impose additional restrictions and limitations on our business as they are adopted. In the United Kingdom, our business may be impacted by financial services reform initiatives enacted or under consideration in the European Union or by the United Kingdom's withdrawal from the European Union. Compliance with these new laws and regulations may also result in increased compliance costs and expenses, and non-compliance may result in fines and penalties.

        Additionally, on April 6, 2016, the DOL adopted final rules (the "DOL Fiduciary Rules") and related exemptions redefining the term "fiduciary" under ERISA and the Internal Revenue Code of 1986, as amended (the "Code") and addressing conflicts of interest in the provision of investment advice with respect to plans or accounts subject to DOL authority, particularly retirement plans and individual retirement accounts. Part of the DOL Fiduciary Rules became effective on June 9, 2017, but final implementation was delayed until July 1, 2019. On March 15, 2018, however, the U.S. Court of Appeals for the Fifth Circuit vacated the DOL Fiduciary Rules in their entirety. This ruling is subject to appeal and during the continuing appeals process the DOL Fiduciary Rules remain in effect. While in effect, the DOL Fiduciary Rules and their related exemptions impact how our partner firms provide investment advice to accounts subject to DOL authority (especially retirement plans and individual retirement accounts), the types of fees and compensation they will be able to receive in exchange for such advice and other matters.

        We believe that significant regulatory changes in the wealth management industry are likely to continue, which is likely to subject industry participants to additional, more costly and generally more detailed regulation. For example, on August 25, 2015 FinCEN proposed an AML rule that would, if adopted, subject RIAs to the requirements of the BSA. On April 18, 2018, the SEC proposed a package of rulemakings and interpretations that if adopted would impose a best interest standard of conduct for broker-dealers, require the delivery of a short-form disclosure document to retail investors, restrict the use of the term "adviser" or "advisor" by broker-dealers who are not also registered as investment advisers and clarify the SEC's views on the fiduciary duty that investment advisers owe to their clients. New laws or regulations, or changes in the enforcement of existing laws or regulations, applicable to our partner firms may adversely affect our business. Our continued ability to function in this environment will depend on our ability to monitor and promptly react to legislative and regulatory changes. Changes in laws or regulatory requirements, or the interpretation or application of such laws and regulatory requirements by regulatory authorities, can occur without notice and could have an adverse impact on our results of operations and financial condition. Please read "Regulatory Environment."

Our business is subject to risks related to legal proceedings and governmental inquiries.

        Our business is subject to litigation, regulatory investigations and claims arising in the normal course of operations. The risks associated with these matters often may be difficult to assess or quantify and the existence and magnitude of potential claims often remain unknown for substantial periods of time.

        Our partner firms depend to a large extent on their network of relationships and on their reputation to attract and retain clients. The principals and other wealth management professionals at our partner firms make investment decisions on behalf of clients that could result in substantial losses. If clients suffer significant losses, or are otherwise dissatisfied with wealth management services, we could be subject to the risk of legal liabilities or actions alleging negligent misconduct, breach of contract, unjust enrichment and/or fraud. Moreover, our partner firms are predominantly RIAs and have a legal obligation to operate under the fiduciary standard, a heightened standard as compared to the client suitability standard of conduct applicable to broker-dealers. These risks are often difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time, even after an action has been commenced.

        Our involvement in any investigations and lawsuits would cause us to incur additional legal and other costs and, if we were found to have violated any laws, we could be required to pay fines, damages and other costs, perhaps in material amounts. Regardless of final costs, these matters could have an adverse effect on our business by exposing us to negative publicity, reputational damage, harm to our partner firms' client relationships or diversion of personnel and management resources.

Principal or employee misconduct could expose us to significant legal liability and reputational harm.

        We are vulnerable to reputational harm because our partner firms operate in an industry in which personal relationships, integrity and the confidence of clients are of critical importance. The principals and employees at our partner firms could engage in misconduct that adversely affects our business. For example, if a principal or employee were to engage in illegal or suspicious activities, a partner firm could be subject to regulatory sanctions and we could suffer serious harm to our reputation (as a consequence of the negative perception resulting from such activities), our financial position, our partner firms' client relationships and their ability to attract new clients.

        The wealth management business often requires that we deal with confidential information. If principals or employees at our partner firms were to improperly use or disclose this information, even if inadvertently, we or our partner firms could be subject to legal action and suffer serious harm to our reputation, financial position and current and future business relationships or those of our partner firms. It is not always possible to deter misconduct, and the precautions we take to detect and prevent this activity may not always be effective. Misconduct by principals or employees at our partner firms, or even unsubstantiated allegations of misconduct, could result in an adverse effect on our reputation and our business.

Failure to properly disclose conflicts of interest and comply with fiduciary duty requirements could harm our reputation, business and results of operations.

        Some of our partner firms have affiliated SEC-registered broker-dealers and affiliated insurance brokers. Certain of our partner firms also have compensation arrangements pursuant to which they receive payments based on client assets invested in certain third-party mutual funds. Such arrangements allow a partner firm to receive payments from multiple parties based on the same client asset and can incentivize a partner firm to act in a manner contrary to the best interests of its clients. As investment advisors subject to a legal obligation to operate under the fiduciary standard, these partner firms must fully disclose any conflicts between their interests and those of their clients. The SEC and other regulators have increased their scrutiny of potential conflicts of interest, and our partner firms have implemented policies and procedures to mitigate conflicts of interest. However, if our partner firms fail to fully disclose conflicts of interest or if their policies and procedures are not effective, they could face reputational damage, litigation or regulatory proceedings or penalties, any of which may adversely affect our reputation, business and results of operations.

Acquisitions of newly established RIA firms formed by teams of wealth management professionals formerly employed at traditional brokerages and wirehouses expose us to litigation risk.

        As part of the Focus Independence program, we have to date, with limited exceptions acquired substantially all of the assets of new RIA firms formed by teams of wealth management professionals formerly employed at traditional brokerages and wirehouses. These acquisitions may expose us to the risk of legal actions alleging misappropriation of confidential information, including client information, unfair competition, breach of contract and tortious interference with contracts between the lift out wealth management teams and the brokerage or wirehouse. Additionally, in November 2017 two larger brokerage firms withdrew from an industry agreement known as the Protocol for Broker Recruiting or the "Broker Protocol." These withdrawals, and any additional withdrawals by signatories to the Broker Protocol, may increase the potential for such legal actions. These risks are often difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time, even after an action has been commenced. We may incur significant legal expenses in defending against litigation commenced by a brokerage or wirehouse. Substantial legal liability could have an adverse effect on our business, results of operations or financial condition or cause significant reputational harm to us.

In the event of a change of control of our company, we may be required to obtain the consent of our partner firms' advisory clients to the change of control, and any failure to obtain these consents could adversely affect our results of operations, financial condition or business.

        As required by the Investment Advisers Act of 1940, the investment advisory agreements entered into by our investment adviser subsidiaries provide that an "assignment" of the agreement may not be made without the client's consent. Under the Investment Company Act of 1940, advisory agreements with registered funds provide that they terminate automatically upon "assignment" and the board of directors and the shareholders of the registered fund must approve a new agreement for advisory services to continue. Under both the Investment Advisers Act of 1940 and the Investment Company Act of 1940, a change of ownership may constitute such an "assignment" if it is a change of control. For example, under certain circumstances, an assignment may be deemed to occur if a controlling block of voting securities is transferred, if any party acquires control, or, in certain circumstances, if a controlling party gives up control. Under the Investment Company Act of 1940, a 25% voting interest is presumed to constitute control. While we have concluded that this offering does not constitute such an assignment or a change of control, an assignment or a change of control could be deemed to occur in the future if we, or one of our investment adviser subsidiaries, were to gain or lose a controlling person, or in other situations that may depend significantly on facts and circumstances. In any such case we would seek to obtain the consent of our advisory clients, including any funds, to the assignment. To the extent of any failure to obtain these consents, our results of operations, financial condition or business could be adversely affected.

Risks Related to the Offering and Our Class A Common Stock

The initial public offering price of our Class A common stock may not be indicative of the market price of our Class A common stock after this offering. In addition, an active, liquid and orderly trading market for our Class A common stock may not develop or be maintained, and our stock price may be volatile.

        Prior to this offering, our Class A common stock was not traded on any market. An active, liquid and orderly trading market for our Class A common stock may not develop or be maintained after this offering. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors' purchase and sale orders. The market price of our Class A common stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Class A common stock, you could lose a substantial part or all of your investment in our Class A common stock. The initial public offering price will be negotiated between us and the representatives of the underwriters, based on numerous factors which we discuss in "Underwriting (Conflicts of Interest)," and may not be indicative of the market price of our Class A common stock after this offering. Consequently, you may not be able to sell shares of our Class A common stock at prices equal to or greater than the price paid by you in this offering.

        The following factors could affect our stock price:

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  our financial performance;

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  quarterly variations in the rate of growth of our financial indicators, such as revenues;

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  the public reaction to our press releases, our other public announcements and our filings with the SEC;

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  strategic actions by our competitors;

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  changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

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  speculation in the press or investment community;

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  the failure of research analysts to cover our Class A common stock;

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  sales of our Class A common stock by us or other shareholders, or the perception that such sales may occur;

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  changes in accounting principles, policies, guidance, interpretations or standards;

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  additions or departures of key management personnel;

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  actions by our shareholders;

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  general market conditions;

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  domestic and international economic, legal and regulatory factors unrelated to our performance; and

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  the realization of any risks described under this "Risk Factors" section.

        The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Class A common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company's securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management's attention and resources and harm our results of operations and financial condition.

Certain existing owners will continue to collectively hold a substantial percentage of the voting power of our common stock.

        Holders of Class A common stock and Class B common stock will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or our certificate of incorporation. Upon completion of this offering (assuming no exercise of the underwriters' option to purchase additional shares), existing owners, including our private equity investors and other shareholders, will own approximately      % of our Class A common stock (representing      % of the economic interest and      % of the voting power). The continuing owners will own 100% of our Class B common stock (representing 0% of the economic interest and        % of the voting power). Please read "Security Ownership of Certain Beneficial Owners and Management."

        Although these existing owners are entitled to act separately in their own respective interests with respect to their stock in us, they will together have the ability to elect all of the members of our board of directors, and thereby to control our management and affairs. In connection with this offering, investment vehicles affiliated with Stone Point and KKR will also enter into nomination agreements pursuant to which they will have the right to nominate an aggregate of three members of our board of directors for so long as they maintain certain ownership stakes. These existing owners will be able to determine the outcome of all matters requiring shareholder approval, including mergers and other material transactions, and will be able to cause or prevent a change in the composition of our board of directors or a change in control of our company that could deprive our shareholders of an opportunity to receive a premium for their shares of Class A common stock as part of a sale of our company. The existence of significant shareholders may also have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other shareholders to approve transactions that they may deem to be in the best interests of our company.

        Moreover, this concentration of stock ownership may also adversely affect the trading price of our Class A common stock to the extent investors perceive a disadvantage in owning stock of our company.

The interests of our existing owners may differ from those of our public shareholders.

        So long as our existing owners continue to control a significant amount of our common stock, they will continue to be able to strongly influence all matters requiring shareholder approval, regardless of whether or not other shareholders believe that a potential transaction is in their own best interests. In any of these matters, the interests of the existing owners (including their interests, if any, as TRA holders) may differ or conflict with the interests of our other shareholders. For example, these existing owners may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreements, and whether and when Focus should terminate the Tax Receivable Agreements and accelerate its obligations thereunder; provided that any decision to terminate the Tax Receivable Agreements and accelerate the obligations thereunder would also require the approval of a majority of the disinterested directors of Focus. In addition, the structuring of future transactions may take into consideration these existing owners' tax or other considerations even where no similar benefit would accrue to us. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreements."

Our certificate of incorporation and bylaws, as well as Delaware law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our Class A common stock.

        Our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock, the terms of which may be established and the shares of which may be issued without shareholder approval, and which may include super voting, special approval, dividend, repurchase rights, liquidation preferences or other rights or preferences superior to the rights of the holders of Class A common stock. The terms of one or more classes or series of preferred stock could adversely impact the value or our Class A common stock. Furthermore, if our board of directors elects to issue preferred stock it could be more difficult for a third party to acquire us. For example, our board of directors may grant holders of preferred stock the right to elect some number of our directors in all events or upon the occurrence of specified events or the right to veto specified transactions.

        In addition, some provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our shareholders, including: (i) prohibiting us from engaging in any business combination with any interested shareholder for a period of three years following the time that the shareholder became an interested shareholder, subject to certain exceptions, (ii) establishing advance notice provisions with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our shareholders, (iii) providing that the authorized number of directors may be changed only by resolution of the board of directors, (iv) providing that all vacancies in our board of directors may, except as otherwise be required, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, (v) providing that our amended and restated certificate of incorporation and amended and restated bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding voting stock, (vi) providing for our board of directors to be divided into three classes of directors, (vii) providing that our amended and restated bylaws can be amended by the board of directors, (viii) limitations on the ability of shareholders to call special meetings, (ix) limitations on the ability of shareholders to act by written consent, (x) requiring the affirmative vote of the holders of a majority of the voting stock held by affiliates of Stone Point and KKR, for so long as they collectively own at least 25% of our outstanding voting stock, to amend, alter, repeal or rescind the certain provisions in our amended and restated certificate of incorporation and (xi) renouncing any interest or expectancy that we have in, or right to be offered an opportunity to participate in, any corporate or business opportunities that are from time to time presented to Stone Point, KKR, directors affiliated with these parties and their respective affiliates.

        In addition, certain change of control events have the effect of accelerating the payments due under the Tax Receivable Agreements, which could result in a substantial, immediate lump-sum payment that could serve as a disincentive to a potential acquirer of us, please see "Risks Related to Our Internal Reorganization and Resulting Structure—In certain cases, payments under the Tax Receivable Agreements may be accelerated and/or significantly exceed the actual benefits, if any, realized in respect of the tax attributes subject to the Tax Receivable Agreements."

Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could limit our shareholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

        Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our shareholders, (iii) any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the Delaware General Corporation Law (the "DGCL"), our amended and restated certificate of incorporation or our bylaws or (iv) any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Unless we consent in writing to the selection of alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our amended and restated certificate of incorporation described in the preceding sentence. This choice of forum provision may limit a shareholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our results of operations and financial condition.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

        Our amended and restated certificate of incorporation and bylaws to be adopted in connection with this offering will provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws will also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person's actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

        In addition, our amended and restated certificate of incorporation to be adopted in connection with this offering will limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

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  for any breach of their duty of loyalty to us or our shareholders;

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  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

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  for any transaction from which the director derived an improper personal benefit.

        The above limitations on liability and our indemnification obligations limit the personal liability of our directors and officers for monetary damages for breach of their fiduciary duty as directors by shifting the burden of such losses and expenses to us. Certain liabilities or expenses covered by our indemnification obligations may not be covered by our directors' and officers' liability insurance or the coverage limitation amounts may be exceeded. As a result, any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Investors in this offering will experience immediate and substantial dilution of $          per share.

        Purchasers of our Class A common stock in this offering will experience immediate and substantial dilution in the net tangible book value per share of Class A common stock for accounting purposes. After giving effect to the sale of shares of Class A common stock in this offering and further assuming the receipt of the estimated net proceeds (assuming the midpoint of the price range set forth on the cover of this prospectus and after deducting the underwriting discount and estimated offering expenses payable by us), our adjusted pro forma net tangible book value as of March 31, 2018 would have been approximately $             million, or $            per share of Class A common stock. This represents an immediate increase in the net tangible book value of $            per share to our existing owners and immediate dilution (i.e., the difference between the offering price and the adjusted pro forma net tangible book value after this offering) to new investors purchasing shares of Class A common stock in this offering of $            per share. Please read "Dilution."

We do not intend to pay dividends on our Class A common stock. Consequently, your only opportunity to achieve a return on your investment is if the price of our Class A common stock appreciates.

        We do not plan to declare dividends on shares of our Class A common stock in the foreseeable future. Consequently, your only opportunity to achieve a return on your investment in us will be if you sell your shares of Class A common stock at a price greater than you paid for it. There is no guarantee that the price of our Class A common stock that will prevail in the market will ever exceed the price that you pay in this offering.

Future sales of our Class A common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

        Unitholders of Focus LLC (other than Focus) may receive shares of our Class A common stock pursuant to the exercise of an exchange right or the call right and then sell those shares of Class A common stock. Additionally, we may issue additional shares of Class A common stock or convertible securities in subsequent public offerings or as consideration for future acquisitions. After the completion of this offering, we will have              outstanding shares of Class A common stock. This number includes              shares of Class A common stock that we are selling in this offering and              shares of Class A common stock that we may sell in this offering if the underwriters' option to purchase additional shares is fully exercised, which may be resold immediately in the public market. Following the completion of this offering, the exchanging owners and the blocker owners will own              shares of Class A common stock, representing approximately      % (or      % if the underwriters' option to purchase additional shares is exercised in full) of our total outstanding common stock. All such shares will be restricted from immediate resale under the federal securities laws and under the terms of the Fourth Amended and Restated Focus LLC Agreement, which will be entered into in connection with the closing of this offering, but may be sold into the market in the future. Please read "Certain Relationships and Related Party Transactions—Fourth Amended and Restated Focus LLC Agreement—Transfer of Securities." Additionally, except as otherwise permitted by the Fourth Amended and Restated Focus LLC Agreement, continuing owners will only be permitted to exercise their exchange rights on quarterly exchange dates and with respect to one-twelfth of the units held by them at the closing of this offering, with an ability to carry forward unused exchange rights to subsequent exchange dates. The foregoing volume restrictions will apply to the PE Holders as an aggregate limitation on their ability to sell Focus LLC units or the shares of Class A common stock received in connection with the reorganization transactions. We expect that the PE Class A Holders and the continuing owners will be party to a registration rights agreement with us that will require us to effect the registration of their shares in certain circumstances, without being subject to the preceding limitations, no earlier than the expiration of the lock-up period contained in the Fourth Amended and

Restated Focus LLC Agreement entered into in connection with the closing of this offering. Our director, director nominees, executive officers, all of our other existing owners and persons that purchase shares through our directed share program will, subject to certain exceptions, be subject to certain restrictions on the sale of their shares for 180 days after the date of this prospectus; however, after such period, and subject to compliance with the Securities Act or exemptions therefrom, these persons may sell such shares into the public market. Please read "Shares Eligible for Future Sale" and "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

        In connection with this offering, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of              shares of our Class A common stock issued or reserved for issuance under our equity incentive plan. Subject to the satisfaction of vesting conditions and the expiration of lock-up periods, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction.

        We cannot predict the size of future issuances of our Class A common stock or securities convertible into Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock will have on the market price of our Class A common stock. Sales of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our Class A common stock.

We may seek to finance acquisitions of partner firms by issuing equity securities that would dilute your ownership.

        We may finance future acquisitions through the issuance of equity securities, including common units and our Class A common stock. Acquisitions financed with the issuance of common units could significantly reduce our percentage ownership of Focus LLC. Furthermore, the new holders of common units may receive shares of our Class A common stock pursuant to the exercise of an exchange right or the call right, which may have a dilutive impact on your ownership interest.

        Acquisitions financed with the issuance of our Class A common stock could be dilutive to the share value and voting power of our existing Class A common stock, which could affect the market price of our Class A common stock.

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Class A common stock.

        Our director, director nominees, executive officers, all of our other existing owners and all persons that purchase shares through our directed share program will, subject to certain exceptions, be subject to certain resale restrictions with respect to our Class A common stock, our Class B common stock, any membership interests in Focus LLC or any securities convertible into or exercisable or exchangeable for such common stock or membership interests for a period of 180 days from the date of this prospectus. Please read "Certain Relationships and Related Party Transactions—Fourth Amended and Restated Focus LLC Agreement—Transfer of Securities" and "Underwriting (Conflicts of Interest)—No Sales of Similar Securities." The representatives for the underwriters, at any time and without notice, may upon request release all or any portion of the shares of Class A common stock subject to the foregoing lock-up agreements. If the restrictions under the lock-up agreements are waived, then such shares will be available for sale into the public markets, which could cause the market price of our Class A common stock to decline and impair our ability to raise capital.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

        We are classified as an "emerging growth company" under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (i) provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation required of larger public companies or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700.0 million in market value of our Class A common stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period.

        To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our Class A common stock to be less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

A LETTER FROM RUEDIGER ADOLF

        This letter should be read in the context of the disclosures made in the entire prospectus, including the information under the heading "Risk Factors" appearing elsewhere in this prospectus.

        Going public is a big step in the evolution of any business. It is an even bigger step for a wealth management business that evolved from my kitchen table in 2004.

        As a McKinsey & Company consultant and an industry executive at American Express, I had a deep understanding of the wealth management industry but was saddened by the quality of advice available to investors. It was clear to me that investors receiving "advice" based on the low suitability standard from employees working for too large, inflexible institutions with legacy systems, lack of transparency and limited, often proprietary choices, compensated by commissions and with large overheads and inferior economics was not the model of the future: The traditional market leaders may continue to lose market share for years to come!

        Through my travels, I encountered a superior model that is held to a higher standard of care, that is closer to the client than any large institution could ever be and that—I strongly believe—is more closely aligned with clients' interests: this is the world of the registered investment advisor, or RIA, long working away from the limelight but now the place-to-be for clients seeking superior wealth management services. RIAs are held to the fiduciary standard with a duty to place the interest of their clients above their own and to act in their client's best interest with due care and sense of loyalty, interestingly, principles that date back 4,000 years to the Code of Hammurabi.

        However, the more I learned about the RIA model, the more I believed it could be even more successful. What if a business existed that could:

          (1)   . .. . "credentialize" an RIA without forcing it into a singular operating model, like a "Good Housekeeping Seal of Approval," telling investors they were dealing with a small, accountable firm which simultaneously had the credentials of a much larger organization behind it.

          (2)   . .. . add value to these entrepreneurs by introducing them to best practices in marketing, operations and technology; helping them achieve purchasing power when beneficial to their business and clients; and providing them with access to subject matter experts they could never afford to hire on their own.

          (3)   . .. . provide access to significant capital for acquisitions, changing the growth trajectory and potential for success of the many already-outstanding RIA firms in the industry.

          (4)   . .. . solve the only true "crisis" the RIA industry is facing: succession planning. Many of the advisors I met did not have a viable management succession plan for their firm, creating risks for their clients, their employees and their families . . . successions is where scale and capital matters.

        Equipped with a fresh and differentiated approach, as well as access to plenty of capital, such a business could provide a tremendous service to the RIA industry and its clients.

        There was a final, critical lesson I had learned in my childhood days working for my dad's highly respected accounting firm that he had founded: "Never, never turn a successful entrepreneur into an employee." RIAs are entrepreneurs and, as fiduciaries, they are ferociously independent. As banks that acquire RIAs have consistently demonstrated: "If you turn the entrepreneur into an employee, you destroy what you just acquired!"

        When I walk into the offices of my partner firms or prospects, it often feels like walking into exactly the type of office my father had built. There is tremendous pride in what they accomplish, and most importantly, pride in serving their clients in the best way they possibly can.

        The opportunity was identified, the objectives were set, but how could such a business be built?

        Focus is a business that really did start with a sketch on a napkin at my kitchen table, followed by talking to many people about the idea (most of whom advised me to "get a real job"). However, two former colleagues from American Express and McKinsey & Company were compelled by the vision: my two co-founders Lenny Chang and Rajini Kodialam. The three of us developed the detailed economic, legal and operational model and inspired our first group of partner firms to join our vision and launch the business in 2006.

        Yes, there were surprises, and it is important to highlight them:

  •
  RIA Hesitation:  Telling the Focus story before we were "real" was a tremendous challenge. Many people in the industry believed we were "on to something" but thought it impossible to execute. This is where our model of entrepreneurship paid its biggest dividends: a compelling proposition attracts successful players: Buckingham, GW & Wade, The Colony Group, Kovitz, Douglas Lane and SCS Financial Services . . over 50 firms in all. We did not initially envision the quality of firms we ultimately attracted.

  •
  The Power of Diversity:  Our partner firms are united by their passion for their clients, their expertise and a commitment to the fiduciary standard. But there is also great diversity in their business models from a client focus, breadth of service and investment management perspective. Their diversity is a terrific source of strength: twice a year the principals of our partner firms meet to share their experiences and update each other (as well as to hear about Focus's evolution, welcome new principals from new partner firms to our partnership and meet prospects). This is only possible under Focus's differentiated partnership model.

  •
  Adding Value:  "Never turning entrepreneurs into employees" does not exclude adding value! Many of our partner firms have more than doubled their revenues since they joined Focus and we have been a catalyst in their journey. Often new partner firms need more scalable technology and operations solutions or need to hire additional talent. Often their marketing capabilities are only in a nascent stage, and almost always they need a new approach toward succession planning. Probably our highest impact is our ability to support their acquisitions with our marketing, capital and deal expertise. Many firms have never done a transaction before and wisely decide not to "moonlight" in the acquisitions business.

  •
  2008:  Learning from my and Rajini's years at McKinsey & Company and Lenny's at The Boston Consulting Group, we of course had stress-tested our model in countless scenarios. However, the magnitude of the 2008 disruption we did not test. In 2008, we were just emerging from "start-up" to becoming a "respectable" business after a highly successful 2007. This was not an easy time for our clients, our partner firms or management. However, the prudent advice our partner firms gave to their clients, going well beyond just investments, helped to preserve the balances in their portfolios and led to stronger client relationships with our partner firms and to Focus emerging from 2008 stronger than ever.

  •
  Breakaway Brokers:  Our initial business plan did not include Focus supporting wealth management professionals as they leave the wirehouses. But as our model gained traction in the RIA space, we started a dialogue with highly successful wealth management teams that felt stifled by the limitations and conflicts of the traditional model. Our first breakaway team joined us in October 2008, creating a tremendously successful advisory business and a model for many more transactions or "lift outs."

  •
  International Expansion:  Rajini and I are immigrants, so we always thought about Focus as a global opportunity but somewhere "down the road." Focus now has a presence in the United Kingdom, Canada and Australia, and we are convinced that—while there is still significant opportunity in the United States—clients looking for high-quality advice delivered by nimble entrepreneurs is a global phenomenon. Regulation in various countries is creating higher standards of care, favoring fee-based compensation and creating transparency and disclosure that at times actually leapfrogs the standards of the United States.

  •
  Raising Debt:  Raising capital in 2005 for a new enterprise was certainly easier than it would be now—it was also very helpful that there was no "Focus" to compete with as our idea was novel for this industry. However, to our surprise, only months after we closed our first number of transactions, we managed to raise debt, a critical component in our balance sheet structure. From our first $10.0 million credit facility in 2006, scaling to the $1.4 billion in credit facilities that support our business today. Focus has always had the resources to support its rapid growth.

        Our business has achieved considerable success, has strong access to capital and has created attractive returns for our principals and the existing owners of Focus. So why are we considering going public? We believe that Focus will benefit from:

  •
  Balance Sheet Flexibility:  As a public company, we can tap into additional and more flexible sources of capital. We have never been capital-constrained. However, adding additional tools to our existing financing is a prudent step in our evolution.

  •
  Public Currency:  Our deals are typically structured as a combination of cash and our equity. Occasionally our private currency is an advantage, in other situations prospects would prefer to "exchange" their private currency for a public currency.

  •
  Marketing:  No question, a successful initial public offering is a terrific credentializing event for Focus. As such, we expect that the initial public offering will be an important step towards building the Focus "brand" in a way that supports our partner firms' marketing without taking away their differentiated positioning.

        We recognize that being a public company comes with responsibility that goes beyond just the legal standards. We intend to manage Focus with a high level of transparency and continue to invest carefully and manage the business with a long-term perspective motivated by business fundamentals. In this way, we aim to preserve the sense of responsibility I learned through my father's business and that we share with all of the entrepreneurs who are members of our partnership.

        In the same vein, a business that adds value creates shareholder returns. We recognize that Focus's capital will be your capital and that our responsibility is to manage it prudently.

        We are proud of the scale that we have already achieved, but we believe that Focus will continue to have terrific opportunities ahead:

  •
  The RIA space is our terrific home market. Since our founding, we have created a vast network of relations with prospects and other industry players and significant acquisition expertise. Sometimes the time may not have been right for a transaction, but when the time is right, prospects will give us serious consideration. We believe that acquisitions and our program, Focus Successions, will provide tremendous opportunities for our partner firms and Focus.

  •
  Selectively, we expect that the breakaway space will remain highly attractive. As the brokerage industry continues to lose market share, it will keep on squeezing its advisors and clients economically. This will continue to create terrific opportunities for Focus. However, we will remain very selective in the type of teams that qualify to join our partnership as we believe only selective brokers can be successful entrepreneurs and are willing to commit to the fiduciary standard.

  •
  We will continue to develop innovative value-add programs for our partner firms that only a player of our scale and strength can develop. Our partner firms are demanding and they are constantly pushing our innovation.

  •
  Our international strategy is at its beginning, but we have the resources and terrific market access and have built the foundation for prudent expansion.

        It is our aspiration to be the partnership of choice for entrepreneurial, growth-oriented and sophisticated wealth management firms who "have their heart in the right place" and are committed to outstanding wealth management services for their clients.

        Thank you for your interest in Focus. I am honored to lead this organization and grateful to our partner firms and the countless people who believed in our vision and trusted our leadership.

        On behalf of our partner firms, my two co-founders and our colleagues, I would like to invite you to invest in our unique business and support our transition to the next level in market leadership!

        Rudy

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "plan," "estimate," "anticipate," "believe," "project," "budget," "potential," "continue," "will" and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include fluctuations in wealth management fees, our reliance on our partner firms and the principals who manage their businesses, our ability to make successful acquisitions, unknown liabilities of or poor performance by acquired businesses, harm to our reputation, our inability to facilitate smooth succession planning at our partner firms, our inability to compete, our reliance on key personnel, our inability to attract, develop and retain talented wealth management professionals, our inability to retain clients following an acquisition, write down of goodwill and other intangible assets, our failure to maintain and properly safeguard an adequate technology infrastructure, cyber-attacks, our inability to recover from business continuity problems, inadequate insurance coverage, the termination of management agreements by management companies, our inability to generate sufficient cash to service all of our indebtedness, the failure of our partner firms to comply with applicable U.S. and non-U.S. regulatory requirements, legal proceedings and governmental inquiries and certain factors discussed in the "Risk Factors" section of this prospectus.

        All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Our forward-looking statements speak only as of the date of this prospectus or as of the date as of which they are made. Except as required by applicable law, including federal securities laws, we do not intend to update or revise any forward-looking statements.

 INTERNAL REORGANIZATION

Summary of Offering Structure

        This offering is conducted through an "Up-C" structure, which is often used by partnerships and limited liability companies when they go public. An Up-C structure allows the equity holders in an entity that is treated as a partnership for U.S. federal income tax purposes to retain and realize tax benefits associated with their continued ownership interest following an initial public offering.

        Focus Financial Partners Inc. was incorporated as a Delaware corporation in July 2015. In connection with the closing of this offering, we will enter into the Fourth Amended and Restated Focus LLC Agreement. Following this offering and the reorganization transactions described below, Focus will be a holding company and its sole material asset will be a membership interest in Focus LLC. Focus LLC directly or indirectly owns all of the outstanding equity interests in Focus Operating, LLC, through which we hold our partner firms. Focus will be the sole managing member of Focus LLC, will be responsible for all operational, management and administrative decisions of Focus LLC and will consolidate the financial results of Focus LLC and its operating subsidiaries. All other membership interests in Focus LLC will be non-voting.

        Investors in this offering will purchase shares of our Class A common stock. Focus will use a portion of the proceeds to purchase outstanding Focus LLC units from certain existing owners other than our private equity investors (as defined below). In addition, certain existing owners will exchange all or a portion of their Focus LLC units for shares of our Class A common stock and, in some cases, receive either compensatory stock options or non-compensatory stock options and cash. Certain existing owners will continue to hold Focus LLC units representing economic, non-voting interests in Focus LLC and receive shares of our Class B common stock.

        The Class A and Class B common stock will generally vote together as a single class on all matters submitted to a vote of shareholders. The Class B common stock will not have any economic rights.

Reorganization Transactions

        In connection with this offering, we will effect an internal reorganization, which we refer to as the "reorganization transactions." The existing equity interests in Focus LLC consist of convertible preferred units, common units and incentive units. Each incentive unit has a hurdle amount, which is similar to the exercise price of a stock option. The owners of existing Focus LLC units, whom we refer to as the "existing owners," primarily include (i) affiliates of Stone Point, KKR and Centerbridge Partners, L.P., whom we refer to as our "private equity investors," (ii) members of management, (iii) current and former principals and (iv) current and former employees of us and our partner firms.

        We will implement the following steps in connection with this offering:

  •
  Focus LLC will purchase, utilizing proceeds from existing working capital, all common units held by existing owners who are not accredited investors, as defined by Rule 501 of Regulation D, at a purchase price per unit equal to 1.25 times the gross IPO price. We refer to the initial public offering price per share of Class A common stock as the "gross IPO price."

  •
  Focus LLC will accelerate vesting of all unvested incentive units held by existing owners who are not accredited investors and convert the incentive units of each such holder into a number of common units equal to (i) the number of such incentive units times the gross IPO price, minus the aggregate hurdle amount of such incentive units, divided by (ii) the gross IPO price. We refer to the resulting number of common units as the "appropriate conversion number." Focus LLC will then purchase all common units issued upon such conversion at a purchase price per unit equal to 1.25 times the gross IPO price.

  •
  We refer to existing owners who are accredited investors and hold fewer than 85,000 common units and incentive units in the aggregate as "mandatorily exchanging owners." We will first convert all vested and unvested incentive units of mandatorily exchanging owners into the appropriate conversion number of vested and unvested common units, respectively. Mandatorily exchanging owners may sell up to 100% of their vested common units (after giving effect to such conversion) to Focus at the net IPO price, subject to cut-backs depending on the proceeds available from this offering. We refer to the initial public offering price per share of Class A common stock, less the underwriting discount, as the "net IPO price." Unless a mandatorily exchanging owner elects to sell all of its vested common units (after giving effect to such conversion), such mandatorily exchanging owner must sell at least 10,000 vested common units (after giving effect to such conversion). The remaining vested and unvested common units of a mandatorily exchanging owner will be exchanged for an equal number of shares of vested Class A common stock and unvested Class A common stock, which will vest in three equal installments on December 31, 2018, 2019 and 2020, respectively. Mandatorily exchanging owners of vested common units issued upon conversion of vested incentive units and not sold will also receive (i) vested non-compensatory stock options to purchase a number of shares of Class A common stock equal to (A) the number of vested incentive units that were converted into such vested common units minus (B) the number of shares of vested Class A common stock issued in such exchange and (ii) cash in an amount equal to 65% of the fair market value of such non-compensatory stock options, as determined by us. Mandatorily exchanging owners of unvested common units issued upon conversion of unvested incentive units and not sold will also receive unvested compensatory stock options, which will vest in three equal installments on December 31, 2018, 2019 and 2020, to purchase a number of shares of Class A common stock equal to (i) the number of unvested incentive units that were converted into such unvested common units minus (ii) the number of shares of unvested Class A common stock issued in such exchange. All of the foregoing stock options will have a term of ten (10) years and an exercise price per share of Class A common stock equal to the gross IPO price.

  •
  Existing owners who are accredited investors and hold 85,000 or more common units and incentive units in the aggregate may sell up to 100% of their vested common units and vested incentive units (after conversion into the appropriate conversion number of common units) to Focus at the net IPO price, subject to cut-backs depending on the proceeds available from this offering. Unless such existing owner elects to sell all of its vested common units and vested incentive units (after conversion into the appropriate conversion number of common units), such existing owner must sell at least 10,000 vested common units and vested incentive units (after conversion into the appropriate conversion number of common units). These existing owners may also elect to exchange all or a portion of their remaining common units and incentive units on the following terms: (i) common units will be exchanged for an equal number of shares of Class A common stock, (ii) vested incentive units will be converted into the appropriate conversion number of vested common units and exchanged for an equal number of shares of vested Class A common stock and (iii) unvested incentive units will be converted into the appropriate conversion number of unvested common units and exchanged for an equal number of shares of unvested Class A common stock, which will vest in three equal installments on December 31, 2018, 2019 and 2020. We refer to existing owners who elect such exchange as "optionally exchanging owners." Optionally exchanging owners may elect to exchange a portion of their common and incentive units only if they exchange at least 25,000 common units and incentive units in the aggregate and, after any elective sale and such exchange, they continue to hold at least 25,000 common units and incentive units in the aggregate in Focus LLC following this offering. These existing owners will continue to hold their common units and incentive units remaining after any such sale or exchange in Focus LLC.

  •
  We refer to direct or indirect owners of convertible preferred units that are treated as corporations for U.S. federal income tax purposes as "blockers." All outstanding convertible preferred units will be converted into common units on a one-for-one basis. The common units held by certain affiliates of our private equity investors will be distributed to their owners, some of which are blockers. Each blocker will then merge with a separate newly formed subsidiary of Focus, with the blocker as the surviving entity. Each blocker owner will receive consideration in the merger equal to one share of Class A common stock for each common unit held.

  •
  The continuing owners affiliated with certain of our private equity investors will transfer a portion of their common units to Focus in exchange for an equal number of shares of Class A common stock. We refer to such private equity investors, solely with respect to the Class A common stock held by them following the reorganization transactions, as the "PE exchanging owners," and to mandatorily exchanging owners, optionally exchanging owners, and PE exchanging owners together as "exchanging owners."

  •
  We will not issue any fractional shares of Class A common stock or common units in the reorganization transactions.

        We refer to existing owners who will hold common units or incentive units in Focus LLC after the reorganization transactions, including common units converted from convertible preferred units, as "continuing owners." In connection with this offering, Focus will issue shares of its Class B common stock to the continuing owners who hold vested common units in exchange for their assignment to Focus of their voting rights in Focus LLC. Each such owner will receive one share of Class B common stock for each vested common unit held. Continuing owners holding unvested common units will receive Class B common stock only upon vesting of such units. Continuing owners holding incentive units will not receive any Class B common stock.

        Shares of Class B common stock will not entitle their holders to any economic rights. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law. Each share of Class B common stock will entitle its holder to one vote. We do not intend to list the Class B common stock on any stock exchange. Continuing owners holding unvested common units will not have any voting rights until such units vest. Continuing owners holding incentive units will not have any voting rights.

Structure Upon Completion of Offering

        From the proceeds received in this offering after deducting the underwriting discount and estimated offering expenses payable by us:

  •
  Focus will pay $        million to mandatorily exchanging owners of vested incentive units, pay $             million to exchanging owners who elect to sell their Focus LLC units and contribute $            million to Focus LLC (or $             million if the underwriters exercise their option to purchase additional shares in full) in exchange for common units.

  •
  Focus LLC will use $             million of such contribution amount to reduce indebtedness under our credit facilities.

  •
  The remaining $             million of such contribution amount (or $             million if the underwriters exercise their option to purchase additional shares in full) will be used by Focus LLC for acquisitions and general corporate business purposes and to pay the expenses of this offering.

        Upon completion of the reorganization transactions and this offering:

  •
  The outstanding capitalization of Focus will be as follows:

  •
              shares of Class A common stock (or            shares of Class A common stock if the underwriters exercise their option to purchase additional shares in full) held by investors in this offering;

  •
              shares of Class A common stock held by the exchanging owners and blocker owners;

  •
              shares of Class B common stock held by the continuing owners;

  •
  vested non-compensatory stock options to purchase          shares of Class A common stock at the gross IPO price issued to mandatorily exchanging owners of vested incentive units; and

  •
  unvested compensatory stock options to purchase          shares of Class A common stock at the gross IPO price granted to mandatorily exchanging owners of unvested incentive units.

  •
  The outstanding capitalization of Focus LLC will be as follows:

  •
              common units held by Focus;

  •
              common units held by the continuing owners; and

  •
              incentive units held by the continuing owners, which will be convertible into            common units (assuming an offering price at the midpoint of the range on the cover of this prospectus) in connection with the exercise of an exchange right, as described below.

  •
  The combined voting power in Focus will be as follows:

  •
          % for investors in this offering (or        % if the underwriters exercise their option to purchase additional shares in full) who will hold shares of Class A common stock;

  •
          % for the exchanging owners and blocker owners (or        % if the underwriters exercise their option to purchase additional shares in full) as a result of their holding shares of Class A common stock; and

  •
          % for the continuing owners holding vested common units in Focus LLC and a corresponding number of shares of Class B common stock.

        Each unitholder of Focus LLC (other than Focus) will, subject to certain limitations, have the right to cause Focus LLC to redeem all or a portion of its vested common units and vested incentive units, which we refer to as an "exchange right." Upon an exercise of an exchange right with respect to vested incentive units, such incentive units will first be converted into a number of common units that takes into account the then-current value of the common units and such incentive units' aggregate hurdle amount. Upon an exercise of an exchange right with respect to vested common units, and immediately after the conversion of vested incentive units into common units as described in the preceding sentence, Focus LLC will acquire each tendered common unit for, at its election, (i) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends reclassification and other similar transactions or (ii) an equivalent amount of cash. In addition, in connection with any redemption of vested common units (other than common units received upon a conversion of incentive units as described in this paragraph), the corresponding shares of Class B common stock will be cancelled. Alternatively, upon the exercise of any exchange right, Focus (instead of Focus LLC) will have the right to acquire each tendered common unit (and corresponding share of Class B common stock, as applicable) from the exchanging unitholder for, at its election, (i) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends reclassification and other similar transactions or (ii) an equivalent amount of cash, which we refer to as our "call right." The exchange rights will be subject to certain limitations and restrictions intended to ensure that Focus LLC will continue to be treated as a partnership for U.S. federal income tax purposes. Please read "Certain Relationships and Related Party Transactions—Fourth Amended and Restated Focus LLC Agreement."

Liquidity Rights and Limitations

        All existing and continuing owners will, subject to certain exceptions, be restricted from selling or transferring any shares of Class A common stock or any other of our equity securities for 180 days after the date of this prospectus. Please read "Certain Relationships and Related Party Transactions—Fourth Amended and Restated Focus LLC Agreement—Transfer of Securities" and "Underwriting (Conflicts of Interest)—No Sales of Similar Securities."

        Following the expiration of this 180-day period and except as otherwise permitted by the Fourth Amended and Restated Focus LLC Agreement, continuing owners will be restricted in exchanging Focus LLC units beneficially owned by them at the closing of this offering, such that they may exchange only up to one-third of such beneficially owned units per year, with certain carry-forward rights, and subject to certain exceptions, all as described below. The foregoing volume restrictions will apply to the PE Holders as an aggregate limitation on their ability to sell Focus LLC units or the shares of Class A common stock received in connection with the reorganization transactions.

        Except for certain additional liquidity rights provided under the registration rights agreement described below and except as otherwise permitted by the Fourth Amended and Restated Focus LLC Agreement, continuing owners will only be permitted to exercise their exchange rights on quarterly exchange dates and with respect to one-twelfth of the units held by them at the closing of this offering, with an ability to carry forward unused exchange rights to subsequent exchange dates. The foregoing volume restrictions will apply to the PE Holders as an aggregate limitation on their ability to sell Focus LLC units or the shares of Class A common stock received in connection with the reorganization transactions.

        Pursuant to a registration rights agreement, we will file a shelf registration statement to permit the resale of shares of Class A common stock held by PE Holders or issuable upon the exercise of exchange rights by continuing owners as soon as practicable following the one year anniversary of this offering.

        The PE Holders will have the right to demand up to three secondary underwritten offerings per year. We may initiate one additional underwritten offering per year for the benefit of the other continuing owners.

        The PE Holders and the other continuing owners may have participation rights with respect to any such underwritten offerings. We may also participate on a primary basis and issue and sell shares of our Class A common stock for our own account. We will use the proceeds from any such offering to purchase outstanding Focus LLC units from continuing owners and pay related fees and expenses. In the event of any underwriter cutbacks, all participating holders will be treated equally and included pro rata based on their ownership of registrable shares at the closing of this offering.

        The PE Holders and the other continuing owners will also have piggyback registration rights with respect to other underwritten offerings by us under certain circumstances.

        We expect that future unitholders in certain instances may also be granted registration rights in connection with future acquisitions by Focus LLC, but on terms that are not superior to the registration rights of the continuing owners. Please read "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

        In addition, continuing owners will be subject to certain transfer restrictions under the Fourth Amended and Restated Focus LLC Agreement, which will be entered into in connection with the closing of this offering, intended to ensure that Focus LLC will continue to be treated as a partnership for U.S. federal income tax purposes.

Tax Receivable Agreements

        Focus's acquisition (or deemed acquisition for U.S. federal income tax purposes) of Focus LLC units in connection with this offering or pursuant to an exercise of an exchange right or the call right is expected to result in adjustments to the tax basis of the tangible and intangible assets of Focus LLC and such adjustments will be allocated to Focus. Moreover, following Focus's acquisition or deemed acquisition of Focus LLC units and of the blockers, Focus will be allocated adjustments to the tax basis of the tangible and intangible assets of Focus LLC as a result of the acquisition in July 2017 of convertible preferred units by our private equity investors and certain of the blockers owned by our private equity investors. These adjustments would not have been available to Focus absent its acquisition or deemed acquisition of Focus LLC units or its acquisition of the blockers and are expected to reduce the amount of cash tax that Focus would otherwise be required to pay in the future.

        In connection with the closing of this offering, Focus will enter into two Tax Receivable Agreements with the TRA holders. The term of each Tax Receivable Agreement will commence upon the closing of this offering and will continue until all tax benefits that are subject to such Tax Receivable Agreement have been utilized or expired, unless we experience a change of control (as defined in the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreements terminate early (at our election or as a result of our breach), and we make the termination payments specified in the Tax Receivable Agreements. The Tax Receivable Agreements generally provide for the payment by Focus to each TRA holder of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that Focus actually realizes (computed using simplifying assumptions to address the impact of state and local taxes) or is deemed to realize in certain circumstances in periods after this offering as a result of, as applicable to the relevant TRA holder, (i) certain increases in tax basis that occur as a result of Focus's acquisition or deemed acquisition (for U.S. federal income tax purposes) of all or a portion of such TRA holder's units in connection with this offering or pursuant to the exercise of an exchange right or the call right, (ii) the increases in tax basis relating to the July 2017 acquisition by our private equity investors that will be available to Focus as a result of its acquisition of the blockers in connection with this offering and (iii) imputed interest deemed to be paid by Focus as a result of, and additional tax basis arising from, any payments Focus makes under the relevant Tax Receivable Agreement. We will retain the benefit of the remaining 15% of the cash savings.

        Because Focus is a holding company with no operations of its own, Focus's ability to make payments under the Tax Receivable Agreements is dependent on the ability of Focus LLC to make distributions to Focus in an amount sufficient to cover its obligations under the Tax Receivable Agreements. See "Risk Factors—Risks Related to Our Internal Reorganization and Resulting Structure—Focus is a holding company. Focus's sole material asset after completion of this offering will be its equity interest in Focus LLC and Focus will be accordingly dependent upon distributions from Focus LLC to pay taxes, make payments under the Tax Receivable Agreements and cover its corporate and other overhead expenses." If we experience a change of control (as defined under the Tax Receivable Agreements, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreements terminate early (at our election or as a result of our breach), Focus could be required to make a substantial, immediate lump-sum payment.

 USE OF PROCEEDS

        We expect the net proceeds from this offering to be approximately $             million, assuming an initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus) and after deducting the underwriting discount and estimated offering expenses payable by us of approximately $             million, in the aggregate.

        Focus intends to use the net proceeds from this offering to pay $             million to mandatorily exchanging owners of vested incentive units and pay $             million to exchanging owners that elect to sell their Focus LLC units.

        Focus intends to contribute $         million of the net proceeds from this offering to Focus LLC (or $         million if the underwriters exercise their option to purchase additional shares in full) in exchange for                        common units. Focus LLC will use $             million of such contribution amount to reduce indebtedness under our credit facilities.

        The remaining $             million of such contribution amount (or $             million if the underwriters exercise their option to purchase additional shares in full) will be used by Focus LLC for acquisitions and general corporate business purposes and to pay the expenses of this offering.

        Borrowings under our credit facilities were primarily made for acquisitions, cash liquidity for unitholders and other general business purposes. As of March 31, 2018, we had outstanding borrowings of $998.0 million at stated value under our credit facilities. For the three months ended March 31, 2018, the weighted-average interest rate under our credit facilities was approximately 6%. As of March 31, 2018, we had outstanding letters of credit in the amount of $2.5 million, bearing interest at an annual rate of approximately 3%. After payoff of our second lien term loan, the remaining credit facilities will consist of our first lien term loan and first lien revolving credit facility, which have July 2024 and July 2022 maturity dates, respectively. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Credit Facilities."

        A $1.00 increase or decrease in the assumed initial public offering price of $            per share would cause the net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses, received by us to increase or decrease, respectively, by approximately $             million, assuming the number of shares offered by us as set forth on the cover of this prospectus remains the same. An increase or decrease of 1,000,000 shares from the expected number of shares of Class A common stock to be sold by us in this offering would cause the net proceeds received by us to increase or decrease, respectively, by approximately $             million, assuming the assumed initial public offering price per share (the midpoint of the price range set forth on the cover of this prospectus) remains the same. Any increase or decrease in proceeds due to a change in the initial public offering price or number of shares issued would increase or decrease, respectively, the amount of net proceeds contributed to Focus LLC to be used by it for acquisitions and general corporate business purposes.

 DIVIDEND POLICY

        We do not anticipate declaring or paying any cash dividends to holders of our Class A common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the growth of our business. If we decide to pay cash dividends in the future, the declaration and payment of such dividends will be at the sole discretion of our board of directors and may be discontinued at any time. In determining the amount of any future dividends, our board of directors will take into account any legal or contractual limitations, our actual and anticipated future earnings, cash flow, debt service and capital requirements, the amount of distributions to us from Focus LLC and other factors that our board of directors may deem relevant. Because we are a holding company, our cash flow and ability to pay dividends depends upon the financial results and cash flows of our operating subsidiaries and the distribution or other payment of cash to us in the form of dividends or otherwise from Focus LLC.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2018:

  •
  on an actual basis; and

  •
  on a pro forma basis to give effect to (i) the reorganization transactions described under "Internal Reorganization" and "Unaudited Pro Forma Consolidated Financial Information," (ii) the sale of shares of our Class A common stock in this offering at an assumed initial offering price of $            per share (which is the midpoint of the range set forth on the cover of this prospectus) and (iii) the application of the net proceeds from this offering as set forth under "Use of Proceeds."

        You should read the following table in conjunction with "Internal Reorganization," "Use of Proceeds," "Selected Historical and Pro Forma Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2018
	Actual(1)	Pro Forma(2)
	(dollars in thousands)
Cash and cash equivalents	$27,949	$

First Lien Term Loan	$791,025	$

Second Lien Term Loan	207,000
Unamortized debt financing costs	(3,963)
Unamortized discount	(1,877)

Borrowings under credit facilities	$992,185

Redeemable common and incentive units	166,249
Convertible preferred units	698,500

Total mezzanine equity	$864,749	$

Equity:
Class A common stock, $0.01 par value; shares authorized (pro forma); shares issued and outstanding (pro forma)	—
Class B common stock, $0.01 par value, shares authorized (pro forma); shares issued and outstanding (pro forma)	—
Additional paid-in capital	—
Total members' deficit/shareholders' equity	(780,629)	$

Total capitalization	$1,076,305	$

(1)
Focus was incorporated in July 2015. The data in this table has been derived from the historical consolidated financial statements of our accounting predecessor, Focus LLC, included elsewhere in this prospectus.

(2)
A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total shareholders' equity and total capitalization by $             million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares from the expected number of shares of Class A common stock to be sold by us in this offering would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total shareholders' equity and total capitalization by $             million, assuming the assumed initial public offering price per share (the midpoint of the price range set forth on the cover of this prospectus) remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

DILUTION

        Purchasers of our Class A common stock in this offering will experience immediate and substantial dilution in the net tangible book value per share of Class A common stock for accounting purposes. Our net tangible book value as of March 31, 2018, after giving pro forma effect to the reorganization transactions described under "Internal Reorganization" and "Unaudited Pro Forma Consolidated Financial Information," was approximately $             million, or $            per share of Class A common stock. Pro forma net tangible book value per share is determined by dividing our pro forma tangible net worth (tangible assets less total liabilities), inclusive of convertible preferred units that will be converted into common units in connection with the reorganization transactions, by the total number of outstanding shares of Class A common stock that will be outstanding immediately prior to the closing of this offering, including giving effect to our internal reorganization. After giving effect to the sale of shares of Class A common stock in this offering and further assuming the receipt of the estimated net proceeds (assuming the midpoint of the price range set forth on the cover of this prospectus and after deducting the underwriting discount and estimated offering expenses payable by us), our adjusted pro forma net tangible book value as of March 31, 2018 would have been approximately $             million, or $            per share of Class A common stock. This represents an immediate increase in the net tangible book value of $            per share to our existing owners and immediate dilution (i.e., the difference between the offering price and the adjusted pro forma net tangible book value after this offering) to new investors purchasing shares of Class A common stock in this offering of $            per share. The following table illustrates the per share dilution to new investors purchasing shares in this offering (assuming that 100% of the outstanding Focus LLC common units and incentive units have been exchanged for Class A common stock):

Assumed initial public offering price per share	$
Pro forma net tangible book value per share as of March 31, 2018 (after giving effect to our internal reorganization)
Increase per share attributable to new investors in the offering

Adjusted pro forma net tangible book value per share (after giving effect to our internal reorganization and this offering)

Dilution in pro forma net tangible book value per share to new investors in this offering(1)

(1)
If the initial public offering price were to increase or decrease by $1.00 per share, then dilution in pro forma net tangible book value per share to new investors in this offering would equal $            or $            , respectively.

        The following table summarizes, on an adjusted pro forma basis as of March 31, 2018, the total number of shares of Class A common stock owned by existing owners (assuming that 100% of the outstanding Focus LLC common units and incentive units have been exchanged for Class A common stock) and to be owned by new investors, the total consideration paid, and the average price per share paid by our existing owners and to be paid by new investors in this offering at $            (the midpoint of the price range set forth on the cover of this prospectus) calculated before deduction of the estimated underwriting discount.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
(dollars in thousands, except per share data)
Existing owners			%	$		%	$
Investors in this offering			%	$		%	$

Total			%	$		%	$

        If the underwriters' option to purchase additional shares is exercised in full, the number of shares held by new investors will be increased to                        , or approximately         % of the total number of shares of Class A common stock. Assuming the number of shares of Class A common stock offered by us, as set forth on the cover of this prospectus, remains the same, after deducting the underwriting discount and estimated offering expenses payable by us, a $1.00 increase or decrease in the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover of this prospectus, would increase or decrease, respectively, total consideration paid by new investors and total consideration paid by all shareholders by approximately $             million.

        To the extent that (i) we grant options to our employees in the future and those options are exercised, (ii) other issuances of Class A common stock are made or (iii) other issuances of common units or grants of incentive units are made and those units are exchanged for Class A common stock, there will be further dilution to new investors.

 SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

        Focus Financial Partners Inc. was formed in July 2015 and does not have historical financial operating results. The following table shows selected historical and pro forma consolidated financial data of our accounting predecessor, Focus Financial Partners, LLC, for the periods and as of the dates presented. Focus Financial Partners, LLC was formed on November 30, 2004.

        The selected historical consolidated financial data as of December 31, 2016 and 2017 and for the years ended December 31, 2015, 2016 and 2017 were derived from the audited historical consolidated financial statements of our accounting predecessor included elsewhere in this prospectus. The summary historical consolidated financial data as of December 31, 2013, 2014 and 2015 and for the years ended December 31, 2013 and 2014 were derived from the audited historical consolidated financial statements of our accounting predecessor not included in this prospectus. The summary unaudited historical consolidated financial data for the three months ended March 31, 2017 and as of and for the three months ended March 31, 2018 were derived from the unaudited condensed consolidated financial statements of our accounting predecessor included elsewhere in this prospectus. The summary unaudited historical balance sheet data as of March 31, 2017 were derived from unaudited condensed consolidated financial statements of our accounting predecessor not included in this prospectus. The summary unaudited historical consolidated financial data has been prepared on a consistent basis with the audited consolidated financial statements of Focus Financial Partners, LLC. In the opinion of management, such summary unaudited historical consolidated financial data reflects all adjustments, consisting of normal recurring adjustments, considered necessary to present our financial position for the periods presented. The results for the three months ended March 31, 2018 are not necessarily indicative of the results that may be expected for the full year. Our historical results are not necessarily indicative of statements of financial position or results of operations as of any future date or for any future period.

        The selected unaudited pro forma consolidated statement of operations data for the year ended December 31, 2017 has been prepared to give pro forma effect to (i) the reorganization transactions described under "Internal Reorganization", (ii) this offering and the application of the net proceeds from this offering and (iii) the SCS Acquisition as if they had each been completed as of January 1, 2017. The summary unaudited pro forma consolidated statement of operations data for the three months ended March 31, 2018 has been prepared to give pro forma effect to these transactions as if they had been completed as of January 1, 2017, with the exception of the SCS Acquisition, which is included in the unaudited consolidated statement of operations data of our accounting predecessor for the three months ended March 31, 2018. The selected unaudited pro forma consolidated balance sheet data as of March 31, 2018 has been prepared to give pro forma effect to these transactions as if they had been completed as of March 31, 2018, with the exception of the SCS Acquisition, which is included in the unaudited balance sheet of our accounting predecessor as of March 31, 2018. The selected unaudited pro forma consolidated financial data are presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the reorganization transactions, this offering and the SCS Acquisition been consummated on the dates indicated and do not purport to be indicative of statements of financial position or results of operations as of any future date or for any future period.

        You should read the following table in conjunction with "Internal Reorganization," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical consolidated financial statements of our accounting predecessor included elsewhere in this prospectus and the pro forma consolidated financial statements of Focus Financial Partners Inc. set forth under "Unaudited Pro Forma Consolidated Financial Information." Among other things, the historical and pro forma financial statements include more detailed information regarding the basis of presentation for the following information.

	Focus Financial Partners, LLC							Focus Financial Partners Inc. Pro Forma
						Three Months Ended March 31,
	Year Ended December 31,								Three Months Ended March 31, 2018
								Year Ended December 31, 2017
	2013	2014	2015	2016	2017	2017	2018
	(dollars in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues	$268,935	$325,574	$382,347	$485,444	$662,887	$135,546	$196,229	$	$
Operating expenses	251,903	304,549	361,030	447,161	657,134	124,152	183,683

Income from operations	17,032	21,025	21,317	38,283	5,753	11,394	12,546

Other expense, net	(7,380)	(8,817)	(11,347)	(21,580)	(55,613)	(6,501)	(23,424)
Income (loss) before income tax	9,652	12,208	9,970	16,703	(49,860)	4,893	(10,878)
Income tax expense (benefit)	975	212	649	981	(1,501)	442	1,176

Net income (loss)	$8,677	$11,996	$9,321	$15,722	$(48,359)	$4,451	$(12,054)	$	$

Net income (loss) per share of Class A common stock:
Basic								$	$
Diluted								$	$
Consolidated Balance Sheets Data (at period end):
Cash and cash equivalents	$16,668	$9,086	$15,499	$16,508	$51,455	$17,815	$27,949	$	$
Total assets	381,334	404,467	550,670	752,941	1,234,837	814,765	1,254,519
Total liabilities	251,977	257,130	418,871	562,339	1,148,749	605,862	1,170,399
Total mezzanine equity	348,817	369,574	405,347	452,485	864,749	468,416	864,749
Total members' deficit/shareholders' equity	(219,460)	(222,237)	(273,548)	(261,883)	(778,661)	(259,513)	(780,629)
Other Financial Data:
Revenue Metrics:
Revenue growth(1) from prior period	28.9%	21.1%	17.4%	27.0%	36.6%	17.0%	44.8%
Organic revenue growth(2) from prior period	12.2%	14.2%	5.5%	5.2%	13.4%	9.3%	17.6%
Management Fees Metrics (operating expense):
Management fees growth(3) from prior period	41.4%	21.7%	13.4%	28.0%	42.5%	25.6%	39.3%
Organic management fees growth(4) from prior period	16.5%	16.9%	1.9%	3.6%	23.0%	17.7%	24.5%
Adjusted EBITDA Metrics:
Adjusted EBITDA(5)	$55,717	$67,755	$75,442	$103,038	$145,226	$28,198	$44,221	$	$
Adjusted EBITDA growth(5) from prior period	29.4%	21.6%	11.3%	36.6%	40.9%	17.6%	56.8%
Adjusted Net Income Metrics:
Adjusted Net Income(6)	$45,345	$55,870	$60,538	$77,504	$96,553	$20,627	$28,302	$	$
Adjusted Net Income growth(6) from prior period	39.5%	23.2%	8.4%	28.0%	24.6%	18.1%	37.2%
Other Metrics:
Acquired Base Earnings(7)	$5,009	$5,327	$15,586	$23,217	$44,191	$6,793	$2,750
Number of partner firms at period end(8)	27	30	36	42	51	45	52

(1)
Represents growth in our GAAP revenue.

(2)
Organic revenue growth represents the year-over-year growth in revenue related to partner firms, including growth related to acquisitions of wealth management practices and customer relationships by our partner firms and partner firms that have merged, that (i) for the annual periods presented, are included in our consolidated statements of operations for each of the entire fiscal year-periods presented and (ii) for the three month-periods presented, are included in our consolidated statements of operations for each of the entire three month-periods presented. We believe these growth statistics are useful in that they present full-period revenue growth of partner firms on a "same store" basis exclusive of the effect of the partial period results of partner firms that are acquired during the comparable periods.

(3)
The terms of our management agreements entitle the management companies to management fees typically consisting of all EBPC in excess of Base Earnings up to Target Earnings, plus a percentage of any EBPC in excess of Target Earnings. Management fees growth represents the year-over-year growth in GAAP management fees earned by management companies. While an expense, we believe that growth in management fees reflect the strength of the partnership.

(4)
Organic management fees growth represents the year-over-year growth in management fees earned by management companies related to partner firms, including growth related to acquisitions of wealth management practices and customer relationships by our partner firms and partner firms that have merged, that (i) for the annual periods presented, are included in our consolidated statements of operations for each of the entire fiscal year-periods presented and (ii) for the three month-periods presented, are included in our consolidated statements of operations for each of the entire three month-periods presented. We believe that these growth statistics are useful in that they present full-period growth of management fees on a "same store" basis exclusive of the effect of the partial period results of partner firms that are acquired during the comparable periods.

(5)
Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Business."

(6)
Adjusted Net Income is a non-GAAP financial measure. For a definition of Adjusted Net Income and a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Business."

(7)
Pursuant to our management agreements, we retain a cumulative preferred position in Base Earnings, which we refer to as Acquired Base Earnings. For additional information regarding Acquired Base Earnings, please read "—Acquired Base Earnings."

(8)
Represents the number of partner firms on the last day of the period presented. For the applicable period end, the number of partner firms has been reduced for partner firms that merged with existing partner firms prior to the last day of the period. Subsequent to March 31, 2018 through the date of this prospectus, we completed the acquisition of three additional partner firms.

 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        Focus Financial Partners Inc. was formed in July 2015 and does not have historical financial operating results. The following unaudited pro forma consolidated financial statements of Focus Financial Partners Inc. are based on the historical consolidated financial statements of our accounting predecessor, Focus Financial Partners, LLC, included elsewhere in this prospectus. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2017 has been prepared to give pro forma effect to (i) the reorganization transactions described under "Internal Reorganization" elsewhere in this prospectus and this offering and the application of the net proceeds from this offering as if they had been completed as of January 1, 2017 and (ii) the SCS Acquisition as though it was completed on January 1, 2017. The unaudited pro forma consolidated statement of operations data for the three months ended March 31, 2018 has been prepared to give pro forma effect to these transactions as if they had been completed as of January 1, 2017, with the exception of the SCS Acquisition, which is included in the unaudited consolidated statement of operations data of our accounting predecessor for the three months ended March 31, 2018. The unaudited pro forma consolidated balance sheet as of March 31, 2018 has been prepared to give pro forma effect to these transactions as if they had been completed as of March 31, 2018, with the exception of the SCS Acquisition, which is included in the unaudited balance sheet of our accounting predecessor as of March 31, 2018. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the reorganization transactions, this offering and the SCS Acquisition on the historical financial information of Focus Financial Partners, LLC.

        The unaudited pro forma consolidated financial information should be read together with "Internal Reorganization," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of Focus Financial Partners, LLC and related notes included elsewhere in this prospectus.

        Upon completion of this offering, we expect our operating expenses to increase as a result of being a publicly traded company, including annual and quarterly report preparation, tax return preparation, independent auditor fees, investor relations activities, transfer agent fees, incremental director and officer liability insurance costs and independent director compensation. We also expect our accounting, legal, tax and personnel-related expenses to increase as we supplement our compliance and governance functions, maintain and review internal controls over financial reporting and prepare and distribute periodic reports as required by the rules and regulations of the SEC. The unaudited pro forma consolidated financial statements do not reflect these increased expenses.

        The unaudited pro forma consolidated financial information is included for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the reorganization transactions and this offering been consummated on the dates indicated, and does not purport to be indicative of statements of financial position or results of operations as of any future date or for any future period.

Unaudited Pro Forma Consolidated Statement of Operations
for the Year Ended December 31, 2017
(dollars in thousands, except per share data)

	Focus Financial Partners, LLC Historical	SCS Financial Services, LLC and Subsidiaries	Pro Forma Adjustments	Pro Forma Adjustments Note		Subtotal	Pro Forma Adjustments	Pro Forma Adjustments Note	Focus Financial Partners Inc. Pro Forma
REVENUES:
Wealth management fees	$617,124	$24,722					$		$
Other	45,763	—

Total revenues	662,887	24,722

OPERATING EXPENSES:
Compensation and related expenses	265,555	20,599		(f	)			(a)
Management fees	163,617	—		(f	)
Selling, general and administrative	134,615	2,520
Intangible amortization	64,367	—		(g	)
Non-cash changes in fair value of estimated contingent consideration	22,294	—
Depreciation and other amortization	6,686	115

Total operating expenses	657,134	23,234

INCOME FROM OPERATIONS	5,753	1,488

OTHER INCOME (EXPENSE):
Interest income	222	—
Interest expense	(41,861)	(363)		(h	)			(b)
Amortization of debt financing costs	(4,084)	—
Loss on extinguishment of borrowings	(8,106)	—						(b)
Other (expense) income—net	(3,191)	4
Income from equity method investments	1,407	—

Total other expense—net	(55,613)	(359)

INCOME(LOSS) BEFORE INCOME TAX	(49,860)	1,129
INCOME TAX EXPENSE (BENEFIT)	(1,501)	—		(i	)			(c)

Less: net loss attributable to non-controlling interests	—	(66)		(j	)			(d)

NET INCOME (LOSS) ATTRIBUTABLE TO FOCUS FINANCIAL PARTNERS INC.	$(48,359)	$1,063					$		$

Net loss per share of Class A common stock:
Basic								(e)	$

Diluted								(e)	$

Weighted average shares of Class A common stock outstanding:
Basic								(e)

Diluted								(e)

 Notes to the Unaudited Pro Forma Consolidated Statement of Operations
for the Year Ended December 31, 2017
(dollars in thousands, except per share data)

        (a)   Reflects additional compensation expense related to the vesting of certain incentive units occurring in connection with the reorganization transactions and additional compensation expense related to cash payments and the issuance of stock options to unitholders in connection with this offering and the related deferred tax impact.

        (b)   Reflects reduction of interest expense and loss on extinguishment of borrowings related to the reduction of indebtedness under our credit facilities at an assumed interest rate of        %. Each 1.00% change in the assumed interest rate for such indebtedness would increase or decrease pro forma interest expense by approximately $           million for the year ended December 31, 2017.

        (c)   Reflects the impact of U.S. federal, state, local and foreign income taxes on the income of Focus. The pro forma effective income tax rate is estimated to be approximately        % and was determined by combining the projected U.S. federal, state, local and foreign income taxes.

        As a flow-through entity, Focus LLC is generally not and has not been subject to U.S. federal and certain state income taxes at the entity level, although it has been subject to the New York City Unincorporated Business Tax. Instead, for U.S. federal and certain state income tax purposes, taxable income was and is passed through to its unitholders, which after the reorganization transactions, will include Focus. Focus is subject to U.S. federal and certain state income taxes applicable to corporations. The provision for income taxes differs from the amount of income tax computed by applying the applicable U.S. federal income tax statutory rate to loss before provision for income taxes as follows:

For the Year Ended December 31, 2017
(dollars in thousands)
U.S. federal statutory rate	$	%
State and local income taxes, net of U.S. federal		%
Permanent items and other		%
Rate benefit from the flow through entity(1)		%

Provision for income taxes	$	%

(1)
Rate benefit from the flow through entity is calculated principally by multiplying the consolidated pro forma income before tax by the percentage of non-controlling interests (        %) represented by the common units and incentive units, after taking into account the hurdle, of Focus LLC held by the continuing owners and the U.S. federal statutory rate. The pro forma income before tax attributable to the non-controlling interests would be subject to New York City Unincorporated Business tax at the consolidated level at a statutory rate of 4.0%. The U.S. federal and state income taxes on the earnings attributable to the common units and incentive units held by the continuing owners will be payable directly by the continuing owners.

        The table above includes certain book to tax differences such as non-deductible meals and entertainment, non-cash equity compensation expense, and intangible acquisition expenses which represent permanent differences. These differences are recognized at the level of the flow through entity, Focus LLC, and indirectly impact Focus by increasing the effective income tax rate.

        (d)   Represents the non-controlling interest allocation of        % of the net loss of Focus to the continuing owners. The percentage is based on the common units and incentive units of Focus LLC to be outstanding after the offering.

For the Year Ended December 31, 2017
(dollars in thousands)
Vested common units held by continuing owners
Common unit equivalents of vested incentive units held by continuing owners(1)

Total common units and common unit equivalents attributable to non-controlling interest
Total vested common units and vested common unit equivalents of incentive units outstanding
Non-controlling interest allocation		%
Loss before provision for income taxes	$
Non-controlling interest allocation		%
Loss before provision for income taxes attributable to non-controlling interest
Non-controlling portion of provision for income taxes(2)

Net loss attributable to non-controlling interests	$

(1)
On a common unit equivalent basis using the initial public offering price.

(2)
The non-controlling portion of provision for income taxes of $            for the year ended December 31, 2017, is calculated by multiplying the pro forma provision for income taxes for Focus LLC of $            by the non-controlling interest allocation percentage of        %.

        (e)   The pro forma basic and diluted net loss per share of Class A common stock is calculated as follows:

	Basic	Diluted
(dollars in thousands, except per share data)
Pro forma net loss attributable to Focus(1)	$	$
Weighted average shares of Class A common stock outstanding(1)(2)(3)

Pro forma net loss per share of Class A common stock	$	$

(1)
Shares of Class B common stock do not share in the earnings of Focus and are therefore not included in the weighted average shares outstanding or net loss per share. Furthermore, no pro forma effect was given to the future potential exchanges of the            vested common units and            vested incentive units held by the continuing owners that will be outstanding immediately after the consummation of the reorganization and the offering for a corresponding number of shares of our Class A common stock because the issuance of shares of Class A common stock upon these exchanges would not be dilutive.

(2)
Compensatory and non-compensatory stock options issued in connection with the reorganization transactions and this offering are anti-dilutive and are therefore not included in the weighted average shares.

(3)
Diluted net loss per share includes            shares related to unvested Class A common stock.

        (f)    To record management fees pursuant to the management agreement entered into with the selling principals of SCS Financial Services, LLC and reduce the principals' historical compensation.

        (g)   To record additional amortization expense related to the SCS Financial Services, LLC intangibles acquired in connection with the SCS Acquisition.

        (h)   To record adjustments to interest expense due to increased borrowings of $213,000 as a result of the SCS Acquisition at an assumed interest rate of        % and eliminate SCS Financial Services, LLC's interest expense, as the outstanding debt of SCS Financial Services, LLC was repaid at the closing of the SCS acquisition. Each 1.00% change in the assumed interest rate for such indebtedness would increase or decrease pro forma interest expense by approximately $           million for the year ended December 31, 2017.

        (i)    To record additional tax expense resulting from the SCS Acquisition.

        (j)    To eliminate SCS Financial Services, LLC's non-controlling interest as Focus LLC is the sole equity owner post-acquisition.

 Unaudited Pro Forma Consolidated Balance Sheet
as of March 31, 2018
(dollars in thousands, except per share data)

	Focus Financial Partners, LLC Historical	Pro Forma Adjustments	Pro Forma Adjustments Note	Focus Financial Partners Inc. Pro Forma
ASSETS
Cash and cash equivalents	$27,949	$	(a)(b)(c)(e)(f)(g)	$
Accounts receivable—net	84,433
Prepaid expenses and other assets	47,858		(c)
Fixed assets—net	21,870
Debt financing costs—net	12,541
Deferred tax asset			(a)(d)
Goodwill	527,201
Other intangible assets—net	532,667

TOTAL ASSETS	$1,254,519	$		$

LIABILITIES, MEZZANINE EQUITY, AND MEMBERS' DEFICIT/SHAREHOLDER'S EQUITY:
LIABILITIES:
Accounts payable	$7,201	$	(c)	$
Accrued expenses	28,837		(c)
Due to affiliates	23,735
Deferred revenue	7,986
Other liabilities	110,455
Borrowings under credit facilities	992,185		(g)
Tax receivable agreement obligations			(d)

TOTAL LIABILITIES	1,170,399

MEZZANINE EQUITY:
Redeemable common and incentive units	166,249		(f)(g)(j)
Convertible preferred units	698,500		(f)(g)(j)

Total mezzanine equity	864,749

MEMBERS' DEFICIT	(780,629)		(a)(b)(e)(g)(j)
Class A Common stock, par value $0.01, shares authorized; and shares issued and outstanding, as adjusted			(c)(f)(g)(j)
Class B Common stock, par value $0.01, shares authorized; and shares issued and outstanding, as adjusted			(g)(j)
Additional paid-in capital			(a)(c)(d)(f)(g)
Shareholder's equity			(a)(c)(f)(g)
Total members' deficit / shareholder's equity	(780,629)
Non-controlling interests			(h)

TOTAL LIABILITIES, MEZZANINE EQUITY, AND MEMBERS' DEFICIT/SHAREHOLDER'S EQUITY	$1,254,519	$		$

 Unaudited Pro Forma Consolidated Statement of Operations
for the Three Months Ended March 31, 2018
(dollars in thousands, except per share data)

	Focus Financial Partners, LLC Historical	Pro Forma Adjustments	Pro Forma Adjustments Note	Focus Financial Partners Inc. Pro Forma
REVENUES:
Wealth management fees	$184,323	$		$
Other	11,906

Total revenues	196,229

OPERATING EXPENSES:
Compensation and related expenses	73,349		(a)
Management fees	46,300
Selling, general and administrative	36,287
Intangible amortization	19,494
Non-cash changes in fair value of estimated contingent consideration	6,371
Depreciation and other amortization	1,882

Total operating expenses	183,683

INCOME FROM OPERATIONS	12,546

OTHER INCOME (EXPENSE):
Interest income	142
Interest expense	(14,272)		(b)
Amortization of debt financing costs	(959)
Gain on sale of investment	5,509
Loss on extinguishment of borrowings	(14,011)		(b)
Other (expense) income—net	93
Income from equity investments	74

Total other expense—net	(23,424)

INCOME (LOSS) BEFORE INCOME TAX	(10,878)
INCOME TAX EXPENSE (BENEFIT)	1,176		(e)

Less: net loss attributable to non-controlling interests	—		(h)

NET INCOME (LOSS) ATTRIBUTABLE TO FOCUS FINANCIAL PARTNERS INC.	$(12,054)	$		$

Net loss per share of Class A common stock:
Basic			(i)	$

Diluted			(i)	$

Weighted average shares of Class A common stock outstanding:
Basic			(i)	$

Diluted			(i)	$

 Notes to the Unaudited Pro Forma Consolidated Balance Sheet and Statement of Operations
as of and for the Three Months Ended March 31, 2018

        (a)   Reflects additional compensation expense related to the vesting of certain incentive units occurring in connection with the reorganization transactions and additional compensation expense related to cash payments and the issuance of stock options to unitholders in connection with this offering and the related deferred tax impact.

        (b)   Reflects reduction of interest expense and loss on extinguishment of borrowings related to the reduction of indebtedness under our credit facilities at an assumed interest rate of      %. Each 1.00% change in the assumed interest rate for such indebtedness would increase or decrease pro forma interest expense by approximately $          million for the three months ended March 31, 2018.

        (c)   From this offering, Focus expects to receive net proceeds from the sale of Class A common stock, par value $0.01 per share, of approximately $            , representing the gross proceeds of $            less the underwriting discount of $            and estimated offering expenses payable by us of $            , of which $875,000 have been previously incurred and that Focus has deferred and included in prepaid expenses and other assets on the unaudited pro forma consolidated balance sheet. The gross proceeds are based on the initial public offering price of $            per share (the midpoint in the price range set forth on the cover of this prospectus).

        The offering adjustments to additional paid-in capital are determined as follows (in thousands):

Gross proceeds from offering	$
Underwriting discount
Estimated offering expenses
Par value of Class A common stock

$

        (d)   In connection with the closing of this offering, Focus will enter into two Tax Receivable Agreements with the TRA Holders. The agreements generally provide for the payment by Focus to each TRA holder of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that Focus actually realizes (computed using simplifying assumptions to address the impact of state and local taxes) or is deemed to realize in certain circumstances in periods after this offering as a result of certain increases in tax basis and certain tax benefits attributable to imputed interest. Focus will retain the benefit of the remaining 15% of these cash savings. The portion of the deferred tax asset of $            resulting from the offering and attributable to the TRA holders is $            . The liability to be recognized for the Tax Receivable Agreements is $            or 85% of the deferred tax asset of $            which has been recognized from the increase in tax basis and certain tax benefits attributable to imputed interest. This liability is included in pro forma Tax Receivable Agreements obligations. Focus expects to benefit from the remaining 15% of cash savings, if any, realized.

        The total deferred tax asset and Tax Receivable Agreements liability pro forma adjustments are $            and $            , respectively. The excess of the deferred tax asset pro forma adjustment over the Tax Receivable Agreements liability pro forma adjustment of $            is recorded as additional paid-in capital.

        (e)   Reflects the impact of U.S. federal, state, local and foreign income taxes on the income of Focus. The pro forma effective income tax rate is estimated to be approximately        % and was determined by combining the projected U.S. federal, state, local and foreign income taxes.

        As a flow-through entity, Focus LLC is generally not and has not been subject to U.S. federal and certain state income taxes at the entity level, although it has been subject to the New York City Unincorporated Business Tax. Instead, for U.S. federal and certain state income tax purposes, taxable income was and is passed through to its unitholders, which after the reorganization transactions, will include Focus. Focus is subject to U.S. federal and certain state income taxes applicable to corporations. The provision for income taxes differs from the amount of income tax computed by applying the applicable U.S. federal income tax statutory rate to loss before provision for income taxes as follows:

For the Three Months Ended March 31, 2018
(dollars in thousands)
U.S. federal statutory rate	$	%
State and local income taxes, net of U.S. federal		%
Permanent items and other		%
Rate benefit from the flow through entity(1)		%

Provision for income taxes	$	%

(1)
Rate benefit from the flow through entity is calculated principally by multiplying the consolidated pro forma income before tax by the percentage of non-controlling interests (        %) represented by the common units and incentive units, after taking into account the hurdle, of Focus LLC held by the continuing owners and the U.S. federal statutory rate. The pro forma income before tax attributable to the non-controlling interests would be subject to New York City Unincorporated Business tax at the consolidated level at a statutory rate of 4.0%. The U.S. federal and state income taxes on the earnings attributable to the common units and incentive units held by the continuing owners will be payable directly by the continuing owners.

        The table above includes certain book to tax differences such as non-deductible meals and entertainment, non-cash equity compensation expense, and intangible acquisition expenses which represent permanent differences. These differences are recognized at the level of the flow through entity, Focus LLC, and indirectly impact Focus by increasing the effective income tax rate.

        (f)    Focus intends to use the net proceeds from this offering to pay $            million to mandatorily exchanging owners of vested incentive units and pay $            million to exchanging owners that elect to sell their Focus LLC units.

        (g)   Focus intends to contribute $             million of the net proceeds from this offering to Focus LLC (or $             million if the underwriters exercise their option to purchase additional shares in full) in exchange for                common units. Focus LLC will use $             million of such contribution amount to reduce indebtedness under our credit facilities. The remaining $             million of such contribution amount (or $             million if the underwriters exercise their option to purchase additional shares in full) will be used by Focus LLC for acquisitions and general corporate business purposes and to pay the expenses of this offering. The non-controlling interests in the equity of Focus LLC consist of the following components (in thousands):

Issuance of common units	$
Par value of Class B common stock related to issuance of common units
Pro forma additional paid-in capital before the offering

$

        (h)   Represents the non-controlling interest allocation of        % of the net loss of Focus to the continuing owners. The percentage is based on the common units and incentive units of Focus LLC to be outstanding after the offering.

For the Three Months Ended March 31, 2018
(dollars in thousands)
Vested common units held by continuing owners
Common unit equivalents of vested incentive units held by continuing owners(1)
Total common units and common unit equivalents attributable to non-controlling interest
Total vested common units and vested common unit equivalents of incentive units outstanding
Non-controlling interest allocation		%
Loss before provision for income taxes	$
Non-controlling interest allocation		%
Loss before provision for income taxes attributable to non-controlling interest
Non-controlling portion of provision for income taxes(2)

Net income attributable to non-controlling interests	$

(1)
On a common unit equivalent basis using the initial public offering price.

(2)
The non-controlling portion of provision for income taxes of $            for the three months ended March 31, 2018, is calculated by multiplying the pro forma provision for income taxes for Focus LLC of $            by the non-controlling interest allocation percentage of        %.

        (i)    The pro forma basic and diluted net loss per share of Class A common stock is calculated as follows:

	Basic	Diluted
(dollars in thousands, except per share data)
Pro forma net loss attributable to Focus(1)	$	$
Weighted average shares of Class A common stock outstanding(1)(2)(3)

Pro forma net loss per share of Class A common stock	$	$

(1)
Shares of Class B common stock do not share in the earnings of Focus and are therefore not included in the weighted average shares outstanding or net loss per share. Furthermore, no pro forma effect was given to the future potential exchanges of the                    vested common units and                    vested incentive units held by the continuing owners that will be outstanding immediately after the consummation of the reorganization and the offering for a corresponding number of shares of our Class A common stock because the issuance of shares of Class A common stock upon these exchanges would not be dilutive.

(2)
Compensatory and non-compensatory stock options issued in connection with the reorganization transactions and this offering are anti-dilutive and are therefore not included in the weighted average shares.

(3)
Diluted net loss per share includes            shares related to unvested Class A common stock.

        (j)    Represents the elimination of convertible preferred units and redeemable common and incentive units of $            and $            , respectively, pursuant to the Fourth Amended and Restated Focus LLC Agreement, which will be entered into in connection with the closing of this offering.

 MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read this discussion and analysis of our financial condition and results of operations in conjunction with "Selected Historical and Pro Forma Consolidated Financial Data" and the historical financial statements and related notes of Focus Financial Partners, LLC included elsewhere in this prospectus. The information in this section contains forward-looking statements. Please read "Special Note Regarding Forward-Looking Statements." Our actual results may differ significantly from the results suggested by these forward-looking statements and from our historical results. Some factors that may cause our results to differ are described in the "Risk Factors" section of this prospectus. Focus Financial Partners Inc. was formed in July 2015 and does not have historical financial operating results. The historical financial data discussed below reflect the historical results of operations and financial condition of our accounting predecessor, Focus Financial Partners, LLC, and its subsidiaries and do not give effect to the reorganization transactions described elsewhere in this prospectus. Please read "Internal Reorganization" and "Unaudited Pro Forma Consolidated Financial Information" included elsewhere in this prospectus for a description of the reorganization transactions and their effect on our historical results of operations and financial condition.

Overview

        We are a leading partnership of independent, fiduciary wealth management firms operating in the highly fragmented RIA industry, with a footprint of over 50 partner firms across the country. We have achieved this market leadership by positioning ourselves as the partner of choice for many firms in an industry where a number of secular trends are driving RIA consolidation. Our partner firms primarily service high net worth individuals and families by providing highly differentiated and comprehensive wealth management services. Our partner firms benefit from our intellectual and financial resources, operating in a scaled business model with aligned interests, while retaining their entrepreneurial culture and independence.

        Our partnership is comprised of trusted professionals providing comprehensive wealth management services under a largely recurring, fee-based model, which differentiates our partner firms from the traditional brokerage platforms whose revenues are largely derived from commissions. We derive a substantial majority of our revenues from wealth management fees for investment advice, financial and tax planning, consulting, tax return preparation, family office services and other services. We also generate other revenues from recordkeeping and administration service fees, commissions and distribution fees.

        Since we began revenue-generating and acquisition activities in 2006, we have created a partnership of over 50 partner firms, the substantial majority of which are RIAs registered with the SEC; built a business with revenues of $662.9 million for the year ended December 31, 2017 and $196.2 million for the three months ended March 31, 2018; established an attractive revenue model whereby in excess of 90% of our revenues for the year ended December 31, 2017 and the three months ended March 31, 2018 were fee-based and recurring in nature; and established a national footprint across the United States and expanded our international footprint into the United Kingdom, Canada and Australia.

Sources of Revenue

        Our partner firms provide comprehensive wealth management services under a largely recurring, fee-based model. We, solely through our partner firms, derive a substantial majority of our revenue from wealth management fees, which are comprised of fees earned from wealth management services, including investment advice, financial and tax planning, consulting, tax return preparation, family office services and other services. Fees are primarily based either on a contractual percentage of the client's assets, a flat fee, an hourly rate or a combination of such fees and are billed either in advance or arrears on a monthly, quarterly or semiannual basis. In certain cases, such wealth management fees may be subject to minimum fee levels depending on the services performed. We also generate other revenues, which include recordkeeping and administration service fees, commissions and distribution fees. The following table summarizes our sources of revenue:

	Year Ended December 31,						Three Months Ended March 31,
	2015		2016		2017		2017		2018
	Revenues	% of Total Revenues	Revenues	% of Total Revenues	Revenues	% of Total Revenues	Revenues	% of Total Revenues	Revenues	% of Total Revenues
	(dollars in thousands)
Wealth management fees	$336,475	88.0%	$438,794	90.4%	$617,124	93.1%	$123,862	91.4%	$184,323	93.9%
Other	45,872	12.0%	46,650	9.6%	45,763	6.9%	11,684	8.6%	11,906	6.1%

Total revenues	$382,347	100.0%	$485,444	100.0%	$662,887	100.0%	$135,546	100.0%	$196,229	100.0%

        During the years ended December 31, 2015, 2016 and 2017, and the three months ended March 31, 2018 our wealth management fees were impacted by the acquisitions of new partner firms and the growth of existing partner firms, which includes the acquisitions of wealth management practices and customer lists by our existing partner firms. In 2015, 2016 and 2017, and the three months ended March 31, 2018 we completed acquisitions of seven, six, ten and two partner firms, respectively. In 2015 the new partner firms were IFAM Capital, Dorchester Wealth Management, The Fiduciary Group, Quadrant Private Wealth, Relative Value Partners, Fort Pitt Capital Group and Patton Albertson Miller Group. In 2016, the new partner firms were Douglas Lane & Associates, Kovitz Investment Group Partners, Waddell & Associates, Carnick & Kubik Group, GYL Financial Synergies and XML Financial Group. In 2017, the new partner firms were Crestwood Advisors, CFO4Life, One Charles Private Wealth, Bordeaux Wealth Advisors, Gelfand, Rennert & Feldman, Lake Street Advisors, Financial Professionals, SCS Financial Services, Brownlie & Braden and Eton Advisors. During the three months ended March 31, 2018, the new partner firms were Cornerstone Wealth and Fortem Financial.

        In 2015, 2016 and 2017 and the three months ended March 31, 2018, our partner firms completed fourteen, twelve, fifteen and five transactions, respectively, consisting of both business acquisitions accounted for in accordance with Accounting Standard Codification ("ASC") Topic 805: Business Combinations and asset acquisitions.

        For additional information about our acquisitions see footnote 3 on pages F-16 and F-40 included elsewhere in this prospectus.

        Although the substantial majority of our revenues are fee-based and recurring, our revenues can fluctuate due to macroeconomic factors and the overall state of the financial markets, particularly in the United States. Our partner firms' wealth management fees are primarily based either on a contractual percentage of the client's assets, a flat fee, an hourly rate or a combination of such fees and are billed either in advance or arrears on a monthly, quarterly or semiannual basis. Because of the variety of billing practices across our partner firms, there is no direct correlation between short-term financial market movements and revenues. Longer term trends in the financial markets may favorably or unfavorably impact our revenues, but not in a linear relationship. For example, during 2015, 2016 and 2017, the Standard & Poor's 500 Index had a total return of 1.4%, 12.0% and 21.8%, respectively, and the Barclays U.S. Aggregate Bond Index had a total return for the same periods of 0.5%, 2.6% and 3.5%, respectively. By comparison, for the same periods our organic revenue growth was 5.5%, 5.2% and 13.4%, respectively. For additional information, please read "—How We Evaluate our Business."

Operating Expenses

        Our operating expenses consist of compensation and related expenses, management fees, selling, general and administrative expense, intangible amortization, non-cash changes in fair value of estimated contingent consideration and depreciation and other amortization expense.

Compensation and Related Expenses

        Compensation and related expenses includes salaries, wages, related employee benefits and taxes for employees at our partner firms and employees at the holding company level. Compensation and related expenses also includes non-cash compensation expense, issued primarily in the form of common units or incentive units, to employees and non-employees, including management company principals.

Management Fees

        While we have to date, with limited exceptions, acquired substantially all of the assets of a target firm, following our acquisition of a new partner firm, the partner firm continues to be primarily managed by its principals through their 100% ownership of a new management company formed by them concurrently with the acquisition. Our operating subsidiary, the management company and the principals enter into a management agreement that provides for the payment of ongoing management fees to the management company. The terms of the management agreements are generally six years subject to automatic renewals for consecutive one-year terms, unless earlier terminated by either the management company or us in certain limited situations. Under the management agreement, the management company is entitled to management fees typically consisting of all EBPC in excess of Base Earnings up to Target Earnings, plus a percentage of EBPC in excess of Target Earnings.

        We retain a cumulative preferred position in Base Earnings. To the extent earnings of an acquired business in any year are less than Base Earnings, in the following year we are entitled to receive Base Earnings together with the prior years' shortfall before any management fees are earned by the management company.

        The following table provides an illustrative example of our economics, including management fees earned by the management company, for periods of projected revenues, +10% growth in revenues and –10% growth in revenues. This example assumes (i) Target Earnings of $3.0 million; (ii) Base Earnings acquired of 60% of Target Earnings or $1.8 million; and (iii) a percentage of earnings in excess of Target Earnings retained by the management company of 40%.

	Projected Revenues	+10% Growth in Revenues	–10% Growth in Revenues
	(dollars in thousands)
New Partner Firm
New partner firm revenues	$5,000	$5,500	$4,500
Less:
Operating expenses (excluding management fees)	(2,000)	(2,000)	(2,000)

EBPC	$3,000	$3,500	$2,500
Base Earnings to Focus (60%)	1,800	1,800	1,800
Management fees to management company (40%)	1,200	1,200	700
EBPC in excess of Target Earnings:
To Focus (60%)	—	300	—
To management company as management fees (40%)	—	200	—
Focus
Focus revenues	$5,000	$5,500	$4,500
Less:
Operating expenses (excluding management fees)	(2,000)	(2,000)	(2,000)
Less:
Management fees to management company	(1,200)	(1,400)	(700)

Operating income	$1,800	$2,100	$1,800

        As a result of our economic arrangements with the various management company entities, 100% of management fees are variable expenses.

Selling, General and Administrative

        Selling, general and administrative expenses include rent, insurance premiums, professional fees, travel and entertainment and other costs.

Intangible Amortization

        Amortization of intangibles consists primarily of the amortization of intangibles we acquired through our various acquisitions of new partner firms and acquisitions by our partner firms.

Non-Cash Changes in Fair Value of Estimated Contingent Consideration

        We have typically incorporated into our acquisition structure contingent consideration paid to the sellers upon the satisfaction of specified financial thresholds, and the purchase price for a typical acquisition is comprised of a base purchase price and the right to receive such contingent consideration in the form of earn out payments. The contingent consideration is paid upon the satisfaction of specified growth thresholds typically over a six-year period. This arrangement may result in the payment of additional purchase price consideration to the sellers for periods following the closing of an acquisition. The growth thresholds are typically tied to the CAGR of the partner firm's earnings. Earn out payments are typically payable in a combination of cash and Focus LLC equity and in the future may include our Class A common stock.

        For business acquisitions, we recognize the fair value of estimated contingent consideration at the acquisition date as part of the consideration transferred in exchange for substantially all of the assets of the wealth management firm. The contingent consideration is remeasured to fair value at each reporting date until the contingency is resolved. Any changes in fair value are recognized each reporting period in non-cash changes in fair value of estimated contingent consideration in our consolidated statements of operations.

Depreciation and Other Amortization

        Depreciation and other amortization expense primarily represents the benefits we received from using long-lived assets such as computers and equipment, leasehold improvements and furniture and fixtures. Those assets primarily consist of purchased fixed assets as well as fixed assets acquired though our acquisitions.

Business Acquisitions

        We completed thirteen, twelve, twenty-three and six business acquisitions during the years ended December 31, 2015, 2016 and 2017 and the three months ended March 31, 2018, respectively, consisting of both new partner firms and acquisitions by our partner firms. Such business acquisitions are accounted for in accordance with ASC Topic 805: Business Combinations.

        The purchase price is comprised of a base purchase price and a right to receive contingent consideration in the form of earn out payments. The base purchase price typically consists of an upfront cash payment and Focus LLC equity. Following this offering, we may pay a portion of the base purchase price in our Class A common stock.

        The contingent consideration generally consists of two successive three-year earn out periods following the closing, with payment upon the satisfaction of specified growth thresholds. The growth thresholds are typically tied to the CAGR of the partner firm's earnings. Earn out payments are typically payable in a combination of cash and Focus LLC equity. Future acquisition agreements may provide for earn out payments to include Class A common stock.

        The following table summarizes our business acquisitions for the periods presented.

	Year Ended December 31,			Three Months Ended March 31, 2018
	2015	2016	2017
	(dollars in thousands)
Number of business acquisitions closed	13	12	23	6
Consideration:
Cash due at closing and option premium	$97,089	$163,067	$362,524	$24,867
Cash due subsequent to closing at net present value	2,980	1,379	188	—
Fair market value of Focus LLC common units issued	28,527	43,788	64,728	6,302
Fair market value of estimated contingent consideration	12,462	12,620	37,551	8,928

Total consideration	$141,058	$220,854	$464,991	$40,097

        Substantially all of our acquisitions have been paid for with a combination of cash flow from operations, proceeds from borrowings under our credit facilities and Focus LLC equity, valued at the then-fair market value. In the future, consideration may include our Class A common stock.

How We Evaluate Our Business

        We focus on several key financial metrics in evaluating the success of our business, the success of our partner firms and our resulting financial position and operating performance. Key metrics for the years ended December 31, 2015, 2016 and 2017 and the three months ended March 31, 2017 and 2018 include the following:

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
	(dollars in thousands)
Revenue Metrics:
Revenue growth(1) from prior period	17.4%	27.0%	36.6%	17.0%	44.8%
Organic revenue growth(2) from prior period	5.5%	5.2%	13.4%	9.3%	17.6%
Management Fees Metrics (operating expense):
Management fees growth(3) from prior period	13.4%	28.0%	42.5%	25.6%	39.3%
Organic management fees growth(4) from prior period	1.9%	3.6%	23.0%	17.7%	24.5%
Adjusted EBITDA Metrics:
Adjusted EBITDA(5)	$75,442	$103,038	$145,226	$28,198	$44,221
Adjusted EBITDA growth(5) from prior period	11.3%	36.6%	40.9%	17.6%	56.8%
Adjusted Net Income Metrics:
Adjusted Net Income(5)	$60,538	$77,504	$96,553	$20,627	$28,302
Adjusted Net Income growth(5) from prior period	8.4%	28.0%	24.6%	18.1%	37.2%
Other Metrics:
Acquired Base Earnings(6)	$15,586	$23,217	$44,191	$6,793	$2,750
Number of partner firms at period end(7)	36	42	51	45	52

(1)
Represents growth in our GAAP revenue.

(2)
Organic revenue growth represents the year-over-year growth in revenue related to partner firms, including growth related to acquisitions of wealth management practices and customer relationships by our partner firms and partner firms that have merged, that (i) for the annual periods presented, are included in our consolidated statements of operations for each of the entire fiscal year-periods presented and (ii) for the three month-periods presented, are included in our consolidated statements of operations for each of the entire three month-periods presented. We believe these growth statistics are useful in that they present full-period revenue growth of partner firms on a "same store" basis exclusive of the effect of the partial period results of partner firms that are acquired during the comparable periods.

(3)
The terms of our management agreements entitle the management companies to management fees typically consisting of all EBPC in excess of Base Earnings up to Target Earnings, plus a percentage of any EBPC in excess of Target Earnings. Management fees growth represents the year-over-year growth in GAAP management fees earned by management companies. While an expense, we believe that growth in management fees reflect the strength of the partnership.

(4)
Organic management fees growth represents the year-over-year growth in management fees earned by management companies related to partner firms, including growth related to acquisitions of wealth management practices and customer relationships by our partner firms and partner firms that have merged, that (i) for the annual periods presented, are included in our consolidated statements of operations for each of the entire fiscal year-periods presented and (ii) for the three month-periods presented, are included in our consolidated statements of operations for each of the entire three month-periods presented. We believe that these growth statistics are useful in that they present full-period growth of management fees on a "same store" basis exclusive of the effect of the partial period results of partner firms that are acquired during the comparable periods.

(5)
For additional information regarding Adjusted EBITDA and Adjusted Net Income, including a reconciliation of Adjusted EBITDA and Adjusted Net Income to the most directly comparable GAAP financial measure, please read "—Adjusted EBITDA." and "—Adjusted Net Income," respectively.

(6)
Pursuant to our management agreements, we retain a cumulative preferred position in Base Earnings, which we refer to as Acquired Base Earnings. For additional information regarding Acquired Base Earnings, please read "—Acquired Base Earnings."

(7)
Represents the number of partner firms on the last day of the period presented. For the applicable period end, the number of partner firms has been reduced for partner firms that merged with existing partner firms prior to the last day of the period. Subsequent to March 31, 2018 through the date of this prospectus, we completed the acquisition of three additional partner firms.

Adjusted EBITDA

        Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is defined as net income (loss) excluding interest income, interest expense, income tax expense (benefit), amortization of debt financing costs, intangible amortization and impairments, if any, depreciation and other amortization, non-cash equity compensation expense, non-cash changes in fair value of estimated contingent consideration, gain on sale of investment, loss on extinguishment of borrowings, other expense/income, net, delayed offering cost expense and management contract buyout, if any. We believe that Adjusted EBITDA, viewed in addition to and not in lieu of, our reported GAAP results, provides additional useful information to investors regarding our performance and overall results of operations for various reasons, including the following:

  •
  non-cash equity grants made to employees or non-employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time, stock-based compensation expense is not a key measure of our operating performance;

  •
  contingent consideration or earn outs can vary substantially from company to company and depending upon each company's growth metrics and accounting assumption methods, the non-cash changes in fair value of estimated contingent consideration is not considered a key measure in comparing our operating performance; and

  •
  amortization expenses can vary substantially from company to company and from period to period depending upon each company's financing and accounting methods, the fair value and average expected life of acquired intangible assets and the method by which assets were acquired, the amortization of intangible assets obtained in acquisitions are not considered a key measure in comparing our operating performance.

        We use Adjusted EBITDA:

  •
  as a measure of operating performance;

  •
  for planning purposes, including the preparation of budgets and forecasts;

  •
  to allocate resources to enhance the financial performance of our business;

  •
  to evaluate the effectiveness of our business strategies; and

  •
  as a consideration in determining compensation for certain employees.

        Adjusted EBITDA does not purport to be an alternative to net income (loss) or cash flows from operating activities. The term Adjusted EBITDA is not defined under GAAP, and Adjusted EBITDA is not a measure of net income (loss), operating income or any other performance or liquidity measure derived in accordance with GAAP. Therefore, Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  Adjusted EBITDA does not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments;

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; and

  •
  Adjusted EBITDA does not reflect the interest expense on our debt or the cash requirements necessary to service interest or principal payments.

        In addition, Adjusted EBITDA can differ significantly from company to company depending on strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We compensate for these limitations by relying also on the GAAP results and using Adjusted EBITDA as supplemental information.

        Set forth below is a reconciliation of historical net income (loss) to historical Adjusted EBITDA for the years ended December 31, 2015, 2016 and 2017 and the three months ended March 31, 2017 and 2018 and a reconciliation of pro forma net loss to pro forma Adjusted EBITDA for the year ended December 31, 2017 and the three months ended March 31, 2018:

	Focus Financial Partners, LLC
						Focus Financial Partners Inc. Pro Forma
				For the Three Months Ended March 31,
	For the Year Ended December 31,
							Three Months Ended March 31, 2018
						Year Ended December 31, 2017
	2015	2016	2017	2017	2018
	(dollars in thousands)
Net income (loss)	$9,321	$15,722	$(48,359)	$4,451	$(12,054)	$	$
Interest income	(90)	(88)	(222)	(16)	(142)
Interest expense	9,977	21,327	41,861	5,991	14,272
Income tax expense (benefit)	649	981	(1,501)	442	1,176
Amortization of debt financing costs	1,770	2,482	4,084	691	959
Intangible amortization	35,421	50,942	64,367	13,198	19,494
Depreciation and other amortization	5,327	5,680	6,686	1,469	1,882
Non-cash equity compensation expense	13,537	8,520	34,879	1,923	3,854
Non-cash changes in fair value of estimated contingent consideration	(160)	(1,143)	22,294	(78)	6,371
Gain on sale of investment	—	—	—	—	(5,509)
Loss on extinguishment of borrowings	—	—	8,106	—	14,011
Other expense (income), net	(310)	(1,385)	3,191	127	(93)
Delayed offering cost expense	—	—	9,840	—	—

Adjusted EBITDA	$75,442	$103,038	$145,226	$28,198	$44,221	$	$

Acquired Base Earnings

        The terms of our management agreements entitle the management companies to management fees typically consisting of all future EBPC of the acquired wealth management firm in excess of Base Earnings up to Target Earnings, plus a percentage of any EBPC in excess of Target Earnings. Acquired Base Earnings is equal to our retained cumulative preferred position in Base Earnings. We are entitled to receive these earnings notwithstanding any earnings that we are entitled to receive in excess of Target Earnings. Base Earnings may change in future periods for various business or contractual matters. For example, from time to time when a partner firm consummates an acquisition, the management agreement among the partner firm, the management company and the principals is amended to adjust Base Earnings and Target Earnings to reflect the projected post-acquisition earnings of the partner firm.

Adjusted Net Income

        Following our initial public offering, we will also analyze our performance using Adjusted Net Income. Adjusted Net Income is a non-GAAP measure. We expect to define Adjusted Net Income as net income (loss) excluding income tax expense (benefit), amortization of debt financing costs, intangible amortization and impairments, if any, non-cash equity compensation expense, non-cash changes in fair value of estimated contingent consideration, gain on sale of investment, loss on extinguishment of borrowings, delayed offering cost expense, management contract buyout, if any, and other one-time transaction expenses. The calculation of pro forma Adjusted Net Income also includes adjustments to reflect (i) a pro forma 27% income tax rate assuming all earnings of Focus LLC were recognized by Focus and no earnings were attributable to non-controlling interests and (ii) an intangible asset related income tax benefit from acquisitions based on a pro forma 27% tax rate. We have historically not used Adjusted Net Income for internal management reporting and evaluation purposes; however, we believe that Adjusted Net Income, viewed in addition to, and not in lieu of, our reported GAAP results, will provide additional useful information to investors regarding our performance and overall results of operations for various reasons, including the following:

  •
  non-cash equity grants made to employees or non-employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time, stock-based compensation expense is not a key measure of our operating performance;

  •
  contingent consideration or earn outs can vary substantially from company to company and depending upon each company's growth metrics and accounting assumption methods, the non-cash changes in fair value of estimated contingent consideration is not considered a key measure in comparing our operating performance; and

  •
  amortization expenses can vary substantially from company to company and from period to period depending upon each company's financing and accounting methods, the fair value and average expected life of acquired intangible assets and the method by which assets were acquired, the amortization of intangible assets obtained in acquisitions are not considered a key measure in comparing our operating performance.

        Adjusted Net Income does not purport to be an alternative to net income (loss) or cash flows from operating activities. The term Adjusted Net Income is not defined under GAAP, and Adjusted Net Income is not a measure of net income (loss), operating income or any other performance or liquidity measure derived in accordance with GAAP. Therefore, Adjusted Net Income has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  Adjusted Net Income does not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments;

  •
  Adjusted Net Income does not reflect changes in, or cash requirements for, working capital needs; and

  •
  Other companies in the financial services industry may calculate Adjusted Net Income differently than we do, limiting its usefulness as a comparative measure.

        In addition, Adjusted Net Income can differ significantly from company to company depending on strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We compensate for these limitations by relying also on the GAAP results and expect to use Adjusted Net Income as supplemental information.

        Set forth below is a reconciliation of historical net income (loss) to historical Adjusted Net Income for the years ended December 31, 2015, 2016 and 2017 and the three months ended March 31, 2017 and 2018:

				For the Three Months Ended March 31,
						Focus Financial Partners Inc. Pro Forma
	Focus Financial Partners, LLC
	For the Year Ended December 31,						Three Months Ended March 31, 2018
						Year Ended December 31, 2017
	2015	2016	2017	2017	2018
	(dollars in thousands, except per share data)
Net income (loss)	$9,321	$15,722	$(48,359)	$4,451	$(12,054)	$	$
Income tax expense (benefit)	649	981	(1,501)	442	1,176
Amortization of debt financing costs	1,770	2,482	4,084	691	959
Intangible amortization	35,421	50,942	64,367	13,198	19,494
Non-cash equity compensation expense	13,537	8,520	34,879	1,923	3,854
Non-cash changes in fair value of estimated contingent consideration	(160)	(1,143)	22,294	(78)	6,371
Gain on sale of investment	—	—	—	—	(5,509)
Loss on extinguishment of borrowings	—	—	8,106	—	14,011
Delayed offering cost expense	—	—	9,840	—	—
Other one time transaction expenses	—	—	2,843	—	—

Subtotal	60,538	77,504	96,553	20,627	28,302
Pro forma income tax expense (27%)	N/A	N/A	N/A	N/A	N/A
Tax Adjustments(1)	N/A	N/A	N/A	N/A	N/A

Adjusted Net Income(2)	$60,538	$77,504	$96,553	$20,627	$28,302	$	$

(1)
Represents the estimated pro forma tax benefits due to the amortization of intangible assets associated with our acquisitions. Inclusive of a full year of amortization of intangibles associated with the SCS Acquistion.

(2)
The historical periods for the years ended December 31, 2015, 2016 and 2017 and the three months ended March 31, 2017 and 2018 do not reflect pro forma income tax expense or Tax Adjustments in the computation of Adjusted Net Income.

Factors Affecting Comparability

        Our future results of operations may not be comparable to our historical results of operations, principally for the following reasons:

Tax Treatment

        As a flow-through entity, Focus LLC is generally not and has not been subject to U.S. federal and certain state income taxes at the entity level, although it has been subject to the New York City Unincorporated Business Tax. Instead, for U.S. federal and certain state income tax purposes, taxable income was and is passed through to its unitholders, which, after the reorganization transactions completed in connection with this offering, include Focus. Focus is subject to U.S. federal and certain state income taxes applicable to corporations. Accordingly, our effective tax rate, and the absolute dollar amount of our tax expense, will increase as a result of the reorganization. Please read "Internal Reorganization."

Public Company Expenses

        Upon completion of this offering, we expect our operating expenses to increase as a result of being a publicly traded company, including annual and quarterly report preparation, tax return preparation, independent auditor fees, investor relations activities, transfer agent fees, incremental director and officer liability insurance costs and independent director compensation. We also expect our accounting, legal, tax and personnel-related expenses to increase as we supplement our compliance and governance functions, maintain and review internal controls over financial reporting and prepare and distribute periodic reports as required by the rules and regulations of the SEC.

Results of Operations

Year Ended December 31, 2015 Compared to Year Ended December 31, 2016

        The following discussion presents an analysis of our results of operations for the years ended December 31, 2015 and 2016. Where appropriate, we have identified specific events and changes that affect comparability or trends and, where possible and practical, have quantified the impact of such items.

	For the Year Ended December 31,
	2015	2016	$ Change	% Change
	(dollars in thousands)
Revenues:
Wealth management fees	$336,475	$438,794	$102,319	30.4%
Other	45,872	46,650	778	1.7%

Total revenues	382,347	485,444	103,097	27.0%

Operating expenses:
Compensation and related expenses	151,641	178,193	26,552	17.5%
Management fees	89,729	114,846	25,117	28.0%
Selling, general and administrative	79,072	98,643	19,571	24.8%
Intangible amortization	35,421	50,942	15,521	43.8%
Non-cash changes in fair value of estimated contingent consideration	(160)	(1,143)	(983)	*
Depreciation and other amortization	5,327	5,680	353	6.6%

Total operating expenses	361,030	447,161	86,131	23.9%

Income from operations	21,317	38,283	16,966	79.6%

Other income (expense):
Interest income	90	88	(2)	(2.2)%
Interest expense	(9,977)	(21,327)	(11,350)	(113.8)%
Amortization of debt financing costs	(1,770)	(2,482)	(712)	(40.2)%
Other income (expense)—net	310	1,385	1,075	346.8%
Income from equity method investments	—	756	756	*

Total other expense—net	(11,347)	(21,580)	(10,233)	(90.2)%

Income before income tax	9,970	16,703	6,733	67.5%
Income tax expense	649	981	332	51.2%

Net income	$9,321	$15,722	$6,401	68.7%

*
Not meaningful

  Revenues

        Wealth management fees increased $102.3 million, or 30.4%, for the year ended December 31, 2016 compared to the year ended December 31, 2015. New partner firms added during the year ended December 31, 2016 were Douglas Lane & Associates, Kovitz Investment Group Partners, Waddell & Associates, Carnick & Kubik Group, GYL Financial Synergies and XML Financial Group. These new partner firms contributed approximately $62.1 million in revenue during the year ended December 31, 2016. The balance of the increase of $40.2 million was due to the revenue growth at our existing partners firms associated with wealth management services and partner firm-level acquisitions and a full period of revenue recognized during the year ended December 31, 2016 for partner firms that were acquired during the year ended December 31, 2015.

        Other revenue increased $0.8 million, or 1.7%, for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase was primarily related to higher recordkeeping and administration fees.

  Operating Expenses

        Compensation and related expenses increased $26.6 million, or 17.5%, for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase related to new partner firms was $13.6 million. The balance of the increase of $13.0 million was due to an increase in salaries and related expense, in part the result of a full year of expense recognized during the year ended December 31, 2016 for partner firms that were acquired during the year ended December 31, 2015.

        Management fees increased $25.1 million, or 28.0%, for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase related to new partner firms was $16.1 million. Management fees are variable and a function of earnings during the period and the balance of the increase of $9.0 million was due to the increase in earnings during the year ended December 31, 2016 compared to the year ended December 31, 2015, in part the result of a full year of earnings recognized during the year ended December 31, 2016 for partner firms that were acquired during the year ended December 31, 2015.

        Selling, general and administrative expenses increased $19.6 million, or 24.8%, for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase related to the new partner firms was $10.7 million. The balance of the increase of $8.9 million was in part the result of a full year of expense recognized during the year ended December 31, 2016 for partner firms that were acquired during the year ended December 31, 2015 and in part due to an increase in expenses related to professional fees, travel, marketing and information technology expenses related to the growth of our existing partner firms and our acquisition of new partner firms.

        Intangible amortization increased $15.5 million, or 43.8%, for the year ended December 31, 2016 compared to the year ended December 31, 2015. New partner firms added amortization of $10.4 million during the year ended December 31, 2016. The balance of the increase of $5.1 million is due primarily to the result of a full period of expense recognized during the year ended December 31, 2016 for partner firms acquired during the year ended December 31, 2015.

        Non-cash changes in fair value of estimated contingent consideration decreased $1.0 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. The decrease was the result of the decrease in the probability that certain contingent consideration payments would be achieved, resulting in a decrease in the fair value of the contingent consideration liability during the year ended December 31, 2016.

        Depreciation and other amortization expense increased $0.4 million, or 6.6%, for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase was primarily due to acquisitions and capital expenditures during the year ended December 31, 2016.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2017

        The following discussion presents an analysis of our results of operations for the years ended December 31, 2016 and 2017. Where appropriate, we have identified specific events and changes that affect comparability or trends and, where possible and practical, have quantified the impact of such items.

	For the Year Ended December 31,
	2016	2017	$ Change	% Change
	(dollars in thousands)
Revenues:
Wealth management fees	$438,794	$617,124	$178,330	40.6%
Other	46,650	45,763	(887)	(1.9)%

Total revenues	485,444	662,887	177,443	36.6%

Operating expenses:
Compensation and related expenses	178,193	265,555	87,362	49.0%
Management fees	114,846	163,617	48,771	42.5%
Selling, general and administrative	98,643	134,615	35,972	36.5%
Intangible amortization	50,942	64,367	13,425	26.4%
Non-cash changes in fair value of estimated contingent consideration	(1,143)	22,294	23,437	*
Depreciation and other amortization	5,680	6,686	1,006	17.7%

Total operating expenses	447,161	657,134	209,973	47.0%

Income from operations	38,283	5,753	(32,530)	(85.0)%

Other income (expense):
Interest income	88	222	134	152.3%
Interest expense	(21,327)	(41,861)	(20,534)	(96.3)%
Amortization of debt financing costs	(2,482)	(4,084)	(1,602)	(64.5)%
Loss on extinguishment of borrowings	—	(8,106)	(8,106)	*
Other income (expense)—net	1,385	(3,191)	(4,576)	(330.4)%
Income from equity method investments	756	1,407	651	86.1%

Total other expense—net	(21,580)	(55,613)	(34,033)	(157.7)%

Income (loss) before income tax	16,703	(49,860)	(66,563)	(398.5)%
Income tax expense (benefit)	981	(1,501)	(2,482)	(253.0)%

Net income (loss)	$15,722	$(48,359)	$(64,081)	(407.6)%

*
Not meaningful

  Revenues

        Wealth management fees increased $178.3 million, or 40.6%, for the year ended December 31, 2017 compared to the year ended December 31, 2016. New partner firms added during the year ended December 31, 2017 were Crestwood Advisors, CFO4Life, One Charles Private Wealth, Bordeaux Wealth Advisors, Gelfand Rennert & Feldman, Lake Street Advisors, Financial Professionals, SCS Financial Services, Brownlie & Braden and Eton Advisors. These new partner firms contributed approximately $102.5 million in revenue during the year ended December 31, 2017. The balance of the increase of $75.8 million was due to the revenue growth at our existing partners firms associated with wealth management services and partner firm-level acquisitions and a full period of revenue recognized during the year ended December 31, 2017 for partner firms that were acquired during the year ended December 31, 2016.

        Other revenue decreased $0.9 million, or 1.9%, for the year ended December 31, 2017 compared to the year ended December 31, 2016. The decrease was primarily related to lower commissions and distribution fees.

  Operating Expenses

        Compensation and related expenses increased $87.4 million, or 49.0%, for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase related to new partner firms was $40.2 million. The balance of the increase of $47.2 million was due to an increase in salaries and related expense, in part the result of a full year of expense recognized during the year ended December 31, 2017 for partner firms that were acquired during the year ended December 31, 2016 and an increase of $26.4 million in noncash equity compensation expense primarily related to the recognition of expense associated with the modification and vesting of certain common units and incentive units.

        Management fees increased $48.8 million, or 42.5%, for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase related to new partner firms was $19.3 million. Management fees are variable and a function of earnings during the period and the balance of the increase of $29.5 million was due to the increase in earnings during the year ended December 31, 2017 compared to the year ended December 31, 2016, in part the result of a full year of earnings recognized during the year ended December 31, 2017 for partner firms that were acquired during the year ended December 31, 2016.

        Selling, general and administrative expenses increased $36.0 million, or 36.5%, for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase related to the new partner firms was $14.1 million. The balance of the increase of $21.9 million was in part the result of a full year of expense recognized during the year ended December 31, 2017 for partner firms that were acquired during the year ended December 31, 2016 and in part due to an increase in expenses related to professional fees, travel, marketing and information technology expenses related to the growth of our existing partner firms and our acquisition of new partner firms, as well as the $9.8 million in delayed offering cost expense.

        Intangible amortization increased $13.4 million, or 26.4%, for the year ended December 31, 2017 compared to the year ended December 31, 2016. New partner firms added amortization of $13.9 million during the year ended December 31, 2017.

        Non-cash changes in fair value of estimated contingent consideration increased $23.4 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase was the result of the increase in the probability that certain contingent consideration payments would be achieved, resulting in an increase in the fair value of the contingent consideration liability during the year ended December 31, 2017.

        Depreciation and other amortization expense increased $1.0 million, or 17.7%, for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase was due primarily to acquisitions and capital expenditures during the year ended December 31, 2017.

        During the year ended December 31, 2017, a loss on extinguishment of borrowings of $8.1 million was recognized in connection with new credit facilities.

Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2018

        The following discussion presents an analysis of our results of operations for the three months ended March 31, 2017 and 2018. Where appropriate, we have identified specific events and changes that affect comparability or trends and, where possible and practical, have quantified the impact of such items.

	For the Three Months Ended March 31,
	2017	2018	$ Change	% Change
	(dollars in thousands)
Revenues:
Wealth management fees	$123,862	$184,323	$60,461	48.8%
Other	11,684	11,906	222	1.9%

Total revenues	135,546	196,229	60,683	44.8%

Operating expenses:
Compensation and related expenses	49,095	73,349	24,254	49.4%
Management fees	33,245	46,300	13,055	39.3%
Selling, general and administrative	27,223	36,287	9,064	33.3%
Intangible amortization	13,198	19,494	6,296	47.7%
Non-cash changes in fair value of estimated contingent consideration	(78)	6,371	6,449	*
Depreciation and other amortization	1,469	1,882	413	28.1%

Total operating expenses	124,152	183,683	59,531	48.0%

Income from operations	11,394	12,546	1,152	10.1%

Other income (expense):
Interest income	16	142	126	787.5%
Interest expense	(5,991)	(14,272)	(8,281)	(138.2)%
Amortization of debt financing costs	(691)	(959)	(268)	(38.8)%
Gain on sale of investment	—	5,509	5,509	*
Loss on extinguishment of borrowings	—	(14,011)	(14,011)	*
Other income (expense)—net	(127)	93	220	173.2%
Income from equity method investments	292	74	(218)	(74.7)%

Total other expense—net	(6,501)	(23,424)	(16,923)	260.3%

Income (loss) before income tax	4,893	(10,878)	(15,771)	(322.3)%
Income tax expense	442	1,176	734	166.1%

Net income (loss)	$4,451	$(12,054)	$(16,505)	(370.8)%

*
Not meaningful

  Revenues

        Wealth management fees increased $60.5 million, or 48.8%, for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. New partner firms added subsequent to the three months ended March 31, 2017 that are included in our results of operations for the three months ended March 31, 2018 include Gelfand, Rennert & Feldman, Lake Street Advisors, Financial Professionals, SCS Financial Services, Brownlie & Braden, Eton Advisors, Cornerstone Wealth and Fortem Financial. These new partner firms contributed approximately $35.0 million in revenue during the three months ended March 31, 2018. The balance of the increase of $25.5 million was due to the revenue growth at our existing partner firms associated with wealth management services and partner firm-level acquisitions and a full period of revenue recognized during the three months ended March 31, 2018 for partner firms that were acquired during the three months ended March 31, 2017.

        Other revenues increased $0.2 million, or 1.9%, for the three months ended March 31, 2018 compared to the three months ended March 31, 2017.

  Operating Expenses

        Compensation and related expenses increased $24.3 million, or 49.4%, in the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The increase related to new partner firms was $14.2 million. The balance of the increase of $10.1 million was due to an increase in salaries and related expense, in part the result of a full period of expense recognized during the three months ended March 31, 2018 for partner firms that were acquired during the three months ended March 31, 2017 and an increase of $1.9 million in noncash equity compensation primarily related to the recognition of expenses associated with the vesting of incentive units.

        Management fees increased $13.1 million, or 39.3%, for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The increase related to the new partner firms was $4.6 million. Management fees are variable and a function of earnings during the period and the balance of the increase of $8.5 million was due to the increase in earnings during the three months ended March 31, 2018 compared to the three months March 31, 2017, in part the result of a full period of earnings recognized during the three months ended March 31, 2018 for partner firms that were acquired during the three months ended March 31, 2017.

        Selling, general and administrative expenses increased $9.1 million, or 33.3%, for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The increase related to new partner firms was $4.6 million. The balance of the increase of $4.5 million was in part the result of a full period of expense recognized during the three months ended March 31, 2018 for partner firms that were acquired during the three months ended March 31, 2017 and in part due to an increase in expenses related to travel, information technology and rent expense related to the growth of our existing partner firms and our acquisition of new partner firms.

        Intangible amortization increased $6.3 million, or 47.7%, for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The increase was primarily related to new partner firms which added amortization of $5.4 million during the three months ended March 31, 2018.

        Non-cash changes in fair value of estimated contingent consideration increased $6.4 million, for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. During the three months ended March 31, 2018 the probability that certain contingent consideration payments would be achieved increased resulting in an increase in the fair value of the contingent consideration liability.

        Depreciation and other amortization expense increased $0.4 million, or 28.1%, for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The increase was related to a full period of depreciation and amortization for fixed assets acquired in 2017.

Liquidity and Capital Resources

Sources of Liquidity

        In 2017, we met our cash and liquidity needs primarily through cash generated by our operations and borrowings under our credit facilities. Over the next twelve months, and in the longer term, we expect that our cash and liquidity needs will continue to be met by cash generated by our ongoing operations as well as our credit facilities, especially for acquisition activities. Our ongoing sources of cash will primarily consist of wealth management fees. We will primarily use cash flow from operations to pay compensation and related expenses, management fees, selling, general and administrative expenses, income taxes and debt service. For information regarding our credit facilities, please read "—Credit Facilities."

Tax Receivable Agreements

        In connection with the closing of this offering, Focus will enter into two Tax Receivable Agreements with the TRA holders. The agreements generally provide for the payment by Focus to each TRA holder of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that Focus actually realizes (computed using simplifying assumptions to address the impact of state and local taxes) or is deemed to realize in certain circumstances in periods after this offering as a result of certain increases in tax basis and certain tax benefits attributable to imputed interest. We will retain the benefit of the remaining 15% of these cash savings.

        The payment obligations under the Tax Receivable Agreements are Focus's obligations and not obligations of Focus LLC, and we expect that such payments required to be made under the Tax Receivable Agreements will be substantial. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreements is by its nature imprecise. For purposes of the Tax Receivable Agreements, cash savings in tax generally are calculated by comparing Focus's actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income and franchise tax rate) to the amount Focus would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreements. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreements, will vary depending upon a number of factors, including the timing of any redemption of units, the price of our Class A common stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount and timing of the taxable income we generate in the future, the U.S. federal income tax rates then applicable and the portion of the payments under the Tax Receivable Agreements that constitute imputed interest or give rise to depreciable or amortizable tax basis. We expect that if the Tax Receivable Agreements were terminated immediately after this offering, the estimated termination payments would, based on the assumptions discussed below, in the aggregate, be approximately $             million (calculated using a discount rate equal to one-year LIBOR plus      %, applied against an undiscounted liability of $                     million); this amount could be substantially larger if Focus enters into additional tax receivable agreements in connection with future acquisitions by Focus LLC.

        The foregoing amounts are merely estimates and the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreements payments as compared to the foregoing estimates. Moreover, there may be a negative impact on our liquidity if, as a result of timing discrepancies or otherwise, (i) the payments under the Tax Receivable Agreements exceed the actual benefits realized in respect of the tax attributes subject to the Tax Receivable Agreements and/or (ii) distributions to Focus by Focus LLC are not sufficient to permit Focus to make payments under the Tax Receivable Agreements after it has paid its taxes and other obligations. Please see "Risk Factors—Risks Related to the Offering and our Class A Common Stock—In certain cases, payments under the Tax Receivable Agreements may be accelerated and/or significantly exceed the actual benefits, if any, realized in respect of the tax attributes subject to the Tax Receivable Agreements." The payments under the Tax Receivable Agreements will not be conditioned upon a TRA holder's having a continued ownership interest in either Focus or Focus LLC.

        For information regarding the Tax Receivable Agreements, please read "Certain Relationships and Related Party Transactions—Tax Receivable Agreements."

Cash Flows

        The following table presents information regarding our cash flows and cash and cash equivalents for the years ended December 31, 2015, 2016 and 2017 and the three months ended March 31, 2017 and 2018.

	Year Ended December 31,				Year Ended December 31,				Three Months Ended March 31,
	2015	2016	$ Change	% Change	2016	2017	$ Change	% Change	2017	2018	$ Change	% Change
	(dollars in thousands)
Cash provided by (used in):
Operating activities	$61,126	$77,150	$16,024	26.2%	$77,150	$69,090	$(8,060)	(10.4)%	$(20,240)	$12,725	$32,965	162.9%
Investing activities	(114,936)	(186,799)	(71,863)	62.5%	(186,799)	(376,716)	(189,917)	101.7%	(42,524)	(31,243)	(11,281)	(26.5)%
Financing activities	60,286	110,864	50,578	83.9%	110,864	342,403	231,539	208.8%	64,058	(4,998)	(69,056)	(107.8)%
Cash and cash equivalents—end of period	15,499	16,508	1,009	6.5%	16,508	51,455	34,947	211.7%	17,815	27,949	10,134	56.9%

  Operating Activities

        Net cash provided by operating activities includes net income (loss) adjusted for non-cash expenses such as intangible amortization, depreciation and other amortization, amortization of debt financing costs, non-cash equity compensation expense, non-cash changes in fair value of estimated contingent consideration, other non-cash items and changes in cash resulting from changes in operating assets and liabilities. Operating assets and liabilities include receivables from our clients, prepaid expenses and other assets, accounts payable and accrued expenses, deferred revenues and other assets and liabilities.

        Net cash provided by operating activities increased $16.0 million, or 26.2%, for the year ended December 31, 2016 compared to the year ended December 31, 2015. This increase was primarily the result of an increase in net income and intangible amortization of $21.9 million offset by a decrease in non-cash equity compensation expense of $5.0 million. Net cash provided by operating activities decreased $8.1 million, or 10.4%, for the year ended December 31, 2017 compared to the year ended December 31, 2016. This decrease was primarily the result of the net loss of $48.4 million for the year ended December 31, 2017 and a net decrease in operating assets and liabilities of $18.6 million, primarily offset by an increase in intangible amortization of $13.4 million, non-cash equity compensation expense of $26.4 million and non-cash changes in fair value of estimated contingent consideration of $23.4 million.

        Net cash provided by operating activities increased $33.0 million, or 162.9%, for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The increase was primarily related to an increase in intangible amortization, non-cash equity compensation expense, non-cash changes in fair value of estimated contingent consideration and loss on extinguishment of borrowings during the three months ended March 31, 2018 compared to the three months ended March 31, 2017, primarily offset by the net loss during the three months ended March 31, 2018.

  Investing Activities

        Net cash used in investing activities increased $71.9 million, or 62.5%, for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase was primarily due to an increase in cash paid for acquisitions and contingent consideration and equity method investment and other of $75.6 million offset by a decrease in purchase of fixed assets of $3.0 million during the year ended December 31, 2016 compared to December 31, 2015. Net cash used in investing activities increased $189.9 million, or 101.7%, for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase was primarily due to an increase in cash paid for acquisitions and contingent consideration of $194.5 million.

        Net cash used in investing activities decreased $11.3 million, or 26.5%, for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The decrease was primarily due to a decrease of $15.6 million in cash paid for acquisitions during the three months ended March 31, 2018 compared to the three months ended March 31, 2017.

  Financing Activities

        Net cash provided by financing activities increased $50.6 million, or 83.9%, for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase was primarily the result of payments in connection with our unit redemption during the year ended December 31, 2015 of $59.2 million that did not occur again during the year end December 31, 2016. For more details regarding our unit redemption during the year end December 31, 2015 please read the notes to our consolidated financial statements included elsewhere in this prospectus. Net cash provided by financing activities increased $231.5 million, or 208.8%, for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase was primarily the result of an increase in net borrowings under our credit facilities of $415.9 million and the convertible preferred unit issuance of $643.3 million during the year ended December 31, 2017 that did not occur during the year end December 31, 2016, offset by payments in connection with the unit redemption of $795.9 million during the year ended December 31, 2017. For more details regarding our convertible preferred unit issuance and unit redemption during the year end December 31, 2017 please read the notes to our consolidated financial statements included elsewhere in this prospectus.

        Net cash used in financing activities for the three months ended March 31, 2018 decreased $69.1 million, or 107.8%, compared to the three months ended March 31, 2017. The decrease was primarily due to a decrease of $65.1 million in net borrowings made under our credit facilities as there were no borrowings during the three months ended March 31, 2018.

Contractual Obligations

        The following table describes our contractual obligations as of December 31, 2017:

	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(dollars in thousands)
Credit Facility maturities	$1,000,012	$7,950	$15,900	$15,900	$960,262
Credit Facility interest	400,752	60,129	119,062	116,859	104,702
Credit Facility letters of credit	2,232	2,232	—	—	—
Operating lease obligations	131,798	24,040	39,007	27,703	41,048
Capital lease obligations	503	235	267	1	—

Total	$1,535,297	$94,586	$174,236	$160,463	$1,106,012

Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements. For information about our succession agreements with unaffiliated wealth management firms through Focus Successions, please read "Business—Our Growth Strategy—Growth of Our Existing Partner Firms—Succession Planning for Firms Outside of Our Partnership."

Credit Facilities

        During the years ended December 31, 2015 and 2016, we amended and restated our credit facility and entered into incremental joinder agreements to increase availability under the facility (the "Old Credit Facility"). As of December 31, 2016, the availability under the Old Credit Facility was approximately $1,100.0 million consisting of term and revolving loans, inclusive of an accordion feature of $255.0 million. The Old Credit Facility had a June 2020 maturity date.

        In July 2017, we entered into new credit facilities (collectively, the "Credit Facility"). The Credit Facility consists of a $795.0 million first lien term loan (the "First Lien Term Loan"), a $250.0 million first lien revolving credit facility (the "First Lien Revolver"), and a $207.0 million second lien term loan (the "Second Lien Term Loan"). In connection with the Credit Facility, we repaid all amounts outstanding under the Old Credit Facility with the proceeds from the Credit Facility and wrote off all deferred financing costs related to the Old Credit Facility resulting in a $8.1 million loss on extinguishment of borrowings.

        The First Lien Term Loan has a maturity date of July 2024 and requires quarterly installment repayments of $1,988. The First Lien Term Loan was issued at a discount of 0.125% or $1.0 million that we are amortizing to interest expense over the term of the First Lien Term Loan. The First Lien Revolver has a maturity date of July 2022 and has no required quarterly installment repayments. Up to $30.0 million of the First Lien Revolver is available for the issuance of letters of credit, subject to certain limitations. The First Lien Term Loan (up to January 2018 as noted below) and First Lien Revolver bear interest (at our option) at: (i) the London InterBank Offered Rate ("LIBOR") plus a margin of 3.25% with the First Lien Revolver having step downs to 3.00% and 2.75% based on achievement of a specified First Lien Leverage Ratio (as defined below) or, (ii) the lender's Base Rate (as defined in the Credit Facility) plus a margin of 2.25% with the First Lien Revolver having step downs to 2.00% and 1.75% based on achievement of a specified First Lien Leverage Ratio. The First Lien Leverage Ratio means the ratio of total amounts outstanding under the First Lien Term Loan and First Lien Revolver plus other outstanding debt obligations secured on a pari passu basis with the liens securing the First Lien Term Loan and First Lien Revolver (excluding letters of credit other than unpaid drawings thereunder) minus unrestricted cash and cash equivalents, to Consolidated EBITDA (as defined in the Credit Facility). The Credit Facility also includes an unused commitment fee of 0.50% of the outstanding commitments under the First Lien Revolver, with a stepdown to 0.375% based on achievement of a specified First Lien Leverage Ratio. As of March 31, 2018, the available unused commitment line was $247.5 million.

        In January 2018, we amended our First Lien Term Loan to reduce our interest rate to LIBOR plus a margin of 2.75% or the lender's Base Rate plus a margin of 1.75%. The First Lien Term Loan requires a prepayment penalty of 1.00% of the then outstanding principal amount of the First Lien Term Loan if repaid prior to July 2018. As a result of the amendment, we recognized in January 2018 a loss on extinguishment of borrowings of $14.0 million, representing the write-off of $13.1 million and $0.9 million in deferred financing costs and unamortized discount related to the First Lien Term Loan.

        In April 2018, we expanded our First Lien Term Loan by $200.0 million. In connection with the $200.0 million incremental First Lien Term Loan, we incurred approximately $1.3 million in debt financing costs. In addition, the quarterly installment repayments increased to $2.5 million beginning in June 2018.

        The Second Lien Term Loan has a maturity date of July 2025 and bears interest (at our option) at: (i) LIBOR plus a margin of 7.50% or (ii) the lender's Base Rate (as defined in the Credit Facility) plus a margin of 6.50%. The Second Lien Term Loan has no required installment repayments due prior to the maturity date. The Second Lien Term Loan was issued at a discount of 1.00% or $2.1 million that we are amortizing to interest expense over the term of the Second Lien Term Loan. The Second Lien Term Loan requires a prepayment penalty of 2.00% of the then outstanding principal amount of the Second Lien Term Loan if prepaid prior to July 2018 and 1.00% of the then outstanding principal amount of the Second Lien Term Loan if prepaid prior to July 2019.

        Our obligations under the Credit Facility are collateralized by the majority of the Company's assets. The Credit Facility contains various customary covenants, including, but not limited to: (i) incurring additional indebtedness or guarantees, (ii) creating liens or other encumbrances on property or granting negative pledges, (iii) entering into a merger or similar transaction, (iv) selling or transferring certain property and (v) declaring dividends or making other restricted payments.

        The Credit Facility requires us to maintain, as of the last day of each fiscal quarter, a Total Secured Leverage Ratio (as defined below) of not more than 8.85:1.00 for each quarterly measurement period through March 31, 2019 and 8.60:1.00 thereafter. At March 31, 2018, our Total Secured Leverage Ratio was 5.42:1.00, which satisfied the maximum ratio of 8.85:1.00. Total Secured Leverage Ratio means the ratio of amounts outstanding under the First Lien Term Loan, First Lien Revolver and Second Lien Term Loan plus other outstanding debt obligations secured by a lien on our assets (excluding letters of credit other than unpaid drawings thereunder) minus unrestricted cash and cash equivalents to Consolidated EBITDA.

        We are also subject to contingent principal payments based on excess cash flow (as defined in the Credit Facility) commencing with and including the fiscal year ending December 31, 2018.

        At December 31, 2016 and 2017, outstanding stated value borrowings under the Old Credit Facility and Credit Facility were $457.0 million and $1,000.0 million, respectively. The weighted-average interest rate for outstanding borrowings was approximately 4% for the year ended December 31, 2016 and 5% for the year ended December 31, 2017. At December 31, 2016 and 2017, we had outstanding letters of credit in the amount of $1.2 million and $2.2 million, respectively, bearing interest at an annual rate of approximately 4% and 3%, respectively.

        At March 31, 2018, outstanding stated value borrowings under the Credit Facility were $998.0 million. The weighted-average interest rate for outstanding borrowings was approximately 6% for the three months ended March 31, 2018. At March 31, 2018, we had outstanding letters of credit in the amount of $2.5 million bearing interest at an annual rate of approximately 3%.

Critical Accounting Policies

        Our financial statements are prepared in accordance with GAAP. Our financial statements include the accounts of Focus LLC and our subsidiaries. Intercompany transactions and balances are eliminated in consolidation. Critical accounting policies are those that are the most important portrayal of our financial condition and results of operations and that require our most difficult, subjective and complex judgments as a result of the need to make estimates about the effect of matters that are inherently uncertain. While our significant accounting policies are described in more detail in the notes to our financial statements, our most critical accounting policies are discussed below. The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our financial statements and the accompanying notes. Management believes that the estimates utilized in preparing the financial statements are reasonable and prudent. Actual results could differ from those estimates.

Revenue Recognition

  Wealth Management Fees

        We, solely through our partner firms, recognize revenue when earned from wealth management fees, which are primarily comprised of fees earned from wealth management services, including investment advice, financial and tax planning, consulting, tax return preparation, family office services and other services. Client arrangements may contain a single or multiple performance obligations, each of which are separately identifiable and accounted for as the related services are provided and consumed over time. Fees are primarily based either on a contractual percentage of the client's assets, a flat fee, an hourly rate or a combination of such fees and are billed either in advance or arrears on a monthly, quarterly, or semiannual basis and such fees earned as the services are performed over time. Revenue for wealth management and operational support services provided to third-party wealth management firms is presented net since these services are performed in an agent capacity. Wealth management fees are recorded when: (i) an arrangement with a client has been identified, (ii) the performance obligations have been identified, (iii) the fee or other transaction price has been determined; (iv) the fee or other transaction price has been allocated to each performance obligation; and (v) we have satisfied the applicable performance obligation.

  Other

        Other revenue includes recordkeeping and administration service fees, commissions and distribution fees. Client arrangements may contain a single or multiple performance obligations, each of which are separately identifiable and accounted for as the related services are provided and consumed over time. Recordkeeping and administration revenue, in accordance with the same five criteria above, is recognized over the period in which services are provided. Commissions and distribution fees, in accordance with the same five criteria above, are recognized when earned.

  Deferred Revenue

        Fees collected in advance are deferred and recognized in revenue over the period earned with the unrecognized portion of fees collected in advance recorded as deferred revenue.

Business Acquisitions

        Business acquisitions are accounted for in accordance with ASC Topic 805: Business Combinations. Business acquisitions are accounted for by allocating the purchase price consideration to the fair value of assets acquired and liabilities assumed. Goodwill is recognized as the excess of the purchase price consideration over the fair value of net assets of the business acquired. All transaction costs are expensed as incurred.

        We have incorporated contingent consideration into the structure of our partner firm acquisitions. These arrangements may result in the payment of additional purchase price consideration to the sellers based on the growth of certain financial thresholds for periods following the closing of the respective acquisition. The additional purchase price consideration is payable in the form of cash and/or equity.

        For business acquisitions, we recognize the fair value of estimated contingent consideration at the acquisition date as part of the consideration transferred in exchange for the acquired wealth management firm. The contingent consideration is remeasured to fair value at each reporting date until the contingency is resolved. Any changes in fair value are recognized each reporting period in non-cash changes in fair value of estimated contingent consideration in the consolidated statements of operations.

        The results of the acquired wealth management firms are included in our consolidated financial statements from the respective dates of acquisition.

Goodwill, Intangible Assets and Other Long-Lived Assets

        Goodwill is deemed to have an indefinite useful life and is not amortized. Intangible assets are amortized over their respective estimated useful lives. We have no indefinite-lived intangible assets.

        Goodwill is tested annually for impairment as of October 1, or more frequently if events and circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. A two-step impairment test is performed on goodwill. In the first step, we compare the fair value of each reporting unit to the carrying value of the net assets of the reporting unit. The fair value of the reporting unit is determined using a discounted cash flow approach. Under this approach, management uses certain assumptions including, but not limited to, a risk-adjusted rate that is estimated to be commensurate with the risk associated with the underlying cash flows, cash flow trends from prior periods, current-period cash flow, and management's expectation of future cash flows. Expectations of future cash flows are based on projections or forecasts derived from our understanding of the relevant business prospects, economic or market trends, and regulatory or legislative changes which may occur. If the fair value of the reporting unit exceeds the carrying value of the net assets of the reporting unit in the first step, no further testing is performed. If the carrying value exceeds the fair value of the reporting unit in the first step, then we perform the second step of the impairment test to determine the implied fair value of goodwill and compare the implied fair value of goodwill to the carrying value of goodwill to determine the extent of the impairment, if any.

        In March 2018, we modified the manner in which we assess goodwill for impairment. We have determined for the purpose of our annual goodwill impairment test that our reporting units should be aggregated into one reporting unit. Our determination was based on; our reporting units having similar economic and business characteristics, and the services performed by the reporting units are wealth management related and that the reporting units are subject to a similar regulatory framework. We believe that the resulting change in accounting principle related to the reporting unit utilized in the annual goodwill impairment test will not delay, accelerate or avoid an impairment charge. We determined that the change in accounting principle related to the reporting unit used in our annual impairment test is appropriate based on the nature of our business. The change would not have had an impact on the results of our impairment test for 2017.

        Intangible assets and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the asset might be impaired or that the estimated useful life should be changed prospectively. If impairment indicators are present, the recoverability of these assets is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset, which is determined using a discounted cash flow approach.

Income Taxes

        Focus LLC is treated as a partnership for federal income tax purposes. Accordingly, Focus LLC is generally not and has not been subject to U.S. federal and certain state income taxes at the entity level, although it has been subject to the New York City Unincorporated Business Tax. Instead, for U.S. federal and certain state income tax purposes, the income, deductions, losses and credits of Focus LLC are passed through to its unitholders, which after the reorganization transactions, will include Focus. Focus LLC has historically made tax distribution payments in accordance with its current Operating Agreement (the "Focus LLC Agreement"), and we intend to cause Focus LLC to continue to make tax distribution payments, to the extent of available cash, in accordance with the Fourth Amended and Restated Focus LLC Agreement, which will be entered into in connection with the closing of this offering, following this offering and the related reorganization transactions. Certain of our subsidiaries are subject to U.S. federal, state, local or foreign corporate income taxes. We file income tax returns with the U.S. federal government as well as various state and local jurisdictions and certain of our subsidiaries are subject to filing requirements in the United Kingdom, Canada and Australia.

        We apply the asset and liability method for deferred income taxes. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. Valuation allowances, if any, are recorded to reduce the deferred tax assets to an amount that is more likely than not to be realized.

        We review and evaluate tax positions in our major tax jurisdictions and determine whether or not there are uncertain tax positions that require financial statement recognition. Based on this review, we have recorded no reserves for uncertain tax positions at December 31, 2016 and 2017.

Consolidation Considerations

        ASC Topic 810, Consolidations, requires an entity to perform a qualitative analysis to determine whether its variable interests give it a controlling financial interest in a variable interest entity ("VIE"). Under the standard, an enterprise has a controlling financial interest when it has (a) the power to direct the activities of a VIE that most significantly impact the entity's economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. An enterprise that holds a controlling financial interest is deemed to be the primary beneficiary and is required to consolidate the VIE.

        Certain of our subsidiaries have management agreements with the respective management company, which causes these operating subsidiaries to be VIEs. We have assessed whether or not we are the primary beneficiary for these operating subsidiaries and have concluded that we are the primary beneficiary. Accordingly, the results of these subsidiaries have been consolidated.

        Certain of our subsidiaries have variable interests in certain investment funds that are deemed voting interest entities. Due to substantive kick-out rights possessed by the limited partners of these funds, we do not consolidate the investment funds.

        From time to time, we enter into option agreements with wealth management firms (each, an "Optionee") and their owners. In exchange for payment of an option premium, the option agreement allows us, at our sole discretion, to acquire substantially all of the assets of the Optionee at a predetermined time and at a predetermined purchase price formula. If we choose to exercise our option, the acquisition and the corresponding management agreement would be executed in accordance with our typical acquisition structure. If we choose not to exercise the option, the option premium would be recorded as a loss on investment in the consolidated statements of operations in the period that the option expires. Option premiums paid by us of $3.4 million and $1.8 million are included in prepaid expenses and other assets in the consolidated balance sheets as of December 31, 2016 and 2017, respectively. We have determined that the respective option agreements with the Optionees qualify the Optionees as VIEs. We have determined that we are not the primary beneficiary of the Optionees and do not consolidate the results of the Optionees.

Unit-Based Compensation Costs

        Compensation cost for unit-based awards is measured based on the fair value of the unit-based awards determined by the Black-Scholes option pricing model on the date that the unit-based awards are issued or modified, and is adjusted for the estimated number of awards that are expected to be forfeited. The compensation cost is recognized on a straight-line basis over the requisite service period.

        Our common unit price is determined based on third-party transactions and/or third-party valuation reports.

Recent Accounting Pronouncements

        In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers," which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. In August 2015, the FASB issued ASU No. 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date." ASU No. 2015-14 defers the effective date of ASU No. 2014-09 by one year for public companies. ASU No. 2015-14 applies to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. ASU No. 2014-09 replaced most existing revenue recognition guidance in U.S. GAAP when it became effective for us on January 1, 2018. The standard permits the use of either the retrospective or modified retrospective transition method. Additionally, ASU No. 2014-09 requires enhanced disclosures, including revenue recognition policies to identify performance obligations to customers and significant judgements in measurement and recognition. We adopted ASU No. 2014-09 using the retrospective transition method. The adoption of ASU No. 2014-09 did not have a material effect on our consolidated financial statements and no adjustments were required to prior periods because there were no changes to our recognition of revenues or presentation of revenues in the consolidated statements of operations.

        In January 2016, the FASB issued ASU No. 2016-01, "Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities". The amendments in this update address certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU No. 2016-01 was effective for us beginning January 1, 2018. The adoption of ASU No. 2016-01 did not have a material effect on our consolidated financial statements.

        In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)." ASU No. 2016-02 requires lessees to put most leases on their balance sheets but recognize the expenses on their income statements in a manner similar to current practice. ASU No. 2016-02 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. ASU No. 2016-02 is effective for us for interim and annual periods beginning January 1, 2019 and early adoption is permitted. We expect that most of our operating lease commitments will be subject to ASU No. 2016-02 and recognized as operating lease liabilities and right of use assets upon adoption, resulting in a significant increase in assets and liabilities on the consolidated balance sheet. We are continuing our assessment of ASU No. 2016-02, which may identify additional impacts that ASU No. 2016-02 will have on our consolidated financial statements and related disclosures.

        In March 2016, the FASB issued ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting", which amends ASC Topic 718, "Stock Compensation". The objective of this amendment is part of the FASB's Simplification Initiative as it applies to several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU No. 2016-09 was effective for us on January 1, 2017. The adoption of ASU No. 2016-09 did not have a material effect on our consolidated financial statements.

        In August 2016, the FASB issued ASU No. 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments". ASU No. 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. We adopted ASU No. 2016-15 on January 1, 2017. The adoption of ASU No. 2016-15 did not have a material effect on our consolidated financial statements.

        In January 2017, the FASB issued ASU No. 2017-01, "Business Combinations (Topic 805) Clarifying the Definition of a Business", which amends the guidance of FASB Accounting Standards Codification Topic 805, "Business Combinations", adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. ASU No. 2017-01 was effective for us prospectively on January 1, 2018. The adoption of ASU No. 2017-01 did not have a material effect on our consolidated financial statements.

        In January 2017, the FASB issued ASU No. 2017-04, "Simplifying the Test for Goodwill Impairment", which removes the second step of the goodwill impairment test that requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit's carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. ASU No. 2017-04 is effective for interim and annual reporting periods beginning after December 15, 2019 and will be applied prospectively, early application is permitted. ASU No. 2017-04 is not expected to have a material effect on our consolidated financial statements.

        In May 2017, the FASB issued ASU No. 2017-09, "Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting". ASU No. 2017-09 provides guidance that clarifies when changes to the terms or conditions of a share-based payment award require the application of modification accounting under ASC 718. ASU No. 2017-09 will allow for certain changes to be made to awards without accounting for them as modifications. We early adopted ASU No. 2017-09 during the year ended December 31, 2017. The adoption of ASU No. 2017-09 did not have a material effect on our consolidated financial statements.

Quantitative and Qualitative Disclosure about Market Risk

Market Risk

        Our exposure to market risk is primarily related to our partner firms' wealth management services. For the year ended December 31, 2017 and the three months ended March 31, 2018, over 90% of our revenues were fee-based and recurring in nature. The substantial majority of our revenues are derived from the wealth management fees charged by our partner firms for providing clients with investment advice, financial and tax planning, consulting, tax return preparation, family office services and other services. The majority of our wealth management fees are based on the value of the client assets and we expect those fees to increase over time as the assets increase. A decrease in the aggregate value of client assets across our partner firms may cause our revenue and income to decline.

Interest Rate Risk

        Interest payable on our Credit Facility is variable. Borrowing under the First Lien Term Loan (up to January 2018 as noted below) and First Lien Revolver bear interest (at our option) at: (i) the LIBOR plus a margin of 3.25% with the first lien revolver having step downs to 3.00% and 2.75% based on achievement of a specified First Lien Leverage Ratio or, (ii) the lender's base rate plus a margin of 2.25% with the First Lien Revolver having step downs to 2.00% and 1.75% based on achievement of a specified First Lien Leverage Ratio. Borrowings under the Second Lien Term Loan bear interest (at our option) at: (i) LIBOR plus a margin of 7.50% or (ii) the lender's base rate plus a margin of 6.50%. Interest rate changes will therefore affect the amount of our interest payments, future earnings and cash flows. As of December 31, 2017, we had total stated value borrowings outstanding under our Credit Facility of $1,000.0 million. If LIBOR based interest rates increased by 1.0% on this amount, our interest expense for the year ended December 31, 2017 would have increased by approximately $10 million.

        In January 2018, we amended our First Lien Term Loan to reduce interest to LIBOR plus a margin of 2.75% or the lender's Base Rate plus a margin of 1.75%.

        In April 2018, we expanded our First Lien Term Loan by $200.0 million for acquisition purposes.

JOBS Act

        Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to "opt out" of such extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

        In addition, for as long as we are an emerging growth company, we will not be required to comply with certain requirements that are applicable to other public companies that are not "emerging growth companies" including not being required to comply with the auditor attestation requirements of

Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions until we are no longer an emerging growth company. These exemptions will apply for a period of five years following the completion of this offering; although, if the market value of our shares that are held by non-affiliates exceeds $700.0 million as of any June 30 before that time or our revenue is $1.07 billion or more, we would cease to be an emerging growth company as of the following December 31.

BUSINESS

Our Company

        We are a leading partnership of independent, fiduciary wealth management firms operating in the highly fragmented RIA industry, with a footprint of over 50 partner firms across the country. We have achieved this market leadership by positioning ourselves as the partner of choice for many firms in an industry where a number of secular trends are driving RIA consolidation. Our partner firms primarily service high net worth individuals and families by providing highly differentiated and comprehensive wealth management services. Our partner firms benefit from our intellectual and financial resources, operating in a scaled business model with aligned interests, while retaining their entrepreneurial culture and independence.

        Our partnership is built on the following principles, which enable us to attract and retain high-quality wealth management firms and accelerate their growth:

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  Entrepreneurship:  Emphasis on the entrepreneurial spirit, independence and unique culture of each partner firm.

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  Fiduciary Standard:  Partnership with wealth management firms that are held to the fiduciary standard in serving their clients.

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  Alignment of Interests:  Alignment of principals' interests with the interests of Focus through our differentiated partnership and economic model.

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  Value-Add Program:  Empowerment of our partner firms through collaboration on strategy, growth and acquisition opportunities, marketing, technology and operational expertise, best practices and access to world-class intellectual resources and capital to fund expansion and acquisitions.

        We were founded by entrepreneurs and began revenue-generating and acquisition activities in 2006. Since that time, we have:

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  created a partnership of over 50 partner firms, the substantial majority of which are RIAs registered with the SEC pursuant to the Advisers Act;

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  built a business with revenues of $662.9 million for the year ended December 31, 2017 and $196.2 million for the three months ended March 31, 2018;

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  established an attractive revenue model whereby in excess of 90% of our revenues for the year ended December 31, 2017 and the three months ended March 31, 2018 were fee-based and recurring in nature;

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  built a partnership model currently comprised of over 2,700 wealth management-focused principals and employees; and

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  established a national footprint across the United States and expanded our international footprint into the United Kingdom, Canada and Australia.

        We are in the midst of a fundamental shift in the growing wealth management services industry. According to the 2017 World Wealth Report, the population of high net worth individuals continues to grow globally and has reached record levels in the United States since 2010, which is driving increased demand for wealth management services. Additionally, the delivery of wealth management services is moving from traditional brokerage, commission-based platforms to a fiduciary, open architecture and fee-based structure. This shift has resulted in a significant transfer of client assets and wealth management professionals out of traditional brokerage, commission-based platforms to independent wealth management practices. We believe that our leading partnership of independent, fiduciary wealth management firms positions us to benefit from these trends.

        The independent wealth management industry, including RIAs, is highly fragmented, which we believe enables us to continue our growth strategy of acquiring high-quality wealth management firms, directly and through acquisitions by our partner firms. We have a track record of enhancing the competitive position of our partner firms by providing them with access to the resources of our large organization. Our scale enables us to help our partner firms achieve operational efficiencies and ensure organizational continuity. Additionally, our scale, resources and value-added services increase our partner firms' ability to achieve growth through a variety of tactical, operational and strategic initiatives, as well as the consummation of their own acquisitions. As our existing partner firms benefit from these growth initiatives, we continue to focus on acquisitions of new partner firms.

        Our partnership is comprised of trusted professionals providing comprehensive wealth management services under a largely recurring, fee-based model, which differentiates our partner firms from the traditional brokerage platforms whose revenues are largely derived from commissions. We derive a substantial majority of our revenues from wealth management fees for investment advice, financial and tax planning, consulting, tax return preparation, family office services and other services. We also generate other revenues from recordkeeping and administration service fees, commissions and distribution fees.

Our Market Opportunity

Overview of the Wealth Management Industry

        The market we serve is significant and expanding. The Financial Planning and Advice market in the United States, as defined by an IBISWorld report dated December 2017, is estimated to have a total revenue pool of $56.0 billion in 2017, up from $37.9 billion in 2012. Furthermore, the total revenue pool for the Financial Planning and Advice market is expected to reach $78.5 billion by 2023. The U.S. wealth management market is generally categorized into six distinct channels, including the RIA channel we focus on and five broker-dealer channels (independent broker-dealer, wirehouse, regional, bank and insurance). We believe that the RIA channel and channels with similar characteristics in other countries provide a superior structure through which to deliver wealth management services, which leads to attractive growth opportunities and a high-quality client base relative to other channels.

        The high net worth population worldwide grew at a 7.2% annual rate from 2010 to 2016, according to the 2017 World Wealth Report. In addition, globally, the wealth of high net worth individuals is expected to grow at a 5.9% annual rate from 2016 to 2025, according to the same report. We believe this trend is increasing overall demand for wealth management services and provides an attractive underlying growth trajectory for our business. Within the larger wealth management industry, we have focused primarily on the United States to date. Between 2014 and 2016, the U.S. high net worth population increased at an annual rate of approximately 5.0% from 4.4 million to 4.8 million. The U.S. high net worth population represents approximately 29.0% of the global high net worth population, according to the 2017 World Wealth Report.

Overview of the RIA Channel in the United States

        RIAs are generally focused on providing high net worth clients a full suite of wealth management services under a fee-based model. RIAs are registered with the SEC or a state's securities agency and therefore have a legal obligation to adhere to the fiduciary standard, whereas broker-dealers operate under a client suitability standard of conduct, which requires only that investment recommendations be based on a reasonable inquiry into a client's situation. In addition, while RIAs are required by the fiduciary standard to make full and fair disclosure to clients of all material facts, including any potential conflicts of interest, broker-dealers have more limited disclosure obligations. Lastly, whereas broker-dealers generally operate under a commission-based system, RIAs generally operate under a fee-based system, which leads to more recurring and visible revenue streams.

        In 2016, RIAs grew 6.5% to 36,959 total advisors, according to the Cerulli 2017 Advisor Report. In addition, from 2007 to 2016 RIAs increased their share of total advisors across all channels from 7.0% to 11.9%. The number of advisors in the RIA channel is expected to reach 42,523 advisors with an advisor headcount share of 14.1% by 2021, based on estimates from the Cerulli 2017 Advisor Report. In addition to a growing number of advisors, the RIA channel is fragmented with 14,693 RIAs as of December 31, 2016, according to the Cerulli 2017 Advisor Report. As a leading partnership of RIAs, we believe this gives us a competitive advantage for further expansion in this growing, yet fragmented, channel.

Key Trends Driving Growth of RIAs and Hybrid RIA Firms

        We believe there are several key factors driving the growth of RIAs and hybrid RIA firms:

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  Advisors Moving Toward Independent Advisor Model.  As of December 31, 2016, 20.7% of advisors across all channels, worked for RIAs or hybrid RIA firms (those firms that can act either in a fiduciary-based advisory capacity or a suitability-based broker capacity), collectively, and such percentage is expected to grow to 23.2% by the end of 2021, according to the Cerulli 2017 RIA Report, which is greater than the growth forecasted for the other wealth management channels. One of the key factors driving the shift of financial advisors to the RIA channel is the ability to garner a greater share of the economics associated with the wealth management services they provide. Advisors also enjoy the increased autonomy associated with running their own firms as they can offer their customers a wider array of investment strategies and services, all of which are aligned with the clients' best interest through the fiduciary standard.

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  From time to time, we offer teams of wealth management professionals at traditional brokerages and wirehouses with attractive track records and books of business access to the Focus Independence program, which is designed to actively help teams of wealth management professionals transition from traditional brokerages and wirehouses to the RIA model by providing assistance with business planning, staffing and transition management to minimize disruption and best position them for future growth.

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  Increased Demand for Independent Advice.  Recent market trends indicate a preference by clients for the independent wealth management advice provided by RIAs and hybrid RIA firms. Wirehouse asset market share fell from 42.6% to 36.1% between 2007 and 2016 and is expected to fall further to 32.5% by 2021, according to the Cerulli 2017 Advisor Report. Conversely, RIAs and hybrid RIA firms saw an increase in their collective asset marketshare from 16.8% to 22.7% between 2007 and 2016 and are expected to have an asset marketshare of 25.0% by 2021, according to the Cerulli 2017 Advisor Report. As a leading partnership of RIAs, we believe we are poised to benefit from such trends.

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  Lack of Succession Planning in RIA Channel.  According to the Cerulli 2017 Advisor Report, 20% of all RIAs are unsure who their practice successor will be. The Cerulli 2017 Advisor Report found that the average age of an RIA advisor was 53.3 years and 24% of RIA advisors planned to exit the industry in the next nine years, an exit rate in line with most of the other wealth management channels. We believe we are well-positioned to capture this growing need for RIAs to prepare their firms for the next generation of leadership through Focus Successions, which consists of a standardized agreement pursuant to which an RIA can transition its business upon the retirement of its principal advisors or the occurrence of a key person event to one of our existing partner firms.

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  Projected Growth of Managed Accounts.  The United States is in the midst of a generational shift where baby boomers, born between 1946 and 1964, are beginning to retire. The U.S. population aged 65 years and over is expected to increase by 72% from 2015 to 2040, increasing from 14.9% to an estimated 21.7% of the total U.S. population in 2040, according to data from the U.S. Census Bureau. Accompanying this shift is an expected increase in demand for wealth management services as assets are moved out of 401(k) accounts and company-sponsored plans into managed accounts. For example, rollovers, primarily from employer-sponsored retirement plans, to traditional IRAs grew significantly from $114.0 billion in 1996 to $423.9 billion in 2014 according to the June 2017 ICI Report. This influx of retirement assets into flexible investment accounts represents a growth opportunity for the independent wealth management sector, specifically the growing RIA channel.

Expanding International Opportunities

        We believe that there are similar business and regulatory trends in several key international jurisdictions that are driving wealth management professionals toward independent, fee-based business models consistent with our partner firms' approach. In particular, in addition to targeting the RIA-led wealth management industry in the United States, we believe the heightened regulatory scrutiny and proliferating awareness of the fiduciary standard for wealth management as well as the growing population of high net worth clients in various regions globally will provide us with an increasing number of acquisition targets abroad. We have identified Canada, the United Kingdom, Western Europe and Australia as attractive markets where we expect our philosophy of fiduciary alignment and independence to resonate with potential partner firms. We also believe that Asia in the medium term is an attractive market for wealth management services and presents growth opportunities in the future given the growth of the high net worth population in the region. We believe that we are well-positioned to take advantage of the growth opportunities in these and other international markets.

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  International Regulatory Changes Favor Our Model.  Regulators across the globe are continuing to focus on, and to increasingly mandate, the provision of independent advice by wealth management professionals. In the United Kingdom, the RDR has created a set of rules clarifying the independence, compensation and professional standards for advisors. In particular, the RDR rules ban the payment of commissions by third-party managers for sales of investment products by advisors. These rules provide a strong incentive for advisors to adopt fee-based models. A similar prohibition is in the process of being adopted across the European Union with the implementation of the MiFID II, which was entered into law in July 2014 and is in the process of being adopted by member states. A similar regulatory initiative in Australia, the Future of Financial Advice reforms, became mandatory in July 2013 and provides formal guidelines that provide structural tailwinds for the independent wealth management model.

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  Ongoing Wealth Creation in Asia.  The Asia-Pacific region experienced 8.2% growth in high net worth wealth in 2016 to a total of $18.8 trillion, according to the 2017 World Wealth Report. The Asia-Pacific region surpassed North America in high net worth wealth in 2015 according to the same study. We believe that the rate of wealth creation in Asia will provide opportunities for fiduciary wealth management that aligns with our model. Additionally, jurisdictions across Asia, including China, are increasingly opening up to international ownership and participation in the provision of wealth management advice.

        Our future international acquisitions may not be structured like our typical partner firm acquisitions. For example, we have a minority equity investment in Australia. A variety of structures may be used for future international investments and acquisitions.

Our Competitive Strengths

        As a leading partnership of independent, fiduciary wealth management firms led by entrepreneurs, we believe the following strengths provide us with a sustainable competitive advantage:

A Leading Partnership of Fiduciary Wealth Management Firms

        We strategically built a leading partnership of independent, fiduciary wealth management firms led by entrepreneurs through a unique, disciplined and proven acquisition strategy. Our partnership delivers key innovative features that clients are increasingly seeking in today's environment, such as adoption of the fiduciary standard and a lack of dependence on cross-selling and commission-based revenues. Our position as a large-scale partnership of wealth management firms provides significant tangible benefits to our partner firms, including acquisition opportunities. Today, we have over 50 partner firms that operate under the fiduciary standard with open-architecture access. Our model allows our partner firms to use each other as business development resources and drives innovation through Centers of Competence, our program through which we share best practices among our partner firms and provide them with value-added services. We believe we have a proven model for transitioning new wealth management firms into the partnership with minimal disruption to the operations of the firm.

Unique Value Proposition for Entrepreneurial Wealth Management Professionals

        We are actively involved in providing strategic advice and other value-added services to our partner firms without compromising their autonomy, client service or culture. As early as the acquisition due diligence process, we identify areas where we believe we can add value to a potential partner firm, and upon acquisition, we assign a relationship leader to each partner firm who is responsible for collaborating with that firm to drive business strategy and growth. Each relationship leader is tasked with intimately understanding the partner firm, identifying opportunities for growth and coordinating our value-added services to assist that partner firm in accelerating its growth. In the interest of emphasizing the independence of our partner firms, we do not impose business decisions on them but rather consult and advise.

        Our operating model ensures financial alignment between us and our partner firms allowing each of us to benefit from the adoption of new value add services and growth strategies. We have a team of approximately 70 professionals who support our partner firms by providing value-added services including marketing and business development support, advisor coaching and development and structuring compensation and incentive models along with career path planning, succession planning advice, operational and technology expertise, legal and regulatory support and providing negotiating leverage with vendors. Our value-added services also include acquisition opportunities for our partner firms through a proactive outreach program, structuring transactions and providing guidance to partner firms to facilitate their integration into our partnership. Additionally, we offer offsite meetings, seminars and other opportunities for partner firms to learn and adopt best practices. We host semiannual meetings of our partner firms, as well as periodic summits for the chief investment officers, chief compliance officers, chief operating officers and chief marketing officers of our partner firms where our partner firms can gather and share industry expertise and business development practices. Our partner firms are encouraged to share best practices regularly in order to enhance their collective ability to better serve their clients. We believe the strong growth across our partner firms is evidence of the impact of our value-added services.

Proven Acquisition Expertise

        Growth through acquisitions of new partner firms by us and acquisitions by our partner firms is integral to and a core competency of our business. Since 2006, we have completed over 140 acquisitions, both directly and through acquisitions by our partner firms. In the past three years, we have averaged approximately 21 transactions per year. Our senior leadership team, along with all of our other headquarters personnel, spend a significant portion of their time on sourcing and executing acquisitions. Our value added services professionals have acquisition, legal, financial, tax, compliance and operational experience and are devoted to our acquisition strategy. We are disciplined about both the types of wealth management firms we acquire and the terms at which we are willing to transact. Our areas of expertise include:

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  Sourcing.  We have an experienced team of professionals, including our co-founders and our business development associates, who have established deep industry relationships, which were developed through meetings with hundreds of wealth management professionals and attendance at industry events. Over the past 10+ years, through data analysis and research and with the benefit of well-established industry relationships, our co-founders and business development associates have developed a pipeline of potential acquisitions of new partner firms. Our team also assists in identifying potential acquisition targets for our partner firms. In addition, we have relationships with many recruiting and investment banking firms in our industry, which serves as an additional source for acquisition opportunities.

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  Comprehensive due diligence.  Having grown to a partnership with over 50 partner firms and conducted due diligence on many more target firms, we have developed expertise in identifying the highest quality wealth management firms. Our comprehensive due diligence process includes distinct qualitative and quantitative factors and, over time, we have developed a number of proprietary parameters to screen acquisition candidates and identify ways to add value to a target firm. Our partner firms benefit from this same level of expertise when we are identifying potential acquisitions on their behalf.

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  Structure.  Our acquisition structure aligns our interests with the interests of the principals by sharing EBPC of our partner firms with them. While we have to date, with limited exceptions, acquired substantially all of the assets of the firms we chose to partner with, as a result of the management agreement, the principals oversee the day-to-day operations of the partner firm, which promotes their entrepreneurial mindset.

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  Financing.  We benefit from access to significant capital resources which we believe provides us a competitive advantage. As of March 31, 2018, total capacity under our First Lien Revolver was $247.5 million, which allows us to execute acquisitions with speed and certainty.

        We believe that our disciplined acquisition strategy allows us to attract and execute acquisitions of high-quality, fiduciary wealth management firms that continue to support our growth. This is demonstrated by our track record to date, with over 50 partner firms and numerous acquisitions executed by our partner firms.

Attractive Financial Model

        Our attractive, differentiated financial model is evidenced by our proven track record of strong financial performance. Since 2008, we have generated a revenue growth CAGR of approximately 20%, achieved through executing our balanced strategy of acquiring new partner firms and supporting organic growth at our existing partner firms. In our most recent year ended December 31, 2017, our revenue grew by 36.6%, we had a net loss, our Adjusted EBITDA grew by 40.9% and our Adjusted Net Income grew by 24.6%, each as compared to the prior year. Further, our business generated net income (loss) margins of approximately 2.4%, 3.2% and (7.3)% for the years ended December 31, 2015, 2016 and 2017, respectively, and Adjusted EBITDA margins of approximately 20% for each of the years ended December 31, 2015, 2016 and 2017 and is capital light given our limited working and regulatory capital requirements, which together create substantial operating leverage and drive free cash flow generation. We believe our financial profile provides the flexibility to continue to execute our various growth initiatives.

        Our attractive financial model is further supported by certain elements that insulate our revenue and earnings streams from operational and market volatility:

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  Variable expense nature of management fees.  As a result of our contractual arrangements under our management agreements, 100% of management fees are variable expenses. Management fees are one of our largest operating expenses. Additionally, pursuant to the contractual terms of our management agreements, we have a cumulative preferred position in Base Earnings. This structural downside protection serves as a safeguard in our earnings from potential variability in the operating performance of our partner firms.

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  Fee-based and recurring revenues.  Our revenues are substantially fee-based and recurring in nature, including greater than 90% of our revenues for the year ended December 31, 2017 and the three months ended March 31, 2018. We believe that this provides us with a high degree of revenue stability and visibility into future earnings, and differentiates us from traditional brokerage-based platforms whose revenues are largely derived from commissions and thus more sensitive to broader market trends.

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  Diversified investment classes.  Our clients have portfolios that are allocated across equity, fixed income and other investment classes.

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  Client focus.  Clients increase their reliance on our partner firms for advice during times of market volatility.

Experienced Management Team with Proven Execution Track Record

        Our management team, which includes our co-founders, has played a significant role in building the business and has a deep, fundamental understanding of the company. Our executives have strong relationships in the wealth management industry and are actively involved in the day-to-day operations of the business and in sourcing acquisitions. Prior to joining Focus, members of our management team developed financial services and consultative expertise and leadership capabilities at organizations such as McKinsey & Company, The Boston Consulting Group, AMEX, Merrill Lynch, BlackRock and PricewaterhouseCoopers. Our management team is closely aligned with shareholders' interests as a result of its significant equity ownership in us.

Our Growth Strategy

        We believe we are well-positioned to take advantage of favorable trends in the wealth management industry, including the migration of wealth management professionals from traditional brokerage, commission-based platforms to a fiduciary, open-architecture and fee-based structure. We plan to grow our business through the growth of our existing partner firms and expansion of our partnership.

Growth of Our Existing Partner Firms

  High-Quality, Growth-Oriented Partner Firms

        Our goal has been and continues to be to acquire high-quality, entrepreneurial wealth management firms that have built their businesses through a proven track record of growth. We believe that our partner firms will continue to take advantage of the shift in the market share of client assets to the RIA space and grow organically through acquisitions of wealth management practices and customer relationships, attracting new clients, additions of new wealth management professionals, increasing the amount of assets from existing clients and market-based growth over time. The economic arrangements put in place at the time of acquisition through our management agreements further incentivize the principals of our partner firms to continue executing on their growth plans.

  Value-Added Services

        We have a team of approximately 70 professionals who support our partner firms by providing value-added services, including marketing and business development support, advisor coaching and development and structuring compensation and incentive models along with career path planning, succession planning advice, operational and technology expertise, legal and regulatory support and providing negotiating leverage with vendors. Our value-added services also include acquisition opportunities for our partner firms through a proactive outreach program, structuring transactions and providing guidance to partner firms to facilitate their integration into our partnership. We assign a relationship leader to each partner firm who is tasked with coordinating our value-added services to assist that partner firm in accelerating its growth. These services are provided to our partner firms at no additional cost. Our partner firms have access to the resources of a large organization, which ultimately enhances their operations, enabling them to better serve their clients.

        Some of our key value-added services are described in detail below.

        Marketing and Business Development.    We offer marketing and business development coaching to our partner firms on topics including referral programs, revenue enhancement measures, communications, website and social media, brand strategy and public relations support. Our marketing team works closely with each of our partner firms to understand their unique value proposition in order to ultimately help our partner firms better market themselves to clients and their centers of influence, including accounting and law firms who serve as potential referral sources.

        Talent Management.    We also support the mentoring of next-generation talent through continuous coaching programs that we organize and execute. These programs emphasize key learnings gained from observing top talent across our organization. These services allow our firms to benefit from best practices across our talent pool.

        Compensation Structures and Succession Planning.    We help our partner firms align their compensation models to further incentivize their teams. We also facilitate wealth management professional career path planning and advise on principal promotions to the respective management company. These services allow our partner firms to attract and retain the highest quality wealth management professionals. Our acquisition structure facilitates succession planning by maintaining the partner firm and management company as separate entities, thereby allowing for the principals owning the management company to change over time without disrupting client relationships at the partner firm.

        Operations and Technology.    We assist partner firms in selecting and implementing third-party technology solutions that strengthen each firm's operational performance. Our partner firms can request that our operations team conduct detailed operational assessments to determine their staffing and operating efficiency. Additionally, our operations team provides partner firms negotiating leverage with vendors and cost-efficient access to third-party technology.

        Legal and Regulatory Support.    We have an experienced team of legal professionals in place at Focus to help support our partner firms in fulfilling their regulatory responsibilities by providing additional guidance and expertise. We have relationships with numerous legal and compliance advisors to help our partner firms maintain compliance.

        Sharing of Best Practices / Collaboration with Other Partner Firms.    Our partner firms have access to networking opportunities, best practices roundtable discussions and training seminars. We offer offsite meetings, seminars and other opportunities for partner firms to learn and adopt best practices. On a semiannual basis, we host partners meetings where wealth management professionals from our partner firms have opportunities to meet face to face to collaborate and share ideas. In addition we host periodic summits for chief investment officers, chief compliance officers, chief operating officers and chief marketing officers, where our partner firms can gather and share industry expertise and business development practices. Our partner firms are also encouraged to share best practices regularly in order to enhance their collective ability to better serve their clients.

  Acquisitions by Our Partner Firms

        We support acquisitions of wealth management practices and customer relationships by our partner firms to further expand their businesses. Partner firms pursue acquisitions for a variety of reasons, including geographic expansion, acquisition of new talent and/or specific expertise and succession planning. Acquisitions by our partner firms allow them to add new talent and services to better support their client base while simultaneously capturing synergies from the acquired businesses. We believe there are currently over 5,000 firms in the United States that are suitable targets for our partner firms.

We have an experienced team of professionals with deep industry relationships to assist in identifying potential acquisition targets for our partner firms. Through our proprietary in-house sourcing effort, we frequently identify acquisition opportunities for our partner firms. Additionally, many of our partner firms are well-known in the industry and have developed extensive relationships. In recent years, principals and employees of our partner firms have identified attractive merger candidates, and we believe this trend will continue as our partner firms continue to build scale.

        In addition to sourcing opportunities, we are actively involved through each stage of the process to provide legal, financial, tax, compliance and operational expertise to guide our partner firms through the due diligence process and execution. We provide the funding for acquisitions in the same manner that a parent company would typically fund acquisitions by its wholly owned subsidiaries.

        Our partner firms typically acquire substantially all of the assets of a target firm for cash or a combination of cash and Focus LLC equity and the right to receive contingent consideration. In certain instances, our partner firms may acquire only the customer relationships. Following this offering, acquisition consideration may also include our Class A common stock. At the time a partner firm consummates an acquisition, we amend our management agreement with the partner firm to adjust Base Earnings and Target Earnings to reflect the projected post-acquisition EBPC of the partner firm.

        Our partner firms completed fourteen transactions in 2015, twelve transactions in 2016 and fifteen transactions in 2017. Our partner firms may choose to merge with each other as well. Consolidation of our existing partner firms leads to efficiencies and incremental growth in our cash flows. Since October 2012, five partner firms have consummated mergers with other partner firms.

  Succession Planning for Firms Outside of Our Partnership

        We enable unaffiliated wealth management firms to better plan for changes in personnel and unanticipated disruptions through Focus Successions, which consists of a standardized agreement for a third-party wealth management firm to transition its business upon retirement or a key person event to one of our existing partner firms. We facilitate this process by identifying and sourcing third-party firms in need of succession planning and matching them with a compatible partner firm within our partnership. Typically, we select an existing partner firm that is in the same geographical region and offers similar client services as the third-party firm. This is a unique opportunity to build acquisition pipelines for our partner firms.

        The third-party firms and its principals enter into a succession agreement with one of our existing partner firms, under which our partner firm grants the third-party firm the right to offer to sell substantially all of its assets to the partner firm at any time with notice. The third-party firm's right under the succession agreement is subject to certain conditions, and the terms of the sale are pre-negotiated in a form of asset purchase agreement. Except in the case of succession pursuant to a key person event, the third-party firm must enter into a non-competition agreement upon the closing of the succession transaction. Generally, the term of a succession agreement is one year and renews automatically for an additional year unless earlier terminated by one of the parties.

        We require third-party firms participating in Focus Successions to provide us with certain financial and other information and to attest to their compliance with our standards for participation in the program. These standards relate to legal compliance, client retention and financial health of the firm, among others.

Expansion of Our Partnership

  Acquisitions of New Partner Firms

        Since inception, a fundamental aspect of our growth strategy has been the acquisition of high-quality, entrepreneurial wealth management firms to expand our partnership. We believe that there are over 500 firms in the United States that are high-quality targets for future acquisitions. While most of our acquisitions have taken place in the United States, we see opportunities in multiple international locations where market and regulatory trends toward the fiduciary standard and open-architecture access mirror those occurring in the United States. We have already begun expansion into the United Kingdom, Canada and Australia.

        Our differentiated partnership model has allowed us to grow and enhance our leadership position in the wealth management industry.

        We are highly selective in choosing our partner firms and conduct extensive financial, legal, tax, operational and business due diligence. We evaluate a variety of criteria including the quality of the wealth management professionals, historical revenues and cash flows, the recurring nature of the revenues, compliance policies and procedures and the alignment of interests between wealth management professionals and clients. We focus on firms with owners who are committed to the long-term management and growth of their business.

        With limited exceptions, our partner firm acquisitions have been structured as acquisitions of substantially all of the assets of the firm we choose to partner with but only a portion of the underlying economics in order to align the principals' interests with our own objectives. To determine the acquisition price, we first estimate the operating cash flow of the business based on current and projected levels of revenue and expense, before compensation and benefits to the selling principals or other individuals who become principals. We refer to the operating cash flow of the business as EBPC and to this estimate as Target Earnings. In economic terms, we typically purchase only 40% to 60% of the partner firm's EBPC. Under a management agreement among our operating subsidiary, the management company and the principals, the management company is entitled to management fees typically consisting of all future EBPC of the acquired wealth management firm in excess of Base Earnings up to Target Earnings, plus a percentage of any EBPC in excess of Target Earnings. Through the management agreement, we create downside protection for ourselves by retaining a cumulative preferred position in Base Earnings.

        Since 2006, when we began revenue generating and acquisition activities, our model has allowed us to grow to a partnership with over 50 partner firms. Acquisitions of partner firms to date have been structured as illustrated below, with limited exceptions. Subsidiary mergers at the partner firm level have been structured differently, and in the future we may structure acquisitions in foreign jurisdictions differently depending on legal and tax considerations.

(1)
Focus LLC forms a wholly owned subsidiary.

(2)
In exchange for a combination of cash and Focus LLC equity and the right to receive contingent consideration, the operating subsidiary acquires substantially all of the assets of the target firm, which is owned by the selling principals, and becomes the successor firm. Following this offering, acquisition consideration may also include our Class A common stock.

(3)
The selling principals form a management company. In addition to the selling principals, the management company may include non-selling principals who become newly admitted in connection with the acquisition or thereafter.

(4)
The successor firm, the principals and the management company enter into a management agreement which typically has an initial term of six years subject to automatic renewals for consecutive one-year terms, unless earlier terminated by either the management company or us in certain limited situations. Under the management agreement, the management company is entitled to management fees typically consisting of all future EBPC of the successor firm in excess of Base Earnings up to Target Earnings, plus a percentage of any EBPC in excess of Target Earnings. Pursuant to the management agreement, the management company provides the personnel who conduct the day-to-day operations of the successor firm. Through the management agreement, we create downside protection for ourselves by retaining a cumulative preferred position in Base Earnings.

        In connection with a typical acquisition, we enter into an acquisition agreement with the target wealth management firm and its selling principals pursuant to which we purchase substantially all of the assets of the target firm. The purchase price is a multiple of Base Earnings, which is a percentage of Target Earnings. The purchase price is comprised of a base purchase price and a right to receive contingent consideration in the form of earn out payments. The base purchase price typically consists of an upfront cash payment and Focus LLC equity. Following this offering, we may pay a portion of the base purchase price in shares of our Class A common stock. The contingent consideration is paid upon the satisfaction of specified growth thresholds typically over a six-year period. This arrangement may result in the payment of additional purchase price consideration to the sellers for periods following the closing of an acquisition. The growth thresholds are typically tied to the CAGR of the partner firm's earnings. Earn out payments are typically payable in a combination of cash and Focus LLC equity. Future acquisition agreements may provide for earn out payments to include Class A common stock.

        The acquisition agreements contain customary representations and warranties of the parties, and closing is generally conditioned on the delivery of certain ancillary documents, including an executed management agreement, a confidentiality and non-solicitation agreement, a non-competition agreement and a notice issued by the acquired firm to its clients notifying them of the acquisition and requesting their consent for the assignment of any agreements to the successor firm.

        In connection with the acquisition, management companies and selling principals agree to non-competition and non-solicitation provisions of the management agreement, as well as standalone non-competition and non-solicitation agreements required by the acquisition agreement. Such non-competition and non-solicitation agreements typically have five-year terms. The non-competition and non-solicitation provisions of the management agreement continue during the term of the management agreement and for a period of two years thereafter.

        Our partner firms are primarily overseen by the principals who own the management company formed concurrently with the acquisition. Our operating subsidiary, the management company and the principals enter into a long-term management agreement pursuant to which the management company provides the personnel responsible for overseeing the day-to-day operations of the partner firm. The term of the management agreement is generally six years subject to automatic renewals for consecutive one-year terms, unless earlier terminated by either the management company or us. Subject to applicable cure periods, we may terminate the management agreement upon the occurrence of an event of cause, which may include willful misconduct by the management company or any principal that is reasonably likely to result in a material adverse effect, the failure of the management company to comply with regulatory or other governmental compliance procedures or a material breach of the agreement by the management company or the principals. In some cases, we may have the right to terminate the agreement if any principal ceases to be involved on a full-time basis in the management of the management company or the performance of services under the agreement. Generally, the management company may terminate the management agreement upon a material breach of the agreement by us and the expiration of the applicable cure period.

        This ownership and management structure allows the principals to maintain an entrepreneurial spirit through autonomous day-to-day decision making, while gaining access to our extensive resources and preserving the principals' long-term economic incentive to continue to grow the business. The management company structure provides both flexibility to us and stability to our partner firms by permitting the principals to continue to build equity value in the management company as the partner firm grows and to control their internal economics and succession plans within the management company.

        The following table provides an illustrative example of our economics, including management fees earned by the management company, for periods of projected revenues, +10% growth in revenues and –10% growth in revenues. This example assumes (i) Target Earnings of $3.0 million; (ii) Base Earnings acquired of 60% of Target Earnings or $1.8 million; and (iii) a percentage of earnings in excess of Target Earnings retained by the management company of 40%.

	Projected Revenues	+10% Growth in Revenues	–10% Growth in Revenues
	(dollars in thousands)
New Partner Firm
New partner firm revenues	$5,000	$5,500	$4,500
Less:
Operating expenses (excluding management fees)	(2,000)	(2,000)	(2,000)

EBPC	$3,000	$3,500	$2,500
Base Earnings to Focus (60%)	1,800	1,800	1,800
Management fees to management company (40%)	1,200	1,200	700
EBPC in excess of Target Earnings:
To Focus (60%)	—	300	—
To management company as management fees (40%)	—	200	—
Focus
Focus revenues	$5,000	$5,500	$4,500
Less:
Operating expenses (excluding management fees)	(2,000)	(2,000)	(2,000)
Less:
Management fees to management company	(1,200)	(1,400)	(700)

Operating income	$1,800	$2,100	$1,800

        In certain circumstances, the structure of our relationship with partner firms may differ from the typical structure described above. In addition, our future international acquisitions may not be structured like our typical partner firm acquisitions. For example, the structure of our ownership interests in non-U.S. partner firms may differ from the way in which we own our U.S. partner firms. Please read "—Our Market Opportunity—Expanding International Opportunities."

  Lift Outs of Established Wealth Management Professionals

        From time to time, through Focus Independence, we offer teams of wealth management professionals at traditional brokerages and wirehouses with attractive track records and books of business the opportunity to establish their own independent wealth management firm and ultimately join our partnership as a new partner firm. This program gives these professionals the opportunity to build a business largely unencumbered by the conflicts of interest they face at traditional brokerages and wirehouses and with more favorable economics. Focus Independence is a targeted approach to lift out teams of wealth management professionals from traditional brokerages and wirehouses with attractive track records and books of business and make them entrepreneurs within our partnership. The program has been successful, with the substantial majority of high net worth clients historically retained by the newly formed partner firm. We have completed thirteen acquisitions of new partner firms through Focus Independence since the program's inception.

        We work with each team of wealth management professionals to establish a new RIA business and provide consultation as needed on virtually everything needed to transition to and operate the new RIA as a full-service firm, including technology, personnel and office space. With many teams, we enter into an option agreement, which provides us with the option to acquire substantially all of the assets of the RIA 12 to 13 months after the team's resignation date. The option agreement provides a purchase price formula, typically equal to a multiple of the portion of the new RIA's run rate EBPC at the time of acquisition closing. The option agreement also establishes the portion of the purchase price to be paid in cash and Focus LLC equity. Transactions with teams where we do not enter into an option agreement may be structured more like a typical acquisition. Following this offering, we may pay a portion of the purchase price in shares of our Class A common stock.

Our Partner Firms

        Our partner firms provide comprehensive wealth management services to high net worth individuals and families, as well as business entities, under a largely recurring, fee-based model. Our partner firms provide these services across a diverse range of investment styles, asset classes and clients. The substantial majority of our partner firms are RIAs, and certain of our partner firms also have affiliated broker-dealers and/or insurance brokers. Several of our partner firms and principals have been recognized as leading wealth management firms and advisors by financial publications such as Barron's, The Financial Times and Forbes.

        Our partner firms derive a substantial majority of their revenues from wealth management fees for investment advice, financial and tax planning, consulting, tax return preparation, family office services and other services. Wealth management fees are primarily based either on a contractual percentage of the client assets, a flat fee, an hourly rate or a combination of such fees and are billed either in advance or arrears on a monthly, quarterly or semiannual basis. We also generate other revenue from recordkeeping and administration service fees, commissions and distribution fees.

        We currently have over 50 partner firms. All of our partner firm acquisitions have been paid for with a combination of cash and Focus LLC equity and the right to receive contingent consideration. We have to date, with limited exceptions, acquired substantially all of the assets of the firms we choose to partner with and have assumed only post-closing contractual obligations, not any material existing liabilities. Consideration for future acquisitions may include our Class A common stock.

        The following is a list of our partner firms as of May 1, 2018:

Partner Firm	Partner Firm Since	Joined through Focus Independence	Acquisition(s) Completed by Partner Firm	Signed Succession Agreement(s)

2006
StrategicPoint	January
HoyleCohen	May		✓
Resnick Advisors	June
2007
Sentinel Benefits & Financial Group	January		✓
Buckingham	February		✓	✓
Benefit Financial Services Group	March		✓
JFS Wealth Advisors	August		✓	✓
Atlas Private Wealth Management	September		✓	✓
GW & Wade	September		✓	✓
Lara, May & Associates	October		✓	✓
2008
Greystone	April		✓
WESPAC	July
2009
Joel Isaacson & Co.	November			✓
Coastal Bridge Advisors	December	✓	✓
2010
Pettinga	December
2011
Sapient Private Wealth Management	September	✓	✓
The Colony Group	October		✓	✓
LVW Flynn	October	✓	✓
2012
Vestor Capital	October			✓
Merriman	December		✓	✓
The Portfolio Strategy Group	December
2013
Beirne Wealth Consulting	February	✓	✓	✓
LaFleur & Godfrey	August
Telemus Capital	August		✓
2014
Summit Financial	April	✓	✓
Gratus Capital	October		✓
Strategic Wealth Partners	November		✓	✓
2015
IFAM Capital	February	✓
Dorchester Wealth Management	April
The Fiduciary Group	April
Quadrant Private Wealth	July	✓
Relative Value Partners	July
Fort Pitt Capital Group	October
Patton Albertson Miller Group	October
2016
Douglas Lane & Associates	January
Kovitz Investment Group Partners	January			✓
Waddell & Associates	April
Carnick & Kubik Group	April		✓
GYL Financial Synergies	August	✓
XML Financial Group	October	✓
2017
Crestwood Advisors	January
CFO4Life	February		✓
One Charles Private Wealth	February	✓
Bordeaux Wealth Advisors	March
Gelfand, Rennert & Feldman	April
Lake Street Advisors	April
Financial Professionals	May
SCS Financial Services	July
Brownlie & Braden	July
Eton Advisors	September
2018
Cornerstone Wealth	January	✓
Fortem Financial	February	✓
Bartlett Wealth Management	April
Campbell Deegan Financial	April	✓
Nigro Karlin Segal Feldstein & Bolno (NKSFB)	April

        The following shows the value-added services we have provided to our partner firms through May 1, 2018:

Value-Added Services
Partner Firm	Marketing and Business Development	Operational and Technology Enhancements	Legal and Compliance Support	Talent Management	Succession Planning
StrategicPoint	✓	✓	✓	✓	✓
HoyleCohen	✓	✓	✓	✓	✓
Resnick Advisors	✓	✓	✓	✓	✓
Sentinel Benefits & Financial Group	✓	✓	✓	✓	✓
Buckingham	✓	✓	✓	✓	✓
Benefit Financial Services Group	✓	✓	✓	✓	✓
JFS Wealth Advisors	✓	✓	✓	✓	✓
Atlas Private Wealth Management	✓	✓	✓	✓	✓
GW & Wade	✓	✓	✓	✓	✓
Lara, May & Associates	✓	✓	✓	✓	✓
Greystone		✓	✓	✓	✓
WESPAC		✓	✓	✓	✓
Joel Isaacson & Co.	✓	✓	✓	✓	✓
Coastal Bridge Advisors	✓	✓	✓	✓
Pettinga	✓	✓	✓	✓
Sapient Private Wealth Management	✓	✓	✓	✓	✓
The Colony Group	✓	✓	✓	✓	✓
LVW Flynn	✓	✓	✓	✓	✓
Vestor Capital	✓	✓	✓	✓	✓
Merriman	✓	✓	✓	✓	✓
The Portfolio Strategy Group	✓	✓	✓	✓
Beirne Wealth Consulting	✓	✓	✓	✓
LaFleur & Godfrey	✓	✓	✓	✓	✓
Telemus Capital	✓	✓	✓	✓	✓
Summit Financial	✓	✓	✓	✓
Gratus Capital	✓	✓	✓	✓
Strategic Wealth Partners	✓	✓	✓	✓
IFAM Capital	✓	✓	✓	✓	✓
Dorchester Wealth Management	✓	✓	✓	✓	✓
The Fiduciary Group	✓	✓	✓	✓
Quadrant Private Wealth	✓	✓	✓	✓
Relative Value Partners	✓	✓	✓	✓
Fort Pitt Capital Group	✓	✓	✓	✓
Patton Albertson Miller Group	✓	✓	✓	✓
Douglas Lane & Associates	✓	✓	✓
Kovitz Investment Group Partners	✓	✓	✓	✓
Waddell & Associates	✓	✓	✓	✓	✓
Carnick & Kubik Group	✓	✓	✓	✓
GYL Financial Synergies	✓	✓	✓
XML Financial Group	✓	✓	✓	✓
Crestwood Advisors	✓		✓
CFO4Life	✓	✓	✓	✓
One Charles Private Wealth			✓
Bordeaux Wealth Advisors	✓	✓	✓	✓
Gelfand, Rennert & Feldman			✓
Lake Street Advisors			✓	✓
Financial Professionals	✓	✓	✓	✓
SCS Financial Services		✓	✓
Brownlie & Braden		✓	✓
Eton Advisors	✓		✓
Cornerstone Wealth	✓	✓	✓	✓
Fortem Financial			✓
Bartlett Wealth Management	✓	✓	✓
Campbell Deegan Financial			✓
Nigro Karlin Segal Feldstein & Bolno (NKSFB)			✓

        Our partner firms are primarily located in the United States. In addition, we have one partner firm, Greystone, in the United Kingdom, one partner firm, Dorchester Wealth Management, in Canada and one partner firm, Financial Professionals, in Australia. The following table shows our domestic and international revenues for the years ended December 31, 2015, 2016 and 2017 and the three months ended March 31, 2017 and 2018:

	Year Ended December 31,						Three Months Ended March 31,
	2015		2016		2017		2017		2018
	(dollars in thousands)
Domestic revenue	$368,203	96.3%	$470,888	97.0%	$643,077	97.0%	$131,474	97.0%	$190,625	97.1%
International revenue	14,144	3.7%	14,556	3.0%	19,810	3.0%	4,072	3.0%	5,604	2.9%

Total revenue	$382,347	100.0%	$485,444	100.0%	$662,887	100.0%	$135,546	100.0%	$196,229	100.0%

        The map below shows the locations of our partner firms in the United States as of April 1, 2018. The majority of our partner firms operate multiple offices.

        Upon joining our partnership, each partner firm transitions its operations to our common general ledger, payroll and cash management systems. Our common general ledger system provides us access to financial information of each partner firm and is designed to accommodate the varied needs of each individual business. We control payroll and payment of management fees for partner firms through a common disbursement process. The common payroll system allows us to effectively monitor compensation, new hires, terminations and other personnel changes. We employ a cash management system under which cash held by partner firms above a threshold is transferred into our centralized accounts. The cash management system enables us to control and secure our cash flow and more efficiently monitor partner firm earnings and financial position.

        We and our partner firms devote substantial time and effort to remaining current on, and addressing, regulatory and compliance matters. Each of our registered partner firms has its own chief compliance officer and has established a compliance program to help detect and prevent compliance violations.

        While the chief compliance officers at our partner firms are principally responsible for maintaining their respective compliance programs and to tailor them to the specifics of their partner firms' business, we have an experienced team of legal professionals in place at the holding company to support our partner firms in fulfilling their regulatory responsibilities by providing additional guidance and expertise. We collaborate with each of our partner firms in its completion of an annual compliance risk assessment, which is conducted by an outside law firm or a compliance consulting firm. We also engage third-party firms to conduct periodic compliance audits, including cybersecurity audits, and help coordinate completion of certain other employee trainings. We also monitor how our partner firms address risk assessment recommendations and regulatory exam findings. We also work with our partner firms to assist them in identifying capable legal and compliance advisors by leveraging our extensive relationships.

Competition

        The wealth management industry is very competitive. We compete with a broad range of wealth management firms, including public and privately held investment advisors, traditional brokerages and wirehouses, firms associated with securities broker-dealers, financial institutions and insurance companies. We believe that important factors affecting our partner firms' ability to compete for clients include investment performance, wealth management fee rates, the quality of services provided to clients, the ability to attract and retain key wealth management professionals, the depth and continuity of client relationships, adherence to the fiduciary standard and reputation.

        We strategically built a leading partnership of independent, fiduciary wealth management firms led by entrepreneurs through a unique, disciplined and proven acquisition strategy. Our differentiated partnership model has allowed us to grow and enhance our leadership position in the wealth management industry. As we continue our growth strategy of acquiring high-quality partner firms, we believe that important factors affecting our ability to compete for future acquisitions include:

  •
  the degree to which target wealth management firms view our partnership model as preferable, financially and operationally or otherwise, to acquisition or other arrangements offered by other potential purchasers;

  •
  the reputation and performance of our existing and future partner firms, by which target wealth management firms may judge us and our future prospects; and

  •
  the quality and breadth of our value-added services.

Employees

        As of December 31, 2017, we had over 2,000 employees, 65 of whom were employed at the holding company.

        Additionally, as of December 31, 2017, there were approximately 300 principals who were part of the management companies that oversaw partner firms and were not our employees.

Trademarks

        We own many registered trademarks and service marks in the United States. We believe the Focus Financial Partners name and the many distinctive marks associated with it are of significant value and are very important to our business. Accordingly, as a general policy, we monitor the use of our marks and vigorously oppose any unauthorized use of the marks.

        We register some of our copyrighted material and otherwise rely on common law protection of our copyrighted works. Such copyrighted materials are not material to our business.

Properties

        We and our partner firms conduct our operations using leased office facilities. While we believe we have suitable office space currently, we will continue to evaluate our office space requirements and will complement these facilities as necessary.

        Our corporate headquarters are located at 825 Third Avenue, New York, New York, where we occupy approximately 16,900 square feet of space under subleases, the terms of which expire in April 2019. In addition, each of our partner firms leases office space in the city or cities in which it conducts business.

Legal Proceedings

        We are, from time to time, involved in various legal claims and regulatory matters arising out of our operations in the normal course of business. After consultation with legal counsel, we do not believe that the resolutions of any such matters we are currently involved in, individually or in the aggregate, will have a material adverse impact on our financial condition or results of operations. However, we can provide no assurance that any pending or future matters will not have a material effect on our financial condition, results of operations or cash flows in future reporting periods.

        From time to time, our partner firms receive requests for information from governmental authorities regarding business activities. We have cooperated and will continue to cooperate fully with all governmental agencies. We continue to believe that the resolution of any governmental inquiry will not have a material impact on our financial condition, results of operations or cash flows.

REGULATORY ENVIRONMENT

Existing Regulation

        Our partner firms are subject to extensive regulation in the United States. In addition, Greystone, Dorchester and Financial Professionals are subject to extensive regulation in the United Kingdom, Canada and Australia, respectively. In the United States, our partner firms are subject to regulation primarily at the federal level, including regulation by the SEC under the Advisers Act, by the DOL under ERISA and by the SEC and FINRA for our partner firm subsidiaries that are broker-dealers. Our partner firms may also be subject to regulation by state insurance and securities regulators for insurance and other aspects of our partner firms' activities. Outside of the United States, Greystone is regulated by the Financial Conduct Authority in the United Kingdom, Dorchester is regulated by the securities regulators of Canada's provinces and Financial Professionals is regulated by the Australian Securities & Investment Commission ("ASIC").

        Our U.S.-based partner firms that are investment advisers are registered with the SEC under the Advisers Act. The Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary duties, compliance and disclosure obligations, recordkeeping requirements and operational requirements. Certain of our partner firms sponsor unregistered and registered funds in the United States and certain foreign jurisdictions. These activities subject those partner firms to additional regulatory requirements in those jurisdictions. In addition, many state securities commissions impose filing requirements on investment advisers that operate or have places of business in their states. Similarly, many states require certain client facing employees of RIAs and FINRA-registered broker-dealers to become state licensed.

        Certain of our partner firms have affiliated SEC registered broker-dealers for the purpose of distributing funds or other securities products. Broker-dealers and their personnel are regulated, to a large extent, by the SEC and self-regulatory organizations, principally FINRA. In addition, state blue sky commissions have supervisory authority over broker-dealer activities conducted in their states. Broker-dealers are subject to regulations which cover virtually all aspects of their business, including sales practices, trading practices, use and safekeeping of clients' funds and securities, recordkeeping and the conduct of directors, officers, employees and representatives. Broker-dealers are also subject to net capital rules that mandate that they maintain certain levels of capital. Certain partner firms have a limited number of employees that are registered representatives with unaffiliated broker-dealers.

        Certain of our partner firms have affiliated insurance brokers. State insurance laws grant state insurance regulators broad administrative powers. These supervisory agencies regulate many aspects of the insurance business, including the licensing of insurance brokers and agents and other insurance intermediaries, and trade practices such as marketing, advertising and compensation arrangements entered into by insurance brokers and agents.

        Our partner firms are also subject to regulation by the DOL under ERISA and related regulations with respect to investment advisory and management services provided to participants in retirement plans covered by ERISA, including individual retirement accounts. Among other requirements, ERISA imposes duties on persons who are fiduciaries under ERISA and prohibits certain transactions involving related parties. On April 6, 2016, the DOL adopted the DOL Fiduciary Rules and related exemptions that expanded the number and types of entities and people that will be deemed "fiduciaries" under ERISA and the Code to include, among others, many broker-dealers, investment advisers, individual financial advisors, registered representatives and retirement consultants. Part of the DOL Fiduciary Rules became effective on June 9, 2017, but final implementation was delayed until July 1, 2019. On March 15, 2018, however, the U.S. Court of Appeals for the Fifth Circuit vacated the DOL Fiduciary Rules in their entirety. This ruling is subject to appeal and during the continuing appeals process the DOL Fiduciary Rules remain in effect. While our partner firms that are RIAs already operate under the SEC's fiduciary standard, the DOL Fiduciary Rules, while they remain in effect, will place additional requirements on all our partner firms that manage individual retirement accounts, pension plans and other accounts subject to DOL authority. For example, certain fees or compensation, such as commissions, loads, 12b-1 fees, revenue-sharing payments and certain expense reimbursements would be prohibited in accounts subject to DOL authority unless the requirements for certain limited exceptions are complied with. Our partner firms with affiliated broker-dealers have reviewed their service offerings and related fees and compensation and have altered or developed plans to alter their business and compliance practices in order to comply with the DOL Fiduciary Rules. Overall, we do not expect the DOL Fiduciary Rules to have a material impact on our partner firms. The DOL Fiduciary Rules, however, are extremely complex and an industry consensus on many aspects of implementation has not been reached.

  Additional Regulatory Reform

        Our partner firms are subject to the numerous regulatory reform initiatives in the United States and in international jurisdictions where they operate. New laws or regulations, or changes in enforcement of existing laws or regulations, could have a material and adverse impact on the scope or profitability of our partner firms' business activities or require us and/or our partner firms to change business practices and incur additional costs as well as potential reputational harm.

        For example, the Dodd-Frank Act was signed into law in the United States in July 2010. The Dodd-Frank Act is expansive in scope and requires the adoption of extensive regulations, many of which have just recently been adopted or become effective. As the impact of these regulations will become evident over time, it is not yet possible to predict the ultimate effects of the Dodd-Frank Act on our business, the businesses of our partner firms or the businesses of our competitors.

        In particular, the Dodd-Frank Act contains provisions authorizing the SEC to adopt a uniform fiduciary standard for all broker-dealers and investment advisers, but no formal proposal has been made by the SEC. At present, it is not clear if the SEC will propose or adopt rules related to a uniform fiduciary standard, if any such proposals would be adopted, and accordingly, any potential impact on our partner firms.

        In August 2015, FinCEN proposed an AML rule that would apply to investment advisers registered with the SEC. The proposed rule, if adopted, would require RIAs to establish and maintain an AML program, including designating an AML compliance officer and to report suspicious activity to FinCEN pursuant to the BSA. The proposed rule delegates authority to the SEC to examine RIAs to ensure their compliance with the BSA. Currently, only our partner firms that are registered with the SEC as broker-dealers are subject to the BSA.

        On April 18, 2018, the SEC proposed a package of rulemakings and interpretations that if adopted would impose a best interest standard of conduct for broker-dealers, require the delivery of a short-form disclosure document to retail investors, restrict the use of the term "adviser" or "advisor" by broker-dealers who are not also registered as investment advisers and clarify the SEC's views on the fiduciary duty that investment advisers owe to their clients.

        In addition, financial regulators are increasing their enforcement and examination attention across a wide range of activities and business practices, including disclosure, conflicts of interest, cybersecurity, business continuity and succession planning. Such enhanced scrutiny may increase the likelihood of enforcement actions or violation findings or cause us or our partner firms to change business practices or incur additional costs. It is also not possible to predict how such changes may impact the businesses of our competitors and the competitive dynamics of the industry.

 MANAGEMENT

Director, Director Nominees, Executive Officers and Other Key Employees

        The following sets forth information regarding our director, director nominees and executive officers as of May 1, 2018:

Name	Age	Position with Focus
Ruediger Adolf	55	Founder of Focus LLC and Chief Executive Officer and Chairman
Rajini Sundar Kodialam	50	Co-Founder of Focus LLC and Chief Operating Officer and Director Nominee
James Shanahan	47	Chief Financial Officer
James D. Carey	51	Director Nominee
Fayez S. Muhtadie	40	Director Nominee
Christopher J. Harrington	37	Director Nominee
Deborah D. McWhinney	63	Director Nominee
Noah Gottdiener	61	Director Nominee

        The following table sets forth information regarding other key employees as of May 1, 2018:

Name	Age	Position with Focus
Leonard R. Chang	43	Co-Founder of Focus LLC and Managing Director
Christopher T. Dupuy	52	President—Independence
J. Russell McGranahan	48	General Counsel
Vamsi K. Yadlapati	37	Managing Director

        Set forth below are the backgrounds of our director nominees and executive officers.

        Ruediger Adolf.    Mr. Adolf has served as Founder and Chief Executive Officer and as a member of the board of managers of Focus LLC since 2004. Mr. Adolf has served as our Chief Executive Officer and Chairman and as a member of our board of directors since our formation in 2015. From 1998 to 2003, Mr. Adolf served as Senior Vice President and General Manager of the AMEX Global Brokerage and Banking division. Prior to this role, Mr. Adolf was the Senior Vice President of Strategy and Business Development. Before joining AMEX, Mr. Adolf was a partner at McKinsey & Company. Mr. Adolf holds a Mag. iur. and a Dr. iur. from the University of Innsbruck, Austria.

        Mr. Adolf is qualified to serve as a director because of his operational and historical experience as Focus LLC's Founder and Chief Executive Officer and as a board member of Focus LLC and his extensive experience in the financial services industry.

        Rajini Sundar Kodialam.    Ms. Kodialam has served as Co-Founder and Managing Director of Focus LLC since 2005 and as a member of the board of managers since July 2017. Ms. Kodialam has served as our Chief Operating Officer since our formation in 2015 and has agreed to serve on our board of directors. Prior to founding Focus, Ms. Kodialam worked at AMEX from 1998 to 2005 where she served as a Vice President from 1999 to 2005. Prior to joining AMEX, Ms. Kodialam was with McKinsey & Company. Ms. Kodialam holds a Master of Business Administration in Finance and Marketing from Columbia Business School, a Post Graduate Diploma in Management from the Indian Institute of Management, Ahmedabad and a Bachelor of Arts from Delhi University, India.

        Ms. Kodialam is qualified to serve as a director because of her operational and historical experience as a Co-Founder and Managing Director and as a board member of Focus LLC and her extensive experience in the financial services industry.

        James Shanahan.    Mr. Shanahan has served as Chief Financial Officer of Focus LLC since October 2006. Mr. Shanahan has served as our Chief Financial Officer since our formation in 2015.

From 2001 to 2006, Mr. Shanahan served in the Chief Financial Officer/Vice President of Operations roles for Sybari Software, a software security company that became a subsidiary of Microsoft in 2005. Prior to Microsoft, Mr. Shanahan was with PricewaterhouseCoopers from 1992 to 2001 where he last served as a Senior Audit Manager. Mr. Shanahan is a Certified Public Accountant and holds a Master of Business Administration/Bachelor of Business Administration from Hofstra University. Additionally, Mr. Shanahan is a Chartered Financial Consultant and Personal Financial Specialist.

        Christopher J. Harrington.    Mr. Harrington has served on the board of managers of Focus LLC since July 2017 and has agreed to serve on our board of directors. Mr. Harrington is a Member of KKR. He joined KKR in 2008 and is a senior member of the firm's financial services industry team within the Americas Private Equity platform. Mr. Harrington currently serves on the boards of directors of Privilege Underwriters, Sedgwick Claims Management Services, USI Insurance Services and WMIH Corp. Prior to joining KKR, Mr. Harrington was with Merrill Lynch & Co., where he was involved in a variety of acquisitions, divestitures, and other corporate advisory transactions. Mr. Harrington holds a Bachelor of Arts from Harvard College and a Juris Doctor from Harvard Law School.

        Mr. Harrington is qualified to serve as a director because of his financial services industry and board experience and his affiliation with KKR.

        James D. Carey.    Mr. Carey has agreed to serve on our board of directors. Mr. Carey is a Senior Principal of Stone Point. He has been with Stone Point or its predecessor entities since 1997. Mr. Carey currently serves on the boards of directors of Alliant Insurance Services, Inc., Amherst Pierpont Securities LLC, Citco III Limited, Eagle Point Credit Management LLC, Enstar Group Limited, New Point Limited VII, Kestra Financial Holdings GP LLC, Sedgwick Claims Management Services, Inc., StarStone Specialty Holdings Ltd. and Privilege Underwriters Inc. Mr. Carey holds a Bachelor of Science from Boston College, a Juris Doctor from Boston College Law School and a Master of Business Administration from Duke University Fuqua School of Business.

        Mr. Carey is qualified to serve as a director because of his financial service industry and board experience and his affiliation with Stone Point.

        Fayez S. Muhtadie.    Mr. Muhtadie has served on the board of managers of Focus LLC since July 2017 and has agreed to serve on our board of directors. Mr. Muhtadie is a Principal of Stone Point. Prior to joining Stone Point in 2003, Mr. Muhtadie worked at Credit Suisse First Boston as an analyst in the Financial Institutions Investment Banking Group and as a financial analyst at Aon Capital Markets. Mr. Muhtadie currently serves on the boards of directors of Greenspoint Capital LLC, Kestra Financial Holdings GP LLC, Newport Holdings, and SKY Harbor Capital Holdings LLC. Mr. Muhtadie is a graduate of The Ohio State University and holds a Master of Business Administration from the Columbia University Graduate School of Business.

        Mr. Muhtadie is qualified to serve as a director because of his financial service industry and board experience and his affiliation with Stone Point.

        Deborah D. McWhinney.    Ms. McWhinney has agreed to serve on our board of directors. Ms. McWhinney worked at Citigroup,  Inc. ("Citi") from 2009 to 2014, as Chief Executive Officer of Global Enterprise Payments from September 2013 to January 2014, as Chief Operating Officer of Global Enterprise Payments from February 2011 to September 2013 and as President of Personal Banking and Wealth Management from May 2009 to February 2011. Prior to joining Citi, Ms. McWhinney worked at Schwab Inc. ("Schwab"), as President of Schwab Institutional from 2001 to 2007 and as Chair of the Global Risk Committee of Schwab from 2004 to 2007. Ms. McWhinney currently serves on the boards of directors of Fluor Corporation, Lloyds Banking Group plc, Fresenius Medical Care AG & Co., and IHS Markit Ltd. and served on the board of managers of Focus LLC from 2007 to 2009. Ms. McWhinney holds a Bachelor of Science from University of Montana and a Certificate of Completion with honors from Pacific Coast Banking School.

        Ms. McWhinney is qualified to serve as a director because of her operational and historical experience as a board member of Focus LLC and her extensive experience in the financial services industry.

        Noah Gottdiener.    Mr. Gottdiener has agreed to serve on our board of directors. Mr. Gottdiener has served as Chief Executive Officer and Chairman of the board of directors of Duff & Phelps Corp ("Duff & Phelps") since 2004. He also served as Chief Executive Officer and a member of the board of managers of Duff & Phelps Acquisitions, LLC, a subsidiary of Duff & Phelps. Prior to joining Duff & Phelps, Mr. Gottdiener was the founding partner of Stone Ridge Partners LLC ("Stone Ridge"), a mergers and acquisitions advisory firm. Prior to founding Stone Ridge, he was a Partner of Thomas Weisel Partners, a Partner of Furman Selz LLC and a Managing Director at Lehman Brothers. Mr. Gottdiener holds a Bachelor of Arts from Princeton University and a Master of Business Administration from Harvard Business School.

        Mr. Gottdiener is qualified to serve as a director because of his financial services industry and board experience.

        Set forth below are the backgrounds of our other key employees.

        Leonard R. Chang.    Mr. Chang is a co-founder of Focus LLC and has served as a Managing Director of Focus LLC since 2004. Mr. Chang has served as a Managing Director since our formation in 2015. Prior to Focus, Mr. Chang was with the Boston Consulting Group, and before that, Mr. Chang worked at AMEX in the Strategy and Business Development Group, based in New York and London. Mr. Chang received his Master of Business Administration from Harvard Business School and his Bachelor of Science in Economics with dual concentration in Finance and Strategic Management from the Wharton School at the University of Pennsylvania.

        Christopher T. Dupuy.    Mr. Dupuy has served as President of the Focus Independence team of Focus LLC since 2014. Mr. Dupuy has served as President of our Focus Independence team since our formation in 2015. Prior to joining Focus, Mr. Dupuy worked for Merrill Lynch in several positions, including Market Executive of the Pacific Northwest Market, Head of the Wealth Management, Private Wealth and Asia International businesses, National Sales Manager of Merrill Lynch Wealth Management, Head of Merrill Lynch's Global Investments Solutions Business and Chief Operating Officer of Merrill Lynch's Wealth Management Bank. He also served as a member of Merrill Lynch's Executive and Compensation Committees. Mr. Dupuy received his Bachelor of Science in Communication Arts from James Madison University.

        J. Russell McGranahan.    Mr. McGranahan has served as General Counsel of Focus LLC since August 2015 and has served as our General Counsel since that time. From 2006 to 2015, Mr. McGranahan was a Managing Director, M&A Counsel and Corporate Secretary at BlackRock. Prior to joining BlackRock, Mr. McGranahan was counsel in the mergers and acquisitions and corporate departments of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. McGranahan began his career as a corporate associate with White & Case, LLP and for three years was based in Eastern Europe. Mr. McGranahan received his Juris Doctor from Yale Law School and his Bachelor of Arts in economics and world politics from the Catholic University of America. He has also earned the Chartered Financial Analyst® designation.

        Vamsi K. Yadlapati.    Mr. Yadlapati has been with Focus LLC since 2007 and served as a Managing Director of Focus LLC since 2013. Mr. Yadlapati has served as a Managing Director since our formation in 2015. Prior to joining Focus, Mr. Yadlapati was with Summit Partners, L.P., and prior to Summit Partners, L.P., Mr. Yadlapati worked in the investment-banking group at Salomon Smith Barney. Mr. Yadlapati received his Master of Business Administration from the Kellogg School of Management at Northwestern University and his Bachelor of Science in Business Administration from the University of Illinois, Urbana-Champaign.

Composition of Our Board of Directors

        Upon completion of this offering, we anticipate that our board of directors will consist of seven members, including our Chief Executive Officer and Chief Operating Officer.

        In evaluating director nominees, we will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the board's ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the board to fulfill their duties of increasing the length of time necessary to change the composition of a majority of the board of directors.

        Our directors will be divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of shareholders in 2019, 2020 and 2021, respectively. Messrs. Adolf, Carey and Harrington will be assigned to Class I, Ms. Kodialam and Mr. Gottdiener will be assigned to Class II, and Ms. McWhinney and Mr. Muhtadie will be assigned to Class III. At each annual meeting of shareholders held after the initial classification, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of shareholders will be necessary for shareholders to effect a change in a majority of the members of the board of directors.

        In connection with this offering, we will enter into nomination agreements with investment vehicles affiliated with Stone Point and KKR. Stone Point will have the right to nominate two members of our board of directors for so long as it holds at least 50% of the interest it holds, in the form of our Class A and Class B common stock on a combined basis, on the date of this offering, and one member of our board of directors for so long as it holds 5% of our Class A and Class B common stock outstanding on a combined basis. Stone Point will have the right to nominate at least two directors, for so long as it has the right to nominate two directors, and then one director, for so long as it has the right to nominate one director, for service on our compensation committee. Stone Point will also have the right to nominate one director for service on our nominating and governance committee for so long as it has the right to nominate at least one director. Initially, Stone Point has nominated Mr. Muhtadie and Mr. Carey to serve on our board of directors. KKR will have the right to nominate one member of our board of directors for so long as it holds at least 5% of our Class A and Class B common stock outstanding on a combined basis. KKR will have the right to nominate one director for service on our nominating and governance committee and as an observer on our compensation committee, in each case, for so long as it has the right to nominate one director. Initially, KKR has nominated Mr. Harrington to serve on our board of directors. Any replacement directors nominated by Stone Point or KKR must be an employee or partner of Stone Point or KKR, respectively, of the same level of seniority within Stone Point or KKR as the initial directors designated by Stone Point or KKR, respectively, qualify as an independent director under the independence standards of NASDAQ and satisfy such other criteria set forth in the respective nomination agreement. In addition, the nomination agreements will require Stone Point and KKR to vote their shares of Class A and Class B common stock in favor of our Chief Executive Officer and Chief Operating Officer for election to our board of directors. Please read "Certain Relationships and Related Party Transactions—Nomination Agreements."

Director Independence

        The board of directors reviewed the independence of our directors using the independence standards of NASDAQ, and, based on this review, it determined that Ms. McWhinney and Messrs. Gottdiener, Carey, Muhtadie and Harrington will be independent within the meaning of the NASDAQ listing standards currently in effect.

Committees of the Board of Directors

Audit Committee

        We will establish an audit committee prior to the completion of this offering, which is expected to be composed initially of Ms. McWhinney and Messrs. Muhtadie and Gottdiener, with Ms. McWhinney acting as chair of the committee. Our board of directors has determined that Ms. McWhinney and Mr. Gottdiener qualify as independent with the meaning of Rule 10A-3 under the Exchange Act. The Company intends to appoint a third member that qualifies as independent within the meaning of Rule 10A-3 of the Exchange Act within the one year period provided in such rule. Our board of directors has also determined that Ms. McWhinney and Mr. Gottdiener qualify as "audit committee financial experts" as defined under the SEC and have experience that results in their financial sophistication as defined under NASDAQ rules.

        This committee will oversee, review, act on and report on various auditing and accounting matters to our board of directors, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the audit committee will oversee our compliance programs relating to legal and regulatory requirements. We expect to adopt an audit committee charter defining the committee's primary duties in a manner consistent with the rules of the SEC and the listing standards of NASDAQ.

Compensation Committee

        We will establish a compensation committee prior to completion of this offering, which is expected to be composed initially of Messrs. Gottdiener, Carey and Muhtadie, with Mr. Gottdiener acting as chair of the committee. Messrs. Gottdiener, Carey and Muhtadie qualify as "Non-Employee Directors" for the purposes of Rule 16b-3 under the Exchange Act. This committee will establish salaries, incentives and other forms of compensation for officers and other employees. Our compensation committee will also administer our incentive compensation and benefit plans. We expect to adopt a compensation committee charter defining the committee's primary duties in a manner consistent with the rules of the SEC and the listing standards of NASDAQ.

Nominating and Governance Committee

        We will establish a nominating and governance committee shortly after completion of this offering, which is expected to be composed initially of Ms. McWhinney, Mr. Muhtadie and Mr. Harrington, with Ms. McWhinney acting as chair of the committee. As required by the listing standards of NASDAQ, the nominating and governance committee will consist solely of independent directors. This committee will identify, evaluate and recommend qualified nominees to serve on our board of directors, with consideration of nomination agreements that may be in place from time to time with significant shareholders, and review and approve corporate governance guidelines. We expect to adopt a nominating and governance committee charter defining the committee's primary duties in a manner consistent with the rules of the SEC and the listing standards of NASDAQ.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our board or compensation committee. No member of our board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Code of Business Conduct and Ethics

        Prior to the completion of this offering, our board of directors will adopt a code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of NASDAQ. Any waiver of this code may be made only by our board of directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of NASDAQ.

EXECUTIVE COMPENSATION

        We are currently considered an emerging growth company for purposes of the SEC's executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures. Further, our reporting obligations extend only to the individuals serving as our chief executive officer, and our two other most highly compensated executive officers. For fiscal year 2017, our named executive officers were:

  •
  Ruediger Adolf, Founder of Focus LLC and Chief Executive Officer and Chairman;

  •
  Rajini Sundar Kodialam, Co-Founder of Focus LLC and Chief Operating Officer and board member; and

  •
  James Shanahan, Chief Financial Officer.

2015, 2016 and 2017 Summary Compensation Table

        The following table summarizes the compensation awarded to, earned by or paid to named executive officers for the fiscal years ended December 31, 2015, 2016 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Ruediger Adolf	2017	736,837	1,779,692	N/A	1,269,102	131,820	3,917,451
Founder of Focus LLC and Chief	2016	679,168	1,217,400	N/A	—	115,239	2,011,807
Executive Officer and Chairman	2015	653,638	1,339,584	N/A	1,329,557	97,849	3,420,628
Rajini Sundar Kodialam	2017	482,944	1,197,021	N/A	866,054	38,124	2,584,143
Co-Founder of Focus LLC and	2016	436,921	900,000	N/A	—	42,168	1,379,089
Chief Operating Officer	2015	424,195	950,715	N/A	864,212	29,125	2,268,247
James Shanahan	2017	434,274	928,723	N/A	1,707,243	33,114	3,103,354
Chief Financial Officer	2016	394,443	800,000	N/A	—	31,313	1,225,756
	2015	382,954	845,080	N/A	598,301	18,270	1,844,605

(1)
Each of the named executive officers received various grants of incentive units during 2015 and 2017. A description of these awards may be found in the footnotes and the narrative following the "Outstanding Equity Awards at 2017 Fiscal Year-End" table. We believe that, despite the fact that the incentive units do not require the payment of an exercise price, they are most similar economically to stock options, and as such, they are properly classified as "options" under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an "option-like feature." Amounts disclosed in this column reflect a grant date fair value of the incentive units in accordance with FASB ASC Topic 718. Assumptions used to calculate the grant date values are described within the notes to our financial statements included elsewhere in this prospectus.

On January 12, 2017, Mr. Adolf, Kodialam 2014 Family Trust and Shanahan Family 2013 Insurance Trust were granted 190,500, 130,000 and 90,000 incentive units, respectively, with a $21.00 hurdle rate that are subject to vesting conditions, which were issued in connection with annual compensation awards for fiscal year 2016.

On July 3, 2017, Mr. Adolf, Ms. Kodialam, Kodialam 2014 Family Trust and Mr. Shanahan received incentive unit grants of 725,000, 100,000, 450,000 and 400,000, respectively. Because the vesting of these awards is dependent upon the consummation of an initial public offering or a change in control, which is not deemed "probable" in accordance with FASB ASC Topic 718 on the grant date, the value is assumed to be $0 for purposes of this table. Please read the narrative following the "Outstanding Equity Awards at 2017 Fiscal Year-End" table for further details on these awards.

  On January 2, 2018, Mr. Adolf and Ms. Kodialam were granted 206,284 and 93,544 incentive units, respectively. Additionally, the Adolf Family Trust II and the Kodialam 2014 Family Trust were granted 100,000 and 125,000 incentive units, respectively. These incentive units were issued with a $23.00 hurdle rate. These awards were issued in connection with annual compensation awards for fiscal year 2017 and will vest in four equal installments on each anniversary of November 22, 2017. These awards will be disclosed in the compensation tables relating to 2018, as applicable.

(2)
Amounts in this column consist of company contributions made on each executive's behalf for the respective year into the Focus Operating LLC 401(k) Retirement Plan in the amount, $12,000 for Mr. Adolf and $9,000 for each of Ms. Kodialam and Mr. Shanahan for the year ended December 31, 2015 and $29,391 for Mr. Adolf and $22,043 for Ms. Kodialam and Mr. Shanahan for the year ended December 31, 2016 and $24,000 for Mr. Adolf and $18,000 for each of Ms. Kodialam and Mr. Shanahan for the year ended December 31, 2017. The remainder of the amounts in this column primarily reflect the cost of the key man life insurance policy premiums that the company incurred during the respective fiscal year.

Narrative to the Summary Compensation Table

Employment Agreements

        Each of the named executive officers was party to an employment agreement during the 2015, 2016 and 2017 fiscal years that we originally entered into during 2013 and that was amended and restated as of April 2017 (each, an "Employment Agreement," and collectively, the "Employment Agreements"). The narrative below summarizes the payments and benefits that each executive is currently eligible to receive on an annual basis, as well as the amounts and benefits that would have been owed to the named executive officers in the event of a termination of employment or a change in control as of the end of fiscal year 2017 under the Employment Agreements. If the discussion notes that a termination of employment is deemed to be "in connection with" a change of control or Company Sale (defined below), the protection period is deemed to be two years following such change in control or Company Sale. Other applicable protection periods are specifically noted below.

Mr. Adolf, Ms. Kodialam and Mr. Shanahan's Employment Agreements

        The Employment Agreements provide for annual salaries of at least $800,000, $530,000, and $475,000, respectively, for Mr. Adolf, Ms. Kodialam, and Mr. Shanahan. Each executive is entitled to participate in our annual cash bonus plan that is applicable for the fiscal year in question. The annual cash bonus plan is typically structured to create a bonus pool for each individual fiscal year that is based upon company-wide financial goals. The compensation committee makes final decisions regarding the bonus pool size and the individual participant amounts each year with input from the Chief Executive Officer. Under the Employment Agreements, as amended in 2017, the annual target cash bonus opportunity for Mr. Adolf and Ms. Kodialam is set at 150% to 200% of their respective base salaries, and for Mr. Shanahan it is set at 125% to 150% of his base salary. Each executive is also eligible to participate in our incentive unit plan. The annual target equity incentive opportunity for each executive is equal to 150% to 200% of base salary for Mr. Adolf and Ms. Kodialam and 125% to 150% of base salary for Mr. Shanahan, with the number of incentive units to be issued to each executive determined annually. These discretionary annual bonuses provided to each named executive with respect to the 2015, 2016 and 2017 years have been disclosed above in the "Bonus," "Stock Awards" and "Option Awards" columns of the Summary Compensation Table with respect to the cash and incentive unit portions of such bonuses, respectively.

        Each executive will be entitled to five weeks of vacation during each calendar year, excluding paid holidays. Subject to the terms of any applicable plans, policies or programs, each executive is entitled to receive such employee benefits, including any and all deferred compensation, pension, disability, group life, sickness, accident and health insurance as we may provide from time to time to salaried employees generally, and such other benefits as the compensation committee may from time to time establish for the executives. Each executive will be reimbursed by us for all ordinary and reasonable expenses incurred in the course of the performance of employment services. We maintain term life insurance for each executive in the amount of approximately five times the executive's salary for the benefit of such executive's estate.

        Upon termination of employment due to death, the heirs, personal representatives or estate of the executive will be entitled to (a) any accrued and unpaid salary through the date of termination (b) any accrued benefits up to the date of termination (c) reimbursable business expenses accrued but unpaid through the date of termination, (d) accrued but unused paid time off ((a) through (d), the "Accrued Rights"), (e) a pro-rated lump sum amount equal to the target annual cash bonus opportunity of the executive for the calendar year in which such termination occurs based on the mid-point of the range for which the executive is eligible (the "Pro-Rata Bonus"), (f) any cash bonus (or the value of any noncash bonus that was paid in lieu of such cash bonus) awarded to such executive for the prior calendar year in which the termination occurred but unpaid as of the date of termination (the "Prior Year Bonus"), (g) continued eligibility to participate in Focus LLC's health insurance plan (the "Continued Health Insurance") for a period of up to eighteen months at our expense and (h) accelerated vesting of any unvested time-based equity awards and equity interests held by the executive and scheduled to vest or that do vest at any time on or before the last day of the calendar year in which such termination occurs because of time or if any performance conditions are met during the period from termination to the last day of the calendar year in which such termination occurs.

        We have the right to terminate the employment of the executive if such executive suffers a disability and the disability continues for periods aggregating more than 90 days during a 180-day period. Upon termination of employment due to disability, all of the named executive officer's rights to compensation and benefits terminate, except that the executive will be entitled to (i) the Accrued Rights, (ii) an amount equal to one-and-a-half times the target annual cash bonus opportunity in the case of Mr. Adolf or Ms. Kodialam and one time the target annual cash bonus opportunity in the case of Mr. Shanahan (the "Annual Cash Bonus Payment") using in such calculation the mid-point of the target bonus opportunity if the target is a range, (iii) Continued Health Insurance for a period of eighteen months, (iv) accelerated vesting of any unvested equity awards or equity interests held by the executive scheduled to vest or that do vest at any time within the eighteen-month period in the case of Mr. Adolf or Ms. Kodialam and twelve-month period in the case of Mr. Shanahan from the effective date of termination because of time or if any performance conditions are met during the period from termination to the last day of the calendar year in which such termination occurs ("Accelerated Vesting") and (v) continuation of salary as in effect on the date of such termination for eighteen months in the case of Mr. Adolf and Ms. Kodialam and twelve months in the case of Mr. Shanahan ("Salary Continuation Payments").

        Upon termination of employment due to cause, all of the executive's rights to compensation and benefits terminate, except that the executive will be entitled to any Accrued Rights.

        Upon termination of employment by us without cause, for good reason, or as a result of our election to not enter into a renewal term with respect to the applicable Employment Agreement, the executive will have the right to receive (i) Salary Continuation Payments, (ii) the Annual Cash Bonus Payment, (iii) the Prior Year Bonus, if any, (iv) the Pro-Rata Bonus based on the high-point of the range to which the executive is eligible, (v) Continued Health Insurance for a period of eighteen months and (vi) Accelerated Vesting.

        Upon the occurrence of a change in control or upon the sale or other disposition by us of all or a substantial portion of our assets in one or more transactions to any person or group of persons (a "Company Sale"), an executive will have the right to receive accelerated vesting for the executive's time based equity awards or equity interests held by executive at the time of such event; provided that a

Company Sale shall not be deemed to occur for these purposes as a result of an initial public offering and sale of equity interests after which such equity interests are listed on a national securities exchange.

        If an executive is terminated by us without cause or by the executive for good reason or we elect not to enter into a renewal term with respect to an Employment Agreement within the nine-month period immediately prior to the consummation of a change of control, then the executive shall be deemed to be employed on the date of the change of control, and all of executive's unvested equity awards or equity interests held by executive immediately prior to the time of such cessation of employment shall vest in full as of the date of the change in control (with performance vesting determined by reference to our valuation in the change in control).

        If the executive's employment with us is terminated due to the executive's death or disability, then the executive (or his or her heirs, personal representatives or estate) will have the option to require Focus LLC to repurchase any or all of the remaining equity interests held by the executive that are vested or become vested in connection with such termination.

        Each executive is subject to a general non-competition and non-solicitation clause for periods of one year and two years, respectively, following termination of employment as well as general nondisparagement, nondisclosure and assignment of development clauses.

        Each Employment Agreement generally defines "good reason" as any one of the following: (a) a reduction in the executive's salary or a material reduction or discontinuance of any material benefit; (b) a material diminution in the executive's duties, responsibilities or title; (c) a change in the executive's principal place of employment, without the executive's consent, to a location that is greater than 25 miles from the executive's principal place of employment on the date of effectiveness of the applicable Employment Agreement; (d) our breach of a material provision in the executive's employment agreement; or (e) our breach of a material provision of an agreement governing the executive's equity awards or equity interests, the result of which is a material negative change in executive's employment relationship with us or our affiliates. Each Employment Agreement generally defines "cause" as any one of the following: (a) the gross negligence or willful failure or refusal of executive to perform the executive's duties hereunder (other than any such failure resulting from executive being disabled) that is not cured within thirty days after a written demand for substantial performance is delivered to executive by the compensation committee which specifically identifies the manner in which the compensation committee believes executive has not substantially performed the executive's duties; (b) the engaging by executive in (i) willful misconduct that is materially detrimental to us, monetarily, reputationally or otherwise or (ii) a violation of any U.S. securities or commodities law or regulation that results in the suspension of the executive's ability to engage in any regulated activity; (c) the commitment by executive of any act of fraud, embezzlement or misappropriation of funds; (d) the conviction by executive of, or the plea by executive of guilty or nolo contendere to, any felony or serious misdemeanor involving moral turpitude; or (e) a material breach by the executive of the material provisions of his or her Employment Agreement that is not cured by the executive within thirty days of written notice of such breach by the compensation committee (to the extent such breach is capable of cure as reasonably determined by the compensation committee).

Outstanding Equity Awards at 2017 Fiscal Year-End

        The following table reflects information regarding outstanding equity-based awards held by our named executive officers as of December 31, 2017.

	Option Awards
Name	Date of Grant of Options	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date(1)
Ruediger Adolf	1/6/2006	175,421	—	1.42	N/A
	1/29/2007	97,798	—	5.50	N/A
	2/5/2007	46,386	—	6.00	N/A
	12/26/2007	200,000	—	9.00	N/A
	12/23/2009	173,000	—	7.00	N/A
	2/1/2010	16,511	—	16.00	N/A
	2/1/2010	14,676	—	7.00	N/A
	2/1/2010	149,405	—	7.00	N/A
	5/9/2011	146,965	—	9.00	N/A
	5/9/2011	78,035		9.00	N/A
	2/17/2012	162,000		9.00	N/A
	12/21/2012	170,000		9.00	N/A
	10/4/2013	120,000		11.00	N/A
	1/27/2014	100,000		11.00	N/A
	1/27/2014(3)	90,000		11.00	N/A
	8/15/2014(3)	470,000		12.00	N/A
	12/5/2014	195,000		13.00	N/A
	12/28/15	200,000		$19.00	N/A
	1/12/17	—	190,500(6)	$21.00	N/A
	7/3/17	—	725,000(7)	$21.00	N/A
Rajini Sundar Kodialam	12/26/2007	82,348	—	9.00	N/A
	2/1/2010	9,401	—	16.00	N/A
	5/9/2011	88,179	—	9.00	N/A
	5/9/2011	46,821		9.00	N/A
	2/17/2012	58,000		9.00	N/A
	12/21/2012	70,000		9.00	N/A
	10/4/2013(4)	250,000		11.00	N/A
	1/27/2014(4)	90,000		11.00	N/A
	11/21/2014(4)	200,000		13.00	N/A
	12/5/2014(4)	95,000		13.00	N/A
	12/28/2015(4)	130,000		$19.00	N/A
	1/12/17(4)	—	130,000(6)	$21.00	N/A
	7/3/17	—	100,000(7)	$21.00	N/A
	7/3/17(4)	—	450,000(7)	$21.00	N/A
James Shanahan	12/26/2007	90,000	—	9.00	N/A
	2/1/2010	11,739	—	16.00	N/A
	5/9/2011	145,723	—	9.00	N/A
	5/9/2011	24,277		9.00	N/A
	2/17/2012	87,000		9.00	N/A
	12/21/2012	70,000		9.00	N/A
	10/4/2013	70,000		11.00	N/A
	1/27/2014	70,000		11.00	N/A
	12/5/2014(5)	75,000		13.00	N/A
	12/28/2015(5)	90,000		$19.00	N/A
	1/12/17(5)	—	90,000(6)	$21.00	N/A
	7/3/17	—	400,000(7)	$21.00	N/A
	11/22/17	—	167,405(8)	$22.00	N/A

(1)
Despite the fact that profits interests such as the incentive units do not require the payment of an exercise price nor do they have an option expiration date, we believe that these profits interest awards are economically similar to stock options due to the fact that they have no value for tax purposes at the grant date and will obtain value only as the price of the underlying security rises, and as such, are required to be reported in this table as an "Option" award. Awards reflected as "Unexercisable" are incentive units that have not yet vested. Awards reflected as "Exercisable" are profits interest awards that have vested, but have not yet been settled. For a description of how and when the profits interest awards could become vested and when such awards could begin to receive payments, please read the discussion below.

(2)
The incentive awards do not have an "exercise price" in the same sense that a true stock option award would have an exercise price. Each incentive award does have a "hurdle rate" associated with the award. Each incentive unit will entitle the holder to receive distributions only if the aggregate distributions made by Focus LLC in respect of each common unit issued and outstanding on or prior to date of the grant of the incentive unit exceeds a specified amount, or the hurdle rate. The hurdle rate is set at the time of grant and typically represents the estimated fair value of a common unit on the date of grant. The figure reflected in this column is the hurdle rate assigned to each incentive award.

(3)
The incentive units reflected in these rows are not owned directly by Mr. Adolf. They are each held in the Adolf Family Trust II.

(4)
The incentive units reflected in these rows are not owned directly by Ms. Kodialam. They are each held in the Kodialam 2014 Family Trust.

(5)
The incentive units reflected in these rows are not owned directly by Mr. Shanahan. They are each held in the Shanahan Family 2013 Insurance Trust.

(6)
These incentive unit awards are scheduled to vest in full on July 12, 2018.

(7)
These incentive unit awards were originally scheduled to vest upon the earlier to occur of a change of control or our initial public offering, with certain valuation triggers. Following the grant date, the incentive unit vesting schedules were amended as described in more detail below under the "Additional Narrative Disclosure Relating to Incentive Unit Awards."

(8)
These incentive unit awards will vest in four equal installments on each anniversary of November 22, 2017.

Additional Narrative Disclosure Relating to Incentive Unit Awards

        Each of the named executive officers has received incentive unit awards in Focus LLC, which are designed as profits interest awards. A profits interest award has a $0 value at the time of grant, providing the award holder with value only if and when the company grows in value following the grant date of the award. If Focus LLC makes periodic cash distributions or there is a liquidation or termination event, the incentive unit award holders are eligible to receive cash distributions in accordance with the terms of the Focus LLC Agreement.

        With respect to the outstanding incentive units listed within the table above, the vesting provisions are generally set forth within the footnotes for each award other than the incentive units granted to the named executive officers on July 3, 2017 (the "Retention Incentive Units"). The Retention Incentive Units, as amended to be effective upon the pricing of this offering, potentially vest in two tranches. The first fifty percent (50%) of the Retention Incentive Units will vest if our weighted average price per share is at least $35.00 for the first ninety (90) days following the pricing of this offering. Following that ninety (90) day period, all Retention Incentive Units that remain unvested will be eligible to vest on the three (3) year anniversary of this offering if the weighted average per share price for the three (3) month period immediately preceding the third (3rd) anniversary of this offering is: (i) less than $42.00, then no remaining unvested Retention Incentive Units will vest; (ii) greater than $63.00, then all remaining unvested Retention Incentive Units will become vested; and (iii) if between $42.00 and $63.00, then (x) fifty percent (50%) of the remaining unvested Retention Incentive Units will become vested and (y) the remaining fifty percent (50%) of the remaining unvested Retention Incentive Units will become vested linearly based on where the price falls within the range of $42.00 and $63.00. If a change in control transaction occurs prior the three year anniversary of this offering, any unvested Retention Units, subject to any superior provision in any employment agreement, will vest based on the price of our stock used in the change in control transaction, applying the same vesting benchmarks as are applied on the third anniversary of this offering.

        In addition to the above, Mr. Adolf, Ms. Kodialam and Mr. Shanahan were issued                    ,                     and                    incentiv e unit awards that will not become effective until the pricing of this offering. Such incentive awards will only vest on the fifth anniversary of the pricing of this offering provided that the weighted average per share price for any ninety (90) calendar day period within such five (5) year period immediately following the pricing of this offering reaches at least $100.00. In the event a change in control transaction occurs prior to the first to occur of the vesting of the awards or the end of the potential five (5) year vesting period, the incentive awards, subject to any superior provision in any employment agreement, will vest linearly based on where the price of our stock used in the transaction falls between our stock price in connection with this offering and $100.00, with 100%

vesting if the price of our stock used in the transaction is at least $100.00, 0% vesting if the price of our stock used in the transaction is equal to or less than the price of our stock in this offering, and linear interpolation in between.

Director Compensation

        Certain members of Focus LLC's board of managers received cash fees in connection with their service on the board during the 2017 year, and some members received incentive unit awards similar to those described above with respect to the named executive officers. All Focus LLC board of managers members receiving compensation in 2017, listed below, resigned in connection with the effectiveness of the Third Amended and Restated Focus LLC Agreement in July 2017. Individuals that served on our board of managers following July 2017 were not provided any compensation for their services during 2017.

Name	Total ($)(1)
William I. Campbell	522,701
Lawrence G. Graev	532,701
Lawrence S. Kanarek	421,956
Daniel C. Sontag	451,337

(1)
Amounts reflected in this column reflect the board fees earned by each director during 2017. Such fees include one-time fees paid to the directors pursuant to a Special Board Fee Agreement entered into with each director in connection with the July 2017 transaction with Stone Point and KKR. The Special Board Fees were $392,701 for Messrs. Campbell and Graev, $309,456 for Mr. Kanarek and $338,837 for Mr. Sontag.

        Following this offering, we will implement a director compensation program for certain non-employee directors, although such a program has not been formally adopted at the time of this filing. The program will consist of both cash and equity-based incentive compensation. We expect eligible directors to receive an annual cash retainer of approximately $60,000 for general service on our board of directors, committee membership fees ($20,000 for audit committee membership, and $10,000 for compensation committee and nominating and governance committee membership) and committee chairman fees ($10,000 for the audit committee chair, and $5,000 for each of the compensation committee and nominating and governance committee chairs). Applicable directors will be eligible to receive equity-based compensation awards pursuant to the Omnibus Plan described below, and we currently expect to grant such annual awards in the form of Focus LLC incentive units with a three year installment vesting schedule. In the event that an eligible director is affiliated with one of our private equity investors, the director may have an arrangement with that entity for his or her director compensation ultimately to be paid to the entity rather than the director in an individual capacity. If that situation occurs we may be directed by the director to pay the applicable compensation to the entity rather than the director.

Compensation Following This Offering

2018 Omnibus Incentive Plan

        We intend to adopt the Omnibus Plan for the employees, consultants and the directors of our company and its affiliates who perform services for us. The description of the Omnibus Plan set forth below is a summary of the material features of the plan. This summary is qualified in its entirety by reference to the Omnibus Plan, a copy of which has been filed as an exhibit to this registration statement. At this time we have not made any final decisions regarding whether Omnibus Plan awards will be given to any individual in connection with this offering other than as described in the section titled "Internal Reorganization" above, but each of our named executive officers will be eligible to participate in the Omnibus Plan.

        The Omnibus Plan will provide for potential grants of the following awards with respect to shares of our Class A common stock, to the extent applicable: (i) incentive stock options qualified as such under U.S. federal income tax laws; (ii) non-qualified stock options or any other form of stock options; (iii) restricted stock awards; (iv) phantom stock awards; (v) restricted stock units; (vi) bonus stock; (vii) performance awards; (viii) annual cash incentive awards; (ix) any of the foregoing award types (other than incentive stock options) as awards related to Class A Units or other units of Focus LLC; and (x) incentive units in Focus LLC, which are intended to constitute "profits interests" within the meaning of Revenue Procedures 93-27 and 2001-43 (collectively referred to as "awards").

        The compensation committee of our board of directors will generally oversee the Omnibus Plan pursuant to its terms and all applicable state, federal or other rules or laws, except in the event that our board of directors chooses to take action under the Omnibus Plan. The compensation committee will have the power to determine to whom and when awards will be granted, determine the amount of awards (measured in cash, shares or units), proscribe and interpret the terms and provisions of each award agreement (the terms of which may vary), accelerate the vesting or exercise terms of an award, delegate duties under the Omnibus Plan and execute all other responsibilities permitted or required under the Omnibus Plan.

        The maximum aggregate number of shares of Class A common stock that may be issued pursuant to awards under the Omnibus Plan after its effective date shall not exceed 6,000,000 shares (including such number of Focus LLC units or other securities which can be exchanged or converted into shares). The reserve pool will be subject to adjustment due to recapitalization or reorganization, or related to forfeitures or the expiration of awards, as provided under the Omnibus Plan. If the shares or units subject to any award are not issued or transferred, or cease to be issuable or transferable for any reason, including (but not exclusively) because shares or units are withheld or surrendered in payment of taxes or any exercise or purchase price relating to an award or because an award is forfeited, terminated, expires unexercised, is settled in cash or is otherwise terminated without a delivery of shares or units, those shares or units will again be available for issue, transfer or exercise pursuant to awards under the Omnibus Plan to the extent allowable by law. The Omnibus Plan will also contain a provision that will add an additional number of shares equal to the lesser of (a) 3,000,000 shares, (b) 5% of the outstanding (vested and unvested) shares and Focus LLC units of the last day of the previous year, and (c) an amount determined by our board of managers, each year between 2019 and 2028.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Fourth Amended and Restated Focus LLC Agreement

        A form of the Fourth Amended and Restated Focus LLC Agreement that will be entered into in connection with the closing of this offering is filed as an exhibit to the registration statement of which this prospectus forms a part, and the following description of the Fourth Amended and Restated Focus LLC Agreement is qualified in its entirety by reference thereto. We refer to the unitholders of Focus LLC after the reorganization transactions as the "unitholders." The unitholders will initially include the continuing owners and Focus. The continuing owners will have limited rights to transfer their units. In addition, we may finance future acquisitions through the issuance of equity securities, including Focus LLC units. Each permitted transferee of a continuing owner's units and recipient of units pursuant to an acquisition will become a unitholder.

Exchange Rights

        In accordance with the terms of the Fourth Amended and Restated Focus LLC Agreement, each unitholder (other than Focus) will, subject to certain limitations, have the right to cause Focus LLC to redeem all or a portion of its vested common units and incentive units, which we refer to as "exchange right."

        Upon an exercise of an exchange right with respect to vested common units, unless we exercise the call right (as described below), Focus LLC will acquire each tendered common unit for, at Focus LLC's option, (i) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions or (ii) an equivalent amount of cash. In connection with any redemption of vested common units pursuant to the exchange right, the corresponding shares of Class B common stock will be cancelled.

        Upon an exercise of an exchange right with respect to vested incentive units, such incentive units will first be converted into a number of common units that takes into account the then-current value of the common units and such incentive units' aggregate hurdle amount. Immediately thereafter, unless we exercise the call right (as described below), Focus LLC will acquire each common unit received pursuant to such conversion for, at its election, (i) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions or (ii) an equivalent amount of cash.

        We are obligated to facilitate an exercise of an exchange right with respect to any vested common units or vested incentive units by contributing to Focus LLC Class A common stock or cash to be used to acquire the tendered units.

        Alternatively, upon the exercise of an exchange right by continuing owners with respect to vested common units or vested incentive units, Focus (instead of Focus LLC) will have the right to acquire the subject common units that are tendered by the exchanging unitholder or received pursuant to a conversion of tendered incentive units for, at Focus's option, either (i) the number of shares of Class A common stock such continuing owner would have received from Focus LLC pursuant to the exchange right or (ii) an equivalent amount of cash. We refer to this right as our "call right." In connection with any exercise of the call right with respect to vested common units, the corresponding shares of Class B common stock will be cancelled.

        The unitholders will be permitted to exercise their exchange rights on a quarterly basis on designated dates. Notwithstanding the foregoing and except as otherwise permitted by the Fourth Amended and Restated Focus LLC Agreement, continuing owners will only be permitted to exercise their exchange rights with respect to one-twelfth of the units held by them at the closing of this offering, with an ability to carry forward unused exchange rights to subsequent exchange dates, subject to certain registration rights described under "—Registration Rights Agreement." The foregoing volume restrictions will apply to the PE Holders as an aggregate limitation on their ability to sell

Focus LLC units or the shares of Class A common stock received in connection with the reorganization transactions, subject to certain registration rights described under "—Registration Rights Agreement."

        In addition, the exchange rights will be subject to certain limitations and restrictions intended to ensure that Focus LLC will continue to be treated as a partnership for U.S. federal income tax purposes. As the unitholders redeem their units, our membership interest in Focus LLC will be correspondingly increased and, with respect to redemptions of vested common units, the number of shares of Class B common stock outstanding will be correspondingly reduced.

Transfer of Securities

        Under the terms of the Fourth Amended and Restated Focus LLC Agreement, all existing owners will, subject to certain exceptions, be subject to certain resale restrictions with respect to our Class A common stock, our Class B common stock, any membership interests in Focus LLC or any securities convertible into or exercisable or exchangeable for such common stock or membership interests for a period of 180 days from the date of this prospectus. Each of the representatives for the underwriters will be a third-party beneficiary of, with the right to enforce, this lock-up provision. In addition, we and Focus LLC have agreed in the underwriting agreement for this offering not to waive or release parties subject to this lock-up provision or otherwise permit this provision to be amended without the consent of each of the representatives for the underwriters. Additionally, except as otherwise permitted by the Fourth Amended and Restated Focus LLC Agreement, continuing owners will only be permitted to exercise their exchange rights on quarterly exchange dates and with respect to one-twelfth of the units held by them at the closing of this offering, with an ability to carry forward unused exchange rights to subsequent exchange dates, subject to certain registration rights described under "—Registration Rights Agreement." The foregoing volume restrictions will apply to the PE Holders as an aggregate limitation on their ability to sell Focus LLC units or the shares of Class A common stock received in connection with the reorganization transactions, subject to certain registration rights described under "—Registration Rights Agreement." Please read "Underwriting (Conflicts of Interest)—No Sales of Similar Securities."

Distributions and Allocations

        Under the Fourth Amended and Restated Focus LLC Agreement, we have the right to determine when distributions will be made to the unitholders and the amount of any such distributions. Following this offering, if we authorize a distribution, such distribution will generally be made to the unitholders on a pro rata basis in accordance with the respective number of units they hold, subject to adjustments in certain circumstances to take into account the hurdle rates applicable to then-outstanding incentive units. Focus LLC may make tax distributions to its existing owners or tax payments on their behalf before or shortly after the consummation of this offering with respect to the taxable income of Focus LLC for the period ending on the date of such consummation.

        Focus LLC will allocate its net income or net loss for each year to the unitholders pursuant to the terms of the Fourth Amended and Restated Focus LLC Agreement, and its unitholders, including Focus, will generally incur U.S. federal, state and local income taxes on their share of any taxable income of Focus LLC. Net income and losses of Focus LLC generally will be allocated to unitholders on a pro rata basis in accordance with the respective number of units they hold, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. To the extent Focus LLC has available cash and subject to the terms of Focus's credit agreements and any other debt instruments, we intend to cause Focus LLC to make (i) generally pro rata distributions to its unitholders, including Focus, in an amount generally intended to allow the Focus LLC unitholders to satisfy their respective income tax liabilities with respect to their allocable share of the income of Focus LLC, based on certain assumptions and conventions, provided that the distribution will be sufficient to allow Focus to satisfy its actual tax liabilities and to make payments under the Tax Receivable Agreements that it will enter into with the

TRA holders in connection with the closing of this offering and any subsequent tax receivable agreements that Focus may enter into in connection with future acquisitions and (ii) non-pro rata distributions to Focus in an amount at least sufficient to reimburse it for its corporate and other overhead expenses.

Issuance of Equity

        The Fourth Amended and Restated Focus LLC Agreement will provide that at any time Focus issues a share of Class A common stock or any other equity security, the net proceeds received by Focus with respect to such issuance, if any, will be concurrently invested in Focus LLC, and Focus LLC will issue to Focus one common unit or other economically equivalent equity interest. Conversely, if at any time, any shares of Class A common stock are redeemed, repurchased or otherwise acquired by us, Focus LLC will redeem, repurchase or otherwise acquire an equal number of common units held by Focus, upon the same terms and for the same price, as the shares of Class A common stock are redeemed, repurchased or otherwise acquired.

Dissolution

        Focus LLC will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve Focus LLC, which election, so long as KKR and Stone Point own at least 25% of all outstanding Focus LLC units, shall require the approval of the holders of a majority of the Focus LLC common units held by KKR and Stone Point. Upon dissolution, the incentive units will first be converted into common units at a ratio that is less than one-to-one to take into account each converted incentive unit's respective hurdle amount. Immediately thereafter, Focus LLC will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of Focus LLC, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to the unitholders on a pro rata basis in accordance with the respective number of common units (including common units from the conversion of incentive units) they hold.

Tax Receivable Agreements

        As described in "Internal Reorganization," included elsewhere in this prospectus, Focus will acquire (or be deemed to acquire for U.S. federal income tax purposes) Focus LLC units from certain of the existing owners in exchange for cash. In addition, Focus may acquire (or be deemed to acquire for U.S. federal income tax purposes) Focus LLC units from the other Focus LLC unitholders in the future pursuant to an exercise of an exchange right or the call right. Focus LLC intends to make for itself (and for each of its direct or indirect subsidiaries that is treated as a partnership for U.S. federal income tax purposes and that it controls) an election under Section 754 of the Code that will be effective for the taxable year of this offering and each taxable year in which an acquisition (or deemed acquisition for U.S. federal income tax purposes) of units pursuant to an exchange right or the call right occurs. Pursuant to the Section 754 election, our acquisition (or deemed acquisition for U.S. federal income tax purposes) of Focus LLC units as a part of the reorganization transactions or pursuant to an exercise of an exchange right or the call right is expected to result in adjustments to the tax basis of the tangible and intangible assets of Focus LLC. These adjustments will be allocated to Focus. Moreover, following Focus's acquisition or deemed acquisition of Focus LLC units and of the blockers, Focus will be allocated adjustments to the tax basis of the tangible and intangible assets of Focus LLC as a result of the acquisition in July 2017 of convertible preferred units by our private equity investors and certain of the blockers owned by our private equity investors. Such adjustments to the tax basis of the tangible and intangible assets of Focus LLC would not have been available to Focus absent its acquisition or deemed acquisition of Focus LLC units or its acquisition of the blockers as a part of the reorganization transactions or pursuant to an exercise of an exchange right or the call right.

The anticipated basis adjustments are expected to increase (for tax purposes) Focus's depreciation and amortization deductions and may also decrease Focus's gains (or increase its losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Such increased deductions and losses and reduced gains may reduce the amount of tax that Focus would otherwise be required to pay in the future.

        In connection with the closing of this offering, Focus will enter into two Tax Receivable Agreements with the TRA holders. These agreements generally provide for the payment by Focus to each TRA holder of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that Focus actually realizes (computed using simplifying assumptions to address the impact of state and local taxes) or is deemed to realize in certain circumstances in periods after this offering as a result of, as applicable to the relevant TRA holder, (i) certain increases in tax basis that occur as a result of Focus's acquisition or deemed acquisition (for U.S. federal income tax purposes) of all or a portion of such TRA holder's units in connection with this offering or pursuant to the exercise of an exchange right or the call right, (ii) the increases in tax basis relating to the July 2017 acquisition by our private equity investors that will be available to Focus as a result of its acquisition of the blockers in connection with this offering and (iii) imputed interest deemed to be paid by Focus as a result of, and additional tax basis arising from, any payments Focus makes under the relevant Tax Receivable Agreement. We will retain the benefit of the remaining 15% of the cash savings.

        The payment obligations under the Tax Receivable Agreements are Focus's obligations and not obligations of Focus LLC, and we expect that such payments required be made to under the Tax Receivable Agreements will be substantial. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreements is by its nature imprecise. For purposes of the Tax Receivable Agreements, cash savings in tax generally are calculated by comparing Focus's actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income and franchise tax rate) to the amount Focus would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreements. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreements, will vary depending upon a number of factors, including the timing of any redemption of units, the price of our Class A common stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount and timing of the taxable income we generate in the future, the U.S. federal income tax rates then applicable, and the portion of the payments under the Tax Receivable Agreements that constitute imputed interest or give rise to depreciable or amortizable tax basis. We expect that if the Tax Receivable Agreements were terminated immediately after this offering, the estimated termination payments would, based on the assumptions discussed below, in the aggregate, be approximately $             million (calculated using a discount rate equal to one-year LIBOR plus        %, applied against an undiscounted liability of $             million).

        The foregoing amounts are merely estimates and the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments as compared to the foregoing estimates. Moreover, there may be a negative impact on our liquidity if, as a result of timing discrepancies or otherwise, (i) the payments under the Tax Receivable Agreements exceed the actual benefits realized in respect of the tax attributes subject to the Tax Receivable Agreements and/or (ii) distributions to Focus by Focus LLC are not sufficient to permit Focus to make payments under the Tax Receivable Agreements after it has paid its taxes and other obligations. Please see "Risk Factors—Risks Related to the Offering and our Class A Common Stock—In certain cases, payments under the Tax Receivable Agreements may be accelerated and/or significantly exceed the actual benefits, if any, realized in respect of the tax attributes subject to the Tax Receivable Agreements." The payments under the Tax Receivable Agreements will not be conditioned upon a TRA holder's having a continued ownership interest in either Focus or Focus LLC.

        In addition, although we are not aware of any issue that would cause the Internal Revenue Service ("IRS") or other relevant tax authorities to challenge potential tax basis increases or other tax benefits covered under the Tax Receivable Agreements, the TRA holders will not reimburse us for any payments previously made under the Tax Receivable Agreements if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against payments otherwise to be made, if any, to such holder after our determination of such excess. As a result, in such circumstances, Focus could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect its liquidity.

        The term of each Tax Receivable Agreement will commence upon the completion of this offering and will continue until all tax benefits that are subject to such Tax Receivable Agreement have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreements. If we experience a change of control (as defined under the Tax Receivable Agreements, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreements terminate early (at our election or as a result of our breach), we could be required to make a substantial, immediate lump-sum payment. This payment would equal the present value of hypothetical future payments that could be required to be paid under the Tax Receivable Agreements (determined by applying a discount rate of one-year LIBOR plus        %). The calculation of hypothetical future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreements, including (i) Focus has sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreements and (ii) any Focus LLC units (other than those held by Focus) outstanding on the termination date are deemed to be redeemed on the termination date. Any early termination payments may be made significantly in advance of, and materially exceed, the actual realization, if any, of the future tax benefits to which the termination payments relate.

        The Tax Receivable Agreements provide that in the event that we breach any of our material obligations under either Tax Receivable Agreement, whether as a result of (i) our failure to make any payment when due (including in cases where we elect to terminate the Tax Receivable Agreements early, the Tax Receivable Agreements are terminated early due to certain mergers, asset sales, or other forms of business combinations or changes of control or we have available cash but fail to make payments when due under circumstances where we do not have the right to elect to defer the payment, as described below), (ii) our failure to honor any other material obligation under either Tax Receivable Agreement or (iii) by operation of law as a result of the rejection of either Tax Receivable Agreement in a case commenced under the U.S. Bankruptcy Code or otherwise, then the TRA holders may elect to treat such breach as an early termination, which would cause all our payment and other obligations under the Tax Receivable Agreements to be accelerated and become due and payable applying the same assumptions described above.

        As a result of either an early termination or a change of control, we could be required to make payments under the Tax Receivable Agreements that exceed our actual cash tax savings under the Tax Receivable Agreements. In these situations, our obligations under the Tax Receivable Agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control. For example, if we experienced a change of control or the Tax Receivable Agreements were terminated immediately after this offering, the estimated termination payments would, in the aggregate, be approximately $             million; this amount could be substantially larger if Focus enters into additional tax receivable agreements in connection with future acquisitions by Focus LLC. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreements.

        Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the TRA holders under the Tax Receivable Agreements. For example, the earlier disposition of assets following a redemption of Focus LLC units may accelerate payments under the Tax Receivable Agreements and increase the present value of such payments, and the disposition of assets before a redemption of Focus LLC units may increase the TRA holders' tax liability without giving rise to any rights of the TRA holders to receive payments under the Tax Receivable Agreements. Such effects may result in differences or conflicts of interest between the interests of the TRA holders and other shareholders.

        Payments generally are due under the Tax Receivable Agreements within five days following the finalization of the schedule with respect to which the payment obligation is calculated. However, interest on such payments will begin to accrue from the due date (without extensions) of our U.S. federal income tax return for the period to which such payments relate until such payment due date at a rate equal to        %. Except in cases where we elect to terminate the Tax Receivable Agreements early or they are otherwise terminated as described above, generally we may elect to defer payments due under the Tax Receivable Agreements if we do not have available cash to satisfy our payment obligations under the Tax Receivable Agreements or if our contractual obligations limit our ability to make these payments. Any such deferred payments under the Tax Receivable Agreements generally will accrue interest from the due date for such payment until the payment date at a rate of         %. However, interest will accrue from the due date for such payment until the payment date at a rate of         % if we are unable to make such payment as a result of limitations imposed by existing credit agreements. We have no present intention to defer payments under the Tax Receivable Agreements.

        Because Focus is a holding company with no operations of its own, its ability to make payments under the Tax Receivable Agreements is dependent on the ability of Focus LLC to make distributions to it in an amount sufficient to cover its obligations under the Tax Receivable Agreements. This ability, in turn, may depend on the ability of Focus LLC's subsidiaries to make distributions to it. The ability of Focus LLC, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, (i) the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and (ii) restrictions in relevant debt instruments issued by Focus LLC, or its subsidiaries and/other entities in which it directly or indirectly holds an equity interest. To the extent that Focus is unable to make payments under the Tax Receivable Agreements for any reason, such payments will be deferred and will accrue interest until paid.

        The forms of the Tax Receivable Agreements are filed as an exhibit to the registration statement of which this prospectus forms a part, and the foregoing description of the Tax Receivable Agreements is qualified by reference thereto. In addition, we expect that future unitholders may become party to one or more tax receivable agreements entered into in connection with future acquisitions by Focus LLC.

Registration Rights Agreement

        In connection with the closing of this offering, we will enter into a registration rights agreement with the PE Holders and the continuing owners. We expect that the agreement will contain the following liquidity rights:

  •
  We will file a shelf registration statement to permit the resale of shares of Class A common stock held by the PE Holders or issuable upon the exercise of exchange rights by continuing owners as soon as practicable following the one year anniversary of this offering.

  •
  The PE Holders will have the right to demand up to three secondary underwritten offerings per year. We may initiate one additional underwritten offering per year for the benefit of the other continuing owners. The PE Holders and the other continuing owners may have participation rights with respect to any such underwritten offerings. We may also participate on a primary basis and issue and sell shares of our Class A common stock for our own account. We will use the proceeds from any such offering to purchase outstanding Focus LLC units from continuing owners and pay related fees and expenses. In the event of any underwriter cutbacks, all participating holders will be treated equally and included pro rata based on their ownership of registrable shares at the closing of this offering.

        The PE Holders and the other continuing owners will also have piggyback registration rights with respect to other underwritten offerings by us under certain circumstances.

        We expect that future unitholders in certain instances may also be granted registration rights in connection with future acquisitions by Focus LLC, but on terms that are not superior to the registration rights of the continuing owners.

        These registration rights will be subject to certain conditions and limitations. We will generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective.

Nomination Agreements

        In connection with this offering, we will enter into nomination agreements with investment vehicles affiliated with Stone Point and KKR. Stone Point will have the right to nominate two members of our board of directors for so long as it holds at least 50% of the interest it holds, in the form of our Class A and Class B common stock on a combined basis, on the date of this offering, and one member of our board of directors for so long as it holds 5% of our Class A and Class B common stock outstanding on a combined basis. Stone Point will have the right to nominate at least two directors, for so long as it has the right to nominate two directors, and then one director, for so long as it has the right to nominate one director, for service on our compensation committee. Stone Point will also have the right to nominate one director for service on our nominating and governance committee for so long as it has the right to nominate at least one director. Initially, Stone Point has nominated Mr. Muhtadie and Mr. Carey to serve on our board of directors. KKR will have the right to nominate one member of our board of directors for so long as it holds at least 5% of our Class A and Class B common stock outstanding on a combined basis. KKR will have the right to nominate one director for service on our nominating and governance committee and as an observer on our compensation committee, in each case, for so long as it has the right to nominate one director. Initially, KKR has nominated Mr. Harrington to serve on our board of directors. Any replacement directors nominated by Stone Point or KKR must be an employee or partner of Stone Point or KKR, respectively, of the same level of seniority within Stone Point or KKR as the initial directors designated by Stone Point or KKR respectively, qualify as an independent director under the independence standards of NASDAQ and satisfy such other criteria set forth in the respective nomination agreement. In addition, the nomination agreements will require Stone Point and KKR to vote their shares of Class A and Class B common stock in favor of our Chief Executive Officer and Chief Operating Officer for election to our board of directors.

Repurchase of Common Units

        In connection with the closing of this offering, we intend to pay $             million of the net proceeds from this offering to exchanging owners who elect to sell their Focus LLC units.

Historical Transactions with Affiliates

Internal Reorganization

        In connection with our internal reorganization, we engaged in certain transactions with certain affiliates and the members of Focus LLC. Please read "Internal Reorganization."

Other Transactions

        Mr. Adolf owns a personal aircraft that was acquired without corporate resources and that he uses for business travel. We reimburse Mr. Adolf for certain costs and third-party payments associated with his use of his aircraft for business travel. We also directly pay pilot fees for business travel flights. We incurred approximately $0.6 million in such costs for each of the years ended December 31, 2015 and 2016 and approximately $0.8 million for the year ending December 31, 2017 to reimburse Mr. Adolf for business travel on his personal aircraft and to compensate the pilot for these flights. These reimbursement costs and third-party payments were included in selling, general and administrative expenses in our consolidated statement of operations. Given the geography of our partner firms and prospects, we believe the use of the private aircraft creates efficiencies to enhance Mr. Adolf's productivity and the Focus LLC staff who accompany him on business trips.

        We employ Conrad Adolf, the son of Mr. Adolf, our Chief Executive Officer and Chairman and Founder of Focus LLC, as a business development associate, and he received total compensation from us of approximately $0.1 million in each of the years ended December 31, 2015 and 2016 and approximately $0.3 million for the year ending December 31, 2017. Such compensation consisted of base salary, cash bonus, Company contributions into the Focus Operating LLC 401(k) Retirement Plan and grants of incentive units.

        KKR Capital Markets LLC, an affiliate of KKR, will act as an underwriter in connection with this offering. For additional details on this relationship, see "Underwriting (Conflicts of Interest)".

        Affiliates of Stone Point and KKR are lenders under our credit facilities.

Policies and Procedures for Review of Related Party Transactions

        A "Related Party Transaction" is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A "Related Person" means:

  •
  any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

  •
  any person who is known by us to be the beneficial owner of more than 5% of our Class A common stock;

  •
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our Class A common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our Class A common stock; and

  •
  any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

        Our board of directors will adopt a written related party transactions policy prior to the completion of this offering. Pursuant to this policy, our audit committee will review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our audit committee shall take into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person's interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock that, upon the consummation of this offering and reorganization transactions related thereto will be owned by:

  •
  each person known to us to beneficially own more than 5% of any class of our outstanding voting securities;

  •
  each director and director nominee;

  •
  each of our named executive officers; and

  •
  all of our directors, director nominees and executive officers as a group.

        The numbers of shares of Class A common stock and Class B common stock beneficially owned and percentages of beneficial ownership before this offering that are set forth below are based on the number of shares of Class A common stock, Class B common stock, common units and incentive units to be issued and outstanding prior to this offering after giving effect to the reorganization transactions. The numbers of shares of Class A common stock and Class B common stock beneficially owned and percentages of beneficial ownership after this offering that are set forth below are based on (i) the number of shares of Class A common stock, Class B common stock, common units and incentive units to be issued and outstanding immediately after this offering and (ii) an assumed initial public offering price of $        per share of Class A common stock (the midpoint of the price range set forth on the cover of this prospectus). These numbers exclude shares of Class A common stock issuable pursuant to an exchange right for common units and incentive units and upon cancellation of shares of our Class B common stock, each as described under "Certain Relationships and Related Party Transactions—Fourth Amended and Restated Focus LLC Agreement."

        The amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

        All information with respect to beneficial ownership has been furnished by the respective more than 5% shareholders, directors, director nominees or executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is 825 Third Avenue, 27th Floor, New York, NY 10022.

			Shares Beneficially Owned After the Offering (assuming no exercise of the underwriters' option to purchase additional shares)						Shares Beneficially Owned After the Offering (assuming exercise in full of the underwriters' option to purchase additional shares)
Shares Beneficially Owned Prior to the Offering
			Class A Common Stock		Class B Common Stock		Combined Voting Power(1)		Class A Common Stock		Class B Common Stock		Combined Voting Power(1)
	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%
5% Shareholders

Directors, Director Nominees and Named Executive Officers:
Ruediger Adolf
Rajini Sundar Kodialam
James Shanahan
James D. Carey
Fayez S. Muhtadie
Christopher J. Harrington
Deborah D. McWhinney
Noah Gottdiener
Directors, director nominees and executive officers as a group (8 persons)

*
Less than 1%.

(1)
Represents the percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Each share of Class B common stock entitles its holder to one vote.

DESCRIPTION OF CAPITAL STOCK

        Upon completion of this offering, the authorized capital stock of Focus Financial Partners Inc. will consist of            shares of Class A common stock, $0.01 par value per share, of which            shares will be issued and outstanding,            shares of Class B common stock, $0.01 par value per share, of which            shares will be issued and outstanding and            shares of preferred stock, $0.01 par value per share, of which no shares will be issued and outstanding.

        The following summary of the capital stock and amended and restated certificate of incorporation and amended and restated bylaws of Focus Financial Partners Inc. does not purport to be complete and is qualified in its entirety by reference to the provisions of our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Class A Common Stock

Voting Rights

        Holders of shares of Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the shareholders. The holders of Class A common stock do not have cumulative voting rights in the election of directors.

Dividend Rights

        Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights

        Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to receive ratably the assets available for distribution to the shareholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters

        The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock, including the Class A common stock offered in this offering, are fully paid and non-assessable.

Class B Common Stock

        In connection with the reorganization and this offering, each continuing owner will receive one share of Class B common stock for each common unit that it holds. Accordingly, each continuing owner will have a number of votes in Focus Financial Partners Inc. equal to the aggregate number of common units that such owner holds.

Voting Rights

        Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the shareholders. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our shareholders for their vote or approval, except the amendment of certain provisions of our certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a single class, or as otherwise required by applicable law.

Dividend and Liquidation Rights

        Holders of our Class B common stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on equivalent terms is simultaneously paid to the holders of Class A common stock. Holders of our Class B common stock do not have any right to receive a distribution upon a liquidation, dissolution or winding up of Focus Financial Partners Inc.

Preferred Stock

        Our certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further shareholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of            shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of shareholders.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, our Bylaws and Delaware Law

        Some provisions of our amended and restated certificate of incorporation and our amended and restated bylaws described below, will contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that shareholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Amended and Restated Certificate of Incorporation and Bylaws

        We have elected not to be subject to Section 203 of the DGCL; however, our amended and restated certificate of incorporation will contain provisions that are similar to Section 203 of the DGCL. In general, these provisions will prohibit us from engaging in any business combination with any interested shareholder for a period of three years following the time that the shareholder became an interested shareholder, unless:

  •
  before such time our board of directors approved either the business combination or the transaction that resulted in the interested shareholder attaining that status;

  •
  upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  on or after such time the business combination is approved by our board of directors and authorized at a meeting of shareholders by at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

        Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested shareholder. An interested shareholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested shareholder status, did own 15% or more of a corporation's outstanding voting stock. Our amended and restated certificate of incorporation will provide that interested shareholder will not include the investment vehicles affiliated with Stone Point or certain of their transferees (as further described below), their respective affiliates or successors, or any person whose ownership in excess of the 15% limitation set forth herein is the result of any action taken solely by us. A transferee of a Stone Point investment vehicle will not be an interested shareholder if it (i) acquired beneficial ownership of voting stock directly from such an investment vehicle or any of its affiliates or successors, or directly from any other exempt transferee, (ii) did not have beneficial ownership of more than 4.9% of the then outstanding voting stock prior to such acquisition, and (iii) is not a national or global financial institution or insurance company or a regional bank that in each case derives at least 30% of its revenue from wealth management services or the sale of proprietary financial products (which for the avoidance of doubt, excludes life insurance and annuities), an independent broker dealer, a platform for or aggregator of registered investment advisors or broker-dealer teams, or a holding company or acquisition vehicle of any described in this clause (iii). Any such exempt transferee will be an interested shareholder if simultaneously or thereafter it acquires additional voting stock, except as a result of any corporate action not caused by such transferee.

        Under certain circumstances, these provisions would make it more difficult for a person who would be an interested shareholder to effect various business combinations with us for a three-year period. Accordingly, these provisions could have an anti-takeover effect with respect to certain transactions our board of directors does not approve in advance. These provisions may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the shareholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the shareholder becoming an interested shareholder. However, these provisions also could discourage attempts that might result in a premium over the market price for the shares held by shareholders. These provisions also may make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

        Additionally, other provisions of our amended and restated certificate of incorporation and our amended and restated bylaws will:

  •
  establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our shareholders. These procedures provide that notice of shareholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all shareholders' notices. These requirements may preclude shareholders from bringing matters before the shareholders at an annual or special meeting;

  •
  provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without shareholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

  •
  provide that the authorized number of directors may be changed only by resolution of the board of directors;

  •
  provide that all vacancies in our board of directors, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock or any nomination agreements with any significant shareholders that may be in effect from time to time, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  provide that our amended and restated certificate of incorporation and amended and restated bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding voting stock;

  •
  provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any. Our staggered board may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for shareholders to replace a majority of the directors; and

  •
  provide that our amended and restated bylaws can be amended by the board of directors.

Special Shareholder Meeting

        Our amended and restated certificate of incorporation will provide that special meetings of our shareholders may be called at any time only by or at the direction of our board of directors, our chief executive officer or the chairman of our board of directors. However, so long as affiliates of Stone Point and KKR collectively own at least 25% of our voting stock, special meetings of our shareholders shall also be called by the board of directors at the request of any shareholder affiliated with either Stone Point or KKR.

Shareholder Action by Written Consent

        Our amended and restated certificate of incorporation will preclude shareholder action by written consent, provided that so long as investment funds or entities controlled by Stone Point and KKR collectively own 25% of our voting stock, any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted.

Supermajority Provisions

        Our amended and restated certificate of incorporation will provide that for as long as affiliates of Stone Point and KKR collectively own at least 25% of our outstanding voting stock, in addition to any vote required by applicable law, the affirmative vote of the holders of a majority of the voting stock held by affiliates of Stone Point and KKR, voting together as a single class, will be required to amend, alter, repeal or rescind the provisions in our amended and restated certificate of incorporation related to:

  •
  corporate opportunities;

  •
  business combinations with interested shareholders;

  •
  stockholder action by written consent; and

  •
  calling special meetings of shareholders.

Corporate Opportunities

        Our amended and restated certificate of incorporation will, to the fullest extent permitted by law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, any corporate or business opportunities that are from time to time presented to Stone Point, KKR, directors affiliated with these parties and their respective affiliates, and that, to the fullest extent permitted by law, such persons will have no duty to refrain from engaging in any transaction or matter that may be a corporate or business opportunity in which we or any of our subsidiaries could have an interest or expectancy. In addition, to the fullest extent permitted by law, in the event that Stone Point, KKR, directors affiliated with these parties and their respective affiliates acquire knowledge of any such opportunity, other than in their capacity as a member of our board of directors, such person will have no duty to communicate or present such opportunity to us or any of our subsidiaries, and they may take any such opportunity for themselves or offer it to another person or entity.

Forum Selection

        Our amended and restated certificate of incorporation will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

  •
  any derivative action or proceeding brought on our behalf;

  •
  any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our shareholders;

  •
  any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or

  •
  any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

        Our amended and restated certificate of incorporation will also provide that, unless we consent in writing to the selection of alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States. Additionally, it will provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions will benefit us by providing increased consistency in the application of

Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our amended and restated certificate of incorporation is inapplicable or unenforceable.

Limitation of Liability and Indemnification Matters

        Our amended and restated certificate of incorporation will limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

  •
  for any breach of their duty of loyalty to us or our shareholders;

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  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

        Our amended and restated certificate of incorporation and bylaws will also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also will permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person's actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision that will be in our amended and restated certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Registration Rights

        For a description of registration rights with respect to our Class A common stock, please read the information under the heading "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Listing

        We have applied to list our Class A common stock on the NASDAQ Global Select Market under the symbol "FOCS."

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our Class A common stock. Future sales of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the market price of our Class A common stock prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of a substantial number of shares of our Class A common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our Class A common stock at such time and our ability to raise equity-related capital at a time and price we deem appropriate.

Sales of Restricted Shares

        Upon the closing of this offering, we will have outstanding an aggregate of            shares of Class A common stock, assuming no exercise by the underwriters of their option to purchase additional shares and no exercise of outstanding stock options. Of these shares, all of the            shares of Class A common stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our "affiliates" as such term is defined in Rule 144 under the Securities Act, which means they may only be sold in compliance with the limitations described below under "—Rule 144." All remaining shares of Class A common stock held by exchanging owners and blocker owners will be deemed "restricted securities" as such term is defined under Rule 144. The restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

        Each unitholder (other than Focus) will, subject to certain limitations, have the right to cause Focus LLC to acquire all or a portion of its units. Upon an exercise of an exchange right with respect to vested incentive units, such incentive units will be converted into a number of common units that takes into account the then-current value of the common units and such incentive units' aggregate hurdle amount. Upon an exercise of an exchange right with respect to vested common units, and immediately after conversion of incentive units into common units, Focus LLC (or Focus, if it exercises its call right) will acquire each such common unit for one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends reclassification and other similar transactions, or, at such entity's election, an equivalent amount of cash. The shares of Class A common stock we issue upon such redemptions would be "restricted securities" as defined in Rule 144 described below. Additionally, except as otherwise permitted by the Fourth Amended and Restated Focus LLC Agreement, continuing owners will only be permitted to exercise their exchange rights on quarterly exchange dates and with respect to one-twelfth of the units held by them at the closing of this offering, with an ability to carry forward unused exchange rights to subsequent exchange dates. The foregoing volume restrictions will apply to the PE Holders as an aggregate limitation on their ability to sell Focus LLC units or the shares of Class A common stock received in connection with the reorganization transactions. However, upon the closing of this offering, we intend to enter into a registration rights agreement with the PE Holders and the continuing owners that will require us to register under the Securities Act these shares of Class A common stock and with respect to which the foregoing exchange restrictions are inapplicable. Please read "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

        As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701 under the Securities Act, the shares of our Class A common stock (excluding the shares to be sold in this offering) that will be available for sale in the public market are as follows:

  •
  no shares will be eligible for sale on the date of this prospectus or prior to 180 days after the date of this prospectus;

  •
                   shares will be eligible for sale upon the expiration of the lock-up periods in the lock-up agreements with the underwriters and the Fourth Amended and Restated Focus LLC Agreement, which will be entered into in connection with the closing of this offering, beginning 180 days after the date of this prospectus and when permitted under Rule 144 or Rule 701, subject to any further restrictions in the Fourth Amended and Restated Focus LLC Agreement and the registration rights agreement; and

  •
                   shares will be eligible for sale, upon exercise of vested options, upon the expiration of the lock-up periods in the lock-up agreements with the underwriters and the Fourth Amended and Restated Focus LLC Agreement, which will be entered into in connection with the closing of this offering, beginning 180 days after the date of this prospectus, subject to any further restrictions in the Fourth Amended and Restated Focus LLC Agreement and the registration rights agreement.

Lock-up Agreements

        We, Focus LLC, our director, director nominees, executive officers, all blocker owners, exchanging owners and continuing owners will, subject to certain exceptions, be subject to certain resale restrictions with respect to our Class A common stock, our Class B common stock, any membership interests in Focus LLC or any securities convertible into or exercisable or exchangeable for such common stock or membership interests for a period of 180 days from the date of this prospectus under the terms of lock-up agreements entered into with the underwriters for this offering and/or a lock-up provision set forth in the Fourth Amended and Restated Focus LLC Agreement, which will be entered into in connection with the closing of this offering. Please read "Certain Relationships and Related Party Transactions—Fourth Amended and Restated Focus LLC Agreement—Transfer of Securities" and "Underwriting (Conflicts of Interest)—No Sales of Similar Securities" for a description of these lock-up provisions.

Rule 144

        In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours (a "non-affiliated person") at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least sixth months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person (who has been unaffiliated for at least the past three months) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the public information requirement of Rule 144.

        A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our Class A common stock or the average weekly trading volume of our Class A common stock reported through the NASDAQ Global Select Market during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

        In general, under Rule 701 under the Securities Act, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of the registration statement of which this prospectus forms a part in reliance on Rule 144, without having to comply with the holding period requirement of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

Stock Issued Under Employee Plans

        We intend to file a registration statement on Form S-8 under the Securities Act to register stock issuable under our equity incentive plan. This registration statement on Form S-8 is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below), that holds our Class A common stock as a "capital asset" (generally property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

        This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

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  banks, insurance companies or other financial institutions;

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  tax-exempt or governmental organizations;

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  qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

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  dealers in securities or foreign currencies;

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  persons whose functional currency is not the U.S. dollar;

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  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

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  traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

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  persons subject to the alternative minimum tax;

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  partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

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  persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

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  persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

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  certain former citizens or long-term residents of the United States; and

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  persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

        PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

        For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.

Distributions

        As described in the section entitled "Dividend Policy," we do not plan to make any distributions on our Class A common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder's tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. Please read "—Gain on Disposition of Class A Common Stock." Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

        Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Class A Common Stock

        Subject to the discussions below under "—Backup Withholding and Information Reporting" and "—Additional Withholding Requirements under FATCA," a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

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  the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

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  the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

  •
  our Class A common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation ("USRPHC") for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

        A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

        A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items) which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

        Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our Class A common stock is and continues to be "regularly traded on an established securities market" (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder's holding period for the Class A common stock, more than 5% of our Class A common stock will be treated as disposing of a U.S. real property interest and will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our Class A common stock were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of stock owned) would be treated as disposing of a U.S. real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

        Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock.

Backup Withholding and Information Reporting

        Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

        Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

        Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

        Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder ("FATCA"), impose a 30% withholding tax on any dividends paid on our Class A common stock and on the gross proceeds from a disposition of our Class A common stock (if such disposition occurs after December 31, 2018), in each case if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any "substantial United States owners" (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our common stock.

        INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

 UNDERWRITING (CONFLICTS OF INTEREST)

        Goldman Sachs & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among Focus, Focus LLC and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
Goldman Sachs & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
KKR Capital Markets LLC
BMO Capital Markets Corp.
RBC Capital Markets, LLC
SunTrust Robinson Humphrey, Inc.
Keefe, Bruyette & Woods, Inc.
Raymond James & Associates, Inc.
William Blair & Company, L.L.C.

Total

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        Focus and Focus LLC have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The representatives have advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price set forth on the cover of this prospectus and to dealers at that price less a concession not in excess of $          per share. After the initial offering, the initial public offering price, concession or any other term of the offering may be changed.

        The following table shows the initial public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Overallotment Option	With Overallotment Option
Initial public offering price	$	$	$
Underwriting discount	$	$	$

Proceeds, before expenses, to us	$	$	$

        The expenses of the offering, not including the underwriting discount, are estimated at $          and are payable by us. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with FINRA of up to $          . We intend to cause Focus LLC to bear the costs of any offering expenses payable by us.

Overallotment Option

        We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to             additional shares at the initial public offering price, less the underwriting discount to cover overallotments, if any. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

Reserved Shares

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to      % of the shares offered by this prospectus for sale to our employees, executive officers, directors and business associates who have expressed an interest in purchasing Class A common stock in the offering. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

        We and Focus LLC have agreed that, during a period of 180 days from the date of this prospectus, we and Focus LLC will not, without the prior written consent of the representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Class A or Class B common stock, any membership interests in Focus LLC or any securities convertible into or exercisable or exchangeable for Class A or Class B common stock or membership interests in Focus LLC or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Class A or Class B common stock or membership interests in Focus LLC, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Class A or Class B common stock, membership interests in Focus LLC or other securities, in cash or otherwise. The foregoing sentence will not apply to the following:

  •
  the Class A common stock to be sold pursuant to this prospectus;

  •
  any shares of Class A or Class B common stock issued by us or membership interests issued by Focus LLC upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus and referred to in this prospectus and the registration statement of which this prospectus forms a part;

  •
  any shares of Class A or Class B common stock or membership interests in Focus LLC issued or options to purchase Class A or Class B common stock or membership interests in Focus LLC granted as equity compensation pursuant to the operating agreement of Focus LLC or any employee benefit plan referred to in this prospectus and the registration statement of which this prospectus forms a part;

  •
  any shares of Class A or Class B common stock or membership interests in Focus LLC issued as equity compensation pursuant to the operating agreement of Focus LLC or any non-employee director stock plan or dividend reinvestment plan referred to in this prospectus and the registration statement of which this prospectus forms a part;

  •
  any shares of Class A or Class B common stock or membership interests in Focus LLC or options to purchase Class A or Class B common stock or membership interests in Focus LLC or such other securities of ours, Focus LLC or any of our or its respective affiliates issued, transferred or otherwise disposed of in connection with the reorganization described under "Internal Reorganization";

  •
  the filing of a registration statement on Form S-8 relating to, and the issuance and sale of any shares of Class A or Class B common stock or membership interests in Focus LLC pursuant to, the terms of a plan described in this prospectus and the registration statement of which this prospectus forms a part or any plan in existence as of the date of this prospectus; or

  •
  any shares of Class A or Class B common stock, membership interests in Focus LLC or options to purchase Class A or Class B common stock or membership interests in Focus LLC or such other securities of ours, Focus LLC or any of our or its respective affiliates issued as contingent consideration for acquisitions of one or more companies (or its or their operating assets or stock, partnership interests, membership interests or other equivalent equity interests) by us, Focus LLC or our or its respective subsidiaries pursuant to purchase agreements entered into prior to the date of this prospectus, provided that each recipient thereof has executed a lock-up agreement for the remainder of the 180-day period in substantially the form attached to the underwriting agreement or contained in the Fourth Amended and Restated Focus LLC Agreement; or

  •
  any shares of Class A or Class B common stock, membership interests in Focus LLC or options to purchase Class A or Class B common stock or membership interests in Focus LLC or such other securities of ours, Focus LLC or any of our or its respective affiliates issued as consideration for acquisitions of one or more companies (or its or their operating assets or stock, partnership interests, membership interests or other equivalent equity interests) by us, Focus LLC or our or its respective subsidiaries, provided that (x) each recipient thereof has executed a lock-up agreement for the remainder of the 180-day period in substantially the form attached to the underwriting agreement or contained in the Fourth Amended and Restated Focus LLC Agreement, (y) the aggregate number of such shares of Class A or Class B common stock, membership interests, options (on an as-exercised basis) or other securities that may be issued as consideration for each such acquisition may not exceed 5% of the total diluted common stock and units outstanding (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Business—Adjusted Net Income") immediately following completion of the transactions contemplated by the underwriting agreement (as adjusted for share splits, share dividends and other similar events after the date of this prospectus and inclusive of compensatory and non-compensatory stock options issued in connection with the reorganization described under "Internal Reorganization" and this offering to the extent they become dilutive) (such number of diluted common stock and units outstanding, the "Post-IPO Diluted Share Count") and (z) the aggregate number of such shares of Class A and Class B common stock, membership interests, options (on an as-exercised basis) or other securities that may be issued as consideration for all such acquisitions pursuant to this seventh bullet will not exceed      % of the Post-IPO Diluted Share Count.

        In addition, under the terms of lock-up agreements entered into with the underwriters for this offering and/or a lock-up provision set forth in the Fourth Amended and Restated Focus LLC Agreement to be entered into in connection with the closing of this offering, our director, director nominees, executive officers, all existing owners may not during the same 180-day period, without the prior written consent of the representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Class A or Class B common stock, any membership interests in Focus LLC or any securities convertible into or exercisable or exchangeable for Class A or Class B common stock or membership interests in Focus LLC, whether now owned or hereafter acquired by such person or with respect to which such person has or hereafter acquires the power of disposition (collectively, the "lock-up securities"), or exercise any right with respect to the registration of any of the lock-up securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the lock-up securities, whether any such swap or transaction is to be settled by delivery of Class A or Class B common stock, membership interests in Focus LLC or other securities, in cash or otherwise.

        Notwithstanding the immediately preceding paragraph, and subject to the conditions below, such person may transfer the lock-up securities without the prior written consent of the representatives, provided that, except in the case of the second and third bullets below (with respect to which items (2), (3) and (4) will not apply) and the fourth and fifth bullets below (with respect to which items (1), (2), (3) and (4) will not apply), (1) the representatives receive a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer will not involve a disposition for value, (3) such transfers are not required to be reported with the SEC on Form 4 in accordance with Section 16 of the Exchange Act, and (4) such person does not otherwise voluntarily effect any public filing or report regarding such transfers:

  •
  as a bona fide gift or gifts;

  •
  pursuant to a will or other testamentary document or applicable laws of descent, or otherwise by way of testate or intestate succession, to any trust for the direct or indirect benefit of such person or the immediate family of such person (for this purpose, "immediate family" will mean any relationship by blood, marriage or adoption, not more remote than first cousin);

  •
  by operation of law;

  •
  to the representatives on behalf of the underwriters in connection with this offering;

  •
  following this offering and the consummation of the reorganization transactions described under "Internal Reorganization" and the other transactions contemplated by the underwriting agreement, to us upon a vesting event of our securities, upon a termination of such person's employment or service relationship, upon the exercise of options or warrants to purchase the our securities or upon expiration of our securities, options or warrants, in each case on a "cashless" or "net exercise" basis or to cover tax withholding obligations of such person in connection with such vesting, termination, exercise or expiration; or

  •
  the exercise by the undersigned of any right to exchange any membership interests in Focus LLC for shares of Class A or Class B common stock;

provided that, if such person is required to file a report under the Exchange Act, reporting a reduction in beneficial ownership of shares of Class A or Class B common stock during the term of the 180-day lock-up agreement as a result of a transfer of disposition pursuant to the second, third or fifth bullets above, then such person will take the necessary steps to ensure that all relevant transaction codes applicable to the transaction are reported on the Exchange Act report and such person will include a statement in such report to the effect that the filing relates to a transfer pursuant to a will or other testamentary document or applicable laws of descent or otherwise by way of testate or intestate succession to any trust for the direct or indirect benefit of such person or his or her immediate family (in the case of the second bullet), a transfer by operation of law (in the case of the third bullet) or to the satisfaction of tax withholding obligations of the undersigned in connection with the vesting, exercise or expiration of options to purchase Class A or Class B common stock (in the case of the fifth bullet).

        In addition, the above restrictions will not prohibit such person from exercising any right with respect to, or the taking of any other action in preparation for, a registration by us of Class A or Class B common stock; provided that no transfer of such person's Class A or Class B common stock proposed to be registered pursuant to the exercise of such rights under this sentence will occur, such exercise will not result in any public announcement regarding the exercise of such right will occur and no registration statement will be filed, in each case during the 180-day lock-up period referred to above. In addition, the above restrictions will not apply to transfers of Class A or Class B common stock or membership interests in Focus LLC or options to purchase Class A or Class B common stock or membership interests in Focus LLC or such other securities to us, Focus LLC or any of our or their respective affiliates in connection with the reorganization described under "Internal Reorganization" and the transactions contemplated by the underwriting agreement. Finally, such person will be permitted to establish a contract, instruction or plan meeting the requirements of Rule 10b5-1(c)(1) under the Exchange Act (a "10b5-1 Plan"), at any time during the 180-day lock-up period; provided that, prior to the expiration of the 180-day lock-up period, (x) such person will not transfer any of the undersigned's Lock-Up Securities under such 10b5-1 Plan and (y) such person will not make any public announcement with respect to such 10b5-1 Plan.

        In addition, continuing owners will be subject to certain transfer restrictions under the Fourth Amended and Restated Focus LLC Agreement that are intended to ensure that Focus LLC will continue to be treated as a partnership for U.S. federal income tax purposes.

NASDAQ Listing

        We expect the shares to be approved for listing on the NASDAQ Global Select Market under the symbol "FOCS." In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

        Before this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

  •
  the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

  •
  our financial information,

  •
  the history of, and the prospects for, our company and the industry in which we compete,

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

  •
  the present state of our development, and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

        The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

        Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the representatives may engage in transactions that stabilize the price of our Class A common stock, such as bids or purchases to peg, fix or maintain that price.

        In connection with the offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

        In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Conflicts of Interest

        Some of the underwriters and/or their affiliates are lenders and/or agents under our Credit Facility. In addition, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        Affiliates of KKR Capital Markets LLC own more than 10% of existing Focus LLC units. Because KKR Capital Markets LLC is an underwriter for this offering, it is deemed to have a "conflict of interest" within the meaning of FINRA Rule 5121(f)(5)(B). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Since KKR Capital Markets LLC is not primarily responsible for managing this offering, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary. KKR Capital Markets LLC will not confirm sales to discretionary accounts without the prior written approval of the customer.

Notice to Prospective Investors in Canada

        The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area, no offer of ordinary shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ordinary shares referred to in (a) to (c) above shall result in a requirement for Focus or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person located in a Member State to whom any offer of ordinary shares is made or who receives any communication in respect of an offer of ordinary shares, or who initially acquires any ordinary shares will be deemed to have represented, warranted, acknowledged and agreed to and with each representative and Focus that (1) it is a "qualified investor" within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any ordinary shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the ordinary shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

        Focus, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

        This prospectus has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for Focus or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Focus nor the representatives have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for Focus or the representatives to publish a prospectus for such offer.

        For the purposes of this provision, the expression an "offer of ordinary shares to the public" in relation to any ordinary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

        The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, Focus, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

        The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (b)
  where no consideration is or will be given for the transfer;

  (c)
  where the transfer is by operation of law;

  (d)
  as specified in Section 276(7) of the SFA; or

  (e)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

 LEGAL MATTERS

        The validity of our Class A common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The balance sheets of Focus Financial Partners Inc., as of December 31, 2016 and 2017 included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheets have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Focus Financial Partners, LLC as of December 31, 2016 and 2017 and for the years ended December 31, 2015, 2016 and 2017, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of SCS Financial Services LLC and subsidiaries as of December 31, 2016 and for the year ended December 31, 2016, included in this prospectus, have been audited by Mayer Hoffman McCann P.C., independent auditor, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of our Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to us and the Class A common stock offered hereby, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits thereto, may be inspected without charge at the Public Reference Room of the SEC at 100 F Street N.E., Washington, DC 20549. Copies of these materials may be obtained from such office, upon payment of a duplicating fee. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        As a result of this offering, we will become subject to full information requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing financial statements certified by an independent public accounting firm.

        The capital structure of Focus Financial Partners, LLC (Predecessor) is not indicative of the capital structure of Focus Financial Partners Inc. following this offering. Accordingly, the Company has not presented historical earnings per unit of Focus Financial Partners, LLC (Predecessor).

FOCUS FINANCIAL PARTNERS INC.

UNAUDITED BALANCE SHEETS

AS OF DECEMBER 31, 2017 AND MARCH 31, 2018

	December 31, 2017	March 31, 2018
ASSETS
Cash	$8	$8

SHAREHOLDER'S EQUITY
Class A common stock, $0.01 par value—500 shares authorized, 10 shares issued and outstanding	—	—
Class B common stock, $0.01 par value—500 shares authorized, 0 shares issued and outstanding	—	—
Additional paid-in capital	100	100
Accumulated deficit	(92)	(92)

Total shareholder's equity	$8	$8

See notes to balance sheets

FOCUS FINANCIAL PARTNERS INC.

NOTES TO UNAUDITED BALANCE SHEETS

AS OF DECEMBER 31, 2017 AND MARCH 31, 2018

1. ORGANIZATION

        Focus Financial Partners Inc. (the "Company") was formed as a Delaware corporation on July 29, 2015. The Company's fiscal year end is December 31. The Company was formed for the purpose of completing a public offering and related transactions in order to carry on the business of Focus Financial Partners, LLC ("Focus LLC"), a Delaware limited liability company. The Company will be the managing member of Focus LLC and will operate and control all of the businesses and affairs of Focus LLC and, through Focus LLC and its subsidiaries, continue to conduct the business now conducted by these subsidiaries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Accounting—The Balance Sheets have been prepared in accordance with accounting principles generally accepted in the United States of America. Separate Statements of Income, Shareholder's Equity and of Cash Flows have not been presented as there have been no operating activities by this entity other than $92 in cumulative bank account fees. The Company's initial issuance of Class A common stock was on October 5, 2015.

3. SHAREHOLDER'S EQUITY

        Ruediger Adolf, the Chairman and Chief Executive Officer of the Company is the sole shareholder of the Company, and contributed $100 to the Company on October 5, 2015 to purchase 10 shares of Class A common stock.

        Holders of Class A common stock shall be entitled to one vote for each share of Class A common stock held on all matters submitted to shareholders for vote, consent or approval. Holders of Class B common stock shall be entitled to one vote for each share of Class B common stock held.

4. SUBSEQUENT EVENTS

        The Company has conducted a review for and evaluated subsequent events from April 1, 2018 through May 24, 2018, the date the balance sheets were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholder of Focus Financial Partners Inc.:

Opinion on the Financial Statements

        We have audited the accompanying balance sheets of Focus Financial Partners Inc. (the "Company") as of December 31, 2017 and 2016, and the related notes, collectively referred to as the "financial statements". In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

New York, New York
April 20, 2018

We have served as the Company's auditor since 2015.

FOCUS FINANCIAL PARTNERS INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2016 AND DECEMBER 31, 2017

	2016	2017
ASSETS
Cash	$8	$8

SHAREHOLDER'S EQUITY
Class A common stock, $0.01 par value—500 shares authorized, 10 shares issued and outstanding	—	—
Class B common stock, $0.01 par value—500 shares authorized, 0 shares issued and outstanding	—	—
Additional paid-in capital	100	100
Accumulated deficit	(92)	(92)

Total shareholder's equity	$8	$8

See notes to balance sheets

FOCUS FINANCIAL PARTNERS INC.

NOTES TO BALANCE SHEETS

AS OF DECEMBER 31, 2016 AND DECEMBER 31, 2017

1. ORGANIZATION

        Focus Financial Partners Inc. (the "Company") was formed as a Delaware corporation on July 29, 2015. The Company's fiscal year end is December 31. The Company was formed for the purpose of completing a public offering and related transactions in order to carry on the business of Focus Financial Partners, LLC ("Focus LLC"), a Delaware limited liability company. The Company will be the managing member of Focus LLC and will operate and control all of the businesses and affairs of Focus LLC and, through Focus LLC and its subsidiaries, continue to conduct the business now conducted by these subsidiaries.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Accounting—The Balance Sheets have been prepared in accordance with accounting principles generally accepted in the United States of America. Separate Statements of Income, Shareholder's Equity and of Cash Flows have not been presented as there have been no operating activities by this entity other than $92 in cumulative bank account fees. The Company's initial issuance of Class A common stock was on October 5, 2015.

3. SHAREHOLDER'S EQUITY

        Ruediger Adolf, the Chairman and Chief Executive Officer of the Company is the sole shareholder of the Company, and contributed $100 to the Company on October 5, 2015 to purchase 10 shares of Class A common stock.

        Holders of Class A common stock shall be entitled to one vote for each share of Class A common stock held on all matters submitted to shareholders for vote, consent or approval. Holders of Class B common stock shall be entitled to one vote for each share of Class B common stock held.

4. SUBSEQUENT EVENTS

        The Company has conducted a review for and evaluated subsequent events from December 31, 2017 through April 20, 2018, the date the balance sheets were available to be issued.

FOCUS FINANCIAL PARTNERS, LLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2017 AND MARCH 31, 2018

(In thousands)

	December 31, 2017	March 31, 2018
ASSETS
Cash and cash equivalents	$51,455	$27,949
Accounts receivable less allowances of $505 at 2017 and $593 at 2018	73,513	84,433
Prepaid expenses and other assets	37,423	47,858
Fixed assets—net	21,397	21,870
Debt financing costs—net	13,278	12,541
Goodwill	515,489	527,201
Other intangible assets—net	522,282	532,667

TOTAL ASSETS	$1,234,837	$1,254,519

LIABILITIES, MEZZANINE EQUITY, AND MEMBERS' DEFICIT:
LIABILITIES:
Accounts payable	$5,752	$7,201
Accrued expenses	23,626	28,837
Due to affiliates	33,698	23,735
Deferred revenue	6,094	7,986
Other liabilities	99,077	110,455
Borrowings under credit facilities (stated value of $1,000,012 and $998,025 at December 31, 2017 and March 31, 2018)	980,502	992,185

TOTAL LIABILITIES	1,148,749	1,170,399

MEZZANINE EQUITY:
Redeemable common and incentive units	166,249	166,249
Convertible preferred units	698,500	698,500

TOTAL MEZZANINE EQUITY	864,749	864,749

COMMITMENTS AND CONTINGENCIES (Note 8)
MEMBERS' DEFICIT	(778,661)	(780,629)

TOTAL LIABILITIES, MEZZANINE EQUITY, AND MEMBERS' DEFICIT	$1,234,837	$1,254,519

See notes to unaudited condensed consolidated financial statements

FOCUS FINANCIAL PARTNERS, LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(In thousands)

	2017	2018
REVENUES:
Wealth management fees	$123,862	$184,323
Other	11,684	11,906

Total revenues	135,546	196,229

OPERATING EXPENSES:
Compensation and related expenses	49,095	73,349
Management fees	33,245	46,300
Selling, general and administrative	27,223	36,287
Intangible amortization	13,198	19,494
Non-cash changes in fair value of estimated contingent consideration	(78)	6,371
Depreciation and other amortization	1,469	1,882

Total operating expenses	124,152	183,683

INCOME FROM OPERATIONS	11,394	12,546
OTHER INCOME (EXPENSE):
Interest income	16	142
Interest expense	(5,991)	(14,272)
Amortization of debt financing costs	(691)	(959)
Gain on sale of investment	—	5,509
Loss on extinguishment of borrowings	—	(14,011)
Other (expense) income—net	(127)	93
Income from equity method investments	292	74

Total other expense—net	(6,501)	(23,424)

INCOME (LOSS) BEFORE INCOME TAX	4,893	(10,878)
INCOME TAX EXPENSE	442	1,176

NET INCOME (LOSS)	$4,451	$(12,054)

See notes to unaudited condensed consolidated financial statements

FOCUS FINANCIAL PARTNERS, LLC

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(In thousands)

	2017	2018
Net income (loss)	$4,451	$(12,054)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	910	(384)

Comprehensive income (loss)	$5,361	$(12,438)

See notes to unaudited condensed consolidated financial statements

FOCUS FINANCIAL PARTNERS, LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(In thousands)

	2017	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,451	$(12,054)
Adjustments to reconcile net income (loss) to net cash provided by operating activities—net of effect of acquisitions:
Intangible amortization	13,198	19,494
Depreciation and other amortization	1,469	1,882
Amortization of debt financing costs	691	959
Non-cash equity compensation expense	1,923	3,854
Non-cash changes in fair value of estimated contingent consideration	(78)	6,371
Income from equity method investments	(292)	(74)
Distributions received from equity method investments	288	344
Other non-cash items	193	(368)
Loss on extinguishment of borrowings	—	14,011
Changes in cash resulting from changes in operating assets and liabilities:
Accounts receivable	(11,284)	(11,017)
Prepaid expenses and other assets	(3,837)	(8,167)
Accounts payable	(1,172)	1,410
Accrued expenses	(9,935)	5,383
Due to affiliates	(14,870)	(9,914)
Other liabilities	(783)	(1,280)
Deferred revenue	(202)	1,891

Net cash provided by (used in) operating activities	(20,240)	12,725

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions and contingent consideration—net of cash acquired	(41,093)	(25,531)
Purchase of fixed assets	(931)	(2,312)
Other	(500)	(3,400)

Net cash used in investing activities	(42,524)	(31,243)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	80,000	—
Repayments of borrowings under credit facilities	(12,918)	(1,987)
Contingent consideration paid	(882)	(2,180)
Payments of debt financing costs	—	(634)
Payments on capital lease obligations	(57)	(59)
Distributions for unitholders	(2,085)	(138)

Net cash provided by (used in) financing activities	64,058	(4,998)

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	13	10

CHANGE IN CASH AND CASH EQUIVALENTS	1,307	(23,506)
CASH AND CASH EQUIVALENTS:
Beginning of period	16,508	51,455

End of period	$17,815	$27,949

See Note 9 for supplement cash flow disclosure

See notes to unaudited condensed consolidated financial statements

FOCUS FINANCIAL PARTNERS, LLC

UNAUDITED CONSOLIDATED STATEMENTS OF MEMBERS' DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2018

(In thousands)

	Common Units	Accumulated Deficit	Accumulated Other Comprehensive Loss	Deemed Capital Contribution	Total Members' Deficit
MEMBERS' DEFICIT—January 1, 2018	$4,347	$(805,470)	$(8,269)	$30,731	$(778,661)
Net loss	—	(12,054)	—	—	(12,054)
Issuance of restricted common units in connection with acquisitions and contingent consideration	6,584	—	—	—	6,584
Non-cash equity compensation expense—net of related forfeitures, related to incentive units	—	—	—	3,854	3,854
Currency translation adjustment—net of tax	—	—	(384)	—	(384)
Distributions for unitholders	—	32	—	—	32

MEMBERS' DEFICIT—March 31, 2018	$10,931	$(817,492)	$(8,653)	$34,585	$(780,629)

See notes to unaudited condensed consolidated financial statements

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(In thousands, except unit data)

1. GENERAL

        Organization and Business—Focus Financial Partners, LLC (the "Company") is a Delaware limited liability company that was formed in November 2004. The Company's subsidiaries commenced revenue-generating and acquisition activities in January 2006. The Company's activities are governed by its third amended and restated operating agreement, as amended.

        The Company is in the business of acquiring and overseeing independent fiduciary wealth management and related businesses.

2. SUMMARY OF ACCOUNTING POLICIES

        Basis of Presentation—The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial statements and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, considered necessary for fair presentation have been included. The condensed consolidated interim financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and balances have been eliminated in consolidation. These condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto included elsewhere in this registration statement for the years ended December 31, 2015, 2016 and 2017.

        Operating results for the three months ended March 31, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018.

        Use of Estimates—The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition—

        Wealth Management Fees—The Company, solely through its subsidiaries, recognizes revenue from wealth management fees, which are primarily comprised of fees earned for advising on the assets of clients, financial and tax planning fees, consulting fees, tax return preparation fees, fees for family office services, and fees for wealth management and operational support services provided to third-party wealth management firms. Client arrangements may contain a single or multiple performance obligations, each of which are separately identifiable and accounted for as the related services are provided and consumed over time. Fees are primarily based either on a contractual percentage of the client's assets, a flat fee, an hourly rate or a combination of such fees and are billed either in advance or arrears on a monthly, quarterly, or semiannual basis and such fees earned as the services are performed over time. Revenue for wealth management and operational support services provided to third-party wealth management firms is presented net since these services are performed in an agent capacity. Wealth management fees are recorded when: (i) an arrangement with a client has been

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(In thousands, except unit data)

2. SUMMARY OF ACCOUNTING POLICIES (Continued)

identified, (ii) the performance obligations have been identified, (iii) the fee or other transaction price has been determined; (iv) the fee or other transaction price has been allocated to each performance obligation; and (v) the Company has satisfied the applicable performance obligation.

        Other—Other revenue includes fees earned for recordkeeping and administration services provided to employee benefit plans as well as commissions and distribution fees. Client arrangements may contain a single or multiple performance obligations, each of which are separately identifiable and accounted for as the related services are provided and consumed over time. Recordkeeping and administration revenue, in accordance with the same five criteria above, is recognized over the period in which services are provided. Commissions and distribution fees, in accordance with the same five criteria above, are recognized when earned.

        Deferred Revenue—Fees collected in advance are deferred and recognized in revenue over the period earned with the unrecognized portion of fees collected in advance recorded as deferred revenue in the accompanying consolidated balance sheets.

        The Company disaggregates revenue based on the above two categories. The Company does not allocate revenue by the type of service provided in connection with providing holistic wealth management client services. The Company generally manages its business based on the operating results of the enterprise taken as a whole, not by geographic region. The following table disaggregates the revenues based on the location of the partner firm that generates the revenues and therefore may not be reflective of the geography in which clients are located.

	Three Months Ended March 31,
	2017	2018
Domestic revenue	$131,474	$190,625
International revenue	4,072	5,604

Total revenue	$135,546	$196,229

        Segment Reporting—Management has determined that the Company operates in one operating segment, as a wealth management focused organization, which is consistent with our structure and how we manage the business. The Company's acquired businesses have similar economic and business characteristics. The services provided are wealth management related and our businesses are subject to a similar regulatory framework. Furthermore, the Company's Chief Operating Decision Maker, which is the Company's Chief Executive Officer, monitors and reviews financial information at a consolidated level for assessing operating results and the allocation of resources.

        Income Taxes—On December 22, 2017, the Tax Cuts and Jobs Act (the "Tax Act") was enacted. Among other things, the Tax Act reduced the U.S. federal corporate income tax rate from a maximum rate of 35%, to a flat rate of 21%, effective January 1, 2018. The Company is principally structured as a limited liability company treated as a partnership for U.S. income tax purposes and therefore does not pay income taxes on its taxable income in most jurisdictions in which it operates. The Company is subject to income taxes on its taxable income in certain foreign countries, in certain state and local

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(In thousands, except unit data)

2. SUMMARY OF ACCOUNTING POLICIES (Continued)

jurisdictions that impose income taxes on partnerships, such as the New York City Unincorporated Business Tax, and on the taxable income of its U.S. corporate subsidiaries. The Company's income tax expense for the three months ended March 31, 2018 reflects the reduction in the U.S. corporate income tax rate imposed on its U.S. corporate subsidiaries.

        The Tax Act also requires companies to pay a one-time repatriation tax on previously unremitted earnings of certain non-U.S. corporate subsidiaries. All of the Company's operations outside the U.S. are conducted by entities that are either disregarded entities or partnerships for U.S. income tax purposes, and, as a result, the deemed repatriation transition tax does not apply to these entities or their earnings.

        In accordance with the guidance provided by Staff Accounting Bulletin No. 118 ("SAB No. 118"), the Company recognized an income tax benefit of $2,653 for the year ended December 31, 2017 related to the remeasurement of its U.S. corporate deferred tax assets and liabilities. The Company has completed its assessment of the impact of the Tax Act and no measurement period adjustments, as permitted under SAB No. 118, are expected.

        Recent Accounting Pronouncements—In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers", which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. In August 2015, the FASB issued ASU No. 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date." ASU No. 2015-14 defers the effective date of ASU No. 2014-09 by one year for public companies. ASU No. 2015-14 applies to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. ASU No. 2014-09 replaced most existing revenue recognition guidance in U.S. GAAP when it became effective for the Company on January 1, 2018. The standard permits the use of either the retrospective or modified retrospective transition method. Additionally, ASU No. 2014-09 requires enhanced disclosures, including revenue recognition policies to identify performance obligations to customers and significant judgments in measurement and recognition. The Company adopted ASU No. 2014-09 using the retrospective transition method. The adoption of ASU No. 2014-09 did not have a material effect on the Company's consolidated financial statements and no adjustments were required to prior periods because there were no changes to the Company's recognition of revenues or presentation of revenues in the consolidated statements of operations.

        In January 2016, the FASB issued ASU No. 2016-01, "Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities". The amendments in this update address certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU 2016-01 was effective for the Company beginning January 1, 2018. The adoption of ASU No. 2016-01 did not have a material effect on the Company's consolidated financial statements.

        In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)" ASU No. 2016-02 requires lessees to put most leases on their balance sheets but recognize the expenses on their income statements in a manner similar to current practice. ASU 2016-02 states that a lessee would recognize a

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(In thousands, except unit data)

2. SUMMARY OF ACCOUNTING POLICIES (Continued)

lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. ASU No. 2016-02 is effective for the Company for interim and annual periods beginning January 1, 2019 and early adoption is permitted. We expect that most of the Company's operating lease commitments will be subject to ASU No. 2016-02 and recognized as operating lease liabilities and right of use assets upon adoption, resulting in a significant increase in assets and liabilities on the consolidated balance sheet. We are continuing our assessment of ASU No. 2016-02, which may identify additional impacts that ASU No. 2016-02 will have on the Company's consolidated financial statements and disclosures.

        In March 2016, the FASB issued ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting, which amends ASC Topic 718, Stock Compensation". The objective of this amendment is part of the FASB's Simplification Initiative as it applies to several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU No. 2016-09 was effective for the Company on January 1, 2017. The adoption of ASU No. 2016-09 did not have a material effect on the Company's consolidated financial statements.

        In January 2017, the FASB issued ASU 2017-01, "Business Combinations (Topic 805) Clarifying the Definition of a Business", which amends the guidance of FASB Accounting Standards Codification Topic 805, "Business Combinations", adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. ASU No. 2017-01 was effective for the Company prospectively on January 1, 2018. The adoption of ASU No. 2017-01 did not have a material effect on the Company's consolidated financial statements.

        In January 2017, the FASB issued ASU No. 2017-04, "Simplifying the Test for Goodwill Impairment", which removes the second step of the goodwill impairment test that requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit's carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. ASU No. 2017-04 is effective for interim and annual reporting periods beginning after December 15, 2019 and will be applied prospectively, early adoption is permitted. ASU No. 2017-04 is not expected to have a material effect on the Company's consolidated financial statements.

        Subsequent Events—The Company has conducted a review for and evaluated subsequent events from April 1, 2018 through May 24, 2018, the date the consolidated financial statements were available to be issued.

3. ACQUISITIONS

Business Acquisitions

        Business acquisitions are accounted for in accordance with Accounting Standards Codification ("ASC") Topic 805: Business Combinations.

        The Company has incorporated contingent consideration, or earn out provisions, into the structure of its acquisitions. The Company recognizes the fair value of estimated contingent consideration at the

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(In thousands, except unit data)

3. ACQUISITIONS (Continued)

acquisition date as part of the consideration transferred in the exchange. The contingent consideration is remeasured to fair value at each reporting date until the contingency is resolved.

        The purchase price associated with business acquisitions and the allocation thereof during the three months ended March 31, 2018 is as follows:

Number of business acquisitions closed	6
Consideration:
Cash due at closing and option premium	$24,867
Fair market value of common units issued	6,302
Fair market value of estimated contingent consideration	8,928

Total consideration	$40,097

Allocation of purchase price:
Total tangible assets	$228
Total liabilities assumed	(35)
Customer relationships	26,080
Management contracts	1,790
Goodwill	11,891
Other intangibles	143

Total allocated consideration	$40,097

        Management believes approximately $26,327 of tax goodwill and intangibles related to business acquisitions completed during the three months ended March 31, 2018 will be deductible for tax purposes. Additional tax goodwill may be deductible when estimated contingent consideration is earned and paid.

        The accompanying unaudited condensed consolidated statement of operations for the three months ended March 31, 2018 includes revenue and income from operations for the business acquisitions that are new subsidiary partner firms from the date they were acquired of $2,490 and $356, respectively.

Asset Acquisitions

        The Company also separately purchased customer relationships and other intangible assets. These purchases are accounted for as asset acquisitions as they do not qualify as business acquisitions pursuant to ASC Topic 805, Business Combinations. Total purchase consideration for asset acquisitions during the three months ended March 31, 2018 was $903 in cash plus contingent consideration as additional purchase consideration when the outcome is determinable.

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(In thousands, except unit data)

3. ACQUISITIONS (Continued)

        The weighted-average useful lives of intangible assets acquired during the three months ended March 31, 2018 through business acquisitions and asset acquisitions are as follows:

Number of Years
Management contracts	20
Customer relationships	8
Other intangibles	5
Weighted-average useful life of all intangibles acquired	9

        From April 1, 2018, to May 24, 2018, the Company completed wealth management business acquisitions for cash and option premium and restricted common unit consideration of $216,314, plus contingent consideration.

4. GOODWILL AND OTHER INTANGIBLE ASSETS

        The following table summarizes the change in the goodwill balances for the year ended December 31, 2017 and the three months ended March 31, 2018:

	December 31, 2017	March 31, 2018
Balance beginning of period:
Goodwill	$339,129	$538,113
Cumulative impairment losses	(22,624)	(22,624)

	316,505	515,489

Goodwill acquired	198,546	11,891
Other	438	(179)

	198,984	11,712

Balance end of period:
Goodwill	538,113	549,825
Cumulative impairment losses	(22,624)	(22,624)

	$515,489	$527,201

        The following table summarizes the amortizing acquired intangible assets at December 31, 2017:

	Gross Carry Amount	Accumulated Amortization	Net Book Value
Customer relationships	$713,966	$(270,629)	$443,337
Management contracts	103,316	(25,976)	77,340
Other intangibles	3,436	(1,831)	1,605

Total	$820,718	$(298,436)	$3522,282

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(In thousands, except unit data)

4. GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

        The following table summarizes the amortizing acquired intangible assets at March 31, 2018:

	Gross Carry Amount	Accumulated Amortization	Net Book Value
Customer relationships	$742,270	$(288,918)	$453,352
Management contracts	105,091	(27,449)	77,642
Other intangibles	3,676	(2,003)	1,673

Total	$851,037	$(318,370)	$532,667

5. FAIR VALUE MEASUREMENTS

        ASC Topic 820, Fair Value Measurements establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability, developed based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company's own assumptions about the assumptions market participants would use in pricing the asset or liability, developed based on the best information available in the circumstances.

        The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as follows:

        Level 1—Unadjusted price quotations in active markets for identical assets or liabilities.

        Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

        Level 3—Significant unobservable inputs that are not corroborated by market data.

        The implied fair value of the Company's First Lien Term Loan and Second Lien Term Loan based on Level 2 inputs at December 31, 2017 and March 31, 2018 are as follows:

	December 31, 2017		March 31, 2018
	Stated Value	Fair Value	Stated Value	Fair Value
First Lien Term Loan	$793,012	$799,952	$791,025	$795,969
Second Lien Term Loan	207,000	208,811	207,000	210,623

        For business acquisitions, the Company recognizes the fair value of estimated contingent consideration at the acquisition date as part of purchase price. This fair value measurement is based on Level 3 inputs.

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(In thousands, except unit data)

5. FAIR VALUE MEASUREMENTS (Continued)

        The following table represents changes in the fair value of estimated contingent consideration for business acquisitions for the year ended December 31, 2017 and the three months ended March 31, 2018:

Balance as of January 1, 2017	$26,188
Additions to estimated contingent consideration	37,551
Payments of contingent consideration	(9,435)
Non-cash changes in fair value of estimated contingent consideration	22,294
Other	79

Balance as of December 31, 2017	76,677
Additions to estimated contingent consideration	8,928
Payments of contingent consideration	(3,930)
Non-cash changes in fair value of estimated contingent consideration	6,371
Other	(46)

Balance at March 31, 2018	$88,000

        Estimated contingent consideration is included in other liabilities in the accompanying consolidated balance sheets.

        In determining fair value of the estimated contingent consideration, the acquired business's future performance is estimated using financial projections for the acquired businesses. These financial projections, as well as alternative scenarios of financial performance, are measured against the performance targets specified in each respective acquisition agreement. The fair value of the Company's estimated contingent consideration is established using the monte carlo simulation model.

        The significant unobservable input used in the fair value measurement of the Company's estimated contingent consideration is the forecasted growth rates over the measurement period. Significant increases or decreases in the Company's forecasted growth rates over the measurement would result in a higher or lower fair value measurement.

        Inputs used in the fair value measurement of estimated contingent consideration at December 31, 2017 and March 31, 2018 are summarized below:

Quantitative Information About Level 3 Fair Value Measurements
Fair Value at December 31, 2017	Valuation Techniques	Unobservable Input	Range
$76,677	Monte carlo simulation model	Forecasted growth rates	(0.8)% - 24.9%

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(In thousands, except unit data)

5. FAIR VALUE MEASUREMENTS (Continued)

Quantitative Information About Level 3 Fair Value Measurements
Fair Value at March 31, 2018	Valuation Techniques	Unobservable Input	Range
$88,000	Monte carlo simulation model	Forecasted growth rates	0.9% - 28.7%

6. CREDIT FACILITY

        As of December 31, 2016, the Company had a credit facility of approximately $1,067,000 consisting of term and revolving loans, inclusive of an accordion feature of $255,000 (the "Old Credit Facility"). The Old Credit Facility had a June 2020 maturity date.

        In July 2017, the Company entered into new credit facilities (collectively, the "Credit Facility"). The Credit Facility consists of a $795,000 first lien term loan (the "First Lien Term Loan"), a $250,000 first lien revolving credit facility (the "First Lien Revolver"), and a $207,000 second lien term loan (the "Second Lien Term Loan"). In connection with the Credit Facility, the Company repaid all amounts outstanding under the Old Credit Facility with the proceeds from the Credit Facility and wrote off all deferred financing costs related to the Old Credit Facility resulting in a $8,106 loss on extinguishment of borrowings in the consolidated statement of operations during the year ended December 31, 2017.

        The First Lien Term Loan has a maturity date of July 2024 and requires quarterly installment repayments of $1,988. The First Lien Term Loan was issued at a discount of 0.125% or $994 that the Company is amortizing to interest expense over the term of the First Lien Term Loan. The First Lien Revolver has a maturity date of July 2022 and has no required quarterly installment repayments. Up to $30,000 of the First Lien Revolver is available for the issuance of letters of credit, subject to certain limitations. The First Lien Term Loan (up to January 2018 as noted below) and First Lien Revolver bear interest (at the Company's option) at: (i) the London InterBank Offered Rate ("LIBOR") plus a margin of 3.25% with the First Lien Revolver having step downs to 3.00% and 2.75% based on achievement of a specified First Lien Leverage Ratio (as defined below) or, (ii) the lender's Base Rate (as defined in the Credit Facility) plus a margin of 2.25% with the First Lien Revolver having step downs to 2.00% and 1.75% based on achievement of a specified First Lien Leverage Ratio. The First Lien Leverage Ratio means the ratio of total amounts outstanding under the First Lien Term Loan and First Lien Revolver plus other outstanding debt obligations secured on a pari passu basis with the liens securing the First Lien Term Loan and First Lien Revolver (excluding letters of credit other than unpaid drawings thereunder) minus unrestricted cash and cash equivalents, to Consolidated EBITDA (as defined in the Credit Facility). The Credit Facility also includes an unused commitment fee of 0.50% of the outstanding commitments under the First Lien Revolver, with a stepdown to 0.375% based on achievement of a specified First Lien Leverage Ratio. As of December 31, 2017 and March 31, 2018, the available unused commitment line was $247,768 and $247,473, respectively.

        In January 2018, the Company amended its First Lien Term Loan to reduce its interest rate to LIBOR plus a margin of 2.75% or the lender's base rate plus a margin of 1.75%. The First Lien Term Loan requires a prepayment penalty of 1.00% of the then outstanding principal amount of the First Lien Term Loan if repaid prior to July 2018. As a result of the amendment, the Company recognized in

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(In thousands, except unit data)

6. CREDIT FACILITY (Continued)

January 2018 a loss on extinguishment of borrowings of $14,011, representing the write-off of $13,094 and $917 in deferred financing costs and unamortized discount related to the First Lien Term Loan, respectively. In connection with the amendment, the Company incurred new deferred financing costs of $634.

        In April 2018, the Company expanded its First Lien Term Loan by $200,000. In connection with the $200,000 incremental First Lien Term Loan the Company incurred approximately $1,300 in debt financing costs. In addition, the quarterly installment repayments increased to $2,490 beginning in June 2018.

        The Second Lien Term Loan has a maturity date of July 2025 and bears interest (at the Company's option) at: (i) LIBOR plus a margin of 7.50% or (ii) the lender's Base Rate (as defined in the Credit Facility) plus a margin of 6.50%. The Second Lien Term Loan has no required installment repayments due prior to the maturity date. The Second Lien Term Loan was issued at a discount of 1.00% or $2,070 that the Company is amortizing to interest expense over the term of the Second Lien Term Loan. The Second Lien Term Loan requires a prepayment penalty of 2.00% of the then outstanding principal amount of the Second Lien Term Loan if prepaid prior to July 2018 and 1.00% of the then outstanding principal amount of the Second Lien Term Loan if prepaid prior to July 2019.

        The Company's obligations under the Credit Facility are collateralized by the majority of the Company's assets. The Credit Facility contains various customary covenants, including, but not limited to: (i) incurring additional indebtedness or guarantees, (ii) creating liens or other encumbrances on property or granting negative pledges, (iii) entering into a merger or similar transaction, (iv) selling or transferring certain property and (v) declaring dividends or making other restricted payments.

        The Credit Facility requires the Company to maintain, as of the last day of each fiscal quarter, a Total Secured Leverage Ratio (as defined below) of not more than 8.85:1.00 for each quarterly measurement period through March 31, 2019 and 8.60:1.00 thereafter. At March 31, 2018, the Company's Total Secured Leverage Ratio was 5.42:1.00, which satisfied the maximum ratio of 8.85:1.00. Total Secured Leverage Ratio means the ratio of amounts outstanding under the First Lien Term Loan, First Lien Revolver and Second Lien Term Loan plus other outstanding debt obligations secured by a lien on the assets of the Company (excluding letters of credit other than unpaid drawings thereunder) minus unrestricted cash and cash equivalents to Consolidated EBITDA.

        The Company is also subject to contingent principal payments based on excess cash flow (as defined in the Credit Facility) commencing with and including the fiscal year ending December 31, 2018.

        In connection with the Credit Facility, the Company incurred debt financing costs. The Company defers and amortizes its debt financing costs over the respective terms of the First Lien Term Loan, First Lien Revolver and Second Lien Term Loan. The debt financing costs related to the First Lien Term Loan and Second Lien Term Loan are recorded as reduction of the carrying amounts of the First Lien Term Loan and Second Lien Term Loan in the consolidated balance sheet as of December 31, 2017 and March 31, 2018. The debt financing costs related to the First Lien Revolver are recorded in

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(In thousands, except unit data)

6. CREDIT FACILITY (Continued)

debt financing costs-net in the consolidated balance sheet as of December 31, 2017 and March 31, 2018.

        The following is a reconciliation of principal amounts outstanding under the Credit Facility to borrowings under credit facilities recorded in the consolidated balance sheet at December 31, 2017 and March 31, 2018:

	December 31, 2017	March 31, 2018
First Lien Term Loan	$793,012	$791,025
Second Lien Term Loan	207,000	207,000
Unamortized debt financing costs	(16,646)	(3,963)
Unamortized discount	(2,864)	(1,877)

Total	$980,502	$992,185

        In connection with the First Lien Revolver closing in July 2017, the Company incurred $14,735 in deferred financing costs. At December 31, 2017 and March 31, 2018, unamortized debt financing costs associated with the First Lien Revolver of $13,278 and $12,541, respectively, were recorded in debt financing costs-net in the consolidated balance sheets. There were no First Lien Revolver amounts outstanding at December 31, 2017 and March 31, 2018.

        Weighted-average interest rates for outstanding borrowings was approximately 5% for the year ended December 31, 2017 and 6% for the three months ended March 31, 2018.

        As of December 31, 2017 and March 31, 2018, the Company was contingently obligated for letters of credit in the amount of $2,232 and $2,527, respectively, each bearing interest at an annual rate of approximately 3%.

7. MEZZANINE EQUITY/MEMBERS' DEFICIT

Incentive Units

        The following table provides information relating to the status of, and changes in, incentive units granted during the three months ended March 31, 2018:

	Incentive Units	Weighted Average Hurdle Price
Outstanding—January 1, 2018	15,229,039	$15.53
Granted	751,411	24.19
Forfeited	(31,000)	20.03

Outstanding—March 31, 2018	15,949,450	15.93

Vested—March 31, 2018	8,355,641	11.25

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(In thousands, except unit data)

8. COMMITMENTS AND CONTINGENCIES

        Credit Risk—The Company's broker-dealer subsidiaries clear all transactions through clearing brokers on a fully disclosed basis. Pursuant to the terms of the agreements between the Company's broker-dealer subsidiaries and their clearing brokers, the clearing brokers have the right to charge the Company's broker-dealer subsidiaries for losses that result from a counterparty's failure to fulfill its contractual obligations. This right applies to all trades executed through its clearing brokers, and therefore, the Company believes there is no maximum amount assignable to the right of the clearing brokers. Accordingly, at December 31, 2017 and March 31, 2018, the Company had recorded no liabilities in connection with this right.

        In addition, the Company has the right to pursue collection or performance from the counterparties who do not perform under their contractual obligations. The Company monitors the credit standing of the clearing brokers and counterparties with which they conduct business.

        The Company is exposed to credit risk for accounts receivable from clients. Such credit risk is limited to the amount of accounts receivable. The Company is also exposed to credit risk for changes in the benchmark interest rate (LIBOR or base rate) in connection with its Credit Facility.

        The Company maintains its cash in bank depository accounts, which, at times, may exceed federally insured limits. The Company selects depository institutions based, in part, upon management's review of the financial stability of the institution. At December 31, 2017 and March 31, 2018, a significant portion of cash and cash equivalents were held at a single institution.

        Contingent Consideration Arrangements—Contingent consideration is payable in the form of cash and/or Company common units. Since the contingent consideration to be paid is based on the growth of forecasted financial performance levels over a number of years, the Company cannot calculate the maximum contingent consideration that may be payable under these arrangements.

        Legal and Regulatory Matters—In the ordinary course of business, the Company is involved in lawsuits and other claims. The Company has insurance to cover certain losses that arise in such matters; however, this insurance may not be sufficient to cover these losses. Management, after consultation with legal counsel, currently does not anticipate that the aggregate liability, if any, arising out of any existing legal matters will have a material effect on the Company's consolidated financial position, results of operations or cash flows.

        From time to time, the Company's subsidiaries receive requests for information from governmental authorities regarding business activities. The Company has cooperated and will continue to cooperate fully with all governmental agencies. The Company continues to believe that the resolution of any governmental inquiry will not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        Indemnifications—In the ordinary course of business, the Company enters into contracts pursuant to which it may agree to indemnify third parties in certain circumstances. The terms of these indemnities vary from contract to contract and the amount of indemnification liability, if any, cannot be determined.

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(In thousands, except unit data)

8. COMMITMENTS AND CONTINGENCIES (Continued)

        Management believes that the likelihood of any liability arising under these indemnification provisions is remote. Management cannot estimate any potential maximum exposure due to both the remoteness of any potential claims and the fact that items that would be included within any such calculated claim would be beyond the control of the Company. Consequently, no liability has been recorded on the consolidated balance sheets.

        Succession Program—The Company has a succession program to provide wealth management firms a succession planning solution for their businesses. Pursuant to the program, the wealth management firm enters into an agreement with one of the Company's subsidiaries that provides the firm the ability (subject to certain terms and conditions) to sell substantially all of its assets to the Company's subsidiary at a future date for an acquisition price based on a predetermined formula.

9. CASH FLOW INFORMATION

	Three Months Ended March 31,
	2017	2018
Supplemental disclosures of cash flow information—cash paid for:
Interest	$6,653	$14,432

Income taxes	$996	$839

Supplemental non-cash cash flow information:
Fair market value of estimated contingent consideration in connection with acquisitions	$6,524	$8,928

Fair market value of restricted common units in connection with acquisitions and contingent consideration	$13,658	$6,584

Accretion of senior preferred units return	$8,438	$—

Accretion of senior preferred units to estimated redemption value	$3,073	$—

Accretion of junior preferred units return	$331	$—

Accretion of junior preferred units to estimated redemption value	$4,089	$—

Net assets acquired in connection with business acquisitions	$659	$193

10. RELATED PARTIES

        The Company reimburses the Company's Chief Executive Officer for certain costs and third-party payments associated with the use of his personal aircraft for Company-related business travel. The Company also pays pilot fees for such business travel flights. During the three months ended March 31,

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(In thousands, except unit data)

10. RELATED PARTIES (Continued)

2017 and 2018, the Company recognized expenses of $157 and $523, respectively, related to these reimbursements.

        Affiliates of certain of our Convertible Preferred Unit holders are lenders under the Company's Credit Facility.

11. OTHER

        During the three months ended March 31, 2018, the Company recognized a gain on sale of investment of $5,509 related to an investment in a financial service company previously carried at cost. The gain on sale of investment is presented in other income (expense) in the Company's condensed consolidated statement of operations for the three months ended March 31, 2018.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Focus Financial Partners, LLC:

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of Focus Financial Partners, LLC and its subsidiaries (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income (loss), cash flows and members' deficit, for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

New York, New York
April 20, 2018

We have served as the Company's auditor since 2008.

FOCUS FINANCIAL PARTNERS, LLC

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2016 AND DECEMBER 31, 2017

(In thousands)

	2016	2017
ASSETS
Cash and cash equivalents	$16,508	$51,455
Accounts receivable less allowances of $404 at 2016 and $505 at 2017	43,128	73,513
Prepaid expenses and other assets	42,936	37,423
Fixed assets—net	15,253	21,397
Debt financing costs—net	9,502	13,278
Goodwill	316,505	515,489
Other intangible assets—net	309,109	522,282

TOTAL ASSETS	$752,941	$1,234,837

LIABILITIES, MEZZANINE EQUITY, AND MEMBERS' DEFICIT:
LIABILITIES:
Accounts payable	$6,941	$5,752
Accrued expenses	26,301	23,626
Due to affiliates	24,230	33,698
Deferred revenue	4,351	6,094
Other liabilities	43,516	99,077
Borrowings under credit facilities (stated value of $457,000 and $1,000,012 at December 31, 2016 and 2017)	457,000	980,502

TOTAL LIABILITIES	562,339	1,148,749

MEZZANINE EQUITY:
Redeemable common and incentive units	—	166,249
Convertible preferred units	—	698,500
Redeemable senior preferred units	305,157	—
Redeemable junior preferred units	147,328	—

TOTAL MEZZANINE EQUITY	452,485	864,749

COMMITMENTS AND CONTINGENCIES (Note 10)
MEMBERS' DEFICIT	(261,883)	(778,661)

TOTAL LIABILITIES, MEZZANINE EQUITY, AND MEMBERS' DEFICIT	$752,941	$1,234,837

See notes to consolidated financial statements

FOCUS FINANCIAL PARTNERS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands)

	2015	2016	2017
REVENUES:
Wealth management fees	$336,475	$438,794	$617,124
Other	45,872	46,650	45,763

Total revenues	382,347	485,444	662,887

OPERATING EXPENSES:
Compensation and related expenses	151,641	178,193	265,555
Management fees	89,729	114,846	163,617
Selling, general and administrative	79,072	98,643	134,615
Intangible amortization	35,421	50,942	64,367
Non-cash changes in fair value of estimated contingent consideration	(160)	(1,143)	22,294
Depreciation and other amortization	5,327	5,680	6,686

Total operating expenses	361,030	447,161	657,134

INCOME FROM OPERATIONS	21,317	38,283	5,753
OTHER INCOME (EXPENSE):
Interest income	90	88	222
Interest expense	(9,977)	(21,327)	(41,861)
Amortization of debt financing costs	(1,770)	(2,482)	(4,084)
Loss on extinguishment of borrowings	—	—	(8,106)
Other (expense) income—net	310	1,385	(3,191)
Income from equity method investments	—	756	1,407

Total other expense—net	(11,347)	(21,580)	(55,613)

INCOME (LOSS) BEFORE INCOME TAX	9,970	16,703	(49,860)
INCOME TAX EXPENSE (BENEFIT)	649	981	(1,501)

NET INCOME (LOSS)	$9,321	$15,722	$(48,359)

See notes to consolidated financial statements

FOCUS FINANCIAL PARTNERS, LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands)

	2015	2016	2017
Net income (loss)	$9,321	$15,722	$(48,359)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(1,506)	(1,171)	2,470

Comprehensive income (loss)	$7,815	$14,551	$(45,889)

See notes to consolidated financial statements

FOCUS FINANCIAL PARTNERS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands)

	2015	2016	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$9,321	$15,722	$(48,359)
Adjustments to reconcile net income (loss) to net cash provided by operating activities—net of effect of acquisitions:
Intangible amortization	35,421	50,942	64,367
Depreciation and other amortization	5,327	5,680	6,686
Amortization of debt financing costs	1,770	2,482	4,084
Non-cash equity compensation expense	13,537	8,520	34,879
Non-cash changes in fair value of estimated contingent consideration	(160)	(1,143)	22,294
Income from equity method investments	—	(756)	(1,407)
Distributions received from equity method investments	—	469	984
Other non-cash items	273	359	(3,960)
Loss on extinguishment of borrowings	—	—	8,106
Changes in cash resulting from changes in operating assets and liabilities:
Accounts receivable	(10,799)	(5,472)	(30,209)
Prepaid expenses and other assets	(6,525)	(6,644)	9,889
Accounts payable	709	2,741	(1,210)
Accrued expenses	5,820	1,635	(4,671)
Due to affiliates	8,597	5,837	9,700
Other liabilities	(2,033)	(4,392)	(3,686)
Deferred revenue	(132)	1,170	1,603

Net cash provided by operating activities	61,126	77,150	69,090

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions and contingent consideration—net of cash acquired	(105,422)	(171,202)	(365,698)
Purchase of fixed assets	(6,448)	(3,408)	(10,518)
Equity method investment and other	(3,066)	(12,854)	(500)
Other	—	665	—

Net cash used in investing activities	(114,936)	(186,799)	(376,716)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	227,250	231,169	1,181,936
Repayments of borrowings under credit facilities	(87,750)	(107,169)	(641,987)
Proceeds from issuance of convertible preferred units, net	—	—	643,272
Payments for treasury units	(1,968)	(42)	—
Payments in connection with unit redemption, net	(59,180)	—	(795,894)
Payments of preferred dividends	(75)	—	(3,063)
Contingent consideration paid	(5,917)	(3,034)	(6,224)
Payments of debt financing costs	(5,538)	(1,928)	(32,612)
Payments on capital lease obligations	(272)	(253)	(271)
Distributions for unitholders	(6,264)	(7,879)	(2,754)

Net cash provided by financing activities	60,286	110,864	342,403

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(63)	(206)	170

CHANGE IN CASH AND CASH EQUIVALENTS	6,413	1,009	34,947

CASH AND CASH EQUIVALENTS:
Beginning of year	9,086	15,499	16,508

End of year	$15,499	$16,508	$51,455

See Note 13 for supplemental cash flow disclosure

See notes to consolidated financial statements

FOCUS FINANCIAL PARTNERS, LLC

CONSOLIDATED STATEMENTS OF MEMBERS' DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands)

	Common Units	Accumulated Deficit	Accumulated Other Comprehensive Loss	Deemed Capital Contribution	Total Members' Deficit
MEMBERS' DEFICIT—January 1, 2015	$98,248	$(312,423)	$(8,062)	$—	$(222,237)
Net income	—	9,321	—	—	9,321
Issuance of restricted common units in connection with acquisitions and contingent consideration	29,468	—	—	—	29,468
Redemption of units	(17,725)	(39,388)	—	—	(57,113)
Accretion of senior preferred units return	—	(7,588)	—	(3,862)	(11,450)
Accretion of senior preferred units to estimated redemption value	—	(10,994)	—	(6,327)	(17,321)
Accretion of junior preferred units return	—	(818)	—	(416)	(1,234)
Accretion of junior preferred units to estimated redemption value	—	(4,978)	—	(2,932)	(7,910)
Non-cash equity compensation expense—net of related forfeitures, related to restricted common and incentive units	—	—	—	13,537	13,537
Treasury units	(575)	(1,393)	—	—	(1,968)
Currency translation adjustment—net of tax	—	—	(1,506)	—	(1,506)
Distributions for unitholders	—	(5,135)	—	—	(5,135)

MEMBERS' DEFICIT—December 31, 2015	$109,416	$(373,396)	$(9,568)	$—	$(273,548)

Net income	—	15,722	—	—	15,722
Issuance of restricted common units in connection with acquisitions and contingent consideration	44,966	—	—	—	44,966
Accretion of senior preferred units return	—	(9,824)	—	(2,198)	(12,022)
Accretion of senior preferred units to estimated redemption value	—	(18,889)	—	(4,147)	(23,036)
Accretion of junior preferred units return	—	(1,056)	—	(237)	(1,293)
Accretion of junior preferred units to estimated redemption value	—	(8,849)	—	(1,938)	(10,787)
Non-cash equity compensation expense—net of related forfeitures, related to restricted common and incentive units	—	—	—	8,520	8,520
Treasury units	—	(42)	—	—	(42)
Currency translation adjustment—net of tax	—	—	(1,171)	—	(1,171)
Distributions for unitholders	—	(9,192)	—	—	(9,192)

MEMBERS' DEFICIT—December 31, 2016	$154,382	$(405,526)	$(10,739)	$—	$(261,883)

Net loss	—	(48,359)	—	—	(48,359)
Issuance of restricted common units in connection with acquisitions and contingent consideration	27,125	—	—	—	27,125
Accretion of senior preferred units return	—	(5,461)	—	(788)	(6,249)
Accretion of senior preferred units to estimated redemption value	—	(15,256)	—	(2,207)	(17,463)
Accretion of junior preferred units return	—	(587)	—	(85)	(672)
Accretion of junior preferred units to estimated redemption value	—	(7,384)	—	(1,068)	(8,452)
Issuance of convertible preferred units, redemption, retirement and recapitalization of units, net	(177,160)	(320,739)	—	—	(497,899)
Non-cash equity compensation expense—net of related forfeitures, related to restricted common and incentive units	—	—	—	34,879	34,879
Currency translation adjustment—net of tax	—	—	2,470	—	2,470
Distributions for unitholders	—	(2,158)	—	—	(2,158)

MEMBERS' DEFICIT—December 31, 2017	$4,347	$(805,470)	$(8,269)	$30,731	$(778,661)

See notes to consolidated financial statements

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

1. GENERAL

        Organization and Business—Focus Financial Partners, LLC (the "Company") is a Delaware limited liability company that was formed in November 2004. The Company's subsidiaries commenced revenue-generating and acquisition activities in January 2006. The Company's activities are governed by its third amended and restated operating agreement (the "Operating Agreement").

        The Company is in the business of acquiring and overseeing independent fiduciary wealth management and related businesses. The Company typically acquires 100% of the net assets of the wealth management businesses on terms that are generally consistent for each acquisition. To determine the acquisition price, the Company first estimates the operating cash flow of the business to be acquired based on current and projected levels of revenue and expense. For this purpose, the Company defines operating cash flow as cash revenue of the business, less cash expenses, other than compensation and benefits to the selling entrepreneurs or individuals who typically become principals of the management entities discussed below. The Company refers to the estimated operating cash flow earnings before partner compensation as target earnings ("Target Earnings"). The acquisition price is a multiple of a portion of the Target Earnings, referred to as base earnings ("Base Earnings").

        At the date of each of the respective acquisitions, the Company typically enters into a management agreement ("Management Agreement") with a management company ("Management Company") that is owned substantially by the selling principals of the acquired businesses. The Management Company earns management fees to manage the daily operations of the acquired business. The terms of the Management Agreements are generally six years with automatic renewals for consecutive one-year terms, unless terminated by either the Management Company or the Company. Under the Management Agreement, the Management Company is entitled to management fees typically consisting of all future earnings of the acquired business in excess of the Base Earnings up to Target Earnings, plus a percentage of any earnings in excess of Target Earnings. The Company, through its respective operating subsidiary, retains a cumulative preferred position in the Base Earnings. To the extent earnings of an acquired business in any year are less than the Base Earnings, in the following year the Company, through its respective operating subsidiary, is entitled to receive the Base Earnings together with the prior years' shortfall before any management fees are earned by the Management Company. Since each Management Company is neither acquired nor consolidated, management fees are included in the Company's consolidated statements of operations as operating expenses. Estimated management fees due are included in due to affiliates in the accompanying consolidated balance sheets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

        Use of Estimates—The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition—

        Wealth Management Fees—The Company, solely through its subsidiaries, recognizes revenue from wealth management fees, which are primarily comprised of fees earned for advising on the assets of clients, financial and tax planning fees, consulting fees, tax return preparation fees, fees for family office services, and fees for wealth management and operational support services provided to third-party wealth management firms. Fees are primarily based either on a contractual percentage of the client's assets, a flat fee, an hourly rate or a combination of such fees and are billed either in advance or arrears on a monthly, quarterly, or semiannual basis. Revenue for wealth management and operational support services provided to third-party wealth management firms is presented net since these services are performed in an agent capacity.

        Other—Other revenue includes fees earned for recordkeeping and administration services provided to employee benefit plans as well as commissions and distribution fees. Recordkeeping and administration revenue is recognized over the period in which services are provided. Commissions and distribution fees are recognized when earned.

        Deferred Revenue—Fees collected in advance are deferred and recognized in revenue over the period earned with the unrecognized portion of fees collected in advance recorded as deferred revenue in the accompanying consolidated balance sheets.

        Cash and Cash Equivalents—The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

        Accounts Receivable—Accounts receivable are stated at their net realizable value. Allowances for uncollectible accounts are maintained for estimated losses resulting from the inability of customers to make required payments. In determining these estimates, historical write-offs, the aging of the receivables and other factors, such as overall economic conditions, are considered.

        Fixed Assets—Fixed assets are recorded at cost and are depreciated using the straight-line method over their estimated useful lives. The estimated useful lives for fixed assets, primarily consisting of computers, equipment, and furniture and fixtures, are generally between three to seven years. Leasehold improvements are amortized over the shorter of their estimated economic useful lives or the terms of the leases. The costs of improvements that extend the life of a fixed asset are capitalized, while the costs of repairs and maintenance are expensed as incurred.

        The Company capitalizes costs related to computer software obtained or developed for internal use. Costs incurred in the application development phase are capitalized and amortized over their useful lives, which are generally three to five years.

        Debt Financing Costs—Direct costs incurred with obtaining debt financing are capitalized or recorded as a reduction of the underlying debt. The costs are amortized over the respective term of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

underlying debt and are included in amortization of debt financing costs in the accompanying consolidated statements of operations.

        Business Acquisitions—Business acquisitions are accounted for in accordance with Accounting Standards Codification ("ASC") Topic 805: Business Combinations. Business acquisitions are accounted for by allocating the purchase price consideration to the fair value of assets acquired and liabilities assumed. Goodwill is recognized as the excess of the purchase price consideration over the fair value of net assets of the business acquired. All transaction costs are expensed as incurred.

        The Company has incorporated contingent consideration, or earn out provisions, into the structure of its business acquisitions. These arrangements may result in the payment of additional purchase price consideration to the sellers based on the growth of certain financial thresholds for periods following the closing of the respective acquisition. The additional purchase price consideration is payable in the form of cash and/or the Company's common units.

        The Company recognizes the fair value of estimated contingent consideration at the acquisition date as part of the consideration transferred in exchange for the acquired business. The contingent consideration is remeasured to fair value at each reporting date until the contingency is resolved. Any changes in fair value are recognized each reporting period in noncash changes in fair value of estimated contingent consideration in the accompanying consolidated statements of operations.

        The results of the acquired businesses have been included in the Company's consolidated financial statements from the respective dates of acquisition.

        Equity Method Investments—The Company applies the equity method of accounting to investments where the Company has the ability to exercise significant influence over operating and financial matters. The Company's equity method investments are recorded in prepaid expenses and other assets in the consolidated balance sheets.

        Goodwill, Intangible Assets and Other Long-Lived Assets—Goodwill is deemed to have an indefinite useful life and is not amortized. Intangible assets are amortized over their respective estimated useful lives. The Company has no indefinite-lived intangible assets.

        Goodwill is tested annually for impairment as of October 1, or more frequently if events and circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. A two-step impairment test is performed on goodwill. In the first step, the Company compares the fair value of each reporting unit to the carrying value of the net assets of the reporting unit. The fair value of the reporting unit is determined using a discounted cash flow approach. Under this approach, management uses certain assumptions including, but not limited to, a risk-adjusted rate that is estimated to be commensurate with the risk associated with the underlying cash flows, cash flow trends from prior periods, current-period cash flow, and management's expectation of future cash flows. Expectations of future cash flows are based on projections or forecasts derived from the Company's understanding of the relevant business prospects, economic or market trends, and regulatory or legislative changes which may occur. If the fair value of the reporting unit exceeds the carrying value of the net assets of the reporting unit in the first step, no further testing is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

performed. If the carrying value exceeds the fair value of the reporting unit in the first step, then the Company performs the second step of the impairment test to determine the implied fair value of goodwill and compares the implied fair value of goodwill to the carrying value of goodwill to determine the extent of the impairment, if any.

        In March 2018, the Company modified the manner in which it assesses goodwill for impairment. The Company has determined for the purpose of its annual goodwill impairment test that its reporting units should be aggregated into one reporting unit. The Company's determination was based on; the Company's reporting units having similar economic and business characteristics, and the services performed by the reporting units are wealth management related and that the reporting units are subject to a similar regulatory framework. The Company believes that the resulting change in accounting principle related to the reporting unit utilized in the annual goodwill impairment test will not delay, accelerate or avoid an impairment charge. The Company determined that the change in accounting principle related to the reporting unit used in the Company's annual impairment test is appropriate based on the nature of the Company's business. The change would not have had an impact on the results of the Company's impairment test for 2017.

        Intangible assets and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the asset might be impaired or that the estimated useful life should be changed prospectively. If impairment indicators are present, the recoverability of these assets is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset, which is determined using a discounted cash flow approach.

        Fair Value of Financial Instruments—The carrying amounts of substantially all of the Company's financial assets and liabilities are considered to approximate their fair values because of their short-term nature. The carrying amount of borrowings under credit facility approximates fair value, as the debt bears interest at selected short-term variable market rates. The Company measures the implied fair value of its First Lien Term Loan and Second Lien Term Loan using trading levels obtained from a third-party service provider, accordingly, these borrowings are classified within Level 2 of the valuation hierarchy. See Note 6 for further information regarding the Company's fair value measurements.

        Income Taxes—The Company is treated as a partnership for federal income tax purposes, accordingly, in lieu of taxes assessed at the entity level, unitholders report to the taxing authorities their share of the Company's income, deductions, losses and credits. The Company makes tax distribution payments in accordance with the Operating Agreement. Certain of the Company's subsidiaries are subject to federal, state, local, or foreign corporate income taxes. The Company files income tax returns in the U.S. federal jurisdiction as well as various state and local jurisdictions and certain of the Company's subsidiaries file income tax returns in foreign jurisdictions.

        The Company applies the asset and liability method for deferred income taxes. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. Valuation allowances, if any, are recorded to reduce the deferred tax assets to an amount that is more likely than not to be realized. Deferred tax assets and deferred tax liabilities are recorded in prepaid expenses and other assets, and other liabilities, respectively, in the consolidated balance sheets.

        The Company reviews and evaluates tax positions in its major tax jurisdictions and determines whether or not there are uncertain tax positions that require financial statement recognition. Based on this review, the Company had recorded no reserves for uncertain tax positions at December 31, 2016 and 2017.

        Translation of Non-U.S. Currency Amounts—Assets and liabilities of non-U.S. subsidiaries and equity method investments that have a foreign currency as their functional currency are re-measured to U.S. dollars at year-end exchange rates and revenues and expenses are re-measured at average rates of exchange prevailing during the year. The resulting translation adjustments are recorded in accumulated other comprehensive loss. Gains or losses resulting from foreign currency transactions are included in other (expense) income—net in the consolidated statements of operations.

        Consolidation Considerations—ASC Topic 810, Consolidations, requires an entity to perform a qualitative analysis to determine whether its variable interests give it a controlling financial interest in a variable interest entity ("VIE"). Under the standard, an enterprise has a controlling financial interest when it has (a) the power to direct the activities of a VIE that most significantly impact the entity's economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. An enterprise that holds a controlling financial interest is deemed to be the primary beneficiary and is required to consolidate the VIE.

        Certain of the Company's subsidiaries have Management Agreements with the respective Management Company, which causes these Company subsidiaries to be VIEs. The Company has assessed whether or not it is the primary beneficiary for these subsidiaries and has concluded that it is the primary beneficiary. Accordingly, the results of these subsidiaries have been consolidated.

        Certain of the Company's subsidiaries have variable interests in certain investment funds that are deemed voting interest entities. Due to substantive kick-out rights possessed by the limited partners of these funds, the Company does not consolidate the investment funds.

        From time to time, the Company enters into option agreements with wealth management businesses (the "Optionee"). In exchange for payment of an option premium, the option agreement allows the Company, at its sole discretion, to acquire the Optionee at a predetermined time and at a predetermined purchase price formula. If the Company chooses to exercise its option to acquire the Optionee, the acquisition and the corresponding Management Agreement would be executed in accordance with the Company's typical acquisition structure as discussed in Note 1. If the Company chooses not to exercise the option, the option premium would be recorded as a loss on investment in the consolidated statements of operations in the period that the option expires. Option premiums paid

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

by the Company of $3,433 and $1,833 are included in prepaid expenses and other assets in the consolidated balance sheets as of December 31, 2016 and 2017, respectively. The Company has determined that the respective option agreements with the Optionees qualify the Optionees as VIEs. The Company has determined that it is not the primary beneficiary of the Optionees and does not consolidate the results of the Optionees.

        Unit-Based Compensation Costs—Compensation cost for unit-based awards is measured based on the fair value of the unit-based awards determined by the Black-Scholes option pricing model on the date that the unit-based awards are issued or modified, and is adjusted for the estimated number of awards that are expected to be forfeited. The compensation cost is recognized on a straight-line basis over the requisite service period. Noncash compensation expense, associated with employees and non-employees, including principals in the management companies, is included in compensation and related expenses in the consolidated statements of operations.

        Leases—The Company leases office space in various locations under noncancelable lease agreements. Many of these lease agreements provide for tenant improvement allowances, rent increases, and/or rent-free periods. Rent expense is recognized on a straight-line basis commencing with the possession date of the property, which is typically the earlier of the lease commencement date or the date when the Company takes possession of the property. Rent expense is included in selling, general and administrative expenses in the consolidated statements of operations.

        Other (Expense) Income—Net—Other (expense) income—net primarily consists of life insurance proceeds and insurance costs associated with the 2017 convertible preferred unit issuance discussed in Note 8.

        Segment Reporting—Management has determined that the Company operates in one operating segment, as a wealth management focused organization, which is consistent with our structure and how we manage the business. The Company's acquired businesses have similar economic and business characteristics. The services provided are wealth management related and our businesses are subject to a similar regulatory framework. Furthermore, the Company's Chief Operating Decision Maker, which is the Company's Chief Executive Officer, monitors and reviews financial information at a consolidated level for assessing operating results and the allocation of resources.

        Recent Accounting Pronouncements—In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers", which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. In August 2015, the FASB issued ASU No. 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date." ASU No. 2015-14 defers the effective date of ASU No. 2014-09 by one year for public companies. ASU 2015-14 applies to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. ASU No. 2014-09 replaced most existing revenue recognition guidance in U.S. GAAP when it became effective for the Company on January 1, 2018. The standard permits the use of either the retrospective or modified retrospective transition method. Additionally, ASU No. 2014-09 requires enhanced disclosures, including revenue recognition policies to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

identify performance obligations to customers and significant judgments in measurement and recognition. The Company adopted ASU No. 2014-09 using the retrospective transition method. The adoption of ASU No. 2014-09 did not have a material effect on the Company's consolidated financial statements because there was no changes to the Company's recognition of revenues or presentation of revenues in the consolidated statements of operations.

        In January 2016, the FASB issued ASU No. 2016-01, "Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities". The amendments in this update address certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU 2016-01 was effective for the Company beginning January 1, 2018. The adoption of ASU No. 2016-01 did not have a material effect on the Company's consolidated financial statements.

        In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)" ASU No. 2016-02 requires lessees to put most leases on their balance sheets but recognize the expenses on their income statements in a manner similar to current practice. ASU 2016-02 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. ASU No. 2016-02 is effective for the Company for interim and annual periods beginning January 1, 2019 and early adoption is permitted. We expect that most of the Company's operating lease commitments will be subject to ASU No. 2016-02 and recognized as operating lease liabilities and right of use assets upon adoption, resulting in a significant increase in assets and liabilities on the consolidated balance sheet. We are continuing our assessment of ASU No. 2016-02, which may identify additional impacts that ASU No. 2016-02 will have on the Company's consolidated financial statements and disclosures.

        In March 2016, the FASB issued ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting, which amends ASC Topic 718, Stock Compensation". The objective of this amendment is part of the FASB's Simplification Initiative as it applies to several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU No. 2016-09 was effective for the Company on January 1, 2017. The adoption of ASU No. 2016-09 did not have a material effect on the Company's consolidated financial statements.

        In August 2016, the FASB issued ASU No. 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments". ASU No. 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The Company adopted ASU No. 2016-15 on January 1, 2017. The adoption of ASU No. 2016-05 did not have a material effect on the Company's consolidated financial statements.

        In January 2017, the FASB issued ASU 2017-01, "Business Combinations (Topic 805) Clarifying the Definition of a Business", which amends the guidance of FASB Accounting Standards Codification Topic 805, "Business Combinations", adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. ASU No. 2017-01 was effective for the Company prospectively on January 1, 2018. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

adoption of ASU No. 2017-01 did not have a material effect on the Company's consolidated financial statements.

        In January 2017, the FASB issued ASU No. 2017-04, "Simplifying the Test for Goodwill Impairment", which removes the second step of the goodwill impairment test that requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit's carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. ASU No. 2017-04 is effective for interim and annual reporting periods beginning after December 15, 2019 and will be applied prospectively, early adoption is permitted. ASU No. 2017-04 is not expected to have a material effect on the Company's consolidated financial statements.

        In May 2017, the FASB issued ASU No. 2017-09, "Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting". ASU No. 2017-09 provides guidance that clarifies when changes to the terms or conditions of a share-based payment award require the application of modification accounting under ASC 718. ASU No. 2017-09 will allow for certain changes to be made to awards without accounting for them as modifications. The Company early adopted ASU No. 2017-09 during the year ended December 31, 2017. The adoption of ASU No. 2017-09 did not have a material effect on the Company's consolidated financial statements.

        Subsequent Events—The Company has conducted a review for and evaluated subsequent events from January 1, 2017 through April 20, 2018, the date the consolidated financial statements were available to be issued.

3. ACQUISITIONS

Business Acquisitions

        The purchase price associated with business acquisitions and the allocation thereof during the years ended December 31, 2015, 2016 and 2017, is summarized as follows:

	2015	2016	2017
Number of business acquisitions closed	13	12	23
Consideration:
Cash due at closing and option premium	$97,089	$163,067	$362,524
Cash due subsequent to closing at net present value	2,980	1,379	188
Fair market value of common units issued	28,527	43,788	64,728
Fair market value of estimated contingent consideration	12,462	12,620	37,551

Total consideration	$141,058	$220,854	$464,991

Allocation of purchase price:
Total tangible assets	$1,768	$3,033	$6,095
Total liabilities assumed	(922)	(517)	(12,273)
Customer relationships	68,001	119,850	244,289
Management contracts	13,920	12,917	27,890
Goodwill	58,218	85,455	198,546
Other intangibles	73	116	444

Total allocated consideration	$141,058	$220,854	$464,991

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

3. ACQUISITIONS (Continued)

        A portion of the cash due at closing for one of the Company's business acquisitions was placed in an escrow fund for the benefit of the Company in satisfaction of certain indemnifications, if any.

        Management believes approximately $315,998 of tax goodwill and intangibles related to 2017 business acquisitions will be deductible for tax purposes. Additional tax goodwill may be deductible when estimated contingent consideration is earned and paid.

        The accompanying consolidated statement of operations for the year ended December 31, 2017 includes revenue and income from operations for business acquisitions that are new subsidiary partner firms from the date they were acquired of $102,502 and $13,790, respectively.

Asset Acquisitions

        The Company also separately purchases customer relationships and other intangible assets. These purchases are accounted for as asset acquisitions as they do not qualify as business acquisitions pursuant to ASC Topic 805, Business Combinations. The Company completed eight, six and two asset acquisitions during the years ended December 31, 2015, 2016 and 2017, respectively. Total purchase consideration, inclusive of transaction costs, for asset acquisitions during the year ended December 31, 2015 was $10,763 consisting of $10,500 in cash and $263 in restricted common unit consideration. Total purchase consideration for asset acquisitions during the year ended December 31, 2016 was $7,336 consisting of $6,324 in cash and $1,012 in restricted common unit consideration. Total purchase consideration for asset acquisitions during the year ended December 31, 2017 was $0. Certain asset acquisitions include contingent consideration provisions. The Company records the contingent consideration as additional purchase consideration when the outcome of the contingency is determinable. During the years ended December 31, 2015, 2016 and 2017, the Company paid $1,250, $3,396 and $7,713, respectively, of additional purchase price consideration related to asset acquisitions.

        Intangible assets acquired in asset acquisitions for the years ended December 31, 2015, 2016 and 2017 were as follows:

	2015	2016	2017
Customer relationships	$10,225	$6,969	$—
Management contracts	66	—	—
Other intangibles	472	367	—

Total	$10,763	$7,336	$—

        The weighted-average useful life of intangibles acquired during the years ended December 31, 2015, 2016 and 2017 through business acquisitions and asset acquisitions are as follows:

(in years)	2015	2016	2017
Management contracts	20	19	19
Customer relationships	9	10	10
Other intangibles	5	5	5
Weighted-average useful life of all intangibles acquired	11	11	11

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

3. ACQUISITIONS (Continued)

        In May 2016, the Company purchased a minority equity interest in a wealth management firm in Australia for approximately $11,500 in cash that is accounted for using the equity method of accounting. The equity method investment is included in prepaid expenses and other assets on the consolidated balance sheet.

        From January 1, 2018, to April 20, 2018, the Company completed wealth management business acquisitions and acquired customer relationships and other intangible assets for cash, option premium and restricted common unit consideration of $243,182, plus contingent consideration.

4. GOODWILL AND OTHER INTANGIBLE ASSETS

        The following table summarizes the change in the goodwill balances for the years ended December 31, 2015, 2016 and 2017:

	2015	2016	2017
Balance as of January 1,:
Goodwill	$197,281	$255,062	$339,129
Cumulative impairment losses	(22,624)	(22,624)	(22,624)

	174,657	$232,438	$316,505

Goodwill acquired	58,218	85,455	198,546
Other	(437)	(1,388)	438

	57,781	84,067	198,984

Balance as of December 31,:
Goodwill	255,062	339,129	538,113
Cumulative impairment losses	(22,624)	(22,624)	(22,624)

	$232,438	$316,505	$515,489

        There were no goodwill impairment losses during the years ended December 31, 2015, 2016 and 2017.

        The following table summarizes the amortizing acquired intangible assets at December 31, 2016:

	Gross Carry Amount	Accumulated Amortization	Net Book Value
Customer relationships	$464,061	$(210,488)	$253,573
Management contracts	75,304	(21,286)	54,018
Other intangibles	2,807	(1,289)	1,518

Total	$542,172	$(233,063)	$309,109

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

4. GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

        The following table summarizes the amortizing acquired intangible assets at December 31, 2017:

	Gross Carry Amount	Accumulated Amortization	Net Book Value
Customer relationships	$713,966	$(270,629)	$443,337
Management contracts	103,316	(25,976)	77,340
Other intangibles	3,436	(1,831)	1,605

Total	$820,718	$(298,436)	$522,282

        Management contracts and other intangibles are amortized on a straight-line basis over their estimated useful lives ranging from 4 to 20 years. Customer relationships are amortized on a straight-line basis over their estimated useful lives of 4 to 10 years.

        Estimated amortization expense for each of the next five years is as follows:

Years Ending December 31	Amount
2018	$72,689
2019	66,370
2020	61,229
2021	58,165
2022	53,518

5. FIXED ASSETS

        Fixed assets consist of the following at December 31, 2016 and 2017:

	2016	2017
Computers, software development and equipment	$19,700	$24,351
Leasehold improvements	13,946	18,798
Furniture and fixtures	7,263	10,304

Subtotal	40,909	53,453
Less accumulated depreciation and amortization	(25,656)	(32,056)

Total	$15,253	$21,397

        The Company capitalizes certain software development costs. During the years ended December 31, 2016 and 2017, software development costs capitalized and amortization expense related to capitalized software development cost were as follows:

	2016	2017
Capitalized software development costs	$764	$1,207
Amortization of capitalized software development costs	668	865

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

6. FAIR VALUE MEASUREMENTS

        ASC Topic 820, Fair Value Measurements establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability, developed based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company's own assumptions about the assumptions market participants would use in pricing the asset or liability, developed based on the best information available in the circumstances.

        The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as follows:

        Level 1—Unadjusted price quotations in active markets for identical assets or liabilities.

        Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

        Level 3—Significant unobservable inputs that are not corroborated by market data.

        The implied fair value of the Company's First Lien Term Loan and Second Lien Term Loan based on Level 2 inputs is as follows:

	December 31, 2017
	Stated Value	Fair Value
First Lien Term Loan	$793,012	$799,952
Second Lien Term Loan	207,000	208,811

        For business acquisitions, the Company recognizes the fair value of estimated contingent consideration at the acquisition date as part of purchase price. This fair value measurement is based on Level 3 inputs.

        The following table represents changes in the fair value of estimated contingent consideration for business acquisitions for the years ended December 31, 2016 and 2017:

	2016	2017
Balance at January 1,	$23,062	26,188
Additions to estimated contingent consideration	12,620	37,551
Payments of contingent consideration	(7,016)	(9,435)
Non-cash changes in fair value of estimated contingent consideration	(1,143)	22,294
Other	(1,335)	79

Balance at December 31,	$26,188	$76,677

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

6. FAIR VALUE MEASUREMENTS (Continued)

        Estimated contingent consideration is included in other liabilities in the accompanying consolidated balance sheets.

        During the year ended December 31, 2016, the Company paid $6,850 in cash and issued $166 of restricted common units as contingent consideration associated with business acquisitions. During the year ended December 31, 2017, the Company paid $9,222 in cash and issued $213 of restricted common units as contingent consideration associated with business acquisitions.

        In determining fair value of the estimated contingent consideration, the acquired business's future performance is estimated using financial projections for the acquired businesses. These financial projections, as well as alternative scenarios of financial performance, are measured against the performance targets specified in each respective acquisition agreement. Historically, the fair value of the Company's estimated contingent consideration was established using the probability weighted-expected return method. The Company currently uses the monte carlo simulation model to determine the fair value of the Company's estimated contingent consideration. This approach is deemed more appropriate based on the non-linear nature of the Company's contingent consideration arrangements consistent with current valuation practices.

        The significant unobservable input used in the fair value measurement of the Company's estimated contingent consideration is the forecasted growth rates over the measurement period. Significant increases or decreases in the Company's forecasted growth rates over the measurement would result in a higher or lower fair value measurement.

        Inputs used in the fair value measurement of estimated contingent consideration at December 31, 2016 and 2017 are summarized below:

Quantitative Information About Level 3 Fair Value Measurements
Fair Value at December 31, 2016	Valuation Techniques	Unobservable Input	Range
$26,188	Probability weighted expected return model	Forecasted growth rates	(2.2)% - 44.5%

Quantitative Information About Level 3 Fair Value Measurements
Fair Value at December 31, 2017	Valuation Techniques	Unobservable Input	Range
$76,677	Monte carlo simulation model	Forecasted growth rates	(0.8)% - 24.9%

7. CREDIT FACILITY

        During the years ended December 31, 2015 and 2016, the Company amended and restated its credit facility and entered into incremental joinder agreements to increase availability under the facility (the "Old Credit Facility"). As of December 31, 2016, the availability under the Old Credit Facility was

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

7. CREDIT FACILITY (Continued)

approximately $1,067,000 consisting of term and revolving loans, inclusive of an accordion feature of $255,000. The Old Credit Facility had a June 2020 maturity date.

        In July 2017, the Company entered into new credit facilities (collectively, the "Credit Facility"). The Credit Facility consists of a $795,000 first lien term loan (the "First Lien Term Loan"), a $250,000 first lien revolving credit facility (the "First Lien Revolver"), and a $207,000 second lien term loan (the "Second Lien Term Loan"). In connection with the Credit Facility, the Company repaid all amounts outstanding under the Old Credit Facility with the proceeds from the Credit Facility and wrote off all deferred financing costs related to the Old Credit Facility resulting in a $8,106 loss on extinguishment of borrowings in the consolidated statement of operations during the year ended December 31, 2017.

        The First Lien Term Loan has a maturity date of July 2024 and requires quarterly installment repayments of $1,988. The First Lien Term Loan was issued at a discount of 0.125% or $994 that the Company is amortizing to interest expense over the term of the First Lien Term Loan. The First Lien Revolver has a maturity date of July 2022 and has no required quarterly installment repayments. Up to $30,000 of the First Lien Revolver is available for the issuance of letters of credit, subject to certain limitations. The First Lien Term Loan (up to January 2018 as noted below) and First Lien Revolver bear interest (at the Company's option) at: (i) the London InterBank Offered Rate ("LIBOR") plus a margin of 3.25% with the First Lien Revolver having step downs to 3.00% and 2.75% based on achievement of a specified First Lien Leverage Ratio (as defined below) or, (ii) the lender's Base Rate (as defined in the Credit Facility) plus a margin of 2.25% with the First Lien Revolver having step downs to 2.00% and 1.75% based on achievement of a specified First Lien Leverage Ratio. The First Lien Leverage Ratio means the ratio of total amounts outstanding under the First Lien Term Loan and First Lien Revolver plus other outstanding debt obligations secured on a pari passu basis with the liens securing the First Lien Term Loan and First Lien Revolver (excluding letters of credit other than unpaid drawings thereunder) minus unrestricted cash and cash equivalents, to Consolidated EBITDA (as defined in the Credit Facility). The Credit Facility also includes an unused commitment fee of 0.50% of the outstanding commitments under the First Lien Revolver, with a stepdown to 0.375% based on achievement of a specified First Lien Leverage Ratio. As of December 31, 2017 the available unused commitment line was $247,768.

        In January 2018, the Company amended its First Lien Term Loan to reduce its interest rate to LIBOR plus a margin of 2.75% or the lender's base rate plus a margin of 1.75%. The First Lien Term Loan requires a prepayment penalty of 1.00% of the then outstanding principal amount of the First Lien Term Loan if repaid prior to July 2018. As a result of the amendment the Company recognized in January 2018 a loss on extinguishment of borrowings of $14,011, representing the write-off of $13,094 and $917 in deferred financing costs and unamortized discount related to the First Lien Term Loan, respectively.

        In April 2018, the Company expanded its First Lien Term Loan by $200,000. In connection with the $200,000 incremental First Lien Term Loan the Company incurred approximately $1,300 in debt financing costs. In addition the quarterly installment repayments increased to $2,490 beginning in June 2018.

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

7. CREDIT FACILITY (Continued)

        The Second Lien Term Loan has a maturity date of July 2025 and bears interest (at the Company's option) at: (i) LIBOR plus a margin of 7.50% or (ii) the lender's Base Rate (as defined in the Credit Facility) plus a margin of 6.50%. The Second Lien Term Loan has no required installment repayments due prior to the maturity date. The Second Lien Term Loan was issued at a discount of 1.00% or $2,070 that the Company is amortizing to interest expense over the term of the Second Lien Term Loan. The Second Lien Term Loan requires a prepayment penalty of 2.00% of the then outstanding principal amount of the Second Lien Term Loan if prepaid prior to July 2018 and 1.00% of the then outstanding principal amount of the Second Lien Term Loan if prepaid prior to July 2019.

        The Company's obligations under the Credit Facility are collateralized by the majority of the Company's assets. The Credit Facility contains various customary covenants, including, but not limited to: (i) incurring additional indebtedness or guarantees, (ii) creating liens or other encumbrances on property or granting negative pledges, (iii) entering into a merger or similar transaction, (iv) selling or transferring certain property and (v) declaring dividends or making other restricted payments.

        The Credit Facility requires the Company to maintain, as of the last day of each fiscal quarter, a Total Secured Leverage Ratio (as defined below) of not more than 8.85:1.00 for each quarterly measurement period through March 31, 2019 and 8.60:1.00 thereafter. At December 31, 2017, the Company's Total Secured Leverage Ratio was 5.60:1.00, which satisfied the maximum ratio of 8.85:1.00. Total Secured Leverage Ratio means the ratio of amounts outstanding under the First Lien Term Loan, First Lien Revolver and Second Lien Term Loan plus other outstanding debt obligations secured by a lien on the assets of the Company (excluding letters of credit other than unpaid drawings thereunder) minus unrestricted cash and cash equivalents to Consolidated EBITDA.

        The Company is also subject to contingent principal payments based on excess cash flow (as defined in the Credit Facility) commencing with and including the fiscal year ending December 31, 2018.

        In connection with the Credit Facility, the Company incurred debt financing costs. The Company defers and amortizes its debt financing costs over the respective terms of the First Lien Term Loan, First Lien Revolver and Second Lien Term Loan. The debt financing costs related to the First Lien Term Loan and Second Lien Term Loan are recorded as reduction of the carrying amounts of the First Lien Term Loan and Second Lien Term Loan in the consolidated balance sheet as of December 31, 2017. The debt financing costs related to the Old Credit Facility and the First Lien Revolver are recorded in debt financing costs-net in the consolidated balance sheet as of December 31, 2016 and 2017.

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

7. CREDIT FACILITY (Continued)

        The following is a reconciliation of principal amounts outstanding under the Credit Facility to borrowings under credit facilities recorded in the consolidated balance sheet at December 31, 2017:

2017
First Lien Term Loan	$793,012
Second Lien Term Loan	207,000
Unamortized debt financing costs	(16,646)
Unamortized discount	(2,864)

Total	$980,502

        In connection with the First Lien Revolver closing in July 2017, the Company incurred $14,735 in deferred financing costs. At December 31, 2017, unamortized debt financing costs associated with the First Lien Revolver of $13,278 were recorded in debt financing costs-net in the consolidated balance sheet. There were no First Lien Revolver amounts outstanding at December 31, 2017.

        Weighted-average interest rates for outstanding borrowings was approximately 4% for the year ended December 31, 2016 and 5% for the year ended December 31, 2017.

        As of December 31, 2016 and 2017, the Company was contingently obligated for letters of credit in the amount of $1,236 and $2,232, respectively, bearing interest at an annual rate of approximately 4% and 3%, respectively.

        For the year ended December 31, 2015, total interest expense and noncash interest expense associated with debt financing costs totaled $9,865 and $1,770, respectively. For the year ended December 31, 2016, total interest expense and noncash interest expense associated with debt financing costs totaled $20,948 and $2,482, respectively. For the year ended December 31, 2017, total interest expense and noncash interest expense associated with debt financing costs totaled $41,533 and $4,084, respectively.

        During the years ended December 31, 2015, 2016 and 2017, the Company had various other interest expense items, which amounted to $112, $379 and $328, respectively.

8. PREFERRED UNITS, MEZZANINE EQUITY AND MEMBERS' DEFICIT

        At December 31, 2016 and 2017, the Company had outstanding preferred units, common units and incentive units, detail of which are as follows:

Senior and Junior Preferred Units

        In October 2013, an investor acquired 19,636,364 of the Company's Senior Preferred Units ("Senior Preferred Units") at a price of $11 per unit. In connection with the issuance of the Senior Preferred Units to the investor, the then outstanding preferred units were recapitalized as Junior Preferred Units ("Junior Preferred Units"). The holders of the Senior Preferred Units and Junior Preferred Units were entitled to receive a preferred return compounded annually at the rate of 5%. During the year ended December 31, 2017, the accrued preferred return on the Senior Preferred Units

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

8. PREFERRED UNITS, MEZZANINE EQUITY AND MEMBERS' DEFICIT (Continued)

and Junior Preferred Units was paid or converted as described below through July 2017 (the "Effective Date") and on such date the majority of the Junior Preferred Units and Senior Preferred Units were redeemed and certain of the Senior Preferred Units and Junior Preferred Units were recapitalized as discussed below.

        The unit activity for the years ended December 31, 2015, 2016 and 2017, for the Senior Preferred Units and Junior Preferred Units is summarized as follows:

	Senior Preferred Units	Junior Preferred Units
Balance—January 1, 2015	$242,103	$127,471
Accretion of preferred unit return	11,450	1,234
Accretion to estimated redemption value	17,321	7,910
Payment of preferred unit return	(56)	(19)
Redemption of units	(719)	(1,348)

Balance—December 31, 2015	270,099	135,248
Accretion of preferred unit return	12,022	1,293
Accretion to estimated redemption value	23,036	10,787

Balance—December 31, 2016	$305,157	$147,328
Accretion of preferred unit return	6,249	672
Accretion to estimated redemption value	17,463	8,452
Redemption, recapitalization and payment of preferred unit return	(328,869)	(156,452)

Balance—December 31, 2017	$—	$—

2015 Redemption and Tender Offer

        In May 2015, the Company closed a redemption and tender offer for outstanding preferred units, common units and incentive units. The total amount paid by the Company in connection with the redemption and tender offer was $59,180.

        During the year ended December 31, 2015, the Company recognized additional noncash equity compensation expense of $499 related to the common units and incentive units redeemed.

Convertible Preferred Units

        In July 2017, pursuant to a series of transactions and a tender offer, new investors acquired 30,918,280 of the Company's Convertible Preferred Units ("Convertible Preferred Units") at a price of $21 per unit for $649,284. Such funds, together with a portion of the proceeds from the Company's Credit Facility (see Note 7), were used primarily to create cash liquidity for existing holders of Senior Preferred Units, Junior Preferred Units, common units and incentive units. In connection with the transactions, accrued preferred return of $44,815 related to Senior Preferred Units and Junior Preferred Units was converted, redeemed or recapitalized and $3,063 of accrued preferred return was

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

8. PREFERRED UNITS, MEZZANINE EQUITY AND MEMBERS' DEFICIT (Continued)

paid in cash. The Convertible Preferred Units were recorded at $21 per unit, their fair value on the effective date of the transactions, net of transaction expenses of $2,012.

        The new investors acquired the Senior Preferred Units and Junior Preferred Units from certain of the Company's existing preferred unitholders for $207,014, net of transaction expenses, and from the Company for $442,270. Through the tender offer, the Company subsequently retired; 17,195,412 Senior Preferred Units, 10,332,956 Junior Preferred Units, 6,521,720 common units, and 2,767,911 incentive units. The price per unit paid for Senior Preferred Units, Junior Preferred Units and common units was $21 per unit reduced by an allocation of transaction expenses of $15,500 (borne by the selling unitholders). The price per unit paid for incentive units was $21 per unit reduced by an allocation of transaction expenses of $15,500 (borne by the selling unitholders) and the applicable hurdle rate of the incentive units. The Company accounted for the units acquired in the tender offer as a repurchase and retirement of the respective units with the difference between the cash paid and the carrying amount of the respective units, if any, recorded in accumulated deficit. Senior Preferred Units of 2,380,952 and Junior Preferred Units of 58,495 that were not tendered by the investors were recapitalized as 2,439,447 of Convertible Preferred Units.

        In connection with the issuance of the Convertible Preferred Units, the Company recognized additional noncash equity compensation expense of $24,369 related to certain common units and incentive units that were modified or contractually vested as a result of the transactions.

        The terms of the Convertible Preferred Units include the following:

        Liquidation—The Convertible Preferred Units rank senior to common units and incentive units, with respect to the distribution rights, and rights on redemption, liquidation, dissolution and winding up of the affairs of the Company.

        Liquidating distributions are made in the following order: first pro rata to the holders of Convertible Preferred Units with respect to the unreturned capital contributions; and second pro rata to the holders of common units and incentive units in proportion to their percentage interest except that no amount will be distributed in respect any incentive unit unless and until the aggregate distributions in respect of each common unit exceeds the hurdle amount applicable to such incentive unit, and in the event that the amounts distributed to any holder of Convertible Preferred Units would be less than that the amounts that would otherwise be distributed to such holder if distributions were made pro rata in proportion to the percentage interest to all members, but treating the Convertible Preferred Units as common units, then such liquidating distributions will be made to holders of Convertible Preferred Units, common units and incentive units pro rata in proportion to their percentage units of the aggregate number of all units outstanding (taking into account the hurdle amount with respect to incentive units).

        Voting—The holders of Convertible Preferred Units, common units and incentive units are entitled to one vote for each unit held for corporate matters.

        Redemption—The Convertible Preferred Units have an implied redemption right due to the ability of certain Convertible Preferred Units holders to cause a sale of the Company four years from the

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

8. PREFERRED UNITS, MEZZANINE EQUITY AND MEMBERS' DEFICIT (Continued)

Effective Date. As a result of this implied redemption right, the Convertible Preferred Units have been classified outside of members' deficit as mezzanine equity.

        The Company incurred certain legal, audit, tax and other professional fee costs in connection with a planned initial public offering that were initially capitalized. As a result of the Convertible Preferred Unit transaction, the initial public offering was delayed. Accordingly, the Company expensed $9,840 of costs initially capitalized in connection with the planned initial public offering in selling general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2017.

Restricted Common Units

        Certain common units are subject to performance based or time-based vesting criteria. During the year ended December 31, 2015, the Company modified and vested 253,332 restricted common units that were performance based awards, resulting in noncash equity compensation expense of $4,307. There were no such modifications to performance based awards during the year ended December 31, 2016 and 2017. During the year ended December 31, 2015, 2016 and 2017, the Company recorded $513, $516 and $263, respectively of noncash equity compensation expense for certain common units that met time based vesting criteria.

        The Company's common unit price is determined by management based on third-party transactions and/or third-party valuation reports.

        The following table provides information relating to the status of, and changes in, restricted common units during the years ended December 31, 2015, 2016 and 2017:

	Restricted Common Units	Weighted Average Grant Date Fair Value
Unvested units—January 1, 2015	1,173,332	9.41
Granted	60,000	16.00
Vested	(296,665)	1.75
Forfeited	(80,000)	12.00

Unvested units—December 31, 2015	856,667	12.28
Vested	(43,334)	12.00

Unvested units—December 31, 2016	813,333	12.30
Vested	(813,333)	12.30

Unvested units—December 31, 2017	—

Incentive Units

        The Company provides for the granting of incentive units. Grants are designed as profits interests, which entitle a holder to receive distributions in excess of a specific hurdle amount, subject to the provisions of the Company's Operating Agreement. The hurdle amount is set at the time of grant and

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

8. PREFERRED UNITS, MEZZANINE EQUITY AND MEMBERS' DEFICIT (Continued)

typically represents the fair value of a common unit on the date of grant. Incentive unit vesting provisions are either time based or performance based. The Company has determined that the achievement of the performance criteria for 3,000,000 incentive units with performance based vesting provisions is not probable at December 31, 2017. Accordingly, the Company has not recorded noncash equity compensation expense related to these units.

        The Company uses the Black-Scholes option-pricing model to determine the fair value of incentive units. The determination of the fair value using the Black-Scholes option-pricing model is affected by the Company's estimated common unit price, as well as by assumptions regarding a number of complex and subjective variables. These variables include the Company's expected unit price volatility over the term of the incentive unit, expected term, risk-free interest rates and expected dividend yield.

        The estimated grant-date fair values of the 2015, 2016 and 2017 incentive unit grants were calculated based on the following weighted-average assumptions:

	2015	2016	2017
Expected term	5.0 years	4.4 years	4.0 years
Expected unit price volatility	36%	38%	37%
Risk-free interest rate	1.69%	1.39%	1.79%
Expected dividend yield	—%	—%	—%

        The weighted-average per unit grant date fair value of incentive units granted during the years ended December 31, 2015, 2016 and 2017 was $6.22, $5.94 and $6.64, respectively.

        Additionally, the Company estimates forfeitures at the time of the unit grant and revises those estimates in subsequent periods if actual forfeitures differ materially from those estimates. The Company uses historical data to estimate unit forfeitures and records noncash equity compensation expense only for those awards that are expected to vest.

        Employees—During the years ended December 31, 2015, 2016 and 2017, a total of 1,559,413, 323,283 and 6,135,917 incentive units were granted to employees, respectively. During the years ended December 31, 2015, 2016 and 2017, 284,386, 13,200 and 392,375 incentive units were forfeited by employees, respectively.

        Nonemployees—Noncash equity compensation expense related to incentive units granted to nonemployees is recognized as the incentive units are earned. The Company has determined that the fair value of the incentive units granted is more reliably measurable than the fair value of the services received. The fair value of the incentive units is calculated using the Black-Scholes option-pricing model. During the years ended December 31, 2015, 2016 and 2017, the Company granted 220,353, 73,043 and 57,125 incentive units, respectively, to nonemployees. During the year ended December 31, 2015, 2016 and 2017, 15,000, 9,375 and 0 incentive units, respectively were forfeited by nonemployees.

        The Company has recorded $8,209, $7,948 and $10,090 of noncash equity compensation expense for employee and nonemployee incentive units during the years ended December 31, 2015, 2016 and 2017, respectively. Noncash equity compensation expense for the year ended December 31, 2015

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

8. PREFERRED UNITS, MEZZANINE EQUITY AND MEMBERS' DEFICIT (Continued)

includes noncash equity compensation expense of $2,499 related to 216,416 performance based incentive units that were modified and vested. Noncash equity compensation expense for the year ended December 31, 2016 includes noncash equity compensation expense of $1,092 related to 192,106 time based incentive units that were modified and vested. Noncash equity compensation expense for the year ended December 31, 2017 includes noncash equity compensation expense related to time and performance based incentive units that were vested in connection with the issuance of Convertible Preferred Units as discussed above. Total unrecognized expense, adjusted for estimated forfeitures, related to unvested incentive units at December 31, 2017, was $31,413 and is expected to be recognized over a weighted-average period of 3.0 years.

        During the years ended December 31, 2015, 2016 and 2017, the Company had other noncash equity compensation expenses, which amount to $9, $56 and $157, respectively.

        The following table provides information relating to the status of, and changes in, incentive units granted during the years ended December 31, 2015, 2016 and 2017:

	Incentive Units	Weighted Average Hurdle Price
Outstanding—January 1, 2015	12,289,773	9.34
Granted	1,779,766	17.90
Forfeited	(299,386)	11.71
Redeemed and tendered	(1,903,371)	8.20

Outstanding—December 31, 2015	11,866,782	10.75

Vested—December 31, 2015	7,140,420	8.58

Outstanding—January 1, 2016	11,866,782	10.75
Granted	396,326	17.94
Forfeited	(22,575)	14.13
Redeemed	(6,250)	12.20

Outstanding—December 31, 2016	12,234,283	10.97

Vested—December 31, 2016	8,659,527	9.47

Outstanding—January 1, 2017	12,234,283	10.97
Granted	6,193,042	21.30
Forfeited	(392,375)	16.50
Redeemed and tendered	(2,805,911)	8.25

Outstanding—December 31, 2017	15,229,039	15.53

Vested—December 31, 2017	8,237,146	11.22

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

8. PREFERRED UNITS, MEZZANINE EQUITY AND MEMBERS' DEFICIT (Continued)

        Incentive units outstanding and vested at December 31, 2017 were as follows:

Hurdle Rates	Number Outstanding	Vested Incentive Units
$1.42	175,421	175,421
5.00	1,985	1,985
5.50	97,798	97,798
6.00	56,702	56,702
7.00	553,323	553,323
8.00	83,333	83,333
9.00	2,658,497	2,658,497
11.00	1,809,857	1,669,425
12.00	570,375	552,541
13.00	1,161,634	1,010,800
14.00	192,616	128,741
14.50	11,893	11,893
16.00	221,898	209,398
17.00	305,827	138,076
19.00	1,128,338	840,838
20.00	25,000	6,250
21.00	4,343,625	42,125
22.00	1,830,917	—

	15,229,039	8,237,146

Common unit and incentive unit right

        Commencing on the third anniversary of the Effective Date and on each anniversary thereafter certain common unit and incentive unit holders who held units as of the Effective Date have the right to require the Company to purchase and redeem their units. The total redemption amount is capped at $30,000 for the first anniversary date of the Effective Date and $40,000 for each subsequent anniversary date of the Effective Date. The right to redeem terminates upon either a change in control or an initial public offering. As a result of this redemption right, these common and incentive units have been classified outside of members' deficit as mezzanine equity.

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

9. INCOME TAXES

        The following represents the U.S. and foreign components of income (loss) before income tax:

	2015	2016	2017
Income (loss) before income tax:
United States	$9,486	$14,912	$(52,276)
Foreign	484	1,791	2,416

Total income (loss) before income tax	$9,970	$16,703	$(49,860)

        The following represents the U.S. and foreign components of income tax expense (benefit):

	2015	2016	2017
Current provision:
Federal	$87	$164	$1,020
State and local	136	300	477
Foreign	338	434	980

Subtotal	$561	898	$2,477

Deferred provision (benefit):
Federal	(2)	102	(3,455)
State and local	117	(43)	(49)
Foreign	(27)	24	(474)

Subtotal	88	83	(3,978)

Total income tax expense (benefit)	$649	$981	$(1,501)

        At December 31, 2016 and 2017, tax effects of book/tax temporary differences give rise to deferred tax assets (liabilities) as follows:

	2016	2017
Deferred tax assets:
Net operating loss carryforwards	$544	$272
Intangible assets	185	119
Deferred rent and other	377	356

Gross deferred tax assets	1,106	747
Valuation allowance	(804)	(31)

Deferred tax assets	302	716

Deferred tax liabilities:
Intangible assets	(624)	(6,923)
Fixed assets and other	(102)	(201)

Gross deferred tax liabilities	(726)	(7,124)

Net deferred tax liabilities	$(424)	$(6,408)

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

9. INCOME TAXES (Continued)

        A reconciliation of the differences between the federal statutory tax rate and the effective tax rate for the years ended December 31, 2015, 2016 and 2017 is as follows:

	2015	2016	2017
Federal statutory tax rate	35.0%	35.0%	35.0%
Income passed through to individual members	(37.1)	(35.3)	(36.8)
Foreign income taxes	3.2	2.7	(1.0)
Non-deductible expenses	5.6	3.3	(0.3)
Valuation allowance	(1.7)	(1.2)	1.6
State and local income taxes, net of federal tax benefit	1.7	1.2	(0.7)
Remeasurement of deferred taxes	—	—	5.3
Other	(0.2)	0.2	(0.1)

Effective income tax rate	6.5%	5.9%	3.0%

        On December 22, 2017, the Tax Cuts and Jobs Act (the "Tax Act") was enacted. Among other things, the Tax Act reduced the federal corporate income tax rate from a maximum rate of 35%, to a flat rate of 21%, effective January 1, 2018. The change in the corporate income tax rate resulted in the remeasurement of certain of the Company's deferred tax assets and liabilities during the year ended December 31, 2017, based on the reduction in the tax rate at which they are expected to reverse. Such remeasurement resulted in an income tax benefit of $2,653 for the year ended December 31, 2017.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. Due to the uncertainty regarding the Company's ability to utilize certain deferred tax assets in the future, the Company provided a valuation allowance of $804 and $31 at December 31, 2016 and 2017, respectively, against certain of its deferred tax assets, which more than likely will not be realized.

        The Company files tax returns in U.S. federal, local and state jurisdictions and certain of the Company's subsidiaries file income tax returns in foreign jurisdictions. The Company is no longer subject to income tax examinations for years prior to 2014. In addition, open tax years related to local, state and foreign jurisdictions remain subject to examination, but are not considered material to the Company's consolidated financial position, results of operations or cash flows. The Company is not aware of any tax position for which it is reasonably possible that the total amount of unrecognized benefits will change materially in the next 12 months.

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

10. COMMITMENTS AND CONTINGENCIES

        Office Facilities—The Company rents office space under operating leases with various expiration dates. Future minimum lease commitments under these operating leases as of December 31, 2017 were as follows:

Years Ending December 31	Amount
2018	$24,040
2019	21,289
2020	17,718
2021	15,272
2022	12,431
2023 and thereafter	41,048

Total minimum lease payments	$131,798

        Total future minimum obligations have not been reduced for future minimum subtenant rentals of $729 under certain operating subleases.

        Rent expense for the years ended December 31, 2015, 2016 and 2017 was approximately $12,858, $16,716 and $23,061, respectively.

        Credit Risk—The Company's broker-dealer subsidiaries clear all transactions through clearing brokers on a fully disclosed basis. Pursuant to the terms of the agreements between the Company's broker-dealer subsidiaries and their clearing brokers, the clearing brokers have the right to charge the Company's broker-dealer subsidiaries for losses that result from a counterparty's failure to fulfill its contractual obligations. This right applies to all trades executed through its clearing brokers, and therefore, the Company believes there is no maximum amount assignable to the right of the clearing brokers. Accordingly, at December 31, 2016 and 2017, the Company had recorded no liabilities in connection with this right.

        In addition, the Company has the right to pursue collection or performance from the counterparties who do not perform under their contractual obligations. The Company monitors the credit standing of the clearing brokers and counterparties with which they conduct business.

        The Company is exposed to credit risk for accounts receivable from clients. Such credit risk is limited to the amount of accounts receivable. The Company is also exposed to credit risk for changes in the benchmark interest rate (LIBOR or base rate) in connection with its Credit Facility.

        The Company maintains its cash in bank depository accounts, which, at times, may exceed federally insured limits. The Company selects depository institutions based, in part, upon management's review of the financial stability of the institution. At December 31, 2016 and 2017, a significant portion of cash and cash equivalents were held at a single institution.

        Contingent Consideration Arrangements—As discussed in Note 2, contingent consideration is payable in the form of cash and/or Company common units. Since the contingent consideration to be paid is based on the growth of forecasted financial performance levels over a number of years, the

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

10. COMMITMENTS AND CONTINGENCIES (Continued)

Company cannot calculate the maximum contingent consideration that may be payable under these arrangements.

        Legal and Regulatory Matters—In the ordinary course of business, the Company is involved in lawsuits and other claims. The Company has insurance to cover certain losses that arise in such matters; however, this insurance may not be sufficient to cover these losses. Management, after consultation with legal counsel, currently does not anticipate that the aggregate liability, if any, arising out of any existing legal matters will have a material effect on the Company's consolidated financial position, results of operations or cash flows.

        From time to time, the Company's subsidiaries receive requests for information from governmental authorities regarding business activities. The Company has cooperated and will continue to cooperate fully with all governmental agencies. The Company continues to believe that the resolution of any governmental inquiry will not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        Indemnifications—In the ordinary course of business, the Company enters into contracts pursuant to which it may agree to indemnify third parties in certain circumstances. The terms of these indemnities vary from contract to contract and the amount of indemnification liability, if any, cannot be determined.

        Management believes that the likelihood of any liability arising under these indemnification provisions is remote. Management cannot estimate any potential maximum exposure due to both the remoteness of any potential claims and the fact that items that would be included within any such calculated claim would be beyond the control of the Company. Consequently, no liability has been recorded on the consolidated balance sheets.

        Succession Program—The Company has a succession program to provide wealth management firms a succession planning solution for their businesses. Pursuant to the program, the wealth management firm enters into an agreement with one of the Company's subsidiaries that provides the firm the ability (subject to certain terms and conditions) to sell substantially all of its assets to the Company's subsidiary at a future date for an acquisition price based on a predetermined formula.

11. EMPLOYEE BENEFIT PLANS

        The Company and its subsidiaries have defined contribution retirement plans, including 401(k) and profit-sharing plans covering eligible employees. During the years ended December 31, 2015, 2016 and 2017, the amounts recorded in expense relating to these plans were $3,656, $4,804 and $7,485, respectively, and are included in compensation and related expenses in the consolidated statements of operations.

12. NET CAPITAL REQUIREMENTS

        Certain of the Company's regulated subsidiaries are subject to minimum net capital requirements. As of December 31, 2017, all regulated subsidiaries subject to minimum net capital requirements

FOCUS FINANCIAL PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2015, 2016 AND 2017

(In thousands, except unit data)

12. NET CAPITAL REQUIREMENTS (Continued)

individually had net capital in excess of minimum net capital requirements. As of December 31, 2016, these subsidiaries had aggregate net capital of $7,976, which was $7,002 in excess of aggregate minimum net capital requirements of $974. As of December 31, 2017, these subsidiaries had aggregate net capital of $10,612, which was $9,377 in excess of aggregate minimum net capital requirements of $1,235.

13. CASH FLOW INFORMATION

	2015	2016	2017
Supplemental disclosures of cash flow information—cash paid during the year for:
Interest	$9,754	$21,199	$41,840

Income taxes	$775	$2,252	$3,357

Supplemental non-cash cash flow information:
Fair market value of estimated contingent consideration in connection with acquisitions	$12,462	$12,620	$37,551

Fair market value of restricted common units in connection with acquisitions and contingent consideration	$29,468	$44,966	$65,064

Accretion of senior preferred units return	$11,450	$12,022	$6,249

Accretion of senior preferred units to estimated redemption value	$17,321	$23,036	$17,463

Accretion of junior preferred units return	$1,234	$1,293	$672

Accretion of junior preferred units to estimated redemption value	$7,910	$10,787	$8,452

Net assets (liabilities) acquired in connection with business acquisitions	$846	$2,516	$(6,178)

Discount on proceeds from credit facilities	—	—	$3,064

Other	$3,128	$1,379	$188

14. RELATED PARTIES

        The Company reimburses the Company's Chief Executive Officer for certain costs and third-party payments associated with the use of his personal aircraft for Company-related business travel. The Company also pays pilot fees for such business travel flights. During the years ended December 31, 2015, 2016 and 2017, the Company recognized expenses $596, $612 and $770, respectively, related to these reimbursements.

        Affiliates of certain of our Convertible Preferred Unit holders are lenders under our Credit Facility.

Independent Auditors' Report

The Board of Directors and Shareholders
SCS Financial Services, LLC and Subsidiaries
Boston, Massachusetts

        We have audited the accompanying consolidated financial statements of SCS Financial Services, LLC and Subsidiaries, which comprise the consolidated balance sheet as of December 31, 2016, and the related consolidated statements of comprehensive income, changes in members' deficit and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the organization's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the organization's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SCS Financial Services, LLC and Subsidiaries as of December 31, 2016, and the consolidated results of their operations, changes in their members' deficit and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Mayer Hoffman McCann P.C.

April 27, 2017
Boston, Massachusetts

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2016

2016
ASSETS
Current assets:
Cash and cash equivalents	$1,932,555
Accounts receivable	3,245,184
Prepaid expenses and other current assets	1,139,954

TOTAL CURRENT ASSETS	6,317,693
Property and equipment, net	663,520
Restricted cash	250,000
Investments, at fair value	19,273
Due from affiliates	473,474

TOTAL ASSETS	$7,723,960

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
Accrued compensation and distributions	$6,152,050
Accounts payable and accrued liabilities	530,937
Current portion of long-term debt	4,423,289

TOTAL CURRENT LIABILITIES	11,106,276
Long-term debt, net	14,887,793
Deferred rent	114,426

TOTAL LIABILITIES	26,108,495

Members' deficit:
SCS Financial Services, LLC members' deficit:
Series A Preferred Shares, $.0001 par value; 1,000,000 shares authorized and 821,787 shares issued and outstanding at December 31, 2016	87
Restricted Class A Common Shares, no par value; 8,390,998 shares authorized, 3,946,692 issued and outstanding at December 31, 2016	—
Restricted Class B Common Shares, $.02 par value; 13,445,000 shares authorized and 11,097,726 shares issued and outstanding at December 31, 2016	257,215
Restricted Class C Common Shares, $.02 par value; 5,000,000 shares authorized, 4,000 shares issued and outstanding at December 31, 2016	80
Incentive Common Shares, $.02 par value; 1,637,418 shares authorized, 1,091,719 shares issued and outstanding at December 31, 2016	21,834
Additional paid-in capital	3,952,962
Accumulated other comprehensive income	8,400
Unearned compensation	(15,139)
Accumulated deficit	(24,084,193)

TOTAL SCS FINANCIAL SERVICES, LLC MEMBERS' DEFICIT	(19,858,754)

Noncontrolling interest	1,474,219

TOTAL MEMBERS' DEFICIT	(18,384,535)

TOTAL LIABILITIES AND MEMBERS' DEFICIT	$7,723,960

See accompanying notes to the consolidated financial statements.

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2016

2016
Revenue	$46,192,291
Operating expenses:
Compensation and related expenses	35,246,056
General and administrative	5,186,525
Depreciation and amortization	237,205

Total operating expense	40,669,786

INCOME FROM OPERATIONS	5,522,505
Other income (expense):
Interest expense	(776,782)
Other income	54

NET INCOME	4,745,777
Less: Net income attributable to noncontrolling interest	(111,293)

NET INCOME ATTRIBUTABLE TO SCS FINANCIAL SERVICES, LLC	4,634,484
Other comprehensive income:
Unrealized gain on investments	68

COMPREHENSIVE INCOME ATTRIBUTABLE TO SCS FINANCIAL SERVICES, LLC	$4,634,552

See accompanying notes to the consolidated financial statements.

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2016

					Series I through XIII Restricted Class B Common Shares
	Series A Preferred Shares		Restricted Class A Common Shares				Series I and II Restricted Class C Common Shares		Series I through IV Incentive Common Shares
												Accumulated Other Compre- hensive Income
	Number of Shares	$0.0001 Amount	Number of Shares	No Par Value	Number of Shares	$0.02 Amount	Number of Shares	$0.02 Amount	Number of Shares	$0.02 Amounts	Additional Paid-in Capital		Unearned Compen- sation	Accumulated Deficit	Noncon- trolling Interest	Total Members' Deficit
BALANCE, January 1, 2016	821,787	$87	3,946,692	$—	11,089,984	$257,202	4,667	$93	741,719	$14,834	$3,952,962	$8,332	$(27,174)	$(29,107,158)	$1,362,926	$(23,537,896)
Comprehensive income:
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	68	—	—	—	68
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	4,634,484	111,293	4,745,777

COMPREHENSIVE INCOME																4,745,845
Series I Incentive Common Shares canceled	—	—	—	—	—	—	—	—	(7,500)	(150)	—	—	150	—	—	—
Series II Incentive Common Shares canceled	—	—	—	—	—	—	—	—	(10,000)	(200)	—	—	200	—	—	—
Issuance of Series IV Incentive Common Shares	—	—	—	—	—	—	—	—	367,500	7,350	—	—	(7,350)	—	—	—
Conversion of Class C Shares	—	—	—	—	7,742	13	(667)	(13)	—	—	—	—	—	—	—	—
Amortization of unearned compensation	—	—	—	—	—	—	—	—	—	—	—	—	19,035	—	—	19,035
Contribution	—	—	—	—	—	—	—	—	—	—	—	—	—	388,481	—	388,481

BALANCE, December 31, 2016	821,787	$87	3,946,692	$—	11,097,726	$257,215	4,000	$80	1,091,719	$21,834	$3,952,962	$8,400	$(15,139)	$(24,084,193)	$1,474,219	$(18,384,535)

See accompanying notes to the consolidated financial statements.

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2016

2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,745,777
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	237,205
Realized gains	(54)
Amortization of debt issuance costs	44,825
Amortization of unearned compensation	19,035
Expense reimbursement agreement expense (Note 4)	231,874
Changes in:
Restricted cash	40,000
Accounts receivable	(1,037,552)
Prepaid expenses and other assets	(444,903)
Accounts payable and accrued liabilities	195,495
Accrued compensation and distributions	1,292,823
Deferred rent	(87,901)

Net cash provided by operating activities	5,236,624

CASH FLOWS FROM INVESTING ACTIVITIES:
Redemptions of investments	302
Purchase of investments	(3,000)
Purchases of property and equipment	(466,473)

Net cash used in investing activities	(469,171)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due from affiliates	(247,849)
Repayments on long-term debt	(4,811,769)
Contributions	388,481

Net cash used in financing activities	(4,671,137)

INCREASE IN CASH AND CASH EQUIVALENTS	96,316
Cash and cash equivalents, beginning of year	1,836,239

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,932,555

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest	$731,958

See accompanying notes to the consolidated financial statements.

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of Business and Summary of Significant Accounting Policies

        SCS Financial Services, LLC and Subsidiaries (the "Company"), a Delaware Limited Liability Company, commenced operations on October 1, 2002. The Company is a wealth management firm offering investment management services in both traditional and alternative categories. Other services include tax, trust and estate planning, asset protection, and philanthropic strategy. SCS Capital Management, LLC ("SCS Capital"), is registered as an Investment Advisor with the Securities and Exchange Commission, subject to the Investment Advisor Act of 1940. All investment advisory services of the Company are contracted with SCS Capital.

        During 2012, the Company established a majority owned subsidiary, SCS Financial Partners, LLC ("SCS Partners"). SCS Partners was established to provide investment management solutions to other investment advisors. SCS Financial Services, LLC has a 91% ownership interest in SCS Partners, with the remaining 9% interest held by outside investors. The portion of SCS Partners held by outside investors is accounted for as a non-controlling interest in the consolidated financial statements.

        The Company has a long-term debt agreement with a bank, which financed the purchase of certain outstanding shares of common and preferred stock. Management anticipates servicing the debt with current revenue to cover the future required payments. In the event that future revenue growth is not sufficient to service the debt, management will make the required debt service payments before discretionary distributions are made.

  Basis of Presentation

        The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

  Principles of Consolidation

        The accompanying consolidated financial statements include the assets, liabilities, revenues and expenses of SCS Financial Services, LLC, its wholly owned subsidiary, SCS Capital, and its majority owned subsidiary, SCS Partners. All significant intercompany account balances and transactions have been eliminated in consolidation. Capital contributions and allocation of income related to the portion of SCS Partners held by outside investors is accounted for as a non-controlling interest in these consolidated financial statements.

  Cash and Cash Equivalents

        The Company considers all highly-liquid debt instruments purchased with an original maturity of 90 days or less to be cash equivalents. At December 31, 2016, these consist primarily of investments in money market funds.

  Accounts Receivable

        The Company routinely assesses the financial strength of its clients and, as a consequence, believes that its accounts receivable credit risk exposure is limited. The factors influencing management's judgment of the collectability of accounts receivable include historical losses, knowledge of the clients' financial condition and current economic conditions. Management has determined that an allowance for doubtful accounts is not necessary. Receivable balances are considered past due when payment is

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Nature of Business and Summary of Significant Accounting Policies (Continued)

not consistent with contractual terms. Accounts receivable are written off after it is evident that the collection effort has little or no chance of immediate success.

  Property and Equipment

        Property and equipment are stated at cost. The Company depreciates its assets on a straight-line basis over their useful lives of three to five years. Routine repairs and maintenance are expensed as incurred.

  Due from Affiliates

        The Company has amounts due from investment funds affiliated through common management. The amounts represent advances made by the Company for start-up and operational costs totaling $473,474 as of December 31, 2016. No repayment terms have been established. Management considers the outstanding balance fully collectible (see Note 4).

        There were no amounts due to affiliated entities as of December 31, 2016.

  Long-term Debt

        Debt issuance costs are capitalized and amortized on the straight-line basis over the seven-year term of the debt. At December 31, 2016, debt issuance costs of $312,069 are included in long-term debt, net of accumulated amortization of $110,356. Amortization expense, which is included in interest expense, totaled $44,825 for the year ended December 31, 2016.

  Fair Value Measurements

        The Company accounts for its investments under the fair value standards, which among other matters, requires enhanced disclosures about investments that are measured and reported at fair value. The fair value measurement standards establishes a hierarchical disclosure framework, which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Fair value standards require the Company to classify financial instruments (but for those measured net asset value ("NAV")) into a three-level hierarchy, based on the priority of inputs to the valuation

        The Company's investments in affiliated private investment companies are valued, at NAV, without adjustment, as the asset valuations of the investments are calculated in a manner consistent with GAAP for investment companies. The fair value of the investments held in NAV investments totaled $19,273 for the year ended December 31, 2016.

  Income Taxes

        The Company is treated as a partnership for Federal and state income tax purposes. Consequently, members are taxed individually on their proportionate share of the Company's income or losses. The Company's net income or loss is allocated among the members in accordance with the Company's operating agreement. Therefore, the consolidated financial statements do not reflect a provision for income taxes.

        The Company accounts for the effect of any uncertain tax positions based on a "more likely than not" threshold to the recognition of the tax positions being sustained based on the technical merits of

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Nature of Business and Summary of Significant Accounting Policies (Continued)

the position under scrutiny by the applicable taxing authority. If a tax position or positions are deemed to result in uncertainties of those positions, the unrecognized tax benefit is estimated based on a "cumulative probability assessment" that aggregates the estimated tax liability for all uncertain tax positions. Interest and penalties assessed, if any, are accrued as income tax expense. The Company has identified its tax status as a partnership electing to be taxed as a pass through entity as a tax position; however, the Company has determined that such tax position does not result in an uncertainty requiring recognition.

        In addition to its tax status, the Company has other tax positions that have been determined to be highly certain, and therefore, no reserve for unrecognized tax liability is deemed necessary. The Company is not currently under examination by any taxing jurisdiction. The Company's Federal and state income tax returns are generally open for examination for the past 3 years.

  Revenue Recognition

        The Company charges management fees on a quarterly basis in advance or arrears for its investment advisory, consulting fees, and other fees based on a percentage of assets under management. Accordingly, management recognizes advisory fees as revenue as the services are performed as long as there is: (1) evidence of an arrangement; (2) a fixed or determinable fee; and (3) reasonable assurance of collectability. Amounts received in advance of the service period are deferred until earned. Additionally, the Company earns performance fees based on the performance of underlying assets. Performance fees are recognized when they are earned.

  Guaranteed Payments to Members

        Guaranteed payments to members that are intended as compensation for services rendered are accounted for as expenses of the Company rather than allocations of Company's net income. Included in guaranteed payments were profit distributions of approximately $19,259,000 for the year ended December 31, 2016.

  Advertising Expenses

        The Company expenses advertising and related costs as they are incurred. These expenses for the year ended December 31, 2016 were $475,775.

  Customer Accounts

        The Company's customer account balances are carried directly on the books and records of various custodians. As such, those amounts are not included in these consolidated financial statements.

  Use of Estimates

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements used and the reported amounts of revenues and expenses during the period. Significant estimates include the useful lives of depreciable

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Nature of Business and Summary of Significant Accounting Policies (Continued)

assets, valuation of accounts receivable, reserve for uncollectible due from affiliates, and fair value of investments. Actual results could differ from those estimates.

  Reclassifications

        During 2016, the Company adopted Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") No. 2015-03, Interest-Imputation of Interest (Subtopic 835-30)—Simplifying the Presentation of Debt Issuance Costs, and debt issuance costs are now presented as a reduction of debt on the financial statements.

        During 2016, the Company adopted, FASB ASU 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities that Calculate Net Asset Value per Share (or its Equivalent) and investments valued at NAV are no longer categorized within the fair value hierarchy. Since ASU 2015-07 will only impact the Company's disclosures, adoption will not affect the Company's financial condition, results of operations, or cash flows.

  Subsequent Events

        The Company has evaluated subsequent events through April 27, 2017, the date the consolidated financial statements were issued.

Note 2—Property and Equipment, Net

        At December 31, 2016, property and equipment, net consisted of the following:

Software	$1,496,346
Equipment	917,047
Furniture and fixtures	391,789
Leasehold improvements	539,825

3,345,007
Less accumulated depreciation	2,681,487

Property and equipment, net	$663,520

Note 3—Fair Value and Investments

        At December 31, 2016, investments consist of investments in private investment companies managed by the Company totaling $19,273.

        Gains and losses from these investments are allocated to the Company in accordance with their ownership percentage. During 2016, the Company redeemed a portion of their investments for proceeds of $302 and recognized a realized gain of $54 on the redemption. Unrealized gains on investments of $68 for the year ended December 31, 2016 are reported as separate components of comprehensive income.

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Commitments

  Leases

        The Company has an agreement to lease office space in Boston through September 2017. At December 31, 2016, the lease calls for monthly lease payments of $60,409, which are adjusted on the anniversary date of the lease each year. The Company is also required to make additional monthly payments of $3,100 for an advance received for construction costs incurred upon commencement of the lease. In addition to minimum monthly lease payments, the lease requires payment of a proportionate share of annual operational costs. Additionally, the Company exercised an option to lease additional office space at the same location at similar rates effective April 2015 through September 2017.

        During 2013, the Company entered into a sublease agreement with a related party, Stone Point Capital LLC ("Stone Point"), for office space located in New York City through October 2018. At December 31, 2016, the lease calls for monthly lease payments of $22,754, which is to be adjusted in 2017. In addition to minimum monthly lease payments, the lease requires payment of a proportionate share of annual operational costs.

        During 2015, the Company entered into a lease agreement for office space in Boston beginning 2017 through 2030. Upon commencement of the lease, the monthly payment required will be $114,494 for the first six years of the lease after which it will be adjusted.

        The Company has two equipment leases that expire in 2018 with total monthly payments due of approximately $1,047.

        As of December 31, 2016, the future minimum rental commitments are as follows:

2017	$1,527,137
2018	1,626,347
2019	1,373,925
2020	1,373,925
2021	1,373,925
Thereafter	12,754,604

Total minimum lease payments	$20,029,863

        The Company recognizes rent expense on a straight-line basis over the lease term. The difference between rental payments made under the lease and rent expense calculated on the straight-line basis is recorded on the balance sheet as deferred rent. For the year ended December 31, 2016, rent expense was $1,304,011.

  Letters of Credit

        In conjunction with two of the Company's leases for office space, the Company has letters of credit outstanding at December 31, 2016 with a bank in the amounts of $250,000 and $995,205, in lieu of providing a security deposit to the landlord. The $250,000 letter of credit, which expires on December 30, 2017, is backed in full with cash deposits held by the bank, which is recorded as restricted cash at December 31, 2016. The $995,205 letter of credit was issued during 2015 and is backed by availability under the line of credit (Note 5) and expires December 1, 2029.

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Commitments (Continued)

  Expense Reimbursement Agreement

        The Company has entered into an expense limitation agreement with an investment fund under common control (the "Fund"). The agreement requires the Company to absorb ordinary operating expenses of the Fund to the extent necessary so that the annual operating expenses of the Fund do not exceed its expense limit, which is 2.5% of assets under management. If, at a future date, the operating expenses of the Fund are less than its expense limit, the Company shall be entitled to reimbursement of the prior amount of expenses paid for up to a three-year period from when the expenses were paid. During 2016, the Company and the board of directors of the Fund have mutually agreed to close the Fund and cease all collections on remaining amounts due from the Fund. All outstanding amounts due from the Fund were recognized as expense during 2016. For the year ended December 31, 2016, the Company incurred expenses of $231,874 associated with this receivable.

Note 5—Debt

  Long-Term Debt

        During July 2014, the Company entered into a $30,000,000 term loan with a bank. The proceeds were distributed to members, net of closing costs and the repayment of existing debt. Interest is payable monthly equal to the Prime Rate less 0.25% (3.50% at December 31, 2016). Principal payments are due in the amount of $1,104,059 on January 30th and October 31st each year and $2,215,171 is due on July 31st each year through the maturity date of July 2, 2021. Additionaly, during 2016 the Company made an additional principal payment of $388,481, which represented proceeds of the debt returned by individuals who are no longer members of the Company (Note 6). All of the Company's assets are pledged as collateral against the long-term debt.

        During November 2016, the Company entered into a term loan with a bank in the principal amount of $3,500,000. The Company can request borrowings on this loan up to the principal through August 21, 2017. Interest is payable monthly equal to the greater of the Prime Rate less 0.625% or 1.50% (3.13% at December 31, 2016). The loan will mature on November 21, 2023. The proceeds of this loan are to be used for the purpose of the build-out of the new Boston office space to be occupied in 2017 (Note 4). As of December 31, 2016, no amounts have been borrowed on this loan. The long-term debt agreement contains certain restrictive covenants, which the Company was in compliance with at December 31, 2016.

        As of December 31, 2016, future principal maturities on long-term debt are as follows:

2017	4,423,289
2018	4,423,289
2019	4,423,289
2020	4,423,289
2021	1,819,639

Total	19,512,795
Less current portion of long-term debt	(4,423,289)
Less debt issuance costs	(201,713)

Long-term debt, net	$14,887,793

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Debt (Continued)

        Interest expense was $731,958 for the year ended December 31, 2016.

        The Company has a revolving line of credit with a financial institution with a principal amount of $6,000,000. During May 2015, the line of credit was modified to allow the Company to execute letters of credits in aggregate amounts up to an additional $1,000,000. All letters of credit subsequently issued will reduce the amount of the commitment by the aggregate face amount of such letters of credit and all payments made by the financial institution in connection with the letter of credit will constitute an advance on the line of credit. During September 2015, the line of credit was modified again to increase the principal amount to $6,000,000. The maturity date is November 21, 2017. Management intends to extend the line of credit under similar terms in advance of its expiration. Available borrowings on the line of credit were $5,004,795 at December 31, 2016. The revolving line of credit charges interest at the LIBOR plus 2.25% (3.10% at December 31, 2016). The revolving line of credit is collateralized by all assets of the Company. The revolving line of credit agreement contains certain restrictive covenants, which the Company was in compliance with at December 31, 2016.

Note 6—Members' Equity

        Pursuant to the second amended and restated limited liability agreement of the Company dated January 29, 2013 the Company had the authority to issue 21,763,199 shares consisting of the following: 20,000,000 Common Shares, 1,000,000 Series A Preferred Shares and 763,199 Incentive Shares.

        During October 2012, Stone Point, via Trident SCS Holdings, Inc., acquired a minority equity stake in the Company through the purchase of 3,610,694 Restricted Class A Common Shares. Stone Point is a private equity firm, which makes investments in businesses within the global financial services industry. Stone Point provides investment advisory services directly and through certain affiliated entities to five private equity funds—the Trident Funds—including Trident V, LP fund, through which the investment in SCS Financial was made. As part of the transaction, Stone Point obtained one board seat on the Company's Board of Directors.

        During July 2014, the Company paid out discretionary distributions to all members of participating shares. Such distributions were paid out with the proceeds received on the long term debt agreement entered into in 2014 (see Note 5) and is subject to repayment from members who are also employees of the Company in the event that their employment terminates prior to the Company's repayment of all amounts outstanding on the debt. During the year ended December 31, 2016, there were two members that were also employees that terminated employment with the Company and as a result paid a total of $388,481 as contributions to the Company as repayment of the respective portions of this distribution that were due back.

        Pursuant to the third amended and restated limited liability agreement of the Company dated August 29, 2013 (the "Agreement"), the Company has the authority to issue 29,137,418 shares consisting of the following: 26,500,000 Common Shares, 1,000,000 Preferred Shares and 1,637,418 Incentive Shares. The Agreement states that in the event that the Company issues any Class B Common shares, the Company shall immediately issue Stone Point concurrently the number of Class A Common Shares necessary for Stone Point to maintain its minority stake. These additional shares issued also automatically increase the authorized number of Class A Common Shares pursuant to the Agreement. During 2015, as a result of a decrease in outstanding Class B Common shares, and in accordance with the Agreement, the Company decreased the amount of Class A shares issued and outstanding by 2,500, in order for Stone Point to maintain its minority stake. As described in the

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Members' Equity (Continued)

Agreement, this issuance automatically adjusted the authorized Common Shares to 26,835,998 at December 31, 2015. There were no adjustments to the Class A shares in 2016.

        The Company has repurchase rights with respect to outstanding shares. Each series of outstanding shares, except for series 12, has a minimum valuation that must be met in order for the outstanding shares to be redeemed for value. The fair value of outstanding shares at the time of purchase is determined by the Board of Directors of the Company by applying a valuation methodology consistent with industry standards, which takes into account the illiquid nature of the outstanding shares.

  Series A Preferred Shares

        The Agreement authorizes 1,000,000 preferred shares, which were designated by the Company as Series A Preferred Shares ("the Preferred Shares"). At December 31, 2016, 821,787 Preferred Shares were issued and outstanding.

        The holders of the Preferred Shares have the following rights:

          Dividends

        The holders of Preferred Shares shall be entitled to receive dividends when, and if, declared by the Board of Directors at the same rate as dividends declared for other participating shares. No dividends were declared for the year ended December 31, 2016.

          Voting

        The holders of Preferred Shares shall be entitled, pursuant to the Bylaws, to one vote for each share held by such member on any matter presented to the members for their action or consideration.

          Liquidation

        In the event of any liquidation, the holders of Series A preferred shares then outstanding shall be entitled to receive out of the net assets available for distribution to members, of the available amount after any distributable proceeds are allocated to certain members pursuant to the Agreement, prior and in preference to any other distribution, an amount equal to: (i) $2.00 per each Series A preferred share minus, (ii) any capital distributions paid prior to liquidation, plus (iii) any dividends declared but unpaid.

  Common Shares

        Pursuant to the Agreement, the Company has designated 8,390,998 common shares as restricted Class A common shares (the "Class A shares"), 13,445,000 common shares as restricted Class B common shares (the "Class B shares") and 5,000,000 common shares as restricted Class C common shares (the "Class C shares").

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Members' Equity (Continued)

        The holders of the Common Shares have the following rights:

          Dividends

        The holders of Common Shares shares shall be entitled to receive dividends when, and if, declared by the Board of Directors at the same rate as dividends declared for other participating shares. No dividends were declared for the year ended December 31, 2016.

          Voting

        The holders of Common Shares shall be entitled, pursuant to the Bylaws, to one vote for each share held by such member on any matter presented to the members for their action or consideration.

          Liquidation

        In the event of any liquidation, the holders of Common Shares shall be entitled to participate with each other class and series of common shares, each class and series of preferred shares and each class and series of incentive shares in any capital distribution or any distribution in connection with the liquidation of the Company pursuant to the provisions of the Agreement.

  Restricted Class A Common Shares

        At December 31, 2016, 3,946,692, shares were issued and outstanding.

  Restricted Class B Common Shares

        Of the total designated Class B shares, 11,538,299 were designated as Series I through Series XIII, of which 11,097,726 Shares are issued and outstanding at December 31, 2016. The Class B shares vest over a period of four years from vesting commencement date, except for the Series XII shares which have no vesting requirement. At December 31, 2016, 11,085,837 of the issued and outstanding Class B Common Shares are vested.

        Effective January 1, 2014 the Company implemented the 2014 Employee Share Purchase Plan (the "Purchase Plan"). The plan is intended to allow for the purchase and ownership of Class B Common Shares of the Company by certain employees of the Company as an employment incentive. The Board of Directors of the Company have the authority under the Purchase Plan to determine the number of shares to be offered for purchase and to any one employee, determine the fair market value of the shares offered for purchase adopt rules and regulations for carrying out the Purchase Plan. The shares available for purchase under the Purchase Plan shall be newly issued Class B common shares and Class B common shares that have been redeemed, repurchased or acquired from members by the Company.

        The Company did not repurchase any shares under the Purchase Plan during the year ended December 31, 2016.

        During 2016, the Company recorded amortization of unearned compensation totaling $14,607 for the year ended December 31, 2016, which has been recorded in operating expenses in the consolidated statement of comprehensive income. Such expense was based on the fair value of the Series XI

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Members' Equity (Continued)

Common Shares (determined by management to be approximately $0.02 per share at the time of issuance). Series I through X were fully amortized prior to 2016.

  Restricted Class C Common Shares

        In connection with the opening of the Company's New York City office ("SCS NY") the Company established Class C shares. The Company designated 5,000,000 common shares as Class C shares, which will be tied to the performance of SCS NY and are mandatorily convertible to Class B shares based on a pre-determined schedule. Class C shares vest over a period of four years from the vesting commencement date. At December 31, 2016 1,334 of the issued and outstanding Class C Common Shares are vested.

          Series I Class C Common Shares

        During 2014, the Company issued 4,000 shares of Series I Class C shares for no proceeds. During 2016, the Company recorded amortization of unearned compensation totaling $40 for the year ended December 31, 2016, which has been recorded in operating expenses in the consolidated statement of comprehensive income. Such expense was based on the fair value of the Series I Class C shares (determined by management to be approximately $0.02 per share at the time of issuance).

          Series II Class C Common Shares

        During 2015, the Company issued 2,000 shares of Series I Class C shares for no proceeds. During 2016, in accordance with the Agreement, 667 of the unvested Series I Class C Common Shares converted to 7,742 unvested Class B Common Shares.

  Incentive Shares

        The holders of the Incentive Shares have the following rights:

          Dividends

        The holders of Incentive Shares shall be entitled to receive dividends when, and if, declared by the Board of Directors at the same rate as dividends declared for other participating shares provided; however, that the shares have become participating incentive shares in accordance with the terms of the Agreement. No dividends were declared for the year ended December 31, 2016.

          Voting

        The holders of Incentive Shares shall be entitled, pursuant to the Bylaws, to one vote for each share held by such member on any matter presented to the members for their action or consideration.

          Liquidation

        In the event of any liquidation, the holders of Incentive Shares shall be entitled to participate with each other class and series of common shares, each class and series of preferred shares and each class and series of incentive shares in any capital distribution or any distribution in connection with the liquidation of the Company pursuant to the provisions of the Agreement provided; however, that the shares have become participating incentive shares in accordance with the terms of the Agreement.

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Members' Equity (Continued)

        Of the total designated incentive shares, 1,167,500 were designated as Series I through Series IV, of which 1,091,719 shares are issued and outstanding at December 31, 2016. The Incentive shares vest over a period of four years from vesting commencement date. At December 31, 2016, 338,750 of the issued and outstanding Incentive Shares are vested.

        During the year ended December 31, 2016, 111,875 of the Series I Incentive Shares vested and 107,500 of the Series II Incentive Shares vested. As a result, the Company recorded amortization of unearned compensation totaling $4,388 for the year ended December 31, 2016, which has been recorded in operating expenses in the consolidated statement of comprehensive income. Such expense was based on the fair value of the Series I and Series II Incentive Shares (determined by management to be approximately $0.02 per share at the time of issuance). Additionally, the Company canceled 7,500 Series I Incentive Shares and 10,000 Series II Incentive Shares and reduced unearned compensation by $350 of unamortized unearned compensation on the canceled shares.

        During 2016, 367,500 Series IV Incentive Shares were issued for no proceeds and all were outstanding at December 31, 2016. Accordingly, the Company recorded $7,350 in unearned compensation during 2016. Such expense was based on the fair value of the Series IV Incentive Shares (determined by the Board of Directors to be approximately $0.02 per share at the time of issuance). None of the incentive shares for this series were vested as of December 31, 2016 and, therefore, no unearned compensation has been amortized.

Note 7—Concentrations of Credit Risk

        The Company maintains its cash in bank deposit accounts and a money market account, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

        Concentrations of credit risk with respect to receivables are limited due to the number of clients and their financial strength. At December 31, 2016, three clients account for approximately 47% of the accounts receivable balance.

        From time to time, the Company is subject to revenue concentration risks. For the year ended December 31, 2016 there were no revenue concentrations.

Note 8—Retirement Plan

        The Company has a defined contribution 401(k) plan, which covers substantially all of its employees. Contributions are determined annually by the Company's management. During 2016, the Company matched 100% of the first 3% and 50% of the next 2% of participant contributions. Contribution expense was approximately $401,000 for the year ended December 31, 2016.

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2016 AND 2017

	June 30,
	2016	2017
ASSETS
Current assets:
Cash and cash equivalents	$5,704,735	$5,678,507
Accounts receivable	2,628,349	2,211,564
Prepaid expenses and other current assets	489,653	1,156,491

TOTAL CURRENT ASSETS	8,822,737	9,046,562
Property and equipment, net	613,722	893,838
Restricted cash	250,000	250,000
Investments, at fair value	19,452	21,159
Due from affiliates and other assets	549,792	956,100

TOTAL ASSETS	$10,255,703	$11,167,659

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
Accrued compensation and distributions	$8,240,008	$9,624,095
Accounts payable and accrued liabilities	182,206	110,200
Deferred revenue	470,336	423,824
Current portion of long-term debt	4,423,289	4,423,289

TOTAL CURRENT LIABILITIES	13,315,839	14,581,408
Long-term debt, net	18,573,091	13,806,146
Deferred rent	189,769	35,365

TOTAL LIABILITIES	32,078,699	28,422,919

Members' deficit:
SCS Financial Services, LLC members' deficit:
Series A Preferred Shares, $.0001 par value; 1,000,000 shares authorized and 821,787 shares issued and outstanding at June 30, 2016 and 2017	87	87
Restricted Class A Common Shares, no par value; 8,390,998 shares authorized, 3,946,692 issued and outstanding at June 30, 2016 and 2017	—	—
Restricted Class B Common Shares, $.02 par value; 13,445,000 shares authorized and 11,089,984 and 11,097,726 shares issued and outstanding at June 30, 2016 and 2017, respectively	257,202	257,215
Restricted Class C Common Shares, $.02 par value; 5,000,000 shares authorized, 4,667 and 4,000 shares issued and outstanding at June 30, 2016 and 2017, respectively	93	80
Incentive Common Shares, $.02 par value; 1,637,418 shares authorized, 1,091,719 shares issued and outstanding at June 30, 2016 and 2017	21,834	21,834
Additional paid-in capital	3,952,962	3,952,962
Accumulated other comprehensive income	8,332	8,400
Unearned compensation	(34,174)	(15,139)
Accumulated deficit	(27,458,419)	(23,021,079)

TOTAL SCS FINANCIAL SERVICES, LLC MEMBERS' DEFICIT	(23,252,083)	(18,795,640)

Noncontrolling interest	1,429,087	1,540,380

TOTAL MEMBERS' DEFICIT	(21,822,996)	(17,255,260)

TOTAL LIABILITIES AND MEMBERS' DEFICIT	$10,255,703	$11,167,659

See accompanying notes to the condensed consolidated financial statements.

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

	Six Months Ended June 30,
	2016	2017
Revenue	$22,675,068	$24,721,933
Operating expenses:
Compensation and related expenses	18,239,045	20,598,734
General and administrative	2,579,980	2,520,426
Depreciation and amortization	123,303	114,719

Total operating expense	20,942,328	23,233,879

INCOME FROM OPERATIONS	1,732,740	1,488,054
Other income (expense):
Interest expense	(406,829)	(362,684)
Other income	508	3,905

NET INCOME	1,326,419	1,129,275
Less: Net income attributable to non-controlling interest	(66,161)	(66,161)

NET INCOME ATTRIBUTABLE TO SCS FINANCIAL SERVICES, LLC	$1,260,258	$1,063,114
Other comprehensive income:
COMPREHENSIVE INCOME ATTRIBUTABLE TO SCS FINANCIAL SERVICES, LLC	$1,260,258	$1,063,114

See accompanying notes to the condensed consolidated financial statements.

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' DEFICIT

SIX MONTHS ENDED JUNE 30, 2016 AND 2017

	Series A Preferred Shares		Restricted Class A Common Shares		Series I through XIII Restricted Class B Common Shares		Series I and II Restricted Class C Common Shares		Series I through IV Incentive Common Shares
												Accumulated Other Comprehensive Income
	Number of Shares	$0.0001 Amount	Number of Shares	No Par Value	Number of Shares	$0.02 and $10.85 Amount	Number of Shares	$0.02 Amount	Number of Shares	$0.02 Amounts	Additional Paid-in Capital		Unearned Compensation	Accumulated Deficit	Noncontrolling Interest	Total Members' Deficit
BALANCE, January 1, 2016	821,787	$87	3,946,692	$—	11,089,984	$257,202	4,667	$93	741,719	$14,834	$3,952,962	$8,332	$(27,174)	$(29,107,158)	$1,362,926	$(23,537,896)
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	1,260,258	66,161	1,326,419

COMPREHENSIVE INCOME																1,326,419
Series I Incentive Common Shares canceled	—	—	—	—	—	—	—	—	(7,500)	(150)	—	—	150	—	—	—
Series II Incentive Common Shares canceled	—	—	—	—	—	—	—	—	(10,000)	(200)	—	—	200	—	—	—
Issuance of Series III Incentive Common Shares	—	—	—	—	—	—	—	—	367,500	7,350	—	—	(7,350)	—	—	—
Contributions	—	—	—	—	—	—	—	—	—	—	—	—	—	388,481	—	388,481

BALANCE, June 30, 2016	821,787	$87	3,946,692	$—	11,089,984	$257,202	4,667	$93	1,091,719	$21,834	$3,952,962	$8,332	$(34,174)	$(27,458,419)	$1,429,087	$(21,882,996)

BALANCE, January 1, 2017	821,787	$87	3,946,692	$—	11,097,726	$257,215	4,000	$80	1,091,719	$21,834	$3,952,962	$8,400	$(15,139)	$(24,084,193)	$1,474,219	$(18,384,535)
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	1,063,114	66,161	1,129,275

COMPREHENSIVE INCOME																1,129,275
BALANCE, June 30, 2017	821,787	$87	3,946,692	$—	11,097,726	$257,215	4,000	$80	1,091,719	$21,834	$3,952,962	$8,400	$(15,139)	$(23,021,079)	$1,540,380	$(17,255,260)

See accompanying notes to the condensed consolidated financial statements.

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

	Six Months Ended June 30,
	2016	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,326,419	$1,129,275
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	123,303	114,719
Amortization of debt issuance costs	22,413	22,413
Changes in:
Accounts receivable	(420,717)	1,033,620
Prepaid expenses and other assets	205,398	(16,537)
Restricted cash	40,000	—
Accounts payable and accrued liabilities	(153,236)	(420,737)
Accrued compensation	3,380,781	3,472,045
Deferred revenue	470,336	423,824
Deferred rent	(12,558)	(79,061)

Net cash provided by operating activities	4,982,139	5,679,561

CASH FLOWS FROM INVESTING ACTIVITIES:
Redemptions of investments	—	114
Purchase of investments	(2,999)	(2,000)
Purchases of property and equipment	(302,773)	(345,037)

Net cash used in investing activities	(305,772)	(346,923)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due from affiliates and other assets	(92,293)	(482,626)
Repayments on long-term debt	(1,104,059)	(1,104,060)
Contributions	388,481	—

Net cash used in financing activities	(807,871)	(1,586,686)

INCREASE IN CASH AND CASH EQUIVALENTS	3,868,496	3,745,952
Cash and cash equivalents, beginning of period	1,836,239	1,932,555

CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,704,735	$5,678,507

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest	$386,968	$340,271

See accompanying notes to the condensed consolidated financial statements.

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of Business and Summary of Significant Accounting Policies

        SCS Financial Services, LLC and Subsidiaries (the "Company"), a Delaware Limited Liability Company, commenced operations on October 1, 2002. The Company is a wealth management firm offering investment management services in both traditional and alternative categories. Other services include tax, trust and estate planning, asset protection, and philanthropic strategy. SCS Capital Management, LLC ("SCS Capital"), is registered as an Investment Advisor with the Securities and Exchange Commission, subject to the Investment Advisor Act of 1940. All investment advisory services of the Company are contracted with SCS Capital.

        During 2012, the Company established a majority owned subsidiary, SCS Financial Partners, LLC ("SCS Partners"). SCS Partners was established to provide investment management solutions to other investment advisers. SCS Financial Services, LLC has a 91% ownership interest in SCS Partners, with the remaining 9% interest held by outside investors. The portion of SCS Partners held by outside investors is accounted for as a non-controlling interest in the consolidated financial statements.

        The Company had a long-term debt agreement with a bank, which financed the purchase of certain outstanding shares of common and preferred stock in 2010. In the event that future revenue growth is not sufficient to service the debt, management will make the required debt service payments before discretionary distributions are made.

  Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial statements and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, considered necessary for fair presentation have been included. The unaudited condensed consolidated interim financial statements include the accounts of SCS Financial Services, LLC, its wholly owned subsidiary, SCS Capital, and its majority owned subsidiary, SCS Partners. Capital contributions and allocation of income related to the portion of SCS Partners held by outside investors is accounted for as a non-controlling interest in these unaudited condensed consolidated financial statements. Intercompany transactions and balances have been eliminated in consolidation. These unaudited condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto for the year ended December 31, 2016.

  Use of Estimates

        The preparation of the unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements used and the reported amounts of revenues and expenses during the period. Significant estimates include the useful lives of depreciable assets, valuation of accounts receivable, reserve for uncollectible due from affiliates, and fair value of investments. Actual results could differ from those estimates.

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Nature of Business and Summary of Significant Accounting Policies (Continued)

  Subsequent Events

        The Company has evaluated subsequent events through April 20, 2018. During July 2017, the Company was acquired by Focus Financial Partners, LLC. In conjunction with this transaction, all of the Company's debt was paid in full.

Note 2—Debt

  Long-Term Debt

        During July 2014, the Company entered into a $30,000,000 term loan with a bank. The proceeds were distributed to shareholders, net of closing costs and the repayment of existing debt. Interest is payable monthly equal to the Prime Rate less 0.25% (4.0% at June 30, 2017). Principal payments were due in the amount of $1,104,059 on January 30th and October 31st each year and $2,215,171 was due on July 31st each year through the maturity date of July 2, 2021. All of the Company's assets were pledged as collateral against the long-term debt.

        As of June 30, 2017, the calendar year principal maturities on long-term debt are as follows:

2017	3,319,230
2018	4,423,289
2019	4,423,289
2020	4,423,289
2021	1,819,638

Total	18,408,735
Less current portion of long-term debt	(4,423,289)
Less debt issuance costs	(179,300)

Long-term debt	$13,806,146

        Interest expense was $384,416 and $340,271 for the six months ended June 30, 2016 and 2017, respectively.

  Revolving Line of Credit

        The Company had a revolving line of credit with a financial institution with a principal amount of $6,000,000. During May 2015, the line of credit was modified to allow the Company to execute letters of credits in aggregate amounts up to an additional $1,000,000. All letters of credit subsequently issued reduce the amount of the commitment by the aggregate face amount of such letters of credit and all payments made by the financial institution in connection with the letter of credit constitute an advance on the line of credit. During September 2015, the line of credit was modified again to increase the principal amount to $6,000,000. The maturity date was November 21, 2017. Available borrowings on the line of credit were $6,000,000 at June 30 2017. The revolving line of credit charged interest at the LIBOR plus 2.25%. The revolving line of credit was collateralized by all assets of the Company. All of the above indebtedness was paid in full in July 2017 (see Note 1 Subsequent Events).

SCS FINANCIAL SERVICES, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Concentrations of Credit Risk

        The Company maintains its cash in bank deposit accounts and a money market account, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

        Concentrations of credit risk with respect to receivables are limited due to the number of clients and their financial strength. At June 30, 2016 and 2017, three clients account for approximately 67% and four clients account for approximately 68% of the accounts receivable balance, respectively.

        From time to time, the Company is subject to revenue concentration risks. For the six months ended June 30, 2016 and 2017, there were no revenue concentrations.

GLOSSARY

        The following terms are used throughout this prospectus:

        Appropriate Conversion Number.    A number of common units equal to (i) the number of such incentive units times the gross IPO price, minus the aggregate hurdle amount of such incentive units, divided by (ii) the gross IPO price.

        Blockers.    Direct or indirect owners of preferred units that are treated as corporations for U.S. federal income tax purposes.

        Commission-based.    Commission-based revenue is derived from commissions paid by clients or payments from third parties for sales of investment or insurance products.

        Continuing Owners.    Existing owners who will hold common units or incentive units in Focus LLC after the reorganization transactions, including common units converted from preferred units.

        Exchanging Owners.    The term we use to refer to mandatorily exchanging owners, optionally exchanging owners and PE exchanging owners, together.

        Existing Owners.    The owners of the existing equity interests in Focus LLC, which primarily include affiliates of our private equity investors, members of management, current and former principals and current and former employees of us and our partner firms.

        Fee-based.    Fee-based services are those for which a partner firm primarily charges a fee directly to the client for wealth management services or recordkeeping and administration services rather than being primarily compensated through commissions from third parties for recommending financial products.

        Fiduciary Duty.    A fiduciary duty is a legal duty to act in another party's interests, with utmost good faith, to make full and fair disclosure of all material facts and to exercise all reasonable care to avoid misleading clients.

        GAAP.    Accounting principles generally accepted in the United States of America.

        Gross IPO Price.    The initial public offering price per share of Class A common stock.

        High Net Worth.    High net worth individuals are generally defined in the financial industry as those with liquid financial assets, excluding primary residence, in excess of $1 million.

        Hybrid RIA Firm.    A hybrid RIA firm is an advisor that can act either in a fiduciary-based advisory capacity or a suitability-based broker capacity.

        Lift Out.    The circumstance when a group of wealth management professionals, already working as a team, seeks to leave their current employer and join another employer or start their own RIA firm.

        Mandatorily Exchanging Owners.    Existing owners who are accredited investors and hold fewer than 85,000 common units and incentive units in the aggregate.

        Net IPO Price.    The initial public offering price per share of Class A common stock, less the underwriting discount.

        Open Architecture.    An investment platform that grants clients access to a wide range of investment funds and products offered by third parties. By contrast, a closed architecture is an investment platform that grants clients access only to proprietary investment funds and products.

A-1

        Optionally Exchanging Owners.    Existing owners who are accredited investors, hold 85,000 or more common units and incentive units in the aggregate and elect to exchange all or a portion of their remaining common units and incentive units.

        Partnership.    The term we use to refer to our business and relationship with our partner firms. It is not intended to describe a particular form of legal entity or a legal relationship.

        Partner Firm.    The term we use to refer to our consolidated subsidiaries engaged in wealth management and related services, the businesses of which are typically managed by the principals.

        PE exchanging owners.    Existing owners affiliated with certain of our private equity investors that will transfer a portion of their common units to Focus in exchange for an equal number of shares of Class A common stock.

        Principals.    The term we use to refer to the wealth management professionals who manage the businesses of our partner firms pursuant to the relevant management agreement.

        Private Equity Investors.    The term we use to refer to Stone Point Capital LLC, KKR and Centerbridge Partners, L.P.

        Recurring Fees.    Fees for services charged to a client on a regular ongoing basis so long as such services are provided.

        Registered Investment Advisor or RIA.    A firm that is registered with the SEC pursuant to the Advisers Act.

        Wealth Management.    Comprehensive professional services that combine investment advice, financial and tax planning, consulting, tax return preparation, family office services and other services that help clients achieve their objectives regarding accumulation, preservation and distribution of long-term wealth.

        Wirehouse.    Brokerage firm that provides a full range of investment, research, trading and wealth management services to clients. The term originated prior to the advent of modern wireless communications, when brokerage firms were connected to their branches primarily through telephone and telegraph wires.

A-2

        Through and including                        , 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

            Shares

Focus Financial Partners Inc.

Class A Common Stock

P R E L I M I N A R Y    P R O S P E C T U S

Goldman Sachs & Co. LLC

BofA Merrill Lynch

KKR

BMO Capital Markets

RBC Capital Markets

SunTrust Robinson Humphrey

Keefe, Bruyette & Woods
                               A Stifel Company

Raymond James

William Blair

                        , 2018

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth an itemized statement of the amounts of all expenses (excluding the underwriting discount and commissions, and excluding the $9.8M costs associated with the 2017 delayed offering) payable by us in connection with the registration of the Class A common stock offered hereby. With the exception of the SEC registration fee and the FINRA filing fee, the amounts set forth below are estimates.

SEC registration fee	$	*
FINRA filing fee		*
NASDAQ listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*
To be provided by amendment

Item 14.    Indemnification of Directors and Officers

        Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        Our amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except liability:

  •
  for any breach of the director's duty of loyalty to our company or our shareholders;

  •
  for any act or omission not in good faith or that involve intentional misconduct or knowing violation of law;

  •
  under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the fullest extent permitted by the DGCL.

        In addition, we have entered into indemnification agreements with our current directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.

        We intend to maintain liability insurance policies that indemnify our directors and officers against various liabilities, including certain liabilities under arising under the Securities Act and the Exchange Act, which may be incurred by them in their capacity as such.

        Also, our directors nominated by Stone Point and KKR may be indemnified by such entities on a secondary basis and covered by insurance policies maintained by such firms.

        The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of our directors and officers by the underwriters against certain liabilities arising under the Securities Act or otherwise in connection with this offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities

        On October 5, 2015, the registrant issued 10 shares of its Class A common stock, par value $0.01 per share, to Mr. Adolf in exchange for $100. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

Item 16.    Exhibits and Financial Statement Schedules

        (a)

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement

3.1	*	Form of Amended and Restated Certificate of Incorporation of Focus Financial Partners Inc.

3.2	*	Form of Amended and Restated Bylaws of Focus Financial Partners Inc.

4.1	*	Form of Registration Rights Agreement

5.1	*	Form of Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

10.1	*	Form of Fourth Amended and Restated Operating Agreement of Focus Financial Partners, LLC

10.2	*	Form of Tax Receivable Agreement with Private Equity Investors

Exhibit Number		Description
10.3	*	Form of Tax Receivable Agreement with Non-Private Equity Investors

10.4	*	Form of Nomination Agreement with Stone Point Capital LLC

10.5	*	Nomination Agreement with Kohlberg Kravis Roberts & Co. L.P.

10.6	*†	Form of Focus Financial Partners Inc. 2018 Omnibus Incentive Plan

10.7		First Lien Credit Agreement, dated as of July 3, 2017 among Focus Financial Partners, LLC, the Lenders party thereto, Bank of America, N.A., as revolver administrative agent for the Lenders, Swing Line Lender, L/C Issuer and Royal Bank of Canada as term administrative agent for the Lenders.

10.8		Amendment No. 1 to First Lien Credit Agreement, dated as of January 17, 2018 among Focus Financial Partners, LLC, Royal Bank of Canada as term administrative agent and collateral agent and the Lenders party thereto.

10.9		Amendment No. 2 to First Lien Credit Agreement, dated as of March 2, 2018 among Focus Financial Partners and LLC Royal Bank of Canada, as term administrative agent and collateral agent.

10.10		Amendment No. 3 to First Lien Credit Agreement, dated as of April 2, 2018 among Focus Financial Partners and LLC Royal Bank of Canada, as term administrative agent and collateral agent.

10.11		Second Lien Credit Agreement, dated as of July 3, 2017 among Focus Financial Partners, LLC, the Lenders party thereto, Royal Bank of Canada, as administrative agent for the Lenders and Collateral Agent.

10.12		Amendment No. 1 to Second Lien Credit Agreement, dated as of March 2, 2018 among Focus Financial Partners, LLC and Royal Bank of Canada, as administrative agent for the Lenders and collateral agent.

10.13	*†	Amended and Restated Employment Agreement between Ruediger Adolf and Focus Financial Partners, LLC

10.14	*†	Amended and Restated Employment Agreement between Rajini Sundar Kodialam and Focus Financial Partners, LLC

10.15	*†	Amended and Restated Employment Agreement between James Shanahan and Focus Financial Partners, LLC

10.16	*†	Form of Incentive Unit Award Agreement pursuant to the Focus Financial Partners, LLC Operating Agreement dated as of July 3, 2017, as amended

10.17	*†	Form of Restricted Unit Award Agreement pursuant to the Focus Financial Partners, LLC Operating Agreement dated as of July 3, 2017, as amended

10.18	*	Form of Indemnification Agreement

21.1	*	List of Subsidiaries of Focus Financial Partners Inc.

23.1		Consent of Deloitte & Touche LLP

23.2		Consent of Mayer Hoffman McCann P.C.

23.3	*	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto)

23.4		Consent of Cerulli Associates, Inc.

Exhibit Number	Description
23.5	Consent of IBISWorld Inc.

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Consent of Director Nominee, Fayez S. Muhtadie

99.2	Consent of Director Nominee, Christopher J. Harrington

99.3	Consent of Director Nominee, Rajini Sundar Kodialam

99.4	Consent of Director Nominee, James D. Carey

99.5	Consent of Director Nominee, Deborah D. McWhinney

99.6	Consent of Director Nominee, Noah Gottdiener

*
To be filed by amendment.

†
Compensatory plan or arrangement.

        (b)   Financial Statement Schedules. Financial statement schedules are omitted because the required information is not applicable, not required or included in the financial statements or the notes thereto included in the prospectus that forms a part of this registration statement.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 24, 2018.

FOCUS FINANCIAL PARTNERS INC.
By:	/s/ RUEDIGER ADOLF
	Name:	Ruediger Adolf
	Title:	Chief Executive Officer

        Each person whose signature appears below appoints Ruediger Adolf and James Shanahan, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities on May 24, 2018.

Signature	Title

/s/ RUEDIGER ADOLF Ruediger Adolf	Chief Executive Officer and Chairman (Principal Executive Officer)
/s/ JAMES SHANAHAN James Shanahan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)